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As filed with the Securities and Exchange Commission on June 10, 2008

Registration Statement No. 333-142635

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 5 to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONSONUS TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3572 (Primary Standard Industrial Classification Code Number)	45-0547710 (I.R.S. Employer Identification No.)
301 Gregson Drive Cary, North Carolina 27511 (919) 379-8000 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

Michael G. Shook
Chief Executive Officer
Consonus Technologies, Inc.
301 Gregson Drive
Cary, North Carolina 27511
(919) 379-8000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
John Randall Lewis Wilson Sonsini Goodrich & Rosati, Professional Corporation One Market Street Spear Tower, Suite 3300 San Francisco, California 94105-1126 (415) 947-2000	Brian Pukier Ian Putnam Stikeman Elliott LLP Commerce Court West Suite 5300 199 Bay Street Toronto, Ontario Canada M5L 1B9 (416) 869-5500	Joris Hogan Kevin Morris Torys LLP 237 Park Avenue New York, New York 10017 (212) 880-6000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.000001 par value per share	$34,500,000	$1,355.85
(1)
Estimated solely for the purposes of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes the shares available for purchase by the underwriters to cover over-allotments, if any.

(2)
Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.

(3)
We previously paid aggregate filing fees of $1,906.47 in connection with the filing of this Registration Statement.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART I
INFORMATION REQUIRED IN PROSPECTUS

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 10, 2008

3,000,000 Shares

CONSONUS TECHNOLOGIES, INC.

Common Stock

This is an initial public offering of shares of common stock of Consonus Technologies, Inc. We are offering for sale 3,000,000 shares of our common stock. It is currently estimated that the initial public offering price per share will be between $8.00 and $10.00.

No public market currently exists for our common stock. We have applied to have our common stock quoted on the Nasdaq Capital Market under the symbol "DCTI."

Investing in our common stock involves risks.
See "Risk Factors" beginning on page 11.

Neither the Securities and Exchange Commission nor any other state or foreign securities commission or regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Consonus Technologies, Inc.	$	$

The selling stockholders have granted the underwriters an over-allotment option, exercisable for a period of 30 days from the date of the closing of this offering, to purchase up to 450,000 additional shares of common stock (being 15% of the number of shares offered hereby) to cover over-allotments, if any.

The underwriters expect to deliver the shares on or about                        , 2008.

Merriman Curhan Ford & Co.

The date of this Prospectus is                        , 2008

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, unless otherwise indicated.

        Through and including                        , 2008 (the 40th day after the date of this prospectus), all dealers effecting transactions in shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

        For investors outside the United States and Canada, neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States and Canada. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

PROSPECTUS SUMMARY

            This summary highlights information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus. In particular, you should read the section entitled "Risk Factors" and our financial statements and the notes thereto included elsewhere in this prospectus.

 INFORMATION ABOUT THIS PROSPECTUS

            Unless the context otherwise requires, any references in this prospectus to "Consonus," "CTI," "we," "our," "us" and the "Company" refer to Consonus Technologies, Inc. and its subsidiaries, being Strategic Technologies, Inc., or "STI," and Consonus Acquisition Corp., or "CAC". Unless the context otherwise requires, financial information that relates to periods prior to the STI Merger is presented on a pro forma consolidated basis.

        In connection with the STI Merger, CAC's shares in its subsidiary, CTI, were canceled, and the shareholders of STI and CAC exchanged their respective shares for new shares of CTI. As CAC and CTI were under common control by Knox Lawrence International, LLC, or "KLI," at the time of the STI Merger, the financial statements of CAC and CTI have been combined at historical values as of the date of inception (March 31, 2005) of CAC. All references to CAC within the document refer to the combined historical financial statements of CAC and CTI prior to the STI Merger with CTI being the surviving entity.

        On January 8, 2008 we completed a reverse stock split whereby each 1.5 shares of our common stock were exchanged for 1 share of common stock. All CAC and CTI share amounts in this prospectus have been retroactively adjusted to give effect to this stock split.

OUR COMPANY

            We are a provider of IT infrastructure services and solutions, data center services and related managed services to the growing small and medium size business market in the East, Southeast and select markets in the Western part of the United States. Our highly secure and reliable data centers combined with our ability to offer a comprehensive suite of related IT infrastructure services gives us an ability to offer our clients customized solutions to address their critical needs of data center availability, data manageability, disaster recovery and data center consolidation as well as a variety of other related managed services.

        Our data center related services and solutions primarily enable business continuity, back-up and recovery, capacity-on-demand, regulatory compliance (such as email archiving), virtualization, and offer data center best practice methodologies and software as a service. Additionally, we provide managed hosting, maintenance and support for all of our solutions, as well as related professional and consulting services. We have a large and diverse customer base comprised of over 650 active customers in 38 states in the United States.

        We have chosen to focus on small and medium size business clients in under-served geographic markets. We define small and medium size businesses as (i) companies having between $50 million and $1 billion in annual revenue, (ii) companies with 300 to 2,000 employees, and (iii) regional and department-level offices of large enterprises.

Our History

            Our Company is the result of a merger with Strategic Technologies, Inc. which occurred on January 22, 2007, at which time, CAC and STI became our direct wholly-owned subsidiaries. Set forth below is a timeline summarizing the historical background of our Company and our subsidiaries. For a further description of the STI Merger and our history, see "Our Business – Our History."

Timeline of Key Dates	Description of Event
August 31, 1988	Incorporation of STI
February 22, 2000	STI acquires Path Tech Software Solutions, Inc.
October 17, 2001	STI acquires Allied Group, Inc.
March 31, 2005	Incorporation of CAC
May 2, 2005	CAC merges with Gazelle Technologies, Inc.
May 31, 2005	CAC acquires all of the assets of Consonus, Inc. from Questar InfoComm, Inc.
October 13, 2006	Incorporation of CTI
October 18, 2006	Execution of the agreement and plan of merger and reorganization by and among CAC and STI and certain other entities, as further described in "Our Business – Our History."
January 22, 2007	Consummation of the STI Merger; CAC and STI became CTI's direct wholly owned subsidiaries

        In connection with the STI Merger, CAC's shares in its subsidiary, CTI, were canceled, and the shareholders of STI and CAC exchanged their respective shares for new shares of CTI. As CAC and CTI were under common control by KLI at the time of the STI Merger, the financial statements of CAC and CTI have been combined at historical values as of the date of inception (March 31, 2005) of CAC. All references to CAC within the document refer to the combined historical financial statements of CAC and CTI prior to the STI Merger with CTI being the surviving entity.

Merger Rationale

            We believe that our merger with STI has created, or will create, benefits and synergies, including:

  •
  Margin expansion: owning our data centers allows us to operate independently from third party data center providers, if desired, and we expect this to increase our data center utilization by integrating both customer bases.

  •
  Broader service and solution offerings: our IT expertise enables us to provide end-to-end solutions to new and existing customers. The STI Merger has expanded our breadth of service offerings focused on the small and medium size business market. Our hardware and software implementation, configuration expertise and related consulting engagements allow us to offer a broad range of services to our customers.

  •
  New services and solutions: our broad operational platform enables the development of new services and solutions designed specifically for small and medium size businesses. For example, we now offer an Internet accessible, remote data back-up service and a real-time remote data replication service which are expected to enable rapid disaster recovery allowing customers to recover from system failures in hours rather than days. This solution was developed utilizing the data center facilities of CAC and the storage expertise of STI. This service was launched on June 1, 2007.

        By combining our data centers with STI provided solutions, which include data center best practices, infrastructure design, consulting services and product provisioning, we have created a comprehensive platform to serve the small and medium size business market as well as address an increasing demand for a single-source provider of data center services and solutions. In addition, the STI Merger provides us with cross-selling opportunities over a larger suite of products.

Our Services and Solutions

            We provide data center and IT infrastructure services and solutions to the growing small and medium size business market. Through CAC's and STI's combined 19 year history, we have developed a comprehensive set of data center-centric skills and capabilities. As a result of the STI Merger, we are now able to leverage this significant combined expertise through our two complementary business lines to deliver customized solutions to our clients on their premises or on a managed basis in our facilities.

        We provide our services and solutions through our two business lines:

  •
  Data center services and solutions: Our data center services and solutions include managed infrastructure, managed services, maintenance manager and managed bandwidth.

  •
  IT Infrastructure services and solutions: Our IT infrastructure services and solutions include professional and consulting services and hardware and software procurement and provisioning.

Business Strengths

            We believe our strengths can be attributed to several distinguishing factors, including:

  •
  Broad Service Offering:  Our comprehensive offering of data center and IT infrastructure services and solutions, which are packaged into "solution" sets, and our single-source service approach, distinguish us in the small and medium-sized business market.

  •
  Diverse and Loyal Customer Base:  Our large and diverse customer base consists of over 650 active customers in 38 states in the United States across several industries. No customer exceeded 5% of our consolidated pro forma revenue for the year ended December 31, 2007. We offer managed and hosting services to over 450 of our customers and historically experience very high renewal rates. Specifically, our renewal rate for the twelve months ended March 31, 2008 was approximately 93%.

  •
  Strategic Geographic Presence:  We focus on small to medium size businesses in underserved geographic markets where a local presence, broad resources and thought leadership are in demand.

  •
  Focus on High Growth IT Markets:  We look to capitalize on the growth trends in IT infrastructure and data center services, such as increased outsourcing of IT. The small and medium size business market is expected to experience higher growth than the overall market with respect to IT related services.

  •
  Attractive Business Model Leverage:  We believe there are significant opportunities to expand our margins with respect to many of our existing and new customers. All of our data center fixed costs, excluding depreciation, are sufficiently covered based on a current capacity utilization of approximately 74% as of April 30, 2008 for our three data centers. This includes our new data center in the Salt Lake City, Utah area (Presidents Data Center), but excludes our Metro Data Center, as its lease expired on May 31, 2008.

  •
  Recurring Revenues from Data Center Services and Solutions:  Revenue derived from our data center services and solutions provides a solid basis for long-term relationships with our customers resulting in strong recurring revenue for this component of our business, which represented approximately 35% of our consolidated pro forma revenues for the year ended December 31, 2007.

  •
  Experienced Management Team:  Our experienced and dedicated management team includes a core group of executives and senior managers who have, on average, approximately 22 years of industry experience. The current management team has successfully integrated our prior acquisitions and has achieved organic growth through both geographic expansion and new product offerings.

  •
  Established Relationships with Industry Leading Vendors:  Our relationships with leading technology vendors facilitate our ability to meet the IT needs of our customers. Our director and Chief Executive Officer is a member of the Sun Microsystems, Inc. Advisory Council and the Symantec Corporation National Council, and our director and Executive Vice-President of Channels and Alliances is a member of the BMC Software Inc. National Advisory Board. These advisory positions provide us with opportunities to expand our relationships with senior vendor management and align our business strategy with these important vendors.

Growth Strategy

            In addition to increasing penetration with existing customers and adding new clients, our strategy is to provide a comprehensive suite of IT infrastructure and data center services and solutions across our customer base. We will also seek to enhance our leadership position in the IT marketplace through the continued development of new services, further geographic expansion and through strategic acquisitions and partnerships, thus participating in industry consolidation on a regional basis. The key components of our growth strategy are:

  •
  Penetration of Existing Customer Base:  We currently have over 650 active customers. We believe that our enhanced service and solution offerings represent a significant opportunity to increase our revenue per customer. By cross selling our broad suite of services and solutions, our goal is to expand our share of our customers' IT expenditures. For example, recent cross-sell activities have resulted in new managed services contracts from our existing customers.

  •
  Development of New Solutions:  We are continuously developing new services and creating customized solution sets to meet our customers' evolving requirements. We collaborate with our customers, vendors, and industry analysts to create a highly targeted solution roadmap.

  •
  Organic Geographic Expansion:  We have grown our business in markets where small and medium size business concentration is high and competition is fragmented. We have developed a disciplined process of identifying, targeting and assessing new expansion opportunities.

  •
  Strategic Acquisitions:  We believe that we can accelerate our growth through strategic acquisitions of businesses that expand our solution set and geographic reach. Our senior management and board have considerable acquisition experience and have completed four acquisitions for our business.

Risk Factors

            Our ability to execute our growth strategy is subject to various risks, including those that are generally associated with operating in our industry. For example, disruptions or complications may arise since our integration plan for the combined business (post STI Merger) has only recently been operational, our larger customers may choose to in-source IT capabilities as a substitute for our services and solutions, and intense and growing competition from our competitors may subject us to negative pricing pressures. These factors and other factors may limit our ability to successfully execute our business strategy. Investing in our common stock involves substantial risk. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in our common stock.

Our Locations

            We are headquartered in Cary, North Carolina, with 11 regional sales offices in Atlanta, Georgia; Birmingham, Alabama; Charlotte, North Carolina; Ft. Lauderdale, Florida; Jacksonville, Florida; Glastonbury, Connecticut; Greenville, South Carolina; Knoxville, Tennessee; Nashville, Tennessee; Salt Lake City, Utah, and Rockville, Maryland. We operate three data center facilities in the Salt Lake City, Utah area (excluding our Metro Data Center which lease expired on May 31, 2008) and have contractual arrangements with data center facilities in Denver, Colorado; Cincinnati, Ohio; Boston, Massachusetts and Raleigh, North Carolina. See "Management's Discussion And Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Long-Term Debt."

COMPANY INFORMATION

            CTI is a Delaware corporation incorporated on October 13, 2006. Our principal executive offices are located at 301 Gregson Drive, Cary, North Carolina 27511. Our telephone number is (919) 379-8000. Our website address is www.consonus.com. Information on our website is not, and should not be deemed to be part of this prospectus, and is not being incorporated by reference herein.

        On January 22, 2007, we consummated a merger transaction, referred to as the STI Merger, with STI, CAC, and certain other entities. See "Our Business – Our History." CAC was incorporated on March 31, 2005 under the laws of the State of Delaware by its majority stockholder KLI, a private equity firm based in New York City. STI was incorporated on August 31, 1988 under the laws of the State of North Carolina.

        The following diagram illustrates the Company's organizational structure following this offering, excluding any exercise of the over-allotment option:

THIRD PARTY AND MANAGEMENT INFORMATION

            This prospectus includes market share information, industry data and forecasts obtained from independent industry publications, market research, surveys and other sources. Although we believe these sources to be reliable, we have not independently verified any of the data nor ascertained the underlying economic assumptions relied upon therein. Some data is also based on our management's knowledge of the industry and our estimates and assumptions relating to the industry, some of which are derived from our management's review of data from independent sources. Management's knowledge of the industry has been developed through its experience and participation in the industry. Our management believes that its knowledge of the industry is accurate and its estimates and assumptions are reasonable. However, certain of the information contained herein relating to the industry cannot be independently verified.

THE OFFERING

Offering	3,000,000 shares of common stock.
Shares outstanding after this offering	6,166,345 shares of common stock.
Use of proceeds
We intend to use the net proceeds for the repayment of certain indebtedness, certain advisory services relating to the STI Merger and for sales and marketing, research and development, working capital and other general corporate purposes, including acquisitions or investments.
You should read the discussion in the "Use of Proceeds" section of this prospectus for more information.
Offer price	Estimated to be between $8.00 and $10.00 per share.
Over-allotment option
The selling stockholders have granted the underwriters an over-allotment option, exercisable for a period of 30 days from the date of the closing of this offering, to purchase up to a total of 450,000 additional shares of common stock (being 15% of the number of shares offered hereby) solely to cover over-allotments, if any, and for market stabilization purposes. We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders as part of the over-allotment.
Dividend policy
We have never declared or paid any dividends on our common stock; however, the declaration and payment of future dividends is discretionary, and the amount, if any, will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.
Risk factors
You should read the "Risk Factors" section beginning on page 11 and the other information in this prospectus for a discussion of the factors that you should carefully consider before deciding to invest in our shares of common stock.
Proposed Nasdaq Capital Market symbol	DCTI

        The number of shares of common stock to be outstanding after this offering is based on the number of shares of common stock outstanding as of May 31, 2008. The shares of common stock reflect a reverse stock split that was approved by the board of directors of CTI in January 2008, whereby each 1.5 shares of common stock were exchanged for 1 share of common stock. These shares include: (i) 47,240 shares of common stock that we have reserved upon the vesting of the outstanding equity awards, as further described under "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger;" and (ii) the number of shares of common stock being issued in connection with this offering. This number does not include:

  •
  87,023 deferred shares of common stock issued on January 22, 2007 under the 2007 Equity Plan, as further described under "Management – Deferred Stock Agreements;"
  •
  28,628 shares of common stock reserved for future grant or issuance under the 2007 Equity Plan, as further described under "Management – New Equity Plan of the Company;"
  •
  outstanding options to purchase 164,127 shares of our common stock, at a weighted average exercise price of $24.33 per share, as further described under "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger and Options to Purchase Securities;" and

  •
  an outstanding warrant to purchase 231,514 shares of our common stock, at an exercise price of $0.00039 per share, as further described under "Description of Capital Stock – Warrant" and "Certain Relationships and Related Transactions – Warrant."

        Except as otherwise indicated in this prospectus, all of the information in this prospectus regarding shares of our common stock reflects no exercise or forfeiture of outstanding options and the warrant to purchase shares of our common stock as further described under "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger and Options to Purchase Securities," "Description of Capital Stock – Warrant" and "Certain Relationships and Related Transactions – Warrant."

REVERSE STOCK SPLIT

            We completed a reverse stock split whereby each 1.5 shares of our common stock were exchanged for 1 share of common stock on January 8, 2008. All CAC and CTI share amounts in this prospectus have been retroactively adjusted to give effect to this reverse stock split.

SUMMARY FINANCIAL INFORMATION

            The following table sets forth a summary of certain historical and unaudited pro forma consolidated financial information for CTI, CAC, and its predecessor, Consonus, Inc. for the periods indicated. The following summary historical and unaudited pro forma consolidated financial information should be read in conjunction with our financial statements and related notes and "Selected Financial Information," "Unaudited Pro Forma Condensed Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which are included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period.

        The statement of operations information for the year ended December 31, 2005 includes the audited statements of operations of a predecessor company, Consonus, Inc., for the period January 1, 2005 to May 30, 2005 and a successor company for the period May 31, 2005 to December 31, 2005 (CAC was incorporated on March 31, 2005, but did not buy the assets of Consonus, Inc. until May 31, 2005, and therefore this period only includes operations for the period May 31, 2005 to December 31, 2005). The balance sheet information as of December 31, 2005 has been derived from the audited financial statements of CTI.

        The statement of operations information for the years ended December 31, 2006 and 2007 and the balance sheet information as of such dates have been derived from the audited financial statements of CTI.

        The unaudited statement of operations information for the three months ended March 31, 2008 and the unaudited balance sheet information as of such date has been derived from the unaudited financial statements of CTI.

        The unaudited pro forma consolidated statement of operations information of CTI for the year ended December 31, 2007 is derived from such financial statement included elsewhere in this prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Data."

        Our unaudited pro forma condensed consolidated financial data has been prepared by applying pro forma adjustments to the historical financial statements of CTI, the historical financial statements of CAC and the historical financial statements of STI, which are included elsewhere in this prospectus.

        In connection with the STI Merger, CAC's shares in its subsidiary, CTI, were canceled, and the shareholders of STI and CAC exchanged their respective shares for new shares of CTI. As CAC and CTI were under common control by KLI at the time of the STI Merger, the financial statements of CAC and CTI have been combined at historical values as of the date of inception (March 31, 2005) of CAC. All references to CAC within this prospectus refer to the combined historical financial statements of CAC and CTI prior to the STI Merger with CTI being the surviving entity.

        On January 22, 2007, the STI Merger was effective. The acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations (SFAS 141)" and the acquired assets and liabilities were recorded at their estimated fair values. The purchase price was approximately $41.7 million consisting of 761,118 shares of our common stock, 231,514 warrants to purchase common stock, and 172,361 of stock options, assumption of $29.5 million in long-term debt, and acquisition related expenses of approximately $1.4 million. The estimated fair value of the equity instruments was approximately $10.8 million.

        The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2007 gives effect to the following transactions as if each had occurred on January 1, 2007:

  •
  the STI Merger, as discussed above and throughout this prospectus;

  •
  the issuance of 3,000,000 shares of our common stock in this offering at an assumed price of $9.00 per share, the mid-point of the range shown on the cover of this prospectus; and

  •
  the use of the proceeds we will receive as set forth in the "Use of Proceeds" section of this prospectus.

        The following table presents a summary of certain historical financial information and unaudited pro forma financial information of CTI, CAC and its predecessor (in thousands, including footnotes):

	Predecessor January 1 to May 30, 2005 (1)	Successor May 31 to December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007	Pro forma Year Ended December 31, 2007 (1)	Three Months Ended March 31, 2008
					(unaudited)	(unaudited)
Statement of operations information:
Revenues	$3,254	$5,010	$7,112	$101,039	$104,169	$25,127
Cost of revenues	1,122	1,655	2,698	73,209	75,596	17,501

Gross profit	2,132	3,355	4,414	27,830	28,573	7,626

Selling, general and administrative expenses (2)	1,012	1,375	2,383	24,876	26,034	6,669
Depreciation and amortization expense (3)	288	690	1,163	3,565	3,702	1,042
Acquisition related expenses and write-off of previously capitalized offering costs	–	–	198	–	–	5,924
Research and development expense	–	176	–	–	–	–

Total other operating expenses	1,300	2,241	3,744	28,441	29,736	13,635

Income (loss) from operations	832	1,114	670	(611)	(1,163)	(6,009)
Interest income (expense), net (4)	51	(600)	(1,133)	(4,035)	(3,153)	(1,070)
Other expense	(10)	–	–	–		–

Income (loss) before taxes	873	514	(463)	(4,646)	(4,316)	(7,079)
Income tax expense (benefit) (5)	363	173	(176)	303	740	–

Net income (loss)	$510	$341	$(287)	$(4,949)	$(5,056)	$(7,079)

Balance sheet information:
Cash and cash equivalents		$–	$–	$982		$1,557
Total assets		19,498	21,673	100,971		91,624
Long-term debt (including current portion)		14,356	13,717	43,121		44,506
Total liabilities		16,515	18,018	89,662		87,788
Stockholders' equity		2,983	3,655	11,309		3,836

(1)
No balance sheet data is presented.

(2)
For the unaudited pro forma consolidated statement of operations for the year ended December 31, 2007, a total of $(2,762) of pro forma adjustments were made to selling, general and administrative expenses including $67 adjustment for stock compensation expense incurred, $(1,791) adjustment to exclude compensation expense prior to the STI Merger in connection with the forgiveness of notes receivable from shareholders of STI, $(865) adjustment to remove acquisition related expenses incurred by STI prior to the STI Merger and $(173) adjustment to exclude compensation expense related to acceleration of vesting of stock options and the modification of the exercise price of certain options of STI immediately prior to the STI Merger.

  See "Unaudited Pro Forma Condensed Consolidated Financial Data", Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements, Note 4.

(3)
For the unaudited pro forma consolidated statement of operations for the year ended December 31, 2007, pro forma adjustments of $85 were made to depreciation and amortization expense related to the amortization of intangibles recorded in connection with the STI Merger.

  See "Unaudited Pro Forma Condensed Consolidated Financial Data", Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements, Note 4.

(4)
For the unaudited pro forma consolidated statement of operations for the year ended December 31, 2007, $1,120 adjustment to remove the interest expense associated with the notes payable of STI expected to be paid off with the proceeds of this offering.

  See "Unaudited Pro Forma Condensed Consolidated Financial Data", Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements, Note 4.

(5)
For the unaudited pro forma consolidated statement of operations for the year ended December 31, 2007, pro forma adjustments made to tax expense are $437 to reflect the incremental provision for state and federal taxes.

  See "Unaudited Pro Forma Condensed Consolidated Financial Data", Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements, Note 4.

RISK FACTORS

            Investing in our shares of common stock involves a high degree of risk. You should consider carefully the following factors and the other information in this prospectus before deciding to purchase any of our common stock. If any of the following risks actually occur, our business, financial condition, results of operations and cash flow could suffer materially and adversely. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to Our Business

Our business is the result of our merger with STI and the integration plan for the business has only recently been operational. If we are unsuccessful at implementing our integration plan, it could materially adversely affect our business operations and financial position.

            Due to the limited operating history of our business combined with that of STI, on a forward going basis, there are risks associated with the STI Merger including the following:

  •
  integrating STI's business operations, systems, employees, compensation philosophies, services, technologies and sales channels into our existing business will be complex, time-consuming and expensive and, in addition, could lead to morale issues, increased employee turnover and lower productivity than anticipated; and
  •
  the STI Merger may disrupt our ongoing business, divert resources, increase our expenses and distract our management.

        The integration process following a merger is inherently unpredictable and subject to delay and unexpected costs. We cannot assure you that we will successfully overcome these risks or any other problems we encounter as a result of the STI Merger. Our inability to deal effectively with these risks and successfully integrate the business and operations of STI into our business could materially adversely affect our business, operations and financial position.

We have a limited operating history as a merged company, which may make it difficult for you to evaluate our business and prospects.

            We have a limited operating history upon which to evaluate our business and prospects. Further, the STI Merger provides additional uncertainty as we have only recently begun to integrate these two businesses. We cannot provide any assurance that we will be profitable in any given period, if at all. In view of the rapidly evolving nature of our business, our limited operating history and the risks discussed elsewhere in these risk factors and throughout this prospectus, we believe that period to period comparisons of operating results are not meaningful and should not be relied upon as an indication of future performance.

We are subject to restrictive debt covenants that impose operating and financial restrictions on our operations and could limit our ability to grow our business. In the past, CAC and STI have been unable to comply with certain financial covenants contained in their respective credit agreements and have obtained waivers of, and amendments to, such covenants and may be required to seek additional waivers and amendments in the future.

            Covenants in our indebtedness impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things, our incurrence of additional indebtedness, acquisitions and mergers, asset sales and the creation of certain types of liens. These restrictions could limit our ability to obtain future financing, withstand downturns in our business or take advantage of business opportunities.

        Furthermore, our indebtedness requires us to maintain specified financial ratios and to satisfy specified financial condition tests. For example, financial covenants in CAC's credit agreement with U.S. Bank National Association ("U.S. Bank") include a minimum fixed charge coverage ratio covenant, a total funded debt covenant and a minimum net worth covenant as defined in the credit agreement. Financial covenants in STI's credit agreement with Avnet, Inc. include a fixed charge coverage ratio, a limitation on capital expenditures, a minimum quarterly revenue attainment, a quarterly gross margin attainment and a maximum amount of past due trade debt as defined in the credit agreement. Our ability to comply with these ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

        Due to the loss of a significant customer in December 2005, our earnings before interest, taxes, depreciation and amortization, or EBITDA, decreased on a trailing twelve month basis which resulted in our failure to maintain the total funded debt covenant as required by our credit agreement with U.S. Bank. As a result, on November 22, 2006, CAC obtained a waiver from U.S. Bank of the total funded debt covenant and on December 12, 2006, the credit agreement was amended to reduce this ratio as of December 31, 2006 and March 31, 2007. The covenants contained in the U.S. Bank credit agreement are measured on a quarterly basis. As of March 31, 2008, CAC was in compliance with all of the covenants, as amended.

        STI has been unable to satisfy the fixed charge ratio and past due trade debt covenants in its credit agreement with Avnet on numerous occasions, and, as a result, has sought and received numerous waivers and amendments to the credit agreement such as:

  •
  On June 22, 2006, STI and Avnet amended certain financial covenants in the amended and restated refinancing agreement. The amendment also included a waiver for past debt covenant violations.

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  As of September 30, 2006, STI was not in compliance with certain financial covenants of the amended and restated refinancing agreement and in October 2006 STI received a waiver in respect of those covenants.

  •
  As of December 31, 2006, STI was not in compliance with certain covenants of the amended and restated refinancing agreement and in January 2007 received a waiver in respect of those covenants.

  •
  As of March 31, 2007, STI was not in compliance with certain covenants of the amended and restated refinancing agreement and on May 1, 2007 entered into a second amendment to the amended and restated refinancing agreement to, among other things, amend certain financial covenants. The second amendment also waived any existing covenant violations.

  •
  As of June 30, 2007, STI was not in compliance with certain covenants of the amended and restated refinancing agreement and in August 2007 STI received a waiver in respect of those covenants. In September 2007, STI entered into a third amendment which, among other things, further amended certain restrictive financial covenants.

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  As of September 30, 2007, STI was not in compliance with certain financial covenants under the third amendment to the amended and restated refinancing agreement with Avnet. In October 2007, STI entered into a fourth amendment to the amended and restated refinancing agreement with Avnet which, among other things, cured any existing financial covenant violations and restructured STI's indebtedness. STI's previous indebtedness evidenced by certain promissory notes and outstanding past due trade debt was restructured and consolidated into a new loan in the aggregate principal amount of approximately $20.1 million and the indebtedness consisting of past due trade debt was restructured with a remaining sum of $2.9 million.

  •
  As of December 31, 2007, STI was not in compliance with certain financial covenants under the fourth amendment to the amended and restated refinancing agreement with Avnet. In April 2008, STI received a waiver in respect of those covenants. In May 2008, STI entered into an agreement with Avnet to amend certain restrictive financial covenants for covenant periods beginning March 31, 2008, which allowed the company to be in compliance at March 31, 2008.

        The covenants under the Avnet credit facility are tested quarterly except for the past due trade debt 3 month average covenant which is tested monthly. Since the fourth amendment to the amended and restated refinancing agreement dated October 8, 2007, STI has been in compliance with this monthly covenant (past due trade debt 3 month average). See "Management's Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources."

        If we are unable to comply with the covenants and ratios in our credit facilities, we may be unable to obtain waivers of non-compliance from the lenders, which would put us in default under the credit facilities, or may require us to pay substantial fees or penalties to the lenders. Either development could have a material adverse effect on our business.

We may experience fluctuations in our financial results which will make it difficult to predict our future performance and may result in volatility in the market price of our common stock.

            We have experienced fluctuations in our operating results on a quarterly and annual basis. The fluctuations in our operating results may cause the market price of our common stock to be volatile. We expect to experience significant fluctuations in our operating results in the foreseeable future. This could be as a result of several factors, including but not limited to, the size of our operations, the relative significance, particularly on a quarterly basis, of the timing and scope of a relatively small number of large transactions and the long sales cycles related to many of the services and solutions (including our focus on the re-selling of products) we provide to our customers.

        These factors and others all tend to make the timing and amount of our revenue unpredictable and may lead to continued or greater period-to-period fluctuations in revenue than we have experienced historically. As a result of these factors, we believe that our quarterly revenue and results of operations are likely to vary in the future and that period-to-period comparisons of our operating results may not be meaningful. You should not rely on the results of one quarter as an indication of future performance. If our quarterly revenue or results of operations fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially.

Our services and solutions have a long sales cycle that may materially adversely affect our business, financial condition and results of operations.

            A customer's decision to co-locate in one of our data centers or to purchase other services and solutions from us typically involves a significant commitment of resources, including time. For example, some customers will be reluctant to commit to locating in our data centers until they are confident that the data center has adequate carrier connections and security features. As a result, we have a long sales cycle. These long sales cycles for new business not currently under contract tend to make the timing and amount of our revenue unpredictable. Furthermore, we may expend significant time and resources in pursuing a particular sale or customer that do not result in revenue. As a result of these factors, we believe that our quarterly revenue and results of operations are likely to vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. Delays due to length of our sales cycle may also materially adversely affect our business, financial condition and results of operations.

Our customers may choose to in-source IT capabilities as a substitute for our services and solutions, consolidate their relationships with other providers or choose to manage their IT infrastructure in different ways, any of which could adversely affect our success.

            As our customers grow in size and complexity and develop more comprehensive back office capabilities, there is an increasing likelihood that they will choose to in-source key IT activities which were previously provided by us in an attempt to reduce expenses. Although we are focused on building our customer base of small to medium-sized businesses, currently, many of our top 10 customers consist of relatively large enterprises, which may further develop their own internal IT or data storage capabilities, thereby decreasing or eliminating the need for our services and solutions. Additionally, our customers may establish relationships or strengthen existing, or form new relationships with systems integrators, third party consulting firms or other parties, which could lead them to terminate their relationships with us, or pursue alternative means to manage their IT infrastructure or data center related activities. If customers representing a material portion of our revenue base decide to terminate the services and solutions we provide for them, our revenue could materially decline and this may adversely affect our business, operating results and financial position.

The loss of our major customers could have a material adverse effect on our business, financial condition and results of operations.

            For the year ended December 31, 2007, our top 10 customers generated approximately 27% of our revenue on an unaudited pro forma basis. We expect that our top 10 customers will continue to account for a significant portion of our revenue for the foreseeable future. In 2005, we lost two significant customers, Wachovia Corporation, which represented approximately 14.6% of the revenues of STI for 2005 and MyFamily.com which represented approximately 27% of the revenues of CAC for the period March 31, 2005 (date of inception) to December 31, 2005. It is possible that other large customers could decide to terminate their relationships with us. The loss of one or more of our top 10 customers, or a substantial decrease in demand by any of those customers for our services and solutions, could have a material adverse effect on our business, results of operations and financial condition.

If our security systems are breached we could incur liability, our services may be perceived as not being secure, and our business and reputation could suffer.

            Our business involves the storage, management, and transmission of the proprietary information of customers. Although we employ control procedures to protect the security of data we store, manage and transmit for our customers, we cannot guarantee that these measures will be sufficient for this purpose. Breaches of our security could result in misappropriation of personal information, suspension of hosting operations or interruptions in our services. If our security measures are breached as a result of a third-party action, employee error or otherwise, and as a result customers' information becomes available to unauthorized parties, we could incur liability and our reputation would be damaged. This could lead to the loss of current and potential customers. If we experience any breaches of our network security due to unauthorized access, sabotage, or human error, we may be required to expend significant capital and other resources to remedy, protect against or alleviate these and related problems. We also may not be able to remedy these problems in a timely manner, or at all. Because techniques used to obtain unauthorized network access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventive measures. Our systems are also exposed to computer viruses, denial of service attacks and bulk unsolicited commercial email, or spam. Being subject to these events and items could cause a loss of service and data to customers, even if the resulting disruption is temporary.

        The property and business interruption insurance we carry may not provide coverage adequate to compensate us fully for losses that may occur or litigation that may be instituted against us in these circumstances. We could be required to make significant expenditures to repair our systems in the event that they are damaged or destroyed, or if the delivery of our services to our customers is delayed and our business could be harmed.

        In addition, the U.S. Federal Trade Commission and certain state agencies have investigated various companies' use of their customers' personal information. Various governments have also enacted laws protecting the privacy of consumers' non-public personal information. Our failure to comply with existing laws (including those of foreign countries), the adoption of new laws or regulations regarding the use of personal information that require us to change the way we conduct our business, or an investigation of our privacy practices could increase the costs of operating our business.

We face intense and growing competition. If we are unable to compete successfully, our business will be seriously harmed through loss of customers or increased negative pricing pressure.

            The market for our services and solutions is extremely competitive. Our competitors vary in size and in the variety of services and solutions they offer, and include:

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  national and international hosting, co-location and managed service providers;
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  regional hosting providers; and

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  national and international full service IT infrastructure outsourcing providers.

        Some of our current and potential direct competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than we do, greater brand recognition and, we believe, a larger base of customers. In addition, competitors may operate more successfully or form alliances to acquire significant market share. These direct competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote more resources to the promotion, sale and development of their services and solutions than us and there can be no assurance that our current and future competitors will not be able to develop services and solutions comparable or superior to those offered by us at more competitive prices. As a result, in the future, we may suffer from an inability to offer competitive services and solutions or be subject to negative pricing pressure that would adversely affect our ability to generate revenue and adversely affect our operating results.

Our business will be adversely affected if we cannot successfully retain key members of our management team or retain, hire, train and manage other key employees, particularly in the sales and customer service areas.

            Our continued success is largely dependant on the personal efforts and abilities of our executive officers and senior management, including Michael G. Shook, Chief Executive Officer, John Roger, Executive Vice-President and Chief Operating Officer, William M. Shook, Executive Vice-President of Channels and Alliances and Daniel S. Milburn, Senior Vice-President and Chief Operating Officer of Hosting and Infrastructure Services. Our success also depends on our continued ability to attract, retain, and motivate key employees throughout our business. In particular, we are substantially dependent on our skilled technical employees and our sales and customer service employees. Competition for skilled technical, sales and customer service professionals is intense and our competitors often attempt to solicit our key employees and may be able to offer them employment benefits and opportunities that we cannot. There can be no assurance that we will be able to continue to attract, integrate or retain additional highly qualified personnel in the future. In addition, our ability to achieve significant growth in revenue will depend, in large part, on our success in effectively training sufficient numbers of technical, sales and customer service personnel. New employees require significant training before they achieve full productivity. Our recent and planned hires may not be as productive as anticipated, and we may be unable to hire sufficient numbers of qualified individuals. If we are not successful in retaining our existing employees, or hiring, training and integrating new employees, or if our current or future employees perform poorly, growth in the sales of our services may not materialize and our business will suffer.

We are highly dependent on third-party service and technology providers and any loss, impairment or breakdown in those relationships could damage our operations significantly if we are unable to find alternative providers.

            We are dependent on other companies to supply various key components of our infrastructure, including network equipment, telecommunications backbone connectivity, the connections from our customers' networks to our network, and connections to other Internet network providers. We are also dependent on the same companies for the hardware, software and services that we sell and deliver to our customers. For example, approximately 61% of the products we sell and deliver to our customers are provided by Sun Microsystems, Inc. and approximately another 18% of the products and services we sell to our customers are provided by Symantec Corporation, based on billing data for the 12 month period ending April 2008. There can be no assurance that any of these providers will be able to continue to provide these services or products without interruption and in an efficient, cost-effective manner, or that they will be able to adequately meet our needs as our business develops. There is also no assurance that any agreements that we have in place with these third-party providers will not be terminated or will be renewed, or if renewed, renewed on commercially acceptable terms. If we are unable to obtain required products or services from third-party suppliers on a timely basis and at an acceptable cost, we may be unable to provide our data center and IT infrastructure services and solutions on a competitive and timely basis, if at all. If our suppliers fail to provide products or services on a timely basis and at an acceptable cost, we may be unable to meet our customer service commitments and, as a result, we may experience increased costs or loss of revenue, which could have a material adverse effect on our business, financial condition and operating results.

We resell products and services of third parties that may require us to pay for such products and services even if our customers fail to pay us for the products and services, which may have a negative impact on our cash flow and operating results.

            In order to provide resale services such as bandwidth, managed services, other network management services and infrastructure equipment, we contract with third party service providers, such as Sun Microsystems, Inc., NetApp, Inc., XO Holdings, Inc., VeriSign, Inc. and BMC Software Inc. These services require us to enter into fixed term contracts for services with third party suppliers of products and services. If we experience the loss of a customer who has purchased a resale product or service, we will remain obligated to continue to pay our suppliers for the term of the underlying contracts. The payment of these obligations without a corresponding payment from customers will reduce our financial resources and may have a material adverse affect on our financial performance, cash flow and operating results.

We may fail to adequately protect our proprietary technology, which would allow competitors or others to take advantage of our research and development efforts.

            We rely upon trade secrets, proprietary know-how, and continuing technological innovation to develop new data center and IT infrastructure services and solutions and to remain competitive. If our competitors learn of our proprietary technology or processes, they may use this information to produce data center and IT infrastructure services and solutions that are equivalent or superior to our services and solutions, which could materially adversely affect our business, operations and financial position. Our employees and consultants may breach their obligations not to reveal our confidential information, and any remedies available to us may be insufficient to compensate our damages. Even in the absence of such breaches, our trade secrets and proprietary know-how may otherwise become known to our competitors, or be independently discovered by our competitors, which could adversely affect our competitive position.

We are dependent on the reliability and performance of our data centers as well as internally developed systems and operations. Any difficulties in maintaining these systems, whether due to human error or otherwise, may result in service interruptions, decreased service quality for our customers, a loss of customers or increased expenditures.

            Our revenue and profit depend on the reliability and performance of our services and solutions. We have contractual obligations to provide service level credits to almost all of our customers against future invoices in the event that certain service disruptions occur. Furthermore, customers may terminate their agreements with us as a result of significant service interruptions, or our inability, whether actual or perceived, to provide our services and solutions at desired quality levels or at any time. If our services are unavailable, or customers are dissatisfied with our performance, we could lose customers, our revenue and profits would decrease and our business operations or financial position could be harmed. In addition, the software and workflow processes that underlie our ability to deliver our services and solutions have been developed primarily by our own employees and consultants. Malfunctions in the software we use or human error could result in our inability to provide services or cause unforeseen technical problems. If we incur significant financial commitments to our customers in connection with our failure to meet service level commitment obligations, we may incur significant liability and our liability insurance and revenue reserves may not be adequate. In addition, any loss of services, equipment damage or inability to meet our service level commitment obligations could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenue and our operating results.

The increased use of high power density equipment may limit our ability to fully utilize our data centers.

            Customers are increasing their use of high density electrical equipment, such as blade servers, in our data centers which has significantly increased the demand for power. Because most of our data centers were built several years ago, the current demand for electrical power may exceed our designed capacity in these facilities. As electrical power, not space, is typically the limiting factor in our data centers, our ability to fully utilize our data centers may be limited in these facilities which could have a material adverse effect on our business, results of operations and financial condition.

Our business could be harmed by prolonged electrical power outages or shortages, increased costs of energy or general availability of electrical resources.

            Our data centers are susceptible to regional variations in the cost of power, electrical power outages, planned or unplanned power outages such as those that occurred in California during 2001 and the U.S. Northeast in 2003, natural disasters such as the tornados on the U.S. East Coast in 2004 and limitations on availability of adequate power resources. Power outages could harm our customers and our business including the loss of our customers' data and extended service interruptions. While we attempt to limit exposure to system downtime by using backup generators and power supplies, we may not be able to limit our exposure entirely even with these protections in place, as was the case with the power outage we experienced in our Salt Lake City West Data Center in 2005 and more recently a cooling outage in our Salt Lake City South Data Center in May, 2008. In the former case, we were not required to issue any credits due to this incident and it had no adverse effect on our customer base but this may not be the case with respect to future power outages. As a result of our May 2008 cooling outage, we have had to issue some credits to our customers as a result of this event. With respect to any increase in energy costs, we may not be able to pass these increased costs on to our customers which could have a material adverse effect on our business, results of operations and financial condition.

Our systems and data centers are vulnerable to natural disasters and other unexpected problems that could lead to interruptions, delays, loss of data, or the inability to accept and fulfill customer subscriptions.

            Hurricanes, fire, floods, power loss, telecommunications failures, earthquakes, break-ins, acts of war or terrorism, computer sabotage and similar events could damage or destroy our data centers as well as the systems and information housed in those facilities or the systems we build and manage for our customers. These disasters or problems could temporarily or permanently prevent us from fulfilling existing service obligations and from securing new customers. These events could also cause loss of service and data to customers. Our business could be seriously harmed even if these disruptions are temporary, and our revenue could decline or customers' confidence in our systems could decrease. We could also be required to make significant expenditures if our systems were damaged or destroyed, or if the delivery of our services to our customers were delayed or stopped by any of these occurrences. Disruptions in our business caused by these events could materially adversely affect our business, operating results and financial position.

We may expand through acquisitions of, or investments in, other companies or technologies which may result in additional dilution to our stockholders and consume resources that may be necessary to sustain our business.

            One of our business strategies is to acquire complementary services, technologies or businesses. In connection with one or more of these transactions, we may:

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  issue additional shares of common stock or other equity securities that would dilute our stockholders' ownership position and could adversely affect the market price of our common stock;
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  use cash that we may need in the future to operate our business; and
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  incur debt that could have terms unfavorable to us or that we might be unable to repay.

        Any acquisition could involve risks, including, but not limited to, the following:

  •
  integrating acquired business operations, systems, employees, services, technologies and sales channels into our existing business, workforce and services could be complex, time-consuming and expensive;
  •
  an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;
  •
  we may assume debt or other liabilities, known and unknown, including litigation risk, associated with the acquired services, technology or a company;
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  to the extent an acquired company has a different corporate culture from ours, we may have difficulty assimilating this organization, which could lead to morale issues, increased turnover of employees and lower productivity than anticipated, and could also have a negative impact on the culture of our existing organization;
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  we may be required to record substantial accounting charges; and
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  an acquisition may involve entry into geographic or business markets in which we have little or no prior experience.

        There is also no assurance that we will be able to complete these transactions at all. For example, in 2006 we attempted to negotiate a merger transaction with another party but we were unable to complete it on commercially reasonable terms. In connection with this transaction, we incurred costs of approximately $198,000. In addition, we may not realize the anticipated benefits of any acquisition, including securing the services of key employees. Incurring unknown liabilities or the failure to realize the anticipated benefits of an acquisition could seriously harm our business. Our inability to deal effectively with these risks could materially adversely affect our business, operations and financial position.

        Any of the foregoing or other factors could harm our ability to achieve anticipated levels of profit from acquired services, technologies or businesses, or to realize other anticipated benefits of acquisitions. We may not be able to identify or consummate any future acquisitions on favorable terms, or at all. If we do effect an acquisition, it is possible that the financial markets or investors will view the acquisition negatively. Even if we successfully complete an acquisition, it could adversely affect our business.

We operate in a price sensitive market and we are subject to pressures from customers to decrease our fees for the services and solutions we provide. Any reduction in price would likely reduce our margins and could adversely affect our operating results.

            The competitive market in which we conduct our business could require us to reduce our prices. If our competitors offer discounts on certain products or services in an effort to recapture or gain market share or to sell other products, we may be required to lower our prices or offer other favorable terms to compete successfully. Any of these changes would likely reduce our margins and could adversely affect our operating results. Some of our competitors may bundle products and services that compete with us for promotional purposes or as a long-term pricing strategy or provide guarantees of prices and product implementations. In addition, many of the services and solutions that we provide and market are not unique to us and our customers and target customers may not distinguish our services and solutions from those of our competitors. All of these factors could, over time, limit or reduce the prices that we can charge for our services and solutions. If we cannot offset price reductions with a corresponding increase in the number of sales or with lower spending, then the reduced revenue resulting from lower prices would adversely affect our margins and operating results.

If we are unable to retain and grow our customer base, as well as their end-user base, our revenue and profit will be adversely affected.

            In order to execute our business plan successfully, we must maintain existing relationships with our customers and establish new relationships with additional small and medium-sized businesses. Our ability to attract customers will depend on a variety of factors, including the presence of multiple telecommunications carriers, our ability to provide and market an attractive and useful mix of products and services and our ability to operate our data centers reliably. If we are unable to diversify and extend our customer base, our ability to grow our business may be compromised, which would have a material adverse effect on our financial condition and results of operations. In addition, some of our customers are, and are likely to continue to face many competitive pressures and may not ultimately be successful. If these customers do not succeed, they are unlikely to continue to use our data centers or use our other services and solutions. This would also have a material adverse effect on our business, prospects, financial conditions and results of operations.

We have excess capacity in our data centers and there can be no assurance that existing customers or future market demand will be sufficient to fill this excess capacity.

            We have significant available capacity in certain data centers, and there can be no assurance that the existing or future market demand will be sufficient to fill this excess capacity. For example, at April 30, 2008, our Presidents Data Center was at 6% utilization. Although our data center customers typically sign one to three-year contracts with automatic renewal provisions, some of these contracts are terminable on thirty days notice by either party. Should the demand for our data center services decline or fail to increase, this may adversely affect our future results of operations and financial performance.

We may become subject to environmental liabilities which could require us to expend significant resources.

            We are subject to the same broad environmental regulatory regime as any owner or manager (including a tenant) of real estate, which includes, among other things, significant potential liability for property contamination even where others (including neighbors or previous occupants) caused or permitted it. Although we are not aware of any circumstances we believe are likely to give rise to material environmental liability for us, we may in the future discover material issues, or known circumstances may develop into material issues, which could require us to expend significant resources and in either case have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Industry and the Economy

If economic or other factors negatively affect the small and medium-sized business sector, our customers and target customers may become unwilling or unable to purchase our services and solutions, which could cause our revenue to decline and impair our ability to operate profitably.

            Many of our existing and target customers include small and medium-sized businesses. These businesses are more likely to be significantly affected by economic downturns than larger, more established businesses. Additionally, these businesses often have limited funds, which they may choose to spend on items other than our services and solutions. If a material portion of the small and medium-sized businesses that we service, or are looking to service, experience economic hardship, these small and medium-sized businesses may be unwilling or unable to expend resources on the services and solutions we provide, which would negatively affect the overall demand for our services and could cause our revenue to decline.

If we do not respond effectively and on a timely basis to rapid technological change, our business could suffer.

            The markets in which we operate are characterized by changing technology and evolving industry standards. There can be no assurance that our current and future competitors will not be able to develop services or expertise comparable or superior to those we have developed or to adapt more quickly than us to new technologies, evolving industry standards or customer requirements. Failure or delays in our ability to develop services and solutions to respond to industry or user trends or developments and the actions of our competitors could have a material adverse effect on our business, results of operations and financial condition. Our ability to anticipate changes in technology, technical standards and product offerings will be a significant factor in the Company's success in its current business and in expanding into new markets.

Litigation could result in substantial costs to us and our insurance may not cover these costs.

            There is a risk that our services may not perform up to expectations. While in certain circumstances we attempt to contractually limit our liability for damages arising from our provision of services, there can be no assurance that they will be enforceable in all circumstances or in all jurisdictions. Furthermore, litigation, regardless of contractual limitations, could result in substantial cost to the Company, divert management's attention and resources from the Company's operations and result in negative publicity that may impair the Company's ongoing marketing efforts and therefore its ability to maintain and grow its customer base. Although we have general liability insurance in place, there is no assurance that this insurance will cover these claims or that these claims will not exceed the insurance limit under its current policies.

Risks Related to this Offering and Ownership of Our Common Stock

There is currently no public market for our common stock. An active trading market may not develop for our common stock, and the price of our common stock may be subject to factors beyond our control. If our share price fluctuates after this offering, you could lose all or a significant part of your investment.

            Prior to this offering, no public market existed for our common stock. We have applied to have our common stock listed on the Nasdaq Capital Market. However, an active and liquid market for the shares of our common stock may not develop following the completion of this offering or, if developed, may not be maintained. If an active public market does not develop or is not maintained, you may have difficulty selling your shares. The initial public offering price of our shares of common stock was determined by negotiations between us, the selling stockholders and the underwriters of this offering, and may not be indicative of the price at which the shares will trade following the completion of this offering. The market price of our shares of common stock may also be influenced by many other factors, some of which are beyond our control, including, among other things:

  •
  actual or anticipated variations in quarterly operating results;
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  departure of key personnel;
  •
  changes in financial estimates or opinions by research analysts;
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  actual or anticipated changes in the U.S., Canadian and European economies;
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  terrorist acts or wars;
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  weather and acts of God;
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  announcements by us or our competitors of significant contracts, new technological capabilities, product enhancements, lower fees, significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives; and
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  actual or anticipated sales or distributions of shares of common stock by our officers, directors and significant stockholders, whether in the market or in subsequent public offerings by us.

        As a result of this volatility, you may not be able to resell your shares of common stock at or above the initial public offering price. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. These broad market and industry factors may materially reduce the market price of our shares of common stock, regardless of our operating performance.

Investors purchasing shares of common stock in this offering will incur substantial and immediate dilution.

            The initial public offering price of our common stock is substantially higher than the net tangible book value per outstanding share of common stock. Purchasers of our shares of common stock in this offering will incur immediate and substantial dilution of $11.14 per share in the net tangible book value of our shares of common stock from an assumed initial public offering price of $9.00 per share, (the mid-

point of the range shown on the cover page of this prospectus). For a further description of the effects of dilution in the net tangible book value of our shares of common stock. See "Dilution."

Our share price may decline because of the ability of others to sell our shares of common stock.

            Sales of substantial amounts of our shares of common stock following this offering, or the possibility of those sales, could adversely affect the market price of our shares of common stock and impede our ability to raise capital through the issuance of equity securities. See "Shares Eligible for Future Sale" for a discussion of possible future sales of our shares of common stock.

        Following this offering, our existing stockholders will own 51% of our outstanding shares of common stock (approximately 44% if the underwriters exercise their over-allotment option in full, as if the offering occurred on May 31, 2008). Such stockholders have no contractual obligation to retain any of our shares of common stock, except pursuant to the lock-up agreements described under "Underwriting," under which, generally, they have agreed to not sell any of our shares of common stock without the underwriters' consent until 180 days after the closing of this offering. Subject to applicable securities laws, after the expiration of this 180-day lock-up period or before, with consent of the underwriters, they may sell any and all of our shares of common stock that they beneficially own. In addition, after the expiration of this 180-day lock-up period, we could issue and sell additional shares of our common stock. Any sale by our existing stockholders or us of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect prevailing market prices for our common stock. Following this offering, we intend to file a registration statement on Form S-8 to register shares of our common stock that are or will be reserved for issuance under our incentive compensation plan, referred to in this prospectus as the 2007 Equity Plan. In addition, three of our largest stockholders were granted registration rights at the closing of the STI Merger and Avnet, Inc. has registration rights with respect to shares of our common stock underlying the warrant. Significant sales of our shares of common stock pursuant to the 2007 Equity Plan, or by these stockholders pursuant to the registration rights agreement and warrant, could also adversely affect the prevailing market price for shares of our common stock. See "Shares Eligible for Future Sale – Shares Issued Under Employee Plan," "Shares Eligible for Future Sale – Registration Rights" and "Shares Eligible for Future Sale – Warrant to Purchase Shares of our Common Stock."

KLI, and members of senior management, collectively, will retain significant influence over our affairs due to their continued share ownership.

            On completion of this offering, without giving effect to participation in the over-allotment option, KLI (the principals of which are both members of our board of directors), and members of our senior management, collectively, will beneficially own, or exercise control or direction over, approximately 43% of the outstanding shares of our common stock. Accordingly, KLI and our current senior management will together continue to have a significant influence over our policies and affairs and will be in a position to determine or influence significantly the outcome of corporate actions requiring stockholder approval, including the election of directors, the adoption of amendments to our charter and the approval of significant transactions such as the sale of our assets.

Being a public company will increase our administrative costs.

            As a SEC-reporting and Nasdaq-listed company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. For example, Nasdaq listing standards, Sarbanes-Oxley and rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. These rules and regulations will apply to us once we are a public company and will increase our legal and financial compliance costs and make some activities more time-consuming or costly. Furthermore, as a public company we intend to implement additional internal controls and disclosure controls and procedures, increase our directors and officers insurance coverage, adopt, monitor and enforce an insider trading policy, and incur all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under securities laws. In addition, our management's attention might be diverted from other business concerns.

Our corporate documents and Delaware law make a takeover of our Company more difficult, we have a classified board of directors and certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws limit the ability of our stockholders to act by written consent, all of which may prevent certain changes in our control and limit the market price of our common stock.

            Our amended and restated certificate of incorporation which will be in effect at the closing of this offering, authorizes our board of directors to issue up to 10,000,000 shares of preferred stock and to determine the designations, powers, references, rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including without limitation authority to fix by resolution the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, and liquidation preferences of any such series, the number of shares constituting any such series and the designation thereof, or any of the foregoing. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of shares of preferred stock could have the effect of delaying, deterring or preventing a change in control and could adversely affect the voting power or economic value of the shares of common stock. In addition, Section 203 of the Delaware General Corporation Law contains provisions that might enable our management to resist a takeover. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board or the business combination is approved in a prescribed manner. Our amended and restated certificate of incorporation and our amended and restated by-laws, which will be in effect at the closing of this offering, establish a classified board of directors which means that our directors serve staggered three-year terms and do not all stand for re-election every year. We have also provided in our amended and restated certificate of incorporation and our amended and restated by-laws, which will be in effect at the closing of this offering, that our stockholders may not act by written consent. In accordance with our amended and restated by-laws, subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series having a preference over the common stock as dividend or upon liquidation, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated by-laws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated by-laws. In addition, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and special meetings of the stockholders may only be called by the board of directors, the Chairperson of our board, our Chief Executive Officer, our President or our Secretary. Further, our amended and restated certificate of incorporation which will be in effect at the closing of this offering, provides that directors may be removed only for cause by the affirmative vote of the holders of 66 2/3% of all the shares of capital stock entitled to vote and any vacancy on our board, including a vacancy resulting from an enlargement of our board, may only be filled by the vote of a majority of the remaining members of our board of directors, although less than a quorum, at any meeting of the board of directors. In addition, our amended and restated by-laws which will be in effect at the closing of this offering, establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. These provisions might discourage, delay or prevent a change in control of our Company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. See "Description of Capital Stock — Delaware Anti-Takeover Law and Certain Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated ByLaws."

If, after this offering, we are unable to satisfy the requirements of Section 404 of Sarbanes-Oxley, or our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned and our share price may suffer.

            Section 404 of Sarbanes-Oxley requires any company subject to the reporting requirements of U.S. securities laws to perform a comprehensive evaluation of its and its subsidiaries' internal controls over financial reporting. To comply with this statute, we will be required to document and test our internal control procedures, our management will be required to assess and issue a report concerning our internal controls over financial reporting and our independent auditors will be required to issue an opinion on management's assessment and the effectiveness of those matters. Our compliance with Section 404 of Sarbanes-Oxley will first be reported on in connection with the filing of our annual report on Form 10-K for the fiscal year ended December 31, 2009. The rules governing the standards that must be met for management to assess our internal controls over financial reporting are new and complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or significant deficiencies which may not be remedied in time to meet the deadline imposed by the SEC rules implementing Section 404. In addition, it may be difficult to design and implement effective financial controls for combined operations, and differences in existing controls of any acquired businesses may result in weaknesses that require remediation when the financial controls and reporting are combined. If our management cannot favorably assess the effectiveness of our internal controls over financial reporting, or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our share price may suffer.

With the exception of the repayment of certain indebtedness, the Company has not specifically allocated the funds among the various purposes listed under the "Use of Proceeds" and these funds will be administered and invested by and at the discretion of the board of directors.

            With the exception of the repayment of a portion of the Avnet, Inc. indebtedness and the payment of certain fees owed to Raymond James & Associates, Inc., the Company has not specifically allocated the funds among the various purposes listed under "Use of Proceeds," and our management and board of directors may allocate the funds in different proportions among such stated purposes or such other purposes as they consider appropriate from time to time depending on their assessment of our needs subsequent to the offering. With the exception of the repayment of a portion of the Avnet, Inc. indebtedness and the payment of certain fees owed to Raymond James & Associates, Inc., the Company has no present agreements, arrangements or commitments with respect to the use of these funds. It is likely that the net proceeds of this offering, together with the Company's other available cash resources, will not be fully deployed for a significant period following the closing of the offering, and during this period these funds will be administered and invested by and at the discretion of the board of directors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

            Certain statements in this prospectus are not historical facts and are "forward looking" statements that represent our beliefs, projections, predictions and assumptions about future events. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. Forward-looking statements may be identified by words such as "anticipate," "could," "estimate," "expect," "intend," "may," "will," "should," "would," "believe," "plan," "target," "project" and other similar terminology.

        Forward-looking statements, such as statements regarding our ability to develop and expand our business, our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes, our anticipated future revenue, our anticipated capital spending, our anticipated financial resources, the expected strength of and growth prospects for our existing customers and the markets that we serve, and other statements contained in this prospectus regarding matters that are not historical facts, involve predictions. Statements of that sort are subjective and involve known and unknown risks, uncertainties and other important factors, many of which are beyond our ability to control or predict, and that may cause our actual results, performance or achievements, or industry results, to be materially different from any estimates of future results, performance or achievements expressed or implied by any statements of that sort. These risks and uncertainties include, among other things:

  •
  our ability to retain our customer base as well as their end-user base;
  •
  customer consolidation;
  •
  in-source IT capabilities being substituted for our services and solutions;
  •
  the loss of our major customers;
  •
  intense and growing competition;
  •
  an only recently operational integration plan for the business following the STI Merger;
  •
  our limited operating history;
  •
  fluctuations in our financial results;
  •
  our ability to successfully retain, hire, train and manage our key employees;
  •
  our dependence on third-party service and technology providers;
  •
  our ability to adequately protect our proprietary technology;
  •
  our ability to maintain our data centers, internally developed systems and operations;
  •
  the breach of our security systems;
  •
  increased use of high power density equipment;
  •
  prolonged electrical power outages or shortages, increased costs of energy or general availability of electrical resources;
  •
  our vulnerability to natural disasters and other unexpected problems;
  •
  dilution to our stockholders through acquisitions of, or investments in, other companies or technologies;
  •
  our ability to maintain effective Internet domain names;
  •
  the possibility of future litigation despite our general liability insurance;
  •
  economic or other factors negatively affecting the small and medium-sized business sector;
  •
  our ability to respond effectively to rapid technological change;
  •
  pressures from customers to decrease our fees for the services and solutions we provide;
  •
  changes in government regulation; and
  •
  the other factors set forth under "Risk Factors" included elsewhere in this prospectus.

        We caution you that the foregoing list of important factors is not exclusive. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Before investing in our common stock, investors should be aware that the occurrence of the risks, uncertainties and events described in the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and

Results of Operations," "Our Business" and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.

        Because of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements contained in this prospectus.

        Forward-looking statements should not be read as guarantees or accurate indications of future results, performance or achievements. All forward-looking statements appearing in this prospectus speak only as of the date of this prospectus and, accordingly, except as required by law, we assume no obligation to update or revise them to reflect changed events or circumstances.

 USE OF PROCEEDS

            We estimate that our net proceeds from our sale of approximately 3,000,000 shares of common stock at an initial offering price of $9.00 per share (the mid-point of the range set forth on the cover page of this prospectus), after deducting underwriting commissions and estimated offering expenses payable by us, will be approximately $21.1 million. In addition to the estimated offering expenses reflected in our net proceeds of $21.1 million, we have paid $4.4 million in offering expenses through March 31, 2008. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders should the underwriters exercise the over-allotment option. The expenses associated with the over-allotment option, together with the underwriters' commissions, will be paid by the selling stockholders. The net proceeds of this offering of common stock by us will be used as follows:

Repayment of Certain Indebtedness

            We intend to use approximately $12.0 million of the net proceeds of this offering to repay certain indebtedness owed by STI to Avnet, Inc., which, based on outstanding balances at May 31, 2008, consists of a $19.0 million aggregate principal amount fixed rate loan which bears interest at 8% per annum and a $1.8 million aggregate principal past due trade debt loan which bears interest at 8%. This indebtedness is due on September 1, 2010. For a further description of the Avnet, Inc. Indebtedness, see "Certain Relationships and Related Transactions – Avnet, Inc. Indebtedness."

Payment of STI Merger Advisory Fees

            We intend to use approximately $0.5 million of the net proceeds of this offering to pay certain fees owed to Raymond James & Associates, Inc. incurred in connection with certain advisory services relating to the STI Merger.

General Corporate Purposes

            We intend to use the balance of the net proceeds of this offering for sales and marketing, research and development, working capital and other general corporate purposes. These proceeds may also be used to pursue growth through the selective acquisition of, or investment in, complementary services, technologies and businesses. We have no present agreements or commitments with respect to any prospective business acquisitions or investments. The amount and timing of our actual expenditures for general corporate purposes will vary significantly depending on a number of factors, including the amount of cash generated by our operations. Accordingly, management will have broad discretion in the application of the net proceeds generated from this offering for such general corporate purposes. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use these remaining proceeds.

        We also note that the funds may not be fully used for a significant period following the closing of this offering. Pending final use, we may invest net proceeds of this offering in short-term, investment grade, interest-bearing securities or guaranteed obligations of the United States or its respective agencies.

DIVIDEND POLICY

            We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business and we do not currently anticipate paying dividends on our shares of common stock. Any determination to pay dividends to holders of our common stock in the future will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, legal requirements and such other factors as the board of directors deems relevant.

..

CAPITALIZATION

            We completed a reverse stock split whereby each 1.5 shares of our common stock were exchanged for 1 share of common stock on January 8, 2008. All share amounts set forth below have been adjusted to give effect to this stock split. The following table sets forth the cash and cash equivalents and capitalization as of March 31, 2008:

  •
  on an actual basis; and
  •
  on a pro forma basis as of March 31, 2008 to give effect to the following transactions:
  •
  the sale of 3,000,000 shares of common stock in this offering at the assumed initial public offering price of $9.00 per share, the mid-point of the range shown on the cover page of this prospectus, after deducting estimated underwriting commissions and offering expenses; and
  •
  the use of the proceeds we will receive as set forth in the "Use of Proceeds" section of this prospectus.

        You should read this table together with our consolidated financial statements and the related notes, "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" appearing elsewhere in this prospectus.

	As of March 31, 2008
	Actual	Pro Forma
	(in thousands, except per share data)
Cash and cash equivalents	$1,557	$10,166

Total long-term debt, including current portion	$44,506	$32,506

Stockholders' equity:
CTI common stock, $0.0000015 par value, (13,333,333 shares authorized, 3,036,810 and 6,121,725 shares issued and outstanding on an actual and pro forma basis, respectively) (1)	–	–
Additional paid-in capital	13,600	36,217
Warrants	2,316	2,316
Accumulated deficit	(12,074)	(12,074)
Accumulated other comprehensive loss	(6)	(6)

Total stockholders' equity	3,836	26,453

Total capitalization	$48,342	$58,959

(1)
As of March 31, 2008, on a proforma basis, the above outstanding shares include the 3,036,810 shares outstanding on an actual basis, 3,000,000 shares to be issued in connection with this offering and 84,915 shares of common stock eligible for issuance on completion of this offering under agreements with certain members of senior management and a third-party consultant. On an actual and pro forma basis, the above outstanding shares exclude:
•
87,023 shares of common stock reserved for issuance pursuant to deferred stock grants awarded to certain executive officers under the 2007 Equity Plan;
•
73,248 shares of common stock eligible for future grant or issuance under the 2007 Equity Plan;
•
options to purchase 164,178 shares of our common stock (which as of May 31, 2008 represents options to purchase 164,127 shares of our common stock due to subsequent forfeitures); and
•
231,514 shares of our common stock eligible for issuance pursuant to the warrant that was issued by the Company to Avnet, Inc. For further details, see also "Use of Proceeds," "Principal and Selling Stockholders," "Description of Capital Stock – Warrant," "Management – New Equity Plan of the Company, Deferred Stock Agreements, Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger" and "Certain Relationships and Related Transactions – Outstanding Equity Awards."

DILUTION

            If you invest in our common stock, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share upon the completion of this offering.

        The net tangible book value per share of our common stock represents the amount of our total tangible assets (total assets less goodwill and other identifiable intangible assets) less total liabilities, divided by the total number of outstanding shares of common stock. Our net tangible book value as of March 31, 2008 was a deficit of approximately $(35.7) million, or $(11.76) per share, based on the actual number of shares of common stock outstanding as of March 31, 2008.

        After giving effect to the sale of shares of common stock being offered by us in this offering at an assumed initial public offering price of $9.00 per share, (the mid-point of the range shown on the cover page of this prospectus) the use of such proceeds to repay a portion of the outstanding indebtedness of CAC and STI as described under "Capitalization" and "Use of Proceeds" and the deduction of estimated underwriting commissions and offering expenses payable by us, our pro forma as adjusted net tangible book value, as of March 31, 2008, would have been approximately $(13.1) million, or $(2.14) per share of common stock. This represents an immediate increase in net tangible book value of $9.62 per share of common stock to our existing stockholders, and an immediate dilution in net tangible book value of $11.14 per share of common stock to new investors purchasing shares in this offering.

        The following table illustrates this dilution per share of our common stock:

Assumed initial public offering price per share		$9.00
Net tangible book value per share as of March 31, 2008	$(11.76)
Increase per share attributable to investors in this offering	$9.62

As adjusted net tangible book value per share after this offering		$(2.14)

Dilution in net tangible book value per share to investors in this offering		$11.14

        The following table summarizes, as of March 31, 2008, on the pro forma basis described above, the total number of shares of common stock purchased from us, the total consideration paid or to be paid for those shares and the average price paid per share by our existing stockholders and new investors purchasing shares in this offering. The calculations with respect to shares of common stock purchased by new investors in this offering reflect an assumed initial public offering price of $9.00 per share (the mid-point of the range shown on the cover page of this prospectus). The calculations with respect to the total consideration of our existing stockholders reflect the cash paid by CAC shareholders and the fair market value of outstanding shares issued in connection with the STI Merger:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
			(in thousands)
Existing stockholders	3,036,810	50%	$11,020	29%	$3.63
Common stock issuable upon completion of this offering (1)	84,915	1%	–	–	$0.00
New investors	3,000,000	49%	27,000	71%	$9.00

Total	6,121,725	100%	$38,020	100%	$6.21

(1)
Reflects 84,915 shares of our common stock eligible for issuance under agreements with each of Mr. Robert Muir, Mr. Daniel S. Milburn and a third-party consultant which will be issued on the completion of this offering. As of May 31, 2008, 47,420 shares of common stock remain eligible for issuance under these agreements due to the vesting of 37,495 shares at May 31, 2008.

        The above discussion and tables exclude an aggregate of 450,000 shares of common stock issuable pursuant to the underwriters' over-allotment option. The above discussion and tables also assume no exercise of stock options to purchase 164,178 shares of our common stock outstanding as of March 31, 2008, with a weighted average exercise price of $24.32 per share, and no exercise of the warrant to purchase 231,514 shares of our common stock outstanding as of the closing of the STI Merger, at an exercise price of $0.00039 per share. If the stock options and the warrant were exercised as of March 31, 2008, then our existing stockholders, including the holders of these options and the warrant, would own 54% and our new investors would own 46% of the total number of shares of our common stock outstanding upon closing of this offering, representing 54% and 46% of the voting power of such shares of common stock, respectively.

        We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

SELECTED FINANCIAL INFORMATION

            The following table sets forth selected financial information for CTI, CAC, and its predecessor, Consonus, Inc., for the periods indicated. The following selected financial information should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.

        The statement of operations for the year ended December 31, 2003 and the balance sheet information as of December 31, 2003 have been derived from unaudited financial information of our predecessor, Consonus, Inc.

        The statements of operations information for the year ended December 31, 2004 and the balance sheet information as of December 31, 2004 on the date thereof have been derived from the audited financial statements of our predecessor, Consonus, Inc.

        The statement of operations information for the year ended December 31, 2005 includes a predecessor company, Consonus, Inc., for the period from January 1, 2005 to May 30, 2005 and a successor company, CAC, for the period May 31, 2005 to December 31, 2005 (CAC was incorporated on March 31, 2005, but CAC did not buy the assets of Consonus, Inc. until May 31, 2005 and therefore this period only includes operations for the period May 31, 2005 to December 31, 2005). The balance sheet information as of December 31, 2005 has been derived from the audited financial statements of CTI.

        The statement of operations information for the years ended December 31, 2006 and 2007 and the balance sheets information as of the date thereof have been derived from the audited financial statements of CTI. The statement of operations information for the three months ended March 31, 2007 and 2008 and the balance sheet information as of the date thereof have been derived from the unaudited financial statements of CTI. All financial information is presented in thousands, except share and per share data.

	For the year ended December 31,				For the year ended December 31,		Three months ended March 31,
				Successor Period May 31, 2005 to December 31, 2005
			Predecessor Period January 1, 2005 to May 30, 2005
	2003	2004			2006	2007	2007	2008
							(as restated)
							(unaudited)
Statement of Operations Data:
Revenues	$7,372	$6,003	$3,254	$5,010	$7,112	101,039	$24,003	$25,127
Cost of revenues	4,111	2,710	1,122	1,655	2,698	73,209	18,354	17,501

Gross profit	3,261	3,293	2,132	3,355	4,414	27,830	5,649	7,626

Selling, general and administrative expenses	3,048	2,351	1,012	1,375	2,383	24,876	5,391	6,669
Depreciation and amortization expense	1,440	745	288	690	1,163	3,565	764	1,042
Failed acquisition expenses and write-off of previously capitalized offering costs	–	–	–	–	198	–	–	5,924
Research and development expense	–	–	–	176	–	–	–	–

Total other operating expenses	4,488	3,096	1,300	2,241	3,744	28,441	6,155	13,635

(Loss) income from operations	(1,227)	197	832	1,114	670	(611)	(506)	(6,009)
Interest income (expense), net	93	120	51	(600)	(1,133)	(4,035)	(981)	(1,070)
Other (expense) income	(15)	6	(10)	–	–	–	–	–

(Loss) income before taxes	(1,149)	323	873	514	(463)	(4,646)	(1,487)	(7,079)
Income tax (benefit) expense	(400)	12	363	173	(176)	303	200	–

Net (loss) income	$(749)	$311	$510	$341	$(287)	$(4,949)	$(1,687)	$(7,079)

Basic (loss) earnings per share	$(14,980)	$6,215	$10,188	$0.18	$(0.15)	$(1.78)	$(0.65)	$(2.42)
Diluted (loss) earnings per share	$(14,980)	$6,215	$10,188	$0.17	$(0.15)	$(1.78)	$(0.65)	$(2.42)
Basic shares (1)(2)(3)	50	50	50	1,874,787	1,895,171	2,774,733	2,603,172	2,920,764
Diluted shares (1)(2)(3)	50	50	50	1,994,694	1,895,171	2,774,773	2,603,172	2,920,764
Balance Sheet Data: (4)
Cash and cash equivalents	$429	$336		$–	$–	$982	$639	$1,557
Total assets	20,063	21,400		19,498	21,673	100,971	105,111	91,624
Long-term debt (including current portion)	–	–		14,356	13,717	43,121	48,391	44,506
Total liabilities	1,248	2,275		16,515	18,018	89,662	91,728	87,788
Stockholders' equity	18,815	19,126		2,983	3,655	11,309	13,382	3,836

(1)
During 2003, the parent of Consonus, Inc, Questar InfoComm, Inc., recapitalized Consonus, Inc. with 50 shares of common stock. The shares presented for 2002 reflect the recapitalization.

(2)
On May 31, 2005, CAC acquired the assets of Consonus, Inc. shares for the year ended December 31, 2005 reflect the CAC shares held by KLI.

(3)
On January 22, 2007, the STI Merger became effective and common stock of CTI was issued to STI and CAC shareholders. Basic and diluted shares for 2005 and 2006 have been retroactively adjusted to reflect the conversion of CAC shares into shares of CTI common stock.

(4)
No balance sheet data is presented as of May 30, 2005.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

            Our unaudited pro forma condensed consolidated financial data has been prepared by applying pro forma adjustments to the historical financial statements of CTI, the historical financial statements of CAC and the historical financial statements of STI, which are included elsewhere in this prospectus.

        In connection with the STI Merger, CAC's shares in its subsidiary, CTI, were canceled, and the shareholders of STI and CAC exchanged their respective shares for new shares of CTI. As CAC and CTI were under common control by KLI at the time of the STI Merger, the financial statements of CAC and CTI have been combined at historical values as of the date of inception (March 31, 2005) of CAC. All references to CAC within the document refer to the combined historical financial statements of CAC and CTI prior to the STI Merger with CTI being the surviving entity.

        On January 22, 2007, the STI Merger was effective. The acquisition was accounted for under the purchase method of accounting in accordance with SFAS 141 and the acquired assets and liabilities were recorded at their estimated fair values. The purchase price was approximately $41.7 million consisting of 761,118 shares of our common stock, 231,514 of stock warrants, and 172,361 of stock options, assumption of $29.5 million in long-term debt, acquisition related expenses of approximately $1.0 million consisting of legal and other professional fees and approximately $0.4 million for the repayment of notes payable to stockholders of STI. The estimated fair value of the equity instruments was approximately $10.8 million.

        The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2007 gives effect to the following transactions as if each had occurred on January 1, 2007:

  •
  the STI Merger, as discussed above and throughout this prospectus;
  •
  the issuance of 3,000,000 shares of our common stock in this offering at an assumed price of $9.00 per share, the mid-point of the range shown on the cover of this prospectus; and
  •
  the use of the proceeds we will receive as set forth in the "Use of Proceeds" section of this prospectus.

        As part of the 2007 Equity Plan (see "Management – Equity Awards under the 2007 Equity Plan") we issued to certain officers in January 2007, 133,333 shares of restricted stock and 130,533 shares of deferred stock that are subject to service and performance based criteria. Of the 263,866 total shares to be issued, 132,399 shares vested in the first year, 65,732 will vest in the second year and 65,735 will vest in the third year. These shares exclude 11,100 shares of deferred stock which were forfeited prior to the date of this prospectus. CTI will measure and record compensation expense for these equity instruments in accordance with the provisions of the Statements of Financial Accounting Standards (SFAS) 123R, "Share-Based Payment."

        In addition, STI recorded approximately $1.8 million of compensation expense prior to the STI Merger in connection with the forgiveness of notes receivable from Michael G. Shook and William M. Shook as described under "Certain Relationship and Related Transactions – Indebtedness owed by Michael G. Shook and William M. Shook to STI." Furthermore, STI recorded compensation expense of approximately $0.2 million immediately prior to the STI Merger in connection with the acceleration of vesting of stock options and the modification of the exercise price of certain options in accordance with the provisions of SFAS 123R. Because these items are non-recurring in nature, we have not given effect to them in the pro forma condensed consolidated statement of operations.

        In addition, the unaudited pro forma condensed consolidated statement of operations does not reflect the expenses directly related to the proposed transactions summarized above.

        The unaudited pro forma condensed consolidated balance sheet as of March 31, 2008 gives effect to the following transactions as if they had occurred on March 31, 2008:

  •
  the sale of 3,000,000 shares of common stock in this offering at the assumed initial public offering price of $9.00 per share, the mid-point of the range shown on the cover page of this prospectus, after deducting estimated underwriting commissions and offering expenses; and
  •
  the use of the proceeds we will receive as set forth in the "Use of Proceeds" section of this prospectus.

        The historical financial data for CTI, CAC and STI was derived from their audited and unaudited historical financial statements. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2008 includes the unaudited consolidated balance sheet of CTI as of March 31, 2008. The pro forma condensed consolidated statement of operations for the year ended December 31, 2007 includes the audited results of operations from CTI. It also includes the unaudited results of operations of STI from January 1, 2007 to January 22, 2007, the date of the STI Merger.

        The unaudited pro forma consolidated financial information is based upon currently available information, assumptions, and estimates which we believe are reasonable. These assumptions and estimates, however, are subject to change. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma information. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the transactions or the STI Merger been consummated on or as of the dates indicated and such data are not necessarily indicative of future operating results or financial position. The unaudited pro forma condensed consolidated financial data should be read in conjunction with each of the historical companies' financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included elsewhere in this prospectus.

CTI

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2008
(amounts in thousands)

	CTI	Pro Forma Adjustments	Note 3	CTI Pro Forma Consolidated
Assets
Cash and cash equivalents	$1,557	$8,609	(A)	$10,166
Accounts receivable, net	14,823	–		14,823
Current portion of prepaid data center services costs	11,260	–		11,260
Prepaid expenses and other current assets	1,829	–		1,829

Total current assets	29,469	8,609		38,078
Fixed assets, net	20,224	–		20,224
Goodwill and other identifiable intangible assets	39,537	–		39,537
Prepaid data center services costs	2,343	–		2,343
Other assets	51	–		51

Total Assets	$91,624	$8,609		$100,233

Liabilities and Stockholders' Equity
Accounts payable	$13,415	$(60)	(B)	$13,355
Accrued expenses	6,388	(1,948)	(C)	4,440
Payable to parent	1,106	–		1,106
Current portion of long-term debt	5,560	–		5,560
Current portion of deferred revenue	18,157	–		18,157

Total current liabilities	44,626	(2,008)		42,618
Deferred revenue, net of current portion	3,822	–		3,822
Long-term debt, net of current portion	38,946	(12,000)	(D)	26,946
Other liabilities	394	–		394

Total liabilities	87,788	(14,008)		73,780

Stockholders' equity:
Common stock	–	–	(E)	–
Additional paid-in capital	13,600	22,617	(F)	36,217
Common stock warrants	2,316	–		2,316
Accumulated deficit	(12,074)	–		(12,074)
Accumulated other comprehensive loss	(6)			(6)

Total stockholders' equity	3,836	22,617		26,453

Total liabilities and stockholders' equity	$91,624	$8,609		$100,233

See accompanying notes to pro forma condensed consolidated financial statements

CTI

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2007
(amounts in thousands, except share and per share amounts)

	CTI	STI For the period January 1 to January 22, 2007 (Pre-STI Merger)	Pro Forma Adjustments	Note 4	CTI Pro Forma Consolidated
		(Restated)
Revenues:
Data center services and solutions	$35,449	$1,384	$–		$36,833
IT infrastructure services and solutions	65,590	1,746	–		67,336

Total revenues	101,039	3,130	–		104,169

Cost of revenues:
Data center services and solutions	21,349	953	–		22,302
IT infrastructure services and solutions	51,860	1,434	–		53,294

Total cost of revenues	73,209	2,387	–		75,596

Gross profit	27,830	743	–		28,573

Selling, general and administrative expenses	24,876	3,920	(2,762)	(1)	26,034
Depreciation and amortization expense	3,565	52	85	(2)	3,702

Total other operating expenses	28,441	3,972	(2,677)		29,736

Income (loss) from operations	(611)	(3,229)	2,677		(1,163)
Interest income (expense), net	(4,035)	(238)	1,120	(3)	(3,153)

Income (loss) before taxes	(4,646)	(3,467)	3,797		(4,316)
Income tax expense	303	–	437	(4)	740

Net income (loss)	$(4,949)	$(3,467)	$3,360		$(5,056)

Net loss per share – basic and diluted	$(1.78)				$(0.94)

Weighted average number of shares – basic and diluted	2,774,733				5,406,287

See accompanying notes to pro forma condensed consolidated financial statements

CTI

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

Note 1 – Purchase Price Allocation

            On October 18, 2006, the Merger Agreement was entered into between CAC and Strategic Technologies, Inc (STI), and closed on January 22, 2007. The STI Merger was accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations." Under this method of accounting, STI was determined to be the acquired company for accounting and financial reporting purposes. The financial results of STI are included in the consolidated financial statements of the Company from the date of acquisition.

        Consideration paid to the stockholders of STI included 761,118 shares of common stock, 231,514 warrants to purchase common stock, and 172,361 stock options that vested immediately prior to the merger. The aggregate purchase consideration was determined as follows (in thousands):

Fair value of common stock	$7,632
Fair value of vested stock options	874
Fair value of warrant	2,316
Direct and incremental transaction costs	1,392

Total	$12,214

        Included in the transaction costs is approximately $624,000 of costs payable to a principal stockholder for consulting services provided in connection with the merger.

        The estimated purchase price has been allocated based on estimated fair values of assets acquired and liabilities assumed. The Company's purchase price allocation is as follows (amounts in thousands):

Cash	$1,944
Accounts receivable	17,064
Property and equipment	6,217
Goodwill	20,026
Customer relationships	16,000
Developed technology	2,000
Other assets	11,552
Outstanding debt	(29,505)
Other liabilities assumed	(33,084)

Total	$12,214

        As part of the allocation of the purchase price, the Company estimated the fair value of the acquired deferred revenue and prepaid data center services costs in accordance with SFAS 141 and related literature, including Emerging Issues Task Force (EITF) 01-3, "Accounting in a Business Combination for Deferred Revenue of an Acquiree" and EITF 04-11, "Accounting in a Business Combination for Deferred Postcontract Customer Support Revenue of a Software Vendor". This guidance requires the acquiring entity to recognize a legal performance obligation related to a revenue arrangement of an acquired entity and that the amount assigned to that liability should be based on its fair value at the date of the acquisition. The Company decreased the historical carrying value of STI's deferred revenue by approximately $3,018,000 and the prepaid data center services costs by approximately $403,000 to management's estimate of fair value in connection with the allocation of the purchase price of the STI Merger.

Note 2 – Unaudited Pro Forma Condensed Consolidated Net Loss Per Share

            The pro forma basic and diluted weighted average common shares outstanding reflect:

  •
  761,118 shares of common stock issued in connection with the financing of our acquisition of STI, as if the shares had been issued on January 1, 2007.

  •
  Conversion of 15,000,000 shares of preferred stock into 65,066 shares of common stock in connection with the acquisition of STI, as if the conversion had occurred on January 1, 2007.

  •
  18,380 shares of common stock issued to a related party in connection with the acquisition of STI, as if the conversion had occurred on January 1, 2007.

  •
  96,310 shares of common stock issuable by CAC in connection with its stock-based compensation plan executed prior to the acquisition of STI with assumed vesting on January 1, 2007, as a result of the vesting that will occur upon consummation of this offering.

  •
  31,246 shares of common stock issuable by CAC in connection with stock-based compensation to a third-party consulting firm in connection with the acquisition of STI, as if the conversion had occurred on January 1, 2007.

  •
  133,333 shares of restricted stock issued by CTI in connection with the acquisition of STI, as if the shares had been issued on January 1, 2007 with assumed vesting over the required service period. The 133,333 shares of restricted common stock vest over a three year period with 66.66% vesting in the first year and 16.67% vesting in the second and third year.

  •
  130,533 shares of deferred common stock issued by CTI in connection with the acquisition of STI, as if the shares had been issued on January 1, 2007 with assumed vesting over the required service period. The 130,533 shares of deferred common stock are assumed to vest ratably over a three year period.

  •
  3,000,000 shares of common stock to be issued in this offering, to the extent such proceeds are used to repay outstanding indebtedness.

        A reconciliation of the historical basic weighted average common shares outstanding to the pro forma basic weighted average common shares outstanding is as follows:

Historical basic weighted average shares outstanding	2,774,733
Shares issued in connection with the STI Merger	43,790
Shares issued for conversion of preferred stock in connection with the STI Merger	3,744
Shares issued to related party in connection with the STI Merger	1,057
Deferred shares issued to historical CAC shareholders that vest upon completion of this offering	73,208
Deferred shares issued to third party consulting firm	31,246
Vested restricted stock issued in connection with the STI Merger	–
Vested deferred stock issued in connection with the STI Merger	–
Repurchase of common stock	–
Shares issued in connection with this offering, to the extent such proceeds were used to repay outstanding indebtedness	2,478,509

Total shares	5,406,287

Note 3 – Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

            The following adjustments were applied to the pro forma condensed consolidated balance sheet (in thousands):

(A)
Adjustment to reflect the estimated net proceeds from this offering discussed in this prospectus. Amount includes gross proceeds of $27,000 less remaining estimated offering expenses to repay in connection with the transaction of $5,902, less $12,000 of proceeds used to repay certain indebtedness owed to Avnet, Inc. and payment of STI Merger advisory fees of $489.

(B)
Adjustment to direct and incremental offering expenses included in accounts payable expected to be repaid with proceeds from this offering.

(C)
Adjustment to direct and incremental offering expenses included in accrued expenses expected to be repaid with proceeds from this offering.

(D)
Adjustment to remove $12,000 of notes payable to Avnet Inc. expected to be repaid with proceeds from this offering.

(E)
To record the par value of the common stock issued as part of this offering. Amount rounds to zero.

(F)
To record additional paid-in capital as part of this offering.

Record issuance of common stock as part of this offering	$27,000
Deduct remaining estimated transaction fees expected to be incurred in connection with this offering	(4,383)

$22,617

        During the three months ended March 31, 2008 the Company expensed approximately $5.9 million of previously capitalized offering costs due to the postponement of our proposed initial public offering. These expensed offering costs will not be reflected as reduction of additional paid-in capital upon consummation of the offering. The $4.4 million of estimated offering costs included in the above table reflect those remaining costs estimated to be incurred in connection with the current offering.

Note 4 – Adjustment to Unaudited Pro Forma Condensed Consolidated Statements of Operations

            The following adjustments were applied to our historical financial statements and those of STI to arrive at the pro forma consolidated statement of operations (in thousands):

(1)
Adjustment to selling and general and administrative expenses for the following:

a.	Adjustment for the stock compensation expense associated with the shares issued under the 2007 Equity Plan in accordance with the provisions of SFAS 123R "Share Based Payments"	$67
b.	Adjustment to exclude compensation expense prior to the merger in connection with the forgiveness of notes receivable from shareholders of STI since they are considered non-recurring	(1,791)
c.	Remove acquisition related expenses incurred by STI prior to the STI Merger	(865)
d.	Adjustment to exclude compensation expense related to acceleration of vesting of stock options and the modification of the exercise price of certain options of STI recorded prior to the STI Merger since they are considered non-recurring	(173)

		$(2,762)

(2)
Adjustment to STI amortization of intangibles as if STI Merger had occurred on January 1, 2007. Amount of purchase price allocated to definite-lived intangible assets consists of $16,000 related to customer relationships/backlog with an estimated useful life of 10 years being amortized in a pattern consistent with which the economic benefit is expected to be realized and $2,000 related to proprietary technology with an estimated useful life of 4 years being amortized on a straight-line basis.

(3)
Adjustments have been made to reflect the following adjustments to interest expense:

  The following summarizes those adjustments:

Adjustment to interest expense to reflect the removal of interest expense associated with the notes payable of approximately $12.0 million expected to be paid off in connection with the proceeds of this offering	$1,120

(4)
Adjustment to reflect the incremental provision for state and federal income taxes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            You should read the following management's discussion and analysis of financial condition and results of operations, or MD&A, together with the financial statements and related notes contained elsewhere in this prospectus. This discussion and analysis contains forward looking statements about our business, operations and industry that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our future results and financial condition may differ materially from those we currently anticipate as a result of the factors we describe under "Forward-looking Statements" and "Risk Factors" and elsewhere in the prospectus. The financial information presented herein has been prepared on the basis of U.S. Generally Accepted Accounting Principles.

Overview

            We are a provider of IT infrastructure, data center solutions and related managed services to the growing small and medium size business market in the East, Southeast and select markets in the Western part of the United States. Our highly secure and reliable data centers combined with our ability to offer a comprehensive suite of related IT infrastructure services give us the ability to offer our customers customized solutions to address their critical needs of data center availability, data manageability, disaster recovery and data consolidation as well as a variety of other related managed services.

        Our data center related services and solutions primarily enable business continuity, back-up and recovery, capacity-on-demand, regulatory compliance (such as email archiving), virtualization, data center best practice methodologies and software as a service. Additionally, we provide managed hosting, maintenance and support for all of our solutions, as well as related professional and consulting services.

        Our merger with STI has significantly expanded our breadth of offerings and geographic footprint. Today, our large and diverse customer base consists of over 650 active customers in 38 states in the United States. With several customers in each of the industries we serve, including financial services, government, manufacturing, pharmaceutical, telecommunications, technology, education, utilities, healthcare and consumer goods, we have a well-diversified revenue base with no one customer exceeding 5% of our pro forma revenue for the year ended December 31, 2007.

        In connection with the STI Merger, CAC's shares in its subsidiary, CTI, were canceled, and the shareholders of STI and CAC exchanged their respective shares for new shares of CTI. As CAC and CTI were under common control by KLI at the time of the STI Merger, the financial statements of CAC and CTI have been combined at historical values as of the date of inception (March 31, 2005) of CAC. All references to CAC within the document refer to the combined historical financial statements of CAC and CTI prior to the STI Merger with CTI being the surviving entity.

        In January 2008, CTI's board of directors approved a reverse stock split whereby each 1.5 shares of common stock were exchanged for 1 share of common stock. All CAC and CTI historical share and per share amounts have been retroactively adjusted to give effect to this reverse stock split.

        The following sections provide a discussion and analysis of the historical results of CTI, CAC and STI. We have integrated the discussion and analysis as much as possible to emphasize those areas that management believes are most germane to an understanding of the combined company. Accordingly, we have presented descriptive information, such as a narrative description of our sources of revenue, revenue drivers, operating expenses, critical accounting estimates and policies and other information as if STI and CAC were a single company. Information that relates to historical financial results is presented separately for each of CAC and STI, with information for CTI preceding information for CAC due to the relative size and scale of their historical operations.

        STI has restated its statements of operations for the years ended December 31, 2005 and 2006. The restatement resulted from a correction of an error in the application of EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" for certain maintenance contracts resold by the Company. STI resells certain maintenance contracts whereby the vendor is contractually obligated to provide the services. STI has previously reported these maintenance contract revenues on a gross basis and the costs paid to vendors were reflected in costs of data center services. The statements of operations have been restated to reflect the net fees retained by STI for these maintenance contracts as data center services revenues with no associated costs of sales. The restatement has no effect on previously reported net income (loss), stockholders' deficit, or cash flows. The following table presents the impact of the adjustments on STI's data center services revenues and related costs of services included in the statements of operations for the years ended December 31, 2005 and 2006:

	Year Ended December 31,
	2005	2006
Data center services revenue, as reported	$37,810,165	$31,438,536
Restatement Adjustment	(5,199,257)	(6,307,472)

Data center services revenue, as restated	$32,610,908	$25,131,064

Cost of data services, as reported	$25,463,192	$22,573,618
Restatement Adjustment	(5,199,257)	(6,307,472)

Costs of data center services, as restated	$20,263,935	$16,266,146

        The Company has also restated its statements of operations for the first, second and third quarters of 2007. The restatement resulted from a correction of an error in the application of EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" for certain maintenance and service contracts resold by the Company. The Company resells certain maintenance and service contracts whereby the vendor is contractually obligated to provide the services. The Company has previously reported these maintenance and service contract revenues on a gross basis and the costs paid to vendors were reflected in costs of data center services. The statements of operations have been restated to reflect the net fees retained by the Company for these maintenance contracts as data center services revenues and for these service contracts as IT infrastructure services with no associated costs of sales. The restatement also resulted from a correction of errors related to the cutoff of certain revenues. The Company had erroneously reported certain transactions as if the terms were Free on Board (FOB) shipping point, when in fact certain transactions were FOB destination and should not have been recorded within certain quarters. There were also other miscellaneous immaterial adjustments in connection with the restatement.

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Total 2007
	(as restated)	(as restated)	(as restated)
Revenues	$24,003	$25,370	$25,092	$26,574	$101,039
(Loss) income from operations	(506)	(18)	(456)	369	(611)
Net loss	$(1,687)	$(1,254)	$(1,609)	$(399)	$(4,949)
Net loss per share – basic and diluted	$(0.65)	$(0.45)	$(0.57)	$(0.14)	$(1.78)

Sources of Revenue

            We earn revenue by providing a comprehensive suite of data center and IT infrastructure services and solutions.

  •
  Our data center services and solutions: Revenue for our data center services and solutions are recognized on a monthly basis over the term of the contract which is generally one to three years. Data center services and solutions include:

    •
    Managed infrastructure: Revenue is derived primarily from the leasing of space in our data centers based on the number and size of cabinets and cages as well as other technical configurations;

      •
      Maintenance manager: Revenue is derived from providing multiple levels of support from proactive, mission-critical service to basic, self service maintenance;

      •
      Managed services: Our revenue is derived from managed services by providing services to our customer in managing their IT infrastructure for them; and

      •
      Managed bandwidth: Revenue is derived from the provision of services that connect customer equipment directly to a multi-carrier network based on committed or actual usage by our customer.

  •
  Our IT infrastructure services and solutions: Revenues for IT infrastructure services and solutions are recognized at the time the following conditions have been met: persuasive evidence of an arrangement; delivery has occurred; and the amount of fees to be paid by the customer is fixed or determinable and collection is reasonably assured. Because these revenues relate to the sale of hardware and software and the provision of related services, it is often necessary to separate the components for purposes of recording revenues, in accordance with the relevant accounting literature. Certain of these revenues are non-recurring and therefore tend to be more variable on a monthly and quarterly basis than data center services and solutions.

        Infrastructure solutions include:

      •
      Hardware and Software provisioning: Our revenue is derived from the resale of hardware and software products to our customers.

        Infrastructure services include:

      •
      Professional and Consulting services: Our revenue is derived from providing professional and consulting services including the architecture, design and installation of IT infrastructure, and the assessment, consolidation and planning of disaster recovery. Consulting services revenue is recognized as the services are rendered. Revenues generated from fixed price arrangements are recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours.

Revenue Drivers

            We view the North American market for IT infrastructure and data center services and solutions as highly fragmented with no single dominant player. Specifically, we believe the industry includes small regional providers serving the small and medium size business market, and a limited number of national and multi-national providers that serve larger business clients.

        We believe that there is a growing trend to outsource data center-related infrastructure and managed services to third-party providers. We expect this trend to remain healthy for the foreseeable future given the significant costs associated with attempting to deliver high-quality data center-related services through an in-house approach. In particular, we believe that small and medium size businesses face significant challenges in trying to deliver these services on their own because of restraints related to technical expertise and cost. We believe outsourcing these functions will allow organizations to focus capital and personnel resources on their core business operations, as opposed to IT infrastructure.

        Our ability to offer a comprehensive suite of data center infrastructure, along with related managed and professional services and solutions, provides us with an important competitive advantage to capitalize upon the growing trend of IT outsourcing within the small to medium business segment.

        In addition, we expect growth in this market to remain robust, as increasingly stringent regulatory requirements in North America, along with the potentially significant loss of revenue and credibility resulting from unannounced downtime, force businesses to invest in highly secure and reliable products and services such as those offered by us.

        Our revenue is difficult to predict on a monthly or quarterly basis and fluctuates from period to period due in part to the following:

  •
  our ability to retain and increase sales to existing customers, attract new customers, and satisfy our customers' requirements;
  •
  the timing of IT expenditures budgeted by our customers and the length of the sales cycle, which often exceeds six months for larger projects;
  •
  the timing of revenue recognition associated with large IT infrastructure projects, particularly hardware and software provisioning;
  •
  the rate of expansion and effectiveness of our sales force; and
  •
  general economic conditions.

Operating Expenses

            Operating expenses are comprised of all personnel costs together with the purchase of hardware and software components, advertising and marketing expenses, travel expenses, administrative expenses including insurance and professional fees, bandwidth, electricity costs and other costs associated with owning and operating our data centers and other real estate that we own or lease. We allocate these expenses to cost of revenue, selling and general and administrative expenses, and depreciation and amortization expenses.

Cost of Revenue

            Our cost of revenue consists of personnel costs, cost of sales from vendors with whom we are reselling their hardware and software, allocated lease and building costs, electricity costs and bandwidth. Payroll costs are expected to increase as employees are given increased compensation based on merit. We also expect our other costs (such as cost of revenue of hardware and software, electricity and bandwidth) to increase as we increase our revenues. We are expecting electricity costs to increase with expected rate increases charged by our power suppliers. We have also recently signed several new customer bandwidth contracts that will require us to increase our bandwidth usage. However, this increase in usage also allows us to negotiate better pricing on a per unit basis.

Selling, General and Administrative Expenses

            Our selling expenses consist primarily of compensation and commissions for our sales and marketing personnel. They also include advertising expenses, trade shows, public relations and other promotional materials. General and administrative expenses include personnel compensation and related personnel costs, professional services not allocated to other areas, insurance fees, franchise and property taxes, and other expenses not allocated to cost of revenue. We also anticipate that we will incur additional expenses related to professional services and insurance fees necessary to meet the requirement of being a public company.

Depreciation and Amortization Expenses

            Depreciation and amortization expenses consist of charges related to the depreciation of all of the property and equipment, including buildings, hardware, software, furniture and fixtures, and leasehold improvements. It also includes the amortization expense of intangible assets that have a definite life and are amortized over their estimated useful lives.

Interest Expense

            We incur interest expense from long-term fixed and variable rate debt. At March 31, 2008, CTI had long-term debt (including the current portion) of approximately $44.5 million. See "Liquidity and Capital Resources."

Significant Accounting Estimates and Policies

            Our discussion and analysis of our financial condition and results of operations is based on the financial statements of STI, CAC and CTI, which have been prepared in accordance with accounting principles generally accepted in the United States of America and have been reported in United States dollars. The preparation of these financial statements require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses together with disclosure of contingent assets and liabilities. We review our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates and estimates may differ under different assumptions or conditions. We believe the following accounting policies and estimates to be critical to the judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

            We derive revenues from data center services and IT infrastructure solutions and services. Data center services are comprised of managed infrastructure, managed services and maintenance support services. IT infrastructure solutions and services include the resale of hardware and software, along with consulting and integration services. We recognize revenues in accordance with Securities and Exchange Commission's (SEC) Staff Accounting Bulletin No. 104, "Revenue Recognition" (SAB 104). We recognize revenue when all of the following conditions are satisfied: there is persuasive evidence of an arrangement; delivery has occurred; the collection of fees is probable; and the amount of fees to be paid by the customer is fixed or determinable. Delivery does not occur until products have been shipped or services have been provided and risk of loss has transferred to the client.

        When we provide a combination of the above referenced products or services to customers, recognition of revenues for the hardware and related maintenance services component is evaluated under Emerging Issues Task Force Issue (EITF) No. 00-21 (EITF 00-21), "Revenue Arrangements with Multiple Deliverables" provided any software included in the arrangement is not essential to the functionality of the hardware based on guidance included in EITF 03-5, "Applicability of AICPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software." Hardware and related elements qualify for separation under EITF 00-21 when the services have value on a stand-alone basis, objective and verifiable evidence of fair value of the separate elements exists and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in our control. Fair value is determined principally by reference to relevant third-party evidence of fair value in accordance with EITF 00-21. Such third-party information is readily available since we primarily resell products offered by our vendors. The application of the appropriate accounting guidance to our sales requires judgment and is dependent upon the specific transaction. We recognize revenues from the sale of hardware products at the time of sale, provided the SAB 104 revenue recognition criteria are met and any undelivered elements qualify for separation under EITF 00-21.

        Software and related maintenance and professional services provided by us are evaluated under Statement of Position (SOP) No. 97-2 (SOP 97-2), "Software Revenue Recognition." In arrangements that include multiple elements, including software licenses, maintenance and/or professional services, we allocate and defer revenue for the undelivered items based on vendor-specific objective evidence (VSOE) of the fair value of the undelivered elements, and recognize the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. VSOE of fair value for each undelivered element is based on the price for which the undelivered element is sold separately. We determine the fair value of the undelivered elements based on historical evidence of stand-alone sales of these elements to third parties. When VSOE does not exist for undelivered items such as maintenance and professional services, then the entire arrangement fee is recognized ratably over the performance period.

        Maintenance contract revenue is deferred and recognized ratably over the contractual period. The deferred revenue consists primarily of the unamortized balance of product maintenance. Occasionally, we resell maintenance contracts to certain customers in which we assume an agency relationship as defined by EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." For such contracts, we generally have no further obligation to the customer beyond the billing and collection of the maintenance contract amount. These agent maintenance contracts are established between the vendor and the customer and we have no obligation to provide the maintenance services. In such arrangements, we recognize the net fees retained by us as revenues at the time of sale with no associated costs of sales.

        Consulting services revenue is recognized as the services are rendered. Revenues generated from fixed price arrangements are recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours. For fixed price contracts when the current estimates of total contract revenue and contract cost indicate a loss, the estimated loss is recognized in the period the loss becomes evident.

        Unbilled services are recorded for consulting services revenue recognized to date that has not yet been billed to customers. In general, amounts become billable upon the achievement of contractual milestones or in accordance with predetermined payment schedules. Unbilled services are generally billable to customers within one year from the respective balance sheet date.

        Revenue, through our CAC subsidiary, also consists of monthly fees for data center services and solutions including managed infrastructure and managed services and is included within "data center services" revenue in the accompanying consolidated statements of operations. Revenue from managed infrastructure and managed services is billed and recognized over the term of the contract which is generally one to three years. Installation fees associated with managed infrastructure and managed services revenue is billed at the time the installation service is provided and recognized over the estimated term of the related contract or customer relationship. Costs incurred related to installation are capitalized and amortized over the estimated term of the related contract.

Allowances for Doubtful Accounts

            We evaluate the collectibility of accounts receivable based on a combination of factors. In circumstances where a specific customer's ability to meet its financial obligations is in question, we record a specific allowance against amounts due to reduce the net recognized receivable from that customer to the amount that we reasonably believe will be collected. For all other customers, we record a reserve for the remaining outstanding accounts based on a review of the aging of customer balances, industry experience, and the current economic environment. Our risk is related to, but not limited to, the overall economy and the success of our customers. We perform credit checks on new customers and, periodically, on existing customers to monitor the risk associated with collecting our receivables.

Accounting for Property and Equipment

            Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method. Buildings are depreciated over an estimated useful life of 30 to 40 years, software, computers and equipment are depreciated over an estimated useful life ranging from three to 15 years and office furniture and equipment is depreciated over an estimated useful life ranging from three to 10 years.

        Property and equipment held under capital leases and leasehold improvements are depreciated based on the straight-line method over the shorter of the lease term or estimated life of the assets.

Accounting for Goodwill and Intangible Assets

            As prescribed in the Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," certain indefinite-lived assets are no longer amortized but are subject to annual impairment assessments. An impairment loss is recognized to the extent that the carrying amount exceeds the estimated fair value of the intangible asset which would have a negative effect on our statement of operations. Our risk is that we will have to recognize an impairment loss. Definite long-lived assets continue to be amortized on a straight-line basis over their estimated useful life and are assessed for impairment utilizing guidance provided by SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

Accounting for Long-Lived Assets

            In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," long-lived assets, such as property, equipment, and definite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset which will lower our earnings in our statement of operations. Our risk is that we will have to recognize an impairment loss. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

Accounting for Fair Value of Financial Instruments

            The recorded amounts for cash, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these financial instruments. We believe that our debt obligations bear interest at rates which approximate prevailing market rates for similar characteristics and accordingly, the carrying values approximate fair value; however, our interest rates may not stay at levels that approximate the prevailing market rates.

Accounting for Derivative Financial Instruments

            All derivatives are recognized on the balance sheet at their fair values. The carrying value of the derivative is adjusted to market value at each reporting period and the increase or decrease is reflected in the statement of operations. In August 2005, we entered into an interest rate swap agreement with U.S. Bank. At May 31, 2008, this agreement covers a notional amount of approximately $4.9 million related to our term loan with U.S. Bank. In August 2007, the Company entered into an additional interest rate swap agreement with U.S. Bank. At May 31, 2008, this agreement covers a notional amount of approximately $1.7 million. We have entered into these agreements to minimize the risk of interest rate fluctuation in respect of our term loan. If the variable interest rate on our term loan falls below the stated amount that we pay on these swap agreements, we will increase our costs.

Accounting for Income Taxes

            We utilize the asset and liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities, and net operating loss and tax credit carry-forwards, utilizing enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect of any future change in income tax rates is recognized in the period that includes the enactment date. Changes in tax laws or tax rates may have an impact on the income taxes that we pay and on our results of operations.

Stock-Based Compensation

            In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), "Share Based Payment," (SFAS 123R) which was adopted as of January 1, 2006. It requires that the cost resulting from all share-based payment transactions be recognized in the financial statements using the fair value method. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow.

        We adopted an incentive compensation plan, referred to in this prospectus as the 2007 Equity Plan that was approved by our board of directors on December 15, 2006. The 2007 Equity Plan provides for the issuance of shares of common stock, options and incentive stock options, stock appreciation rights, restricted stock awards, deferred stock awards, bonus stock, dividend equivalents, performance awards and other stock-based awards that may be granted to our employees, directors, executive officers and consultants as well as those of our subsidiaries. See "Management – Equity Awards under the 2007 Equity Plan."

        On the closing of the STI Merger, a total of 366,667 shares of common stock have been reserved for issuance under the 2007 Equity Plan. On the closing of the STI Merger, we awarded (a) 133,333 restricted shares of common stock, which will be issued and outstanding upon issuance; and (b) 141,633 deferred shares of common stock, which will not be issued and outstanding until the completion of applicable vesting periods. In September 2007 and February 2008, we awarded 44,870 and 35,696, respectively, restricted shares of common stock, which will be issued and outstanding upon issuance. At March 31, 2008, 111,549 restricted shares of common stock and 87,023 deferred shares of common stock remain outstanding. As of March 31, 2008, 73,248 shares of common stock remain eligible for any future grants under the various types of equity awards existing under the 2007 Equity Plan.

        We initially reserved 366,667 shares of our common stock for issuance under the 2007 Equity Plan. Prior to the completion of this offering, we will amend the 2007 Equity Plan to increase the number of shares of common stock reserved for issuance under this plan to 466,667 shares and to provide that on the first day of each applicable year, the number of shares reserved for issuance under this plan will be increased, as necessary, by a number of shares of our common stock so that 100,000 shares of common stock, subject to the adjustment provisions of the plan, is available for issuance under this plan in that following year.

        The following information is presented for all equity related transactions of CAC and STI for the one year period ended December 31, 2006 and shares issued by CTI through May 31, 2008, including shares issued in connection with the STI Merger:

        In March, June, September and December, 2006, STI issued stock option grants for 193,092 shares of common stock, or 9,623 shares as converted in the STI Merger. The fair value of the underlying shares of common stock issued for these option grants was determined by STI using the estimated value associated with the merger of CAC and STI, which was based on valuation assumptions determined by management and the board of directors of both companies. As a result of this analysis, STI management and board of directors estimated the fair value for the STI common stock at approximately $0.73 per share during 2006, or $14.19 per share as converted in the STI Merger.

        On October 1, 2006, in connection with services provided pursuant to a third-party consulting agreement, CAC awarded 66 shares, or 24,261 shares as converted in the STI Merger, of common stock based on work performed through September 30, 2006. The value per share of CAC of $1,230, or $3.35 as converted in the STI Merger, was computed based on a valuation performed.

        On December 31, 2006, in connection with services provided pursuant to a third-party consulting agreement, CAC awarded 85 shares, or 31,246 shares as converted in the STI merger, of common stock based on work performed from October through December 31, 2006. The value per share of CAC of $1,606, or $4.37 as converted in the STI merger, was computed based on a valuation performed.

        In the October 1, 2006 and December 31, 2006 valuations, two valuation methodologies were considered: the Income Approach and the Market Approach. Among other factors, the valuation analysis considered all elements of valuation listed in Internal Revenue Service Ruling 59-60, which generally outlines the valuation of closely held companies. The board of directors of CAC adopted the resulting valuations as a basis to estimate the fair value of its common stock. The valuation engagement was completed in March 2007; therefore, these valuations would be categorized as "retrospective" valuations. However, as part of the valuation process, care was exercised to ensure that the valuation analyses reflected the business conditions and expectations as of each valuation date and did not include any bias resulting from subsequent events. The fair value estimates for the valuation as of September 30, 2006 and December 31, 2006 do not include any specific adjustments to reflect discounts for lack of liquidity/marketability. A discount for lack of control was employed due to the fact that there were not disproportionate returns that accrue to controlling shareholders. A discount for lack of liquidity/marketability was not employed due to the relative short time periods between the valuation dates and the date of the anticipated liquidity event.

        During December 2006, KLI contributed $700,000 of capital to CAC. They were awarded 66 shares of common stock of CAC, or 24,262 shares as converted in the STI Merger. They were only awarded shares for a portion of the contribution that they made per an agreement with other shareholders of CAC. KLI was only awarded shares based on $372,000 of the capital contribution which translates to a post-merger per share price of $15.33. The shares awarded were based on market value of CAC as determined in the STI Merger agreement by CAC and STI and the shares were awarded based on the agreement with CAC shareholders.

        During January 2007 just prior to the STI Merger, the Company issued 18,380 shares of common stock of CTI to a related party of its principal shareholder. The Company recorded compensation expense equal to the estimated fair value of the stock issued of $10.01 per share as determined by a valuation performed in connection with the STI Merger as described below.

        As of January 22, 2007, in connection with the STI Merger, and the issuance of restricted and deferred stock awards related to the STI Merger, a valuation was performed on CTI's common stock. The resulting value per share of $10.01 issued in the valuation report, was used as a basis for valuing the common stock issued in the STI Merger. The contemporaneous valuation performed utilized the income and market approaches. As part of the analyses, CTI was valued on a minority, non-marketable basis. The DCF method was assumed to include minority cash flows, therefore no minority discount was applied. The market approach yielded minority basis conclusions since it is based on the trading prices of individual shares of guideline company stock. Both approaches utilize a 5% discount for lack of marketability, which is based on the put option methodology. Among other factors, the valuation analysis considered all elements of valuation listed in Internal Revenue Service Ruling 59-60, which generally outlines the valuation of closely held companies.

        In September 2007, the Company issued 44,870 shares of restricted stock to an employee. The per share value of $12.00 used in determining the fair value of this award was based on the assumed initial public offering price per share of $12.00 at the time of the award.

        In January 2008, 102,350 shares of restricted stock and 43,510 shares of deferred stock vested under the 2007 Equity Plan. The Board of Directors approved a plan to purchase 51,013 shares of vested restricted and deferred stock issued under the 2007 Equity Plan and 12,449 shares of vested deferred stock issued under a previous CAC plan. These shares were repurchased by the Company at a per share price of $9.85 which was based on the estimated fair market price as agreed upon by the Board of Directors on the date of repurchase.

        In February 2008, the Company issued 35,696 shares of restricted stock to an employee. The per share value of $9.85 used in determining the fair value of this award was based on the estimated fair market price as agreed upon by the Board of Directors on the date of grant.

        In May 2008, the Company issued 44,620 shares of restricted stock to an employee. The per share value of $9.85 used in determining the fair value of this award was based on the estimated fair market price as agreed upon by the Board of Directors.

        In connection with the STI Merger, we assumed (i) a total of 347 unvested shares of CAC's common stock which represent all remaining unvested common equity interests in CAC and which were converted for 127,556 shares of our common stock pursuant to the applicable exchange ratio adjustment set forth in the Merger Agreement (of which, at March 31, 2008, 84,915 shares remain unvested); and (ii) all outstanding options to purchase 3,350,368 shares of STI common stock, which were converted into options to purchase 172,361 shares of our common stock, on substantially the same terms and conditions that were applicable under STI's amended and restated 1999 employee stock plan, except that the exercise price and number of shares subject to each Company option were adjusted to reflect the applicable exchange ratio adjustment set forth in the Merger Agreement (of which, at March 31, 2008, 164,178 options to purchase shares of our common stock remain outstanding).

        Since the beginning of 2003, valuations were performed of STI's common stock based on management's assumptions. Among other factors, the valuation analysis considered all elements of valuation listed in Internal Revenue Service Ruling 59-60, which generally outlines the valuation of closely held companies. The board of directors of STI adopted the resulting valuations as a basis to estimate the fair value of its common stock. For stock option grants issued for the 12 months ended December 31, 2006, STI applied the estimated value of the proposed merger of CAC and STI, which was based on valuation assumptions as determined by management and the board of directors of both companies. There were no stock options granted after December 31, 2006.

        The following table reflects the options granted by STI during the 12 month period ended December 31, 2006 as originally issued by STI and as converted to give effect to the STI Merger and the January 2008 reverse stock split. Prior to December 31, 2006 and the closing of the STI Merger, 9,000 shares of the original options granted by STI in the twelve months ended December 31, 2006 were forfeited prior to the closing of the STI Merger. There were no stock options granted during the year ended December 31, 2007 other than those exchanged in the CTI merger.

Quarter Ended	Number of Option Grants	Exercise Price	Grant Date Fair Value per Share	Number of Option Grants as converted	Post- conversion Exercise Price	Post- conversion Grant Date Fair Value per Share	Intrinsic Value
March 2006	2,000	$0.86	$0.73	103	$16.71	$11.09	$–
June 2006	1,000	$0.57	$0.73	51	$11.09	$14.19	$3.10
September 2006	165,592	$0.57	$0.73	8,208	$11.09	$14.19	$3.10
December 2006	24,500	$0.57	$0.73	1,261	$11.09	$14.19	$3.10

        As of March 31, 2008, the intrinsic value of all the outstanding vested and unvested instruments of CTI based on the estimated initial public offering price of $9.00 per share (the mid-point of the range set forth on the cover page of this prospectus) is represented in the following table:

	Number of Outstanding Shares	Aggregate Exercise Price	Aggregate Offering Price	Aggregate Intrinsic Value
Options	164,178	$3,993,352	$1,477,602	$–
Restricted Shares	111,549	$–	$1,003,941	$1,003,941
Deferred Shares	171,938	$–	$1,547,442	$1,547,442

Results of Operations

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2008

CTI

            The following table sets forth CTI's results of operations for the three months ended March 31, 2007 and 2008. The operating results of STI have been included in CTI's results as of the date of the STI Merger of January 22, 2007.

	2007	2008
	(as restated)
	(in thousands)
Revenues:
Data center services	$6,909	$10,980
IT infrastructure services	2,117	2,999
IT infrastructure solutions	14,977	11,148

Total revenues	24,003	25,127

Costs of revenues:
Costs of data center services	4,191	6,442
Costs of IT infrastructure services	1,492	1,961
Costs of IT infrastructure solutions	12,671	9,098

Total costs of revenues	18,354	17,501

Gross profit	5,649	7,626

Selling, general and administrative expenses	5,391	6,669
Write-off of previously capitalized offering costs	–	5,924
Depreciation and amortization expense	764	1,042

Total other operating expenses	6,155	13,635

Loss from operations	(506)	(6,009)
Interest expense, net	(981)	(1,070)

Loss before taxes	(1,487)	(7,079)
Income tax expense	200	–

Net Loss	$(1,687)	$(7,079)

Revenues

            Revenues of CTI increased approximately $1.1 million from $24.0 million for the three months ended March 31, 2007 to $25.1 million for the three months ended March 31, 2008. The increase resulted primarily from an increase in our data center services revenues as we have increased the number of our customers in our data centers from 79 at March 31, 2007 to 92 at March 31, 2008. The increase in data center services revenues was partially offset by a decrease in our IT infrastructure solutions revenue. At March 31, 2008, we had several large orders which had been received but which had not shipped by our distributor and therefore not recognized as revenue as of March 31, 2008.

Costs of Revenues

            Cost of revenues of CTI decreased approximately $0.9 million from $18.4 million for the three months ending March 31, 2007 to $17.5 million for the three months ending March 31, 2008. The decrease was related to the decrease in IT infrastructure solutions revenue. In addition, our costs of goods sold as a percentage of revenues decreased from 76.5% in 2007 to 69.7% in 2008. This decrease was related to higher utilization of the capacity of our data centers and better utilization of our staff performing professional services within our IT infrastructure services. Cost of revenue has also decreased due to certain large revenue deals in 2007 in IT infrastructure solutions which had a higher than normal cost of goods sold percentage as compared to revenues.

Selling, General and Administrative Expenses

            Selling, general and administrative expenses of CTI increased approximately $1.3 million from $5.4 million for the three months ending March 31, 2007 to $6.7 million for the three months ending March 31, 2008. As the STI Merger did not take place until January 22, 2007, expenses occurred in 2008 include an additional 21 days of expense related to STI.

Write-off of previously capitalized offering costs

            CTI wrote-off $5.9 million of previously capitalized offering costs for the three months ending March 31, 2008 since the proposed initial public offering was postponed for more than 90 days. No such write-offs occurred in 2007.

Depreciation and Amortization Expense

            Depreciation and amortization expense increased approximately $0.2 million from $0.8 million for the three months ended March 31, 2007 to $1.0 million for the three months ended March 31, 2008. Certain intangible assets acquired in connection with the STI Merger are amortized in a pattern consistent with the economic benefit that is expected to be realized. This resulted in an additional $0.2 million of amortization expense recognized in 2008 as compared to 2007.

Interest Expense, net

            Interest expense of CTI increased $0.1 million from $1.0 million for the three months ended March 31, 2007 to $1.1 million for the three months ended March 31, 2008. The increase in interest expense is primarily related to recognizing an additional $0.2 million of interest expense in 2008 as compared to 2007 as a result of the change in the market value of our derivative instruments. This was partially offset by lower debt balances and lower interest rates in 2008 compared to 2007.

Income Tax Expense

            The change in income tax expense was primarily due to the change in the loss before taxes and the inability to utilize certain state net operating losses.

Net Loss

            Net loss of CTI increased $5.4 million from $1.7 million for the three months ended March 31, 2007 to $7.1 million for the three months ended March 31, 2008. The increase in the net loss was primarily due to the write-off of the prepaid offering costs and an increase in interest expense and selling, general and administrative expenses, partially offset by increases in gross profit. As part of the allocation of the STI Merger purchase price, we estimated the fair value of the acquired deferred revenue and prepaid data center services costs. Based on this, we decreased the historical carrying value of STI's deferred revenue by approximately $3.0 million and the prepaid data center services costs by approximately $0.4 million. The decrease in the historical carrying value will have a negative effect on the future earnings of the Company. For the three months ended March 31, 2007 and 2008, our operating income was negatively affected by approximately $0.7 million and $0.1 million, respectively, from what otherwise would have been recognized using historical carrying values.

Year Ended December 31, 2006 Compared to the Year Ended December 31, 2007

CTI

            The following table sets forth CTI's results of operations for the year ended December 31, 2006 and 2007. The results of operations for the year ended December 31, 2006 are derived from the financial statements of CAC prior to the common control transaction on January 22, 2007.

	2006	2007
	(in thousands)
Revenues:
Data center services	$6,911	$35,449
IT infrastructure services	201	11,016
IT infrastructure solutions	–	54,574

Total revenues	7,112	101,039

Costs of revenues:
Costs of data center services	2,565	21,349
Costs of IT infrastructure services	133	7,333
Costs of IT infrastructure solutions	–	44,527

Total costs of revenues	2,698	73,209

Gross profit	4,414	27,830

Selling, general and administrative expenses	2,383	24,876
Failed acquisition expense	198	–
Depreciation and amortization expense	1,163	3,565

Total other operating expenses	3,744	28,441

Income (loss) from operations	670	(611)
Interest expense, net	(1,133)	(4,035)

Loss before taxes	(463)	(4,646)
Income tax (benefit) expense	(176)	303

Net Loss	$(287)	$(4,949)

Revenues

            Revenues of CTI increased approximately $93.9 million from $7.1 million for 2006 to $101.0 million for 2007. The increase primarily resulted from our merger with STI (revenues related to historical STI business for the year ended December 31, 2007 were $90.3 million) and the growth of revenue from new and existing customers (revenue from historical CTI business increased from $7.1 million to $10.7 million for the years ended December 31, 2006 and 2007). The customers in our data centers increased from 75 at December 31, 2006 to 93 at December 31, 2007.

Costs of Revenues

            Cost of revenues of CTI increased approximately $70.5 million from $2.7 million in 2006 to $73.2 million for 2007. The increase was primarily due to the cost of sales from the historical STI business for the year ended December 31, 2007, which were approximately $69.4 million. Cost of goods from the historical CTI business increased approximately $1.1 million primarily due to increases in electricity costs related to the growth of customers in our data centers.

Selling, General and Administrative Expenses

            Selling, general and administrative expenses of CTI increased approximately $22.5 million from $2.4 million for 2006 to $24.9 million in 2007. The increase was primarily attributed to $19.1 million of selling, general and administrative costs associated with the STI historical business and additional costs related to corporate overhead including costs related to the new board of directors for CTI. In addition, the increase was due to approximately $1.6 million of non-cash stock-based compensation expense recognized under SFAS 123R primarily in connection with an equity plan implemented as part of the STI Merger.

Failed Acquisition Expense

            In 2006, we incurred approximately $0.2 million related to failed acquisition costs. No such activities occurred in 2007.

Depreciation and Amortization Expense

            Depreciation and amortization expense increased approximately $2.4 million from $1.2 million in 2006 to $3.6 million in 2007. The increase was primarily due to an increase of approximately $0.9 million from the depreciation of the fixed assets acquired in the STI Merger and the amortization of identifiable intangibles acquired in the STI Merger of approximately $1.4 million.

Interest Expense, net

            Interest expense of CTI increased $2.9 million from $1.1 million for 2006 to $4.0 million for 2007. In connection with the STI Merger, CTI assumed $34.5 million of long-term debt which accounted for approximately $2.6 million of interest expense during the year ended December 31, 2007.

Income Tax (Benefit) Expense

            The change in income tax (benefit) expense was primarily due to the change in the loss before taxes and the inability to utilize certain state net operating losses.

Net Loss

            Net loss of CTI was $0.3 million for 2006 and $4.9 million for 2007. The increase in the net loss was primarily due to the increase in interest expense and a decrease in the operating income. Operating income (loss) decreased from $0.7 million for 2006 to $(0.6) million for 2007. As part of the allocation of the purchase price, we estimated the fair value of the acquired deferred revenue and prepaid data center services costs. Based on this, we decreased the historical carrying value of STI's deferred revenue by approximately $3.0 million and the prepaid data center services costs by approximately $0.4 million in connection with the allocation of the purchase price of the STI Merger. The decrease in the historical carrying value will have a negative effect on the future earnings of the Company. For the year ended December 31, 2007, our operating income was negatively affected by approximately $2.1 million from what otherwise would have been recognized using historical carrying values.

Year Ended December 31, 2005 Compared to Year ended December 31, 2006

STI

            The following table sets forth STI's results of operations for the years ended December 31, 2005 and 2006 (in thousands).

	Year Ended December 31, 2005	Year Ended December 31, 2006
	(Restated)	(Restated)
Revenues:
Data center services	$32,611	$25,131
IT infrastructure services	13,028	12,546
IT infrastructure solutions	31,983	54,206

Total revenues	77,622	91,883

Costs of revenues:
Costs of data center services	20,264	16,267
Costs of IT infrastructure services	9,215	8,832
Costs of IT infrastructure solutions	26,190	43,819

Total costs of revenues	55,669	68,918

Gross profit	21,953	22,965

Selling, general and administrative expenses	18,690	19,619
Acquisition related expenses	–	624
Depreciation and amortization expense	1,125	958

Total operating expenses	19,815	21,201

Income from operations	2,138	1,764
Interest expense, net	(4,007)	(3,450)

Loss before taxes	(1,869)	(1,686)
Income tax expense	4	20

Net Loss	$(1,873)	$(1,706)

Revenues

            Revenues of STI increased approximately $14.3 million or 18.4%, from $77.6 million for 2005 to $91.9 million for 2006. The increase resulted from a $22.2 million increase in STI's IT infrastructure solutions revenue from $32.0 million for 2005 to $54.2 million for 2006. The increase in STI's IT infrastructure solutions revenue was primarily attributable to the combined effect of acquiring a new customer in 2006 which accounted for billings of approximately $4.6 million, growth in revenue of $1.7 million to an existing customer, growth in billings of the education market, which STI had not previously been actively involved in of approximately $5.3 million, and growth from generating revenue from a newly added product line of approximately $5.2 million and a general increase in the demand for STI's solution sets that they offer.

        This increase in STI's IT infrastructure services and solutions revenue was offset by a $0.5 million decrease in STI's IT infrastructure services revenue from $13.0 million in 2005 to $12.5 million in 2006 and by a $7.5 million decrease in STI's data center services revenue from $32.6 million for 2005 compared to $25.1 million for 2006. The decrease was due to the loss of a significant customer (the customer left in mid 2005) that represented approximately $9.6 million of revenue for 2005. STI was able to partially offset the loss of this customer by increasing its customer base and increasing the revenue associated with services that STI provides its continuing customers.

Cost of Revenues

            Cost of revenues of STI increased approximately $13.2 million or 23.7%, from $55.7 million in 2005 to $68.9 million for 2006. STI revenue increased 18.4% which resulted in a corresponding increase in cost of revenue. Gross margin as a percentage of revenue for 2005 was 28.2% compared to 25.0% for 2006. This decrease in the gross margin percentage is due to the large increase by STI of its IT infrastructure services and solutions revenue which has a lower gross margin. During 2006, gross margin for IT infrastructure services and solutions was 21.1% compared to 35.3% gross margin for revenue in our data center services.

Selling, General and Administrative Expenses

            Selling, general and administrative expenses of STI increased approximately $0.9 million or 4.8% from $18.7 million for 2005 to $19.6 million 2006. The increase was primarily attributed to a $0.8 million increase in STI's compensation, benefits and travel costs related to the increase in revenue and a $0.2 million non-cash write down of fixed assets and inventory that are no longer in use.

Acquisition related expenses

            STI incurred costs in 2006 related to the STI Merger of approximately $0.6 million. No such expenditures were incurred during 2005.

Depreciation and amortization expense

            Depreciation and amortization expense decreased approximately $0.1 million as assets continue to become fully depreciated.

Interest Expense, net

            Interest expense of STI decreased $0.5 million or 12.5% from $4.0 million for 2005 to $3.5 million for 2006. Interest expense for 2005 included a one-time financing fee of $0.6 million and an additional $0.9 million of interest expense relating to the issuance of additional warrants pursuant to a restructuring agreement in May 2005 with one of STI's debt holders. No similar expense was incurred in 2006. The decrease was offset by an increase in the interest bearing debt as a result of the amendment to STI's debt arrangement in May 2005, whereby non-interest bearing obligations were amended to become interest bearing at an annual interest rate of 12%. Interest on this debt increased $0.4 million from $0.9 million for 2005 to $1.3 million for 2006. An increase in LIBOR rates in 2006 also contributed to an increase in interest expense on other indebtedness.

Net Loss

            Net loss of STI was $(1.9) million for 2005 and $(1.7) million for 2006. The decrease in the net loss is due to a $15.4 million increase in revenue which accounted for a $1.0 million increase in gross margin. The decrease in net loss is also attributed to a $0.5 million decrease in interest expense for 2006 as compared to 2005 and $0.1 million decrease in depreciation and amortization expense offset by an increase in selling, general and administrative costs of $0.9 million and acquisition related expenses in 2006 of $0.6 million. Operating income decreased from $2.1 million for 2005 to $1.7 million for 2006. The decrease in the operating income is primarily related to the increase in selling, general and administrative expenses and acquisition related expenses offset by the increase in revenue and gross margin as described above.

CTI

            The statement of operations for the year ended December 31, 2005 is presented for a combined twelve month period ended December 31, 2005, which includes a predecessor company (Consonus, Inc.) period from January 1, 2005 to May 30, 2005 and a successor company for the period May 31, 2005 to December 31, 2005 (we were incorporated on March 31, 2005, but did not buy the assets of

Consonus, Inc. until May 31, 2005 and therefore this period only includes operations for the period May 31, 2005 to December 31, 2005).

        The presentation represents a mathematical addition of the predecessor and successor periods and makes no attempt to present unaudited pro forma results for the combined periods. Such presentation is not appropriate under GAAP, but is presented in order to promote a meaningful discussion of changes in operations.

        The Company believes that the presentation allows the reader to evaluate comparable periods as the operations of the business did not change substantially due to the acquisition. Without a full year presentation, the Company believes that it is difficult to understand what happened to the operations of the business.

        Effective May 31, 2005, CAC acquired certain assets and liabilities of Consonus, Inc. Total consideration provided by CAC was approximately $18.4 million consisting of $13.0 million paid in cash at closing and $3.7 million in notes payable to the seller. CAC also expended approximately $1.7 million in transaction and closing costs. The $13.0 million in cash provided at closing was in part funded by a term loan of $10.5 million and $1.5 million from a revolving loan. Both the term loan and the revolving loan were provided under a new credit agreement with U.S. Bank. In conjunction with the acquisition, CAC recorded goodwill of approximately $1.6 million and other intangibles of $3.1 million, representing customer relationships. The customer relationships intangible asset is being amortized over the estimated economic useful life of seven years. The acquisition was accounted for as a purchase and the acquired assets were recorded at their fair values at the date of acquisition.

        The purchase price was allocated as follows (in thousands):

Current assets	$610
Property and equipment	13,601
Other assets	499
Intangibles – customer relationships and goodwill	4,728
Liabilities assumed	(1,013)

Total	$18,425

        The purchase price allocation impacted the results of operations primarily in two different areas. As a result of the purchase of the assets by CAC at May 31, 2005, CAC incurred interest expense of approximately $0.6 million for the period May 31, 2005 to December 31, 2005. Under the capital structure of Consonus, Inc. no interest expense was incurred for the period January 1, 2005 to May 30, 2005. In addition, CAC incurred approximately $0.3 million of amortization expense for the period May 31, 2005 to December 31, 2005 based on the allocation of $3.1 million of other intangibles as part of the purchase price. Consonus, Inc. had no such amortization for the period January 1, 2005 to May 30, 2005.

        The following table below sets forth CAC's and its predecessor's results of operations for the years end December 31, 2005 and 2006.

	Predecessor January 1, 2005 to May 30, 2005	Successor May 31, 2005 to December 31, 2005	Combined Year Ended December 31, 2005	Year Ended December 31, 2006
	(in thousands)
Revenues	$3,254	$5,010	$8,264	$7,112
Cost of revenues	1,122	1,655	2,777	2,698

Gross profit	2,132	3,355	5,487	4,414

Selling, general and administrative expenses	1,012	1,375	2,387	2,383
Depreciation and amortization expense	288	690	978	1,163
Failed acquisition	–	–	–	198
Research and development expense	–	176	176	–

Total other operating expenses	1,300	2,241	3,541	3,744

Income from operations	832	1,114	1,946	670
Interest income (expense), net	51	(600)	(549)	(1,133)
Other income (expense)	(10)	–	(10)	–

Income (loss) before taxes	873	514	1,387	(463)
Income tax expense (benefit)	363	173	536	(176)

Net income (loss)	$510	$341	$851	$(287)

Revenues

            Revenues of CAC decreased approximately $1.2 million or 14.5%, from $8.3 million for 2005 to $7.1 million for 2006. The decrease was primarily due to the loss of our largest customer at the end of 2005, which accounted for approximately $2.3 million of our 2005 revenue. The decrease in revenue was partially offset by an increase in the number of customers by approximately 44% from 52 at December 31, 2005 to 75 at December 31, 2006. In addition, we increased our revenue on a monthly recurring basis from our customers that existed both at December 31, 2005 and 2006 by over 6%.

Cost of Revenues

            Cost of revenue decreased approximately $0.1 million or 3.6%, from $2.8 million for 2005 to $2.7 million for 2006. The decrease was primarily due to a $0.2 million decrease in our bandwidth costs due to renegotiating contracts at a lower commitment level and at better prices. The decrease was partially offset by increases in salaries and benefits of approximately $0.1 million due to the promotion of one of our employees to the director of operations. We have recently signed revenue contracts that will require us to increase our bandwidth use. However, this increase in usage also allows us to negotiate better pricing on a per unit basis.

Selling, General and Administrative Expenses

            Selling, general and administrative expenses remained steady at $2.4 million for both 2005 and 2006. For 2006, expenses associated with accounting fees and those related to board of directors fees were larger than in 2005 as we did not incur such fees prior to our acquisition by KLI. However, for 2006 our legal costs decreased compared to 2005. The reduction in legal costs is related to specific litigation. The liabilities associated with this litigation were retained by Questar InfoComm, Inc. in the sale of the assets of Consonus, Inc.

Depreciation and Amortization Expense

            Depreciation and amortization expense increased by $0.2 million, or 20.0%, from $1.0 million for 2005 to $1.2 million for 2006. The increase is primarily due to an increase in the amortization of customer contracts of approximately $0.2 million. As part of the purchase price allocation of the assets of Consonus, Inc. on May 31, 2005, approximately $3.1 million was allocated to customer contracts that are being amortized over a seven year period. Prior to the acquisition in May 2005, Consonus, Inc. had no amortization of intangibles.

Failed Acquisition Expense

            In 2006, we incurred approximately $0.2 million related to failed acquisition costs. No such activities occurred in 2005.

Research and Development Expense

            We incurred non-cash research and development expense of approximately $0.2 million for 2005 associated with the development of software for vendor management for the utility sector. We had no such expenses for 2006.

Interest Income and Expense, Net

            Interest expense increased by $0.6 million or 120.0% from $0.5 million for 2005 to $1.1 million for 2006. The increase was due to the different capital structures before and after the sale of the assets of Consonus, Inc. For 2005, only seven months included the current debt structure. We incurred debt of $12.0 million to U.S. Bank and approximately $3.7 million in notes from the seller in connection with the acquisition of the assets of Consonus, Inc. in May 2005. Consonus, Inc. had no debt during the period January 1, 2005 to May 30, 2005. On an average monthly basis, interest expense was similar between the two periods.

Income Tax Expense (Benefit)

            The change in income tax expense (benefit) is primarily due to the change in income (loss) before taxes.

Net Income (Loss)

            Net income (loss) decreased approximately $1.2 million from income of $0.9 million for 2005 to a loss of $0.3 million for 2006. Operating income decreased from $1.9 million for 2005 to $0.7 million for 2006. The decrease was due to a decrease in our revenue and associated gross margin, an increase in our depreciation and amortization of approximately $0.2 million, $0.2 million in failed acquisition costs during 2006 and an increase in interest expense of $0.6 million.

Liquidity and Capital Resources

Long-Term Debt

            Historically, our business has been financed through a revolving line of credit with U.S. Bank. At March 31, 2008, we had $1.4 million drawn on our revolving line of credit. We also had outstanding letters of credit issued for approximately $0.4 million. At March 31, 2008, we had additional availability of $0.7 million. The availability of the revolving line of credit varies between $1.5 million and $2.5 million based on a leverage ratio as defined in the credit agreement. U.S. Bank also provided a term loan of $10.5 million and the proceeds of this loan plus $1.5 million of the line of credit were used for the acquisition of the assets of Consonus, Inc. At March 31, 2008, the term loan had approximately $9.3 million principal amount outstanding. Each of these loans bear interest at a rate equal to LIBOR plus a LIBOR spread as defined in the credit agreement (5.72% interest rate at March 31, 2008). The line of credit is due May 31, 2010 and has interest payable monthly. The line of credit also requires us to pay a quarterly commitment fee on the unused portion of the line of credit at a defined rate (0.5% as of

March 31, 2008). The term loan requires monthly principal payments of $44,722 plus applicable monthly interest payments from April 2008 through May 31, 2012, at which time the balance of the term loan is due. At May 31, 2008, we had $1.9 million drawn on the revolving line of credit and approximately $9.2 million outstanding on the term loan.

        On November 19, 2007, CAC entered into an amended and restated credit agreement with U.S. Bank. The amended and restated credit agreement with U.S. Bank provides for a new term loan in the amount of $1.9 million, in addition to the existing revolving line of credit of $2.5 million and the existing $10.5 million term loan, as further described above. The new term loan in the amount of approximately $1.9 million bears interest at a rate equal to LIBOR plus a LIBOR spread (as defined in the amended and restated credit agreement with U.S. Bank) which is payable monthly (5.72% interest rate at March 31, 2008). The new term loan requires monthly principal payments of $22,155 plus applicable monthly interest payments from April 2008 through November 19, 2014, at which time the balance of the new term loan is due. The proceeds of the new term loan were used to finance the costs of retrofitting a new leased data center facility in the Salt Lake City, Utah area, including the costs of equipment for use in the new data center facility. At March 31, 2008 and May 31, 2008, approximately $1.8 million and $1.7 million, respectively was due on the new term loan.

        The term loans and line of credit are collateralized by all of CAC's assets and leases. The credit agreement contains affirmative, negative and financial covenants customary for this type of facility. The credit agreement includes a minimum fixed charge coverage ratio covenant, a total funded debt covenant and a minimum net worth covenant as defined in the credit agreement. Due to the loss of a significant customer in December 2005, CAC's earnings before interest, taxes, depreciation and amortization, or EBITDA, decreased on a trailing twelve month basis which resulted in CAC's failure to maintain the total funded debt covenant as required by the credit agreement. As a result, on November 22, 2006, CAC obtained a waiver from U.S. Bank in order for CAC to stay in compliance with the total funded debt covenant, as defined in the credit agreement, and on December 12, 2006, the credit agreement was amended to reduce this ratio as of December 31, 2006 and March 31, 2007. CAC has been in compliance with amended covenants since the amendment, and remains in compliance at March 31, 2008. CAC believes that it will be able to meet the amended covenants going forward.

        The amended and restated credit agreement with U.S. Bank contains the same affirmative, negative and financial covenants as the original credit agreement with U.S. Bank dated May 31, 2005, which are customary for this type of facility and which include a minimum fixed charge coverage ratio covenant, a total funded debt covenant and a minimum net worth covenant. Specifically, pursuant to and as defined in the amended and restated credit agreement with U.S. Bank: (i) the minimum fixed charge coverage ratio (based on a ratio wherein the numerator is earnings before interest, taxes, depreciation and amortization, or EBITDA, plus operating lease expense minus maintenance capital expenditures, minus income taxes paid or payable and minus dividends and the denominator is interest paid or payable plus operating lease expense and scheduled amortization of long-term debt) requires that CAC have a ratio which shall be no less than 1.25 to 1 on a rolling 4-quarter basis; (ii) the total funded debt covenant (based on a ratio of total funded debt with certain exclusions as the numerator and EBITDA as the denominator) requires that the ratio of CAC be not more than 4.75 to 1 on a rolling 4-quarter basis as of December 31, 2007, a ratio of not more than 4.00 to 1 for the first and second quarters of 2008 and a ratio of not more than 3.50 to 1 for the third quarter of 2008 and thereafter; and (iii) the minimum net worth covenant requires that CAC shall maintain a net worth of not less than $6.0 million plus fifty percent of the cumulative quarterly net income from and after May 31, 2005, with no deduction for any quarterly net loss, measured on as of the last day of each fiscal quarter of CAC.

        As part of the STI Merger, we assumed the long-term debt of STI. At March 31, 2008, we had indebtedness to Avnet, Inc., our senior lender, of approximately $22.3 million. A note of approximately $19.3 million bears interest at 8.0%, and past due trade debt of approximately $3.0 million bears interest at 8.0%. The indebtedness is collateralized by all assets of STI including a second position deed of trust on certain real estate of STI. STI is required to pay monthly principal and interest payments of $300,000. A final payment in full of all unpaid principal and interest, if any, is due on September 1, 2010. It is expected that a portion of this indebtedness will be repaid with a portion of the proceeds of this offering.

The notes contain affirmative, negative and financial covenants customary for this type of debt. Financial covenants as defined in the credit agreement include a fixed charge coverage ratio, a limitation on capital expenditures, a minimum quarterly revenue attainment and a quarterly gross margin attainment. At December 31, 2006, STI was not in compliance with certain financial covenants and subsequently received a waiver from Avnet on January 19, 2007. At March 31, 2007, STI was not in compliance with certain financial covenants.

        On May 1, 2007, we entered into a second amendment to the amended and restated refinancing agreement with Avnet Inc. This agreement amends the interest rates on both the notes payable and the past due trade debt to a fixed rate of 8% per annum. In addition, commencing on May 2, 2007 and continuing through April 2010, our required monthly payment of principal and interest has been decreased to $300,000 with a final payment in full on May 1, 2010 of all unpaid principal and interest, if any. The amendment cured the non-compliance as of March 31, 2007. At June 30, 2007, STI was not in compliance with certain financial covenants and subsequently received a waiver from Avnet in August 2007.

        On September 10, 2007, STI entered into a third amendment to the amended and restated refinancing agreement with Avnet. The third amendment provides an extension of the date that STI is required to sell certain real property to March 31, 2008, amends the fixed charge coverage ratios, amends the permissible amount of capital expenditures for 2007 and amends the past due trade debt limit and calculation.

        On September 26, 2007, STI entered into a letter of agreement with Avnet. This binding letter outlines a change to the amended and restated refinancing agreement by providing an extension of the date that STI is required to sell certain real property to September 30, 2008.

        On October 8, 2007, STI entered into a fourth amendment to the amended and restated refinancing agreement with Avnet. The terms of the fourth amendment reflect the consolidation of the notes and past due trade debt into one consolidated note in the aggregate principal amount of approximately $20.1 million which reflects a forgiveness in the overall principal amount due of approximately $5.0 million. Commencing on October 1, 2007 and continuing on the first day of each calendar month thereafter, STI is required to pay Avnet principal and interest payments of $300,000 monthly with the balance due in full on September 1, 2010. Pursuant to the fourth amendment, in the event the principal and accrued interest on the consolidated note have not been repaid in full by September 30, 2008, a new warrant will be issued to Avnet. The Company recorded the $5.0 million of forgiveness of principal as an adjustment to the STI purchase price allocation upon the effective date of the fourth amendment.

        As of December 31, 2007, STI was not in compliance with certain financial covenants under the fourth amendment to the amended and restated refinancing agreement with Avnet. In April 2008, STI received a waiver in respect of those covenants. In May 2008, STI entered into an agreement with Avnet to amend certain restrictive financial covenants for covenant periods beginning March 31, 2008. At March 31, 2008 and May 31, 2008, we had approximately $22.3 million and $20.8 million of indebtedness outstanding, respectively, with Avnet.

        At March 31, 2008, STI had a bank mortgage note of approximately $2.4 million that is collateralized by a first deed of trust on our office building in Cary, North Carolina, an assignment of all leases, and a security interest in all fixtures and equipment. The note bears interest at 8.5%, has monthly principal and interest payments of $23,526 through January 2011, with payment of the remaining balance due in February 2011. At May 31, 2008, the note had approximately $2.3 million outstanding.

        At March 31, 2008, CAC had a note outstanding with Questar InfoComm, Inc. incurred in connection with the purchase of the assets of Consonus, Inc. The note is secured by all of CAC's assets and leases and is subordinated to the U.S. Bank debt. The note had a principal balance of $2.8 million at March 31, 2008 and accrues interest, which is payable upon the maturity of the note on May 31, 2008. Accrued interest at March 31, 2008 was approximately $0.8 million. Principal and interest due at maturity on this note is $3.6 million. In May 2008, the note outstanding with Questar InfoComm, Inc. was repaid. At that same time CAC entered into subordinated debt facility executed with Proficio Bank. The facility provides for a new term loan in the amount of $3.0 million. The facility bears interest at a rate equal to LIBOR plus 10.00% (12.80% interest rate at closing of the loan) which is payable monthly. The new facility also requires quarterly principal payments of $100,000 from July 2008 through May 2010, at which time the balance of the new term loan is due.

        At March 31, 2008, we also had an outstanding note payable of approximately $4.2 million to one of our vendors, with interest at LIBOR plus 1.5% (6.34% at March 31, 2008). The note is unsecured and is payable in payments based on excess cash flow as defined in an inter creditor agreement. At May 31, 2008, the outstanding balance on this note was approximately $4.2 million.

        At March 31, 2008, we had an additional $0.4 million in debt with various other lenders. At May 31, 2008, we had approximately $0.4 million in debt with these various other lenders.

Working Capital

            Our working capital requirements for the foreseeable future will vary based on a number of factors, including the timing of the payments on our current liabilities, the level of sales to new customers and increases in the spending of existing customers. As of March 31, 2008, CTI had a working capital deficit of $15.2 million. However, excluding the current portion of prepaid support costs and deferred revenues which do not require the use of cash, the working capital deficit at March 31, 2008 is $8.3 million. Included as part of the deficit is a payable to a shareholder of approximately $1.1 million. We believe that existing cash, cash generated from the collection of accounts receivable, revenues from new customers, increases in spending from existing customers, and available borrowings will be sufficient to meet our cash requirements during the next twelve months.

Analysis of Cash Flows

            For purpose of analyzing the different components of cash flow, CAC is combined with those of its predecessor Consonus, Inc.

Cash Flow for the Three Months Ended March 31, 2008 and 2007

CTI

            Cash provided by operating activities for the three months ended March 31, 2008 and 2007 was approximately $1.7 million and $0.3 million, respectively. Cash provided by operating activities for the three months ended March 31, 2008 of $1.7 million was primarily due to depreciation, amortization, non-cash interest, loss on derivative and stock-based compensation expenses totaling approximately $1.5 million and an increase due to the changes in operating assets and liabilities of approximately $7.3 million offset by the net loss for the period of approximately $7.1 million. The net loss for the three months ended March 31, 2008 increased primarily as a result of the write-off of prepaid offering costs. The increase in net operating assets and liabilities for the three months ended March 31, 2008 was primarily due to a decrease in accounts receivable of approximately $3.7 million related to a decrease in the revenues and associated costs for March 2008 as compared to December 2007, a decrease in prepaid expenses and other current assets of approximately $6.2 million due to the write-off of the prepaid offering costs and an increase in deferred revenue of approximately $1.4 million related to an increase in managed services contracts entered into during the period. These sources of cash were offset by a decrease in accounts payable of approximately $3.7 million.

        Cash (used in) provided by investing activities for the three months ended March 31, 2008 and 2007 was approximately $(1.2) million and $0.8 million, respectively. Capital expenditures were $1.2 million in 2008 and $0.1 million in 2007. In 2007, net cash acquired as part of the STI Merger was approximately $0.9 million.

        Cash provided by (used in) financing activities for the three months ended March 31, 2008 and 2007 was $0.1 million and $(0.4) million, respectively, primarily related to net payments (proceeds) from long-term debt. In addition, during 2008, we repurchased certain stock from employees for $0.6 million.

Cash Flow for the Years Ended December 31, 2007 and 2006

CTI

            Cash provided by operating activities for the years ended December 31, 2007 and 2006 was approximately $2.4 million and $0.1 million, respectively. Cash provided by operating activities for the year ended December 31, 2007 of $2.4 million was primarily due to the net loss for the period of approximately $4.9 million offset by depreciation, amortization, non-cash interest, stock-based compensation expenses and non-cash loss on derivative totaling approximately $5.7 million and an increase due to the changes in operating assets and liabilities of approximately $1.6 million. The net loss for the year ended December 31, 2007 increased primarily as a result of additional interest expense from the outstanding debt acquired in connection with the STI Merger. The increase in net operating assets and liabilities for the year ended December 31, 2007 was primarily due to an increase in accounts payable of approximately $3.5 million related to an increase in the revenues and associated costs for December 2007 as compared to December 2006, an increase in payables to a stockholder of approximately $1.4 million due to the payment of certain liabilities by KLI, our principal shareholder, on behalf of the Company, and an increase in deferred revenue of approximately $4.7 million related to an increase in managed services contracts entered into during the period. These sources of cash were offset by an increase in prepaid expenses and other current assets of approximately $7.1 million due to expenses paid in connection with this offering and an increase in accounts receivable of approximately $1.2 million.

        Cash used in investing activities for the years ended December 31, 2007 and 2006 was approximately $0.1 million and $0.1 million, respectively. Capital expenditures were $1.0 million in 2007 and $0.1 million in 2006. In 2007, net cash acquired as part of the STI Merger was approximately $0.9 million.

        Cash (used in) provided by financing activities for the years ended December 31, 2007 and 2006 was $(1.4) million and $0.1 million, respectively. Contributed capital of $0.2 million in 2007 was offset by a net payment of long-term debt. Contributed capital of $0.7 million in 2006 was offset by a net payment of long-term debt.

Cash Flow for the Years Ended December 31, 2006 and 2005

STI

            Cash used in operating activities for the years ended December 31, 2006 and 2005 was $(0.5) million and $(1.3) million, respectively. The change was due to a decrease in the net loss for the year ended December 31, 2006 due to the growth in STI revenues. Net loss for the year ended December 31, 2006 was approximately $1.7 million which was partially offset by non-cash depreciation and amortization, stock-based compensation expenses and losses on disposal of property and equipment totaling approximately $1.1 million and an increase due to the changes in operating assets and liabilities of approximately $0.2 million. Increase in net operating assets for the year ended December 31, 2006 and liabilities was due to an increase in the deferred revenues of approximately $6.5 million offset by an increase in the prepaid support costs and other current assets of $4.6 million due to an increase in the contracts to provide managed services. STI reduced inventory levels from December 2005 by $2.5 million as inventory levels returned to normal at December 31, 2006. STI received a large shipment of inventory just prior to December 31, 2005 for revenue consummated in January 2006. The increase in cash flows due to the changes in STI's net operating assets and liabilities was offset by an increase in STI's receivables of approximately $5.6 million from growth in STI's revenues offset by a $2.4 million increase in STI's accounts payable.

        Cash used by investing activities for the years ended December 31, 2006 and 2005 was $0.8 million and $0.4 million, respectively, related to STI's capital expenditures.

        Cash provided by financing activities for the years ended December 31, 2006 and 2005 was $0.9 million and $1.1 million, respectively, related to net payments of debt.

CAC

            Cash provided by operating activities for the years ended December 31, 2006 and 2005 was $0.1 million and $3.7 million, respectively. The decrease primarily resulted from a decrease of $1.1 million in net income. Net loss for 2006 was approximately $0.3 million which was offset by depreciation and amortization, non-cash interest and stock-based compensation expenses totaling approximately $1.5 million. Cash flow from operating activities in 2006 were decreased as a result of the changes in operating assets and liabilities of approximately $1.1 million. The decrease in net income was due to the loss of a major customer in December 2005. The change in operating assets and liabilities is primarily due to an increase in prepaid assets of approximately $2.6 million due to expenses paid in connection with the acquisition of STI and this offering offset by an increase of accounts payable of approximately $1.6 million as certain of those expenses had not been paid by December 31, 2006.

        Cash used in investing activities for the years ended December 31, 2006 and 2005 were $0.1 million and $12.1 million, respectively. The cash used for the acquisition of the data center assets of Consonus, Inc. of $13.9 million is included in 2005. Prior to the acquisition in May 2005, Consonus, Inc. received $3.2 million from a note receivable from Questar InfoComm, Inc. used to pay a $4.0 million dividend. Capital expenditures for the years ended December 31, 2006 and 2005 were $0.1 million and $1.4 million, respectively. Significant infrastructure upgrades were made to one of our data centers in 2005.

        Cash provided by financing activities for the years ended December 31, 2006 and 2005 was $0.1 million and $8.2 million, respectively. Financing activities in 2005 include a dividend payment by Consonus, Inc. of $4.0 million as described above, receipt from loans in connection with the purchase of Consonus, Inc. of $12.0 million, contributed capital of approximately $2.0 million, and approximately $1.6 million of payments on debt. Financing activities in 2006 represent receipts and payments on long-term debt.

Capital Resources

            CTI's capital expenditures for the year ended December 31, 2007 were approximately $1.0 million. CTI's capital expenditures for the year ended December 31, 2006 were approximately $0.1 million. CTI had capital expenditures of approximately $1.4 million for the year ended December 31, 2005, which primarily related to the upgrading of the infrastructure in one of its data centers. STI had capital expenditures of approximately $0.8 million for the year ended December 31, 2006 and $0.4 million for the year ended December 31, 2005.

        Following the STI Merger, our annual capital expenditures are estimated to be $1.5 million, which we expect to be able to fund from current operations. In 2008, we expect to expend an additional $1.8 million to build out a new leased data center (for a total of $3.3 million in capital expenditures for 2008). The build out has been funded by a new loan from U.S. Bank.

        We intend to use the net proceeds of this offering, which are expected to be $21.1 million, to:

  •
  repay certain indebtedness;
  •
  for general corporate purposes, which include sales and marketing, research and development, working capital, and general corporate purposes; and
  •
  to pursue growth through the selective acquisition of, or investment in, complementary services, technologies and businesses.

        We have no present agreements or commitments with respect to any prospective business acquisitions or investments. The amount and timing of our actual expenditures for general corporate purposes will vary significantly depending on a number of factors, including the amount of cash generated by our operations.

        We also note that the funds may not be fully used for a significant period following the closing of this offering. Pending final use, we may invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities or guaranteed obligations of the United States or Canada or their respective agencies.

Contractual Obligations

            As of March 31, 2008, the contractual obligations of CTI were as follows:

Contractual Obligations	9 months remaining in 2008	2009	2010	2011	2012	Thereafter	Total
	(in thousands)
Long-term debt (1)(2)	$5,000	$2,414	$22,516	$3,010	$11,056	$510	$44,506
Operating leases	718	532	290	178	146	394	2,258
Other long-term obligations (2)	847	–	–	–	–	–	847

Total contractual obligations	$6,565	$2,946	$22,806	$3,188	$11,202	$904	$47,611

(1)
In May 2008, the note outstanding with Questar InfoComm, Inc. was repaid with proceeds from a subordinated debt facility executed with Proficio Bank. The facility provides for a new term loan in the amount of $3.0 million. The facility bears interest at a rate equal to LIBOR plus 10.00% (12.80% interest rate at closing) which is payable monthly. The new facility also requires quarterly principal payments of $100,000 from July 2008 through May 2010, at which time the balance of the new term loan is due.

(2)
Other Long Term Obligations represents the interest associated with the Questar InfoComm, Inc. note payable that accrues interest which is payable upon maturity of the notes. The note was repaid in May 2008.

        The obligations set forth above are associated with agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used; fixed minimum or variable price provisions; and the approximate timing of the expenditures. Obligations under contract that we are able to cancel without a significant penalty are not included in the preceding table.

        At March 31, 2008, CTI had long-term debt of approximately $44.5 million. It is anticipated that a portion of the net proceeds of this offering will be used to repay approximately $12.0 million of this indebtedness. See "Use of Proceeds."

        Our credit agreement with U.S. Bank contains affirmative negative and financial covenants customary for this type of facility. If we are not in compliance with the covenants in our U.S. Bank credit facility, and we do not obtain a waiver from U.S. Bank, U.S. Bank has the right to accelerate and demand payment of all outstanding amounts under the credit facility.

        On June 22, 2006, STI entered into a first amendment to the amended and restated refinancing agreement with GE Access (the agreement was assumed by Avnet, Inc. following the acquisition of GE Access by Avnet, Inc. on December 31, 2006), in order to comply with certain financial covenants and to determine future payments on and the terms of existing notes. Concurrent with the amendment, STI received a waiver for past debt covenant violations. As of September 30, 2006, STI was not in compliance with certain financial covenants of the amended and restated refinancing agreement. STI subsequently received an additional waiver in October 2006 in respect of these covenant violations. As of December 31, 2006, STI was not in compliance with certain financial covenants of the amended and restated refinancing agreement and subsequently received an additional waiver in respect to these covenant violations. On March 31, 2007, STI was not in compliance with certain financial covenants. On May 1, 2007, we entered into a second amendment to the amended and restated refinancing agreement with Avnet. The effect of the second amendment was to change certain financial covenants and to determine future payments and terms of existing indebtedness. The amendment caused certain financial covenants to remain in compliance that otherwise would have been in default as of March 31, 2007. STI was not in compliance with certain financial covenants as of June 30, 2007 and subsequently received a waiver in respect to these covenant violations in August 2007. On August 7, 2007, STI entered into a binding letter of agreement with Avnet. Inc., which outlined the terms of a third amendment which was executed on September 10, 2007. The third amendment changed certain restrictive financial covenants related to the outstanding indebtedness including: an extension of the date that STI is required to sell certain real property to March 31, 2008; amending the fixed charge coverage ratio; amending the permissible amount of capital expenditures for 2007; and amending the past due trade debt limit and calculation.

        On September 26, 2007, STI entered into a letter of agreement with Avnet. This binding letter outlines a change to the amended and restated refinancing agreement by providing an extension of the date that STI is required to sell certain real property to September 30, 2008.

        As of September 30, 2007, STI was not in compliance with certain financial covenants under the third amendment to the amended and restated refinancing agreement with Avnet, Inc. In October 2007, STI entered into a fourth amendment to the amended and restated refinancing agreement with Avnet, Inc. which, among other things, cured any existing financial covenant violations and restructured STI's indebtedness. STI's previous indebtedness evidenced by certain promissory notes and outstanding past due trade debt was restructured and consolidated into a new loan in the aggregate principal amount of approximately $20.1 million and the indebtedness consisting of past due trade debt was restructured with a remaining sum of $2.9 million.

        As of December 31, 2007, STI was not in compliance with certain financial covenants under the fourth amendment to the amended and restated refinancing agreement with Avnet. In April 2008, STI received a waiver in respect of those covenants. In May 2008, STI entered into a letter agreement with Avnet to amend certain restrictive financial covenants for covenant periods beginning March 31, 2008.

Financial Instruments and Other Instruments

            All derivatives are recognized on the balance sheet at their fair values. The carrying value of the derivatives are adjusted to market value at each reporting period and the increase or decrease is reflected in the statement of operations. In August 2005, we entered into an interest rate swap agreement with U.S. Bank. At May 31, 2008, this agreement covers a notional amount of approximately $4.9 million related to our term loan with U.S. Bank. In August 2007, the Company entered into an additional interest rate swap agreement with U.S. Bank. At May 31, 2008, this agreement covers a notional amount of approximately $1.7 million. We have entered into these agreements to minimize the risk of interest rate fluctuation in respect of our term loan. We run the risk that the variable interest rate on our term loan will fall below the stated amount that we pay on these swap agreements, thus increasing our costs.

Summary of Recently Issued Accounting Standards

            In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides related guidance on derecognizing, classification, interest and penalties, accounting in interim periods and disclosure. FIN 48 is effective for us beginning January 1, 2007. FIN 48 did not have a material impact on our financial statements.

        In September 2006, the FASB issued FASB Statement No. 157, "Fair Value Measurements" (FAS 157), to provide additional guidance on the use of fair value to measure assets and liabilities. FAS 157 defines fair value, establishes a framework for measuring fair value under GAAP, and broadens the disclosure requirements for fair value measurements. FAS 157 applies whenever other pronouncements require or permit assets or liabilities to be measured at fair value. We adopted the provisions of FAS 157 on January 1, 2008 and it did not have a material impact on our financial statements.

        In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities" (SFAS 159), which permits all entities to choose to measure eligible items at fair value at specified election dates. We adopted the provisions of FAS 159 on January 1, 2008 and it did not have a material impact on our financial statements.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141R") and SFAS No. 160 "Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, and amendment of ARB No. 51" ("SFAS 160"). These new standards will significantly change the financial accounting and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. Specifically, under SFAS 141R and SFAS 160 companies will be required to:

  •
  Recognize and measure in their financial statements, the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree

  •
  Recognize and measure the goodwill acquired in the business combination or a gain from a bargain purchase

  •
  Determine what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination

  •
  Improve the relevance, comparability and transparency of the financial information of the reporting entity provides in its consolidated financial statements

        SFAS 141R and SFAS 160 are required to be adopted concurrently, and are effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of SFAS 160 could have a material impact on future acquisitions.

        In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities ("FAS 161"). FAS 161 requires enhanced disclosures about how and why companies use derivatives, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect a company's financial position, financial performance and cash flows. The provisions of FAS 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. Consequently, FAS 161 will be effective for the Company's quarter ended March 31, 2009. The Company is in the process of determining the impact, if any, the adoption of FAS 161 will have on its financial statement disclosures.

Internal Control

            During our review of the Company's controls and procedures as of December 31, 2007, our management has identified a weakness in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal controls over financial reporting. The weakness relates to our internal controls of the financial statement close process, including the area of revenue recognition related to cut-off for FOB destination sales. In addition, we noted certain other corrections of an error, including the application of EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" for certain maintenance and service contracts resold by the Company. This weakness in internal controls resulted in the restatement of our previously reported interim results for the year ended December 31, 2007.

        During 2008, we are implementing activities to improve the internal control environment, particularly as it relates to the financial statement close and revenue recognition processes. We are developing preventative and detective controls, including system controls and accounting management review of certain transactions, to reasonably assure revenues are accurately recorded in the consolidated financial statements in the appropriate period. Our management is working closely with the audit committee to monitor our ongoing efforts to improve our internal control over financial reporting.

        Our management does not expect that our controls and procedures and our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. The design of any system of controls is based in part upon assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

            In connection with the closing of the STI Merger on January 22, 2007, our board of directors engaged Ernst & Young LLP, or "E&Y," to serve as independent public accountants for Consonus Technologies, Inc. and dismissed our former independent accountants, Grant Thornton LLP, or "GT". The change in auditors was effective May 4, 2007. GT audited the balance sheets as of December 31, 2005 and 2006 and the statements of operations, stockholders' equity and cash flows for the period March 31, 2005 to December 31, 2005, and the year ended December 31, 2006 of CAC. GT also audited the balance sheet as of December 31, 2004 and the statements of operations, stockholders' equity and cash flows for the period January 1, 2005 to May 30, 2005 and the year ended December 31, 2004 of Consonus, Inc. (the predecessor to CAC). GT's audit reports on these financial statements did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        In connection with its audits of these financial statements by GT and through the date of this prospectus, there were no disagreements with GT on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to GT's satisfaction, would have caused them to make reference to the subject matter in connection with their reports on our consolidated financial statements for such years. There were also no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

OUR BUSINESS

Overview

            We are a provider of IT infrastructure, data center solutions and related managed services to the growing small and medium size business market in the East, Southeast and select markets in the Western part of the United States. Our highly secure and reliable data centers combined with our ability to offer a comprehensive suite of related IT infrastructure services give us an ability to offer our customers customized solutions to address their critical needs of data center availability, data manageability, disaster recovery and data center consolidation, as well as a variety of other related managed services.

        Our data center related services and solutions primarily enable business continuity, back-up and recovery, capacity-on-demand, regulatory compliance (such as email archiving), virtualization, data center best practice methodologies and software as a service. Additionally, we provide managed hosting, maintenance and support for all of our solutions, as well as related professional and consulting services.

        We have chosen to focus on small and medium size business clients in under-served geographic markets. We define small and medium size businesses as (i) companies having between $50 million and $1 billion in annual revenue, or (ii) companies with 300 to 2,000 employees, as well as regional and department-level offices of large enterprises.

        Our merger with STI has significantly expanded our breadth of offerings and geographic footprint. We now have the capability of providing professional services, consulting, hardware maintenance, and infrastructure services. We have also gained 11 sales offices across the United States with a strong presence in the U.S. East and Southeast. Prior to the STI Merger, we served 60-80 customers primarily in the western United States and did not possess the skills required to provide a broad range of consulting and professional services to our growing customer base. Today, our large and diverse customer base consists of over 650 active customers in 38 states in the United States. With several customers in each of the industries we serve, including financial services, government, manufacturing, pharmaceutical, telecommunications, technology, education, utilities, healthcare and consumer goods, we have a well-diversified revenue base with no one customer exceeding 5% of our unaudited pro forma consolidated revenue for the year ended December 31, 2007.

        We are headquartered in Cary, North Carolina, with 11 regional sales offices in Atlanta, Georgia; Birmingham, Alabama; Charlotte, North Carolina; Ft. Lauderdale, Florida; Jacksonville, Florida; Glastonbury, Connecticut; Greenville, South Carolina; Knoxville, Tennessee; Nashville, Tennessee; Salt Lake City, Utah, and Rockville, Maryland. We operate three data center facilities in the Salt Lake City, Utah area and have contractual arrangements with existing facilities in Denver, Colorado, Cincinnati, Ohio, Boston, Massachusetts and Raleigh, North Carolina.

        We have increased our revenue by substantially increasing our customer penetration. We have further increased revenue by providing our customers with an enhanced array of services. Our consolidated pro forma revenue for the year ended December 31, 2007 on a consolidated basis was approximately $104.2 million.

Industry Overview

            An increasing number of business critical applications are now delivered over the Internet. As a result, businesses of all sizes are evolving to depend on 24 hours a day, seven days a week, or 24 × 7, connectivity, availability and security of their IT systems.

        Data centers built a decade ago were focused on environmental controls and backup systems for utility failures. Modern data centers must be designed and operated at a level approaching 100% of system availability. In addition, multiple, diversely routed connections to separate telecommunications carriers for Internet access are considered a minimum standard. To achieve this, multiple redundant layers of power, bandwidth and cooling systems are now mandatory. The economic resources and technical expertise required to build facilities of this kind are well beyond the capabilities of a typical small and medium size business.

        The requirement for connectivity, availability and security has driven corporations to develop and deploy system architectures that are increasingly complex, creating a sense of urgency and demand for specialized IT infrastructure and data center services. As a result, companies are increasingly working with data center service providers rather than attempting to manage these functions internally.

Small and Medium Sized Businesses

            We have chosen to focus on small and medium size business clients in under-served geographic markets. We define small and medium size businesses as companies having between $50 million and $1 billion in annual revenue, or companies with 300 to 2,000 employees, as well as regional and department-level offices of large enterprises that satisfy these criteria. Overlaying this definition with internal market analysis of our geographic reach, we believe there are approximately 200,000 small and medium size businesses that could potentially require our data center outsourcing and IT infrastructure services. To effectively compete, many small and medium size businesses, have become reliant on sophisticated IT infrastructure that, in the past, has been typically deployed at larger enterprises. However, managing, monitoring, administering, and maintaining a sophisticated IT infrastructure can rapidly deplete the limited resources of small and medium size businesses which need to be directed at core business activities. These complex and growing demands necessitate a closer relationship with solution-oriented technology providers.

Market Trends

            We view the North American market for IT infrastructure and data center services and solutions as highly fragmented with no single dominant player. Specifically, we believe the industry includes small regional providers serving the small and medium size business market, and a limited number of national and multi-national providers that serve larger business clients.

        We believe that there is a growing trend to outsource data center-related infrastructure and managed services to third-party providers. We expect this trend to remain healthy for the foreseeable future given the significant costs associated with attempting to deliver high-quality data center-related services through an in-house approach. In particular, we believe that small and medium size businesses face significant challenges in trying to deliver these services on their own because of constraints related to technical expertise and cost. We believe that outsourcing these functions will allow organizations to focus capital and personnel resources on their core business operations, as opposed to IT infrastructure.

        We believe our ability to offer a comprehensive suite of data center infrastructure, along with related managed and professional services and solutions, provides us with an important competitive advantage to capitalize upon the growing trend of IT outsourcing within the small to medium business segment.

        In addition, we expect growth in this market to remain robust, as increasingly stringent regulatory requirements in North America, along with the potentially significant loss of revenue and credibility resulting from unannounced downtime, force businesses to invest in highly secure and reliable products and services such as those offered by Consonus.

Merger Rationale

            We believe that the STI Merger has created, or will create, the following benefits and synergies:

  •
  Margin expansion:    Owning our data centers allows us the ability to operate independently from third party data center providers, if desired, and we expect this to increase our data center utilization by integrating both customer bases.

  •
  Broader service and solution offerings:    Our IT expertise enables us to provide end-to-end solutions to new and existing customers. The STI Merger has expanded our breadth of service offerings focused on the small and medium size business market. Our hardware and software implementation, configuration expertise and related consulting engagements allow us to offer a broad range of services to our customers.

  •
  New services and solutions:    Our broad operational platform enables the development of new services and solutions designed specifically for small and medium size businesses. For example, we now offer an Internet accessible, remote data back-up service and a real-time remote data replication service which are expected to enable rapid disaster recovery allowing customers to recover from system failures in hours rather than days. This solution was developed utilizing the data center facilities of CAC and the storage expertise of STI. This new service was launched into production on June 1, 2007.

  •
  Improved customer penetration:    We will have the opportunity to cross-sell existing services and solutions to a broader customer base in new, under served regional markets. The STI Merger has enabled us to leverage a large and experienced sales force, spread over multiple states and regions to promote our existing and newly developed service offerings. We also now have the opportunity to sell infrastructure and related professional services previously unavailable to our customers in the western United States. For example, recent cross-sell activities have resulted in new managed services contracts from existing customers.

  •
  Vendor consolidation:    Customers increasingly prefer to deal with a smaller number of IT providers who are able to provide a greater number of valuable services and solutions.

        We believe that we have been able to extend and expand the relationship with our customers by providing a more comprehensive and customized set of single-source services and solutions. By combining our data centers with STI-provided IT solutions, we have created a comprehensive platform to serve the small and medium size business market and meet an increasing demand for a single-source provider for data center services and solutions. As a result, the STI Merger provides us with cross-selling opportunities over a larger suite of products.

Our Services and Solutions

            We provide IT infrastructure and data center services and solutions to the growing small and medium size business market. Throughout our history, we have developed a comprehensive set of data center-centric skills and capabilities. As a result of the STI Merger, we are now able to leverage this significant combined expertise through our two complementary business lines to deliver customized solutions to our clients on their premises or on a managed basis in our facilities.

Business Strengths

            We believe our strengths can be attributed to several distinguishing factors, including:

Broad Service Offering

            We provide our customers with a comprehensive suite of services and solutions that distinguish us in the market place. We have organized our comprehensive suite into "solution sets" designed to bring incremental value to our customers. We are able to leverage these offerings and our in-house expertise to meet our customers' needs, which include storage, server, networking and security. Additionally, our single-source service approach allows us to design, build, manage, host and support these initiatives for our customers and bring sustained, differentiated value to the marketplace.

Diverse and Loyal Customer Base

            Our large and diverse customer base consists of over 650 active customers in 38 states in the United States. With several customers in each of the industries we serve, including financial services, government, manufacturing, pharmaceutical, telecommunications, technology, education, utilities, healthcare and consumer goods, we have a well-diversified revenue base with no one customer exceeding 5% of our unaudited pro forma consolidated revenue for the year ended December 31, 2007.

Strategic Geographic Presence

            We are focused primarily on underserved geographic markets where we can best leverage the breadth of our capabilities. We focus our attention on small and medium size businesses in markets where a local presence, broad resources and thought leadership are scarce. As a result, we believe we have been able to effectively differentiate ourselves from our competitors and we believe this has positioned us for continued growth in these markets. We are currently located in markets on the East coast of the United States with a high concentration of small and medium size businesses and may expand into targeted regions within the Southwest, Midwest and the West Coast of the United States.

Focus on High Growth IT Markets

            We focus on providing services related to high growth segments of the overall IT market, looking to specifically capitalize on the growth trends in IT infrastructure and data center services. Our technical capabilities and service expertise allow us to benefit from the increased migration from in-house IT management to externally managed and hosted services for small and medium size businesses. The small and medium size business market, specifically, is expected to experience higher growth than the overall market with respect to IT related services.

Attractive Business Model Leverage

            We believe there are significant opportunities to expand our margins with respect to many of our existing customers. Our IT infrastructure and data center services and solutions have been organized into repeatable "solution sets" allowing us to cost-effectively deploy these solutions. In addition, all of the data center fixed costs are sufficiently covered based on a capacity utilization of approximately 74% as of April 30, 2008 for our three data centers, resulting in minimal additional variable costs and, allowing for increased margins as we continue to increase our data center utilization. Our 74% capacity utilization at April 30, 2008 includes our new Presidents Data Center which we began leasing in November 2007 and completed the first phase of construction in April 2008, but excludes our Metro Data Center whose lease terminated on May 31, 2008.

Recurring Revenue Model

            Our data center services and solutions revenue provide a solid basis for long-term relationships with our customers resulting in strong recurring revenue which provide a high degree of visibility into our future financial performance. Our data center customers typically sign one to three-year contracts with automatic renewal provisions. For the three months ended March 31, 2008, revenue from our data center services and solutions represented approximately 44% of our total unaudited consolidated revenue.

        We have consistently demonstrated strong customer retention by providing a superior blend of products and services. Many of our early customers, since the inception of STI 19 years ago, are still loyal customers today. We have over 450 support, managed and hosting services customers. We historically experience very high contract renewal rates. Specifically, our renewal rate for the twelve months ended March 31, 2008 was approximately 93%.

Experienced Management Team

            We are led by an experienced and dedicated management team, including a core group of executives and senior managers who have, on average, 22 years of experience. High employee retention has allowed us to continually build the knowledge base and technical expertise within our Company. The current management team has successfully integrated prior acquisitions and has achieved organic growth through both geographic expansion and new product offerings.

Established Relationships with Industry Leading Vendors

            Our technology vendors include Cisco Systems, Inc., VMware, Inc., Sun Microsystems, Inc., Symantec Corporation, BMC Software Inc., NetApp, Inc., Microsoft Corporation, Hewlett Packard Company, Oracle Corporation and VeriSign, Inc. In addition, Mr. Michael G. Shook, our director and Chief Executive Officer of the Company, is a member of the Sun Microsystems, Inc. Advisory Council. Mr. Shook also sits on Symantec Corporation's National Advisory Board. Mr. William M. Shook, our director and Executive Vice-President of Channels and Alliances sits on the BMC Software Inc. National Advisory Board. The advisory positions held by each of Mr. Michael G. Shook and William M. Shook provide us with opportunities to expand our relationships with senior vendor management and to align our business strategy with that of our vendors.

Growth Strategy

            We have experienced growth in our revenue and customer base. Our consolidated pro forma revenue for the year ended December 31, 2007 was approximately $104.2 million. In addition to increasing penetration with existing customers and adding new clients, our strategy is to provide a comprehensive suite of IT infrastructure and data center services and solutions across our customer base. In addition, we will seek to enhance our leadership position in the IT marketplace through the continued development of new services, further geographic expansion and strategic acquisitions and partnerships.

Penetration of Existing Customer Base

            We currently have an installed base of over 650 active customers. We believe that our extensive customer base and our enhanced service and solution offerings represent a significant opportunity to increase our revenue per customer. By cross selling our broad suite of services and solutions, our goal is to expand our share of the customer's IT expenditure with the objective of becoming their single source provider. For example, recent cross-sell activities have resulted in new managed services contracts from existing key customers.

Development of New Solutions

            We are continuously developing new services and creating customized solution sets to meet our customers' evolving requirements. We have developed a process whereby we collaborate with our customers, vendors, and industry analysts to create a highly targeted solution roadmap. New solution sets include a broader offering of software as a service, data management, disaster recovery and business continuity services, and capacity and storage on demand. See "New Data Center Services and Solutions."

Geographic Expansion

            We have achieved success in markets where small and medium size business concentration is high and competition is fragmented. We have developed a disciplined process of identifying, targeting and assessing new expansion opportunities. Variables we analyze prior to entering any new market include: customer demographics, competitive landscape, vendor support and labor pool. Once a decision has been made to enter a new region, we implement what we believe to be a proven expansion process to minimize cost and to maximize speed to market and return on investment. Through our current presence, we have established a solid base of operations from which we intend to grow into other adjacent high-growth, high-concentration areas, targeting the Southwest, Midwest and West Coast.

Strategic Acquisitions

            We believe that we can accelerate our growth through strategic acquisitions of businesses that expand our solution set or geographic reach. Current senior management and members of our board have considerable acquisition experience and have completed four acquisitions on our behalf. For example, STI has grown both organically and through the acquisitions of Path Tech Software Solutions, Inc., a Florida based company, on February 22, 2000, and Allied Group, Inc., a Connecticut based company, on October 17, 2001. Both companies served the IT consulting and services market in their respective geographical areas. Likewise, on May 2, 2005, CAC merged with Gazelle Technologies, Inc., a company engaged in software development for the utility sector and under common control by KLI, and on May 31, 2005, CAC acquired all of the assets of Consonus, Inc. from Questar InfoComm, Inc. From 1996 until CAC's acquisition of Consonus, Inc., Consonus, Inc. had been engaged in the business of designing, building and operating data centers, IT networks and web-enabled application delivery systems. Both the STI and CAC acquisitions were successful and important in evolving each entity into regional businesses by expanding each entity's geographic reach or breadth of service offerings.

        Areas of future interest include standalone data centers or companies providing data center and IT solutions that may or may not be currently offered by us. We see a significant opportunity to participate in the industry consolidation of the fragmented, regional small and medium size business market.

Sales

            The complex nature of our client engagements requires a highly targeted, structured sales process and a team based approach.

        Our sales process combines a highly targeted sales approach, which includes a detailed regional analysis of the small and medium sized business market across key variables and success parameters, with an in-depth understanding of a client's organization and its complexities. We complement this effort with the ability to offer a multi-dimensional solution set that is customized to a client's needs and IT infrastructure.

        As of May 31, 2008, our sales team consists of 40 commissioned sales professionals, and is supported by 15 solutions consultants and 7 technical configuration and product sourcing specialists. Our team is organized by region and focuses on selling customers our entire range of services and solutions. With an average of 13 years experience, our sales team draws upon extensive experience in the IT infrastructure and data center services industry.

        Our current selling model requires the sales force to be well informed on the principles of running a data center and the possible approaches to driving up service levels and driving down costs.

        Our sales compensation model is margin-based, providing greater compensation to sales professionals who sell higher margin services. As a result, we have benefited from a significant improvement in the average sales person revenue and margin.

Customers

            Our large and diverse customer base consists of over 650 active customers in 38 states in the United States. With several customers in each of the industries we serve, including financial services, government, manufacturing, pharmaceutical, telecommunications, technology, education, utilities, healthcare and consumer goods sectors, we have a well-diversified revenue base with no one customer exceeding 5% of our unaudited pro forma consolidated revenue for the year ended December 31, 2007. Our diverse client base also includes regional and department level offices of Fortune 1000-type companies, which we believe demonstrates our ability to meet the highest service standards in the industry.

        While we have the capability to serve large size businesses and do serve larger customers including regional and department level offices of larger enterprises, we have made an explicit choice to focus on clients with between roughly $50 million and $1 billion in annual revenue or companies with 300 to 2,000 employees. In addition, our geographic coverage model is focused on less competitive markets, where small and medium size businesses are typically underserved.

        Since the inception of STI approximately 19 years ago, we have attempted to constantly provide superior client service and broad product offerings in order to achieve significant repeat business. As our products and services continue to expand across the IT infrastructure and data center activity chain, our sales force will continue to focus on growing our share of our clients' annual IT expenditure.

        Our largest 10 customers represented approximately 27% of our unaudited pro forma consolidated revenue for the year ended December 31, 2007, and include Infinity Property & Casualty, SAS Institute Inc., and Hughes Network Systems, LLC.

Contracts

            We generally provide broad product offerings across the IT infrastructure and data center space to our customers using the following contractual arrangements:

  •
  Service Agreements:    The most common type of agreements that we have entered into for the provision of IT infrastructure and data center services is the service agreement. In our service agreements, a customer commits to purchase a type of service according to their individual requirements. These service agreements contain terms that are generally consistent with industry practices. Typically our managed service agreements can only be terminated by our customers in the event of a continued period of service interruption. In the case of some of our maintenance manager support agreements, the customer can terminate the agreement with a 60-day notification; and

  •
  Statements of Work:    We have also entered into Statements of Work, or SOWs, for the provision of IT infrastructure services. Each SOW summarizes a customer's project scope, including their IT platform/infrastructure initiatives and design recommendations. Each SOW also evaluates a customer's current and future system quality requirements (such as reliability, availability and scalability).

        We are substantially dependent on contracts with the following vendors: Avnet, Inc., Sun Microsystems, Inc. and Symantec Corporation. The material terms of our contractual relationship with each of Avnet, Inc., Sun Microsystems, Inc. and Symantec Corporation are summarized below:

  •
  Distribution Agreement with Avnet, Inc.:    Pursuant to a distribution agreement between STI and Avnet, Inc. dated May 1, 2007, STI purchases from Avnet, Inc. certain software and hardware products for resale in the United States. Avnet, Inc. is one of our principal stockholders and lenders, and is a distributor of computer hardware, software licenses, maintenance contracts and services for various manufacturers and vendors. This distribution agreement specifies that Avnet, Inc. is intended to be STI's distribution partner and is subject to one-year renewal terms after the first year. The total value of STI's purchases pursuant to this distribution arrangement was $34.8 million in 2005, $56.3 million in 2006 and $60.0 million in 2007, see "Certain Relationships and Related Transactions – Avnet, Inc. Distribution Agreement;"

  •
  Agreement with Sun Microsystems, Inc.:    Pursuant to an agreement between STI and Sun Microsystems, Inc., STI markets and sells Sun Microsystems, Inc. hardware maintenance, software support and other products and services to end-user support customers in the United States. This agreement names Avnet, Inc. as the distribution partner and is automatically renewed on a yearly basis. The total value of STI's purchases pursuant to this agreement was $29.7 million in 2005, $47.0 million in 2006 and $51.8 million in 2007; and

  •
  Solutions Provider Agreement with Symantec Corporation:    Pursuant to a solutions provider agreement between STI and Symantec Corporation (all of STI's contracts with Veritas Software Global Corporation have been assigned to Symantec Corporation following Symantec's acquisition of Veritas Software Global Corporation), STI is a non-exclusive reseller of Symantec Corporation's products, professional services and first-year support, of which all product and support, except support renewals, are purchased through Avnet, Inc. This agreement is automatically renewed for a further 12 month period on April 1 of each year. The total value of STI's purchases pursuant to this agreement was $6.7 million in 2005, $10.4 million in 2006 and $13.8 million in 2007.

Products and Services

            We are a provider of IT infrastructure, data center solutions and related managed services to the growing small and medium size business market in the East, Southeast and select markets in the Western part of the United States. Our comprehensive suite of services and solutions are organized under the following two headings: data center services and solutions and IT infrastructure services and solutions.

Data Center Services and Solutions

            We currently operate three data center facilities in the Salt Lake City, Utah area which provide a comprehensive spectrum of co-location and hosting services and facilitate a secure, fault-tolerant environment to host and manage equipment and critical data. Data centers are classified in terms of availability by a tiering schedule developed by the Uptime Institute that ranges from Tier I at the low end to Tier IV at the high end. Our South data center is characterized as Tier IV, our West data center is characterized as Tier III, and our Presidents data center is characterized as Tier II. All are designed for both high-availability and high-density power as well as for server and storage architectures. We also have contractual arrangements to resell space in third party data center facilities in Denver, Colorado, Cincinnati, Ohio, Boston, Massachusetts and Raleigh, North Carolina.

        Key features of our data centers include:

  •
  24 × 7 on site staff, monitoring and support;
  •
  hardened physical security perimeters, biometric access control;
  •
  seismic base isolation which permits operation during earthquakes up to 7.5 on the Richter scale;
  •
  redundancies in uninterruptible power supply systems and generators which allows for uptime during scheduled maintenance windows;
  •
  climate control systems to maintain temperature and humidity within strict tolerances; and
  •
  fire control with early warning smoke detection, gas-based suppression or dry-pipe sprinkler systems.

        Our suite of data center services and solutions includes the following:

Managed Infrastructure

            Our high availability, secure data center facilities provide a comprehensive spectrum of co-location and hosting services for our clients' IT infrastructure.

        We use industry standard best practices to ensure integration between the servers, applications and networks available to our customers, allowing us to monitor and manage their critical IT functions, using the following products:

  •
  Managed Firewall:    Provides customers with dedicated network security solutions. A properly configured firewall helps protect servers from unauthorized access and attacks.

  •
  Managed Virtual Private Network:    Provides customers with a fully managed site-to-site virtual private network allowing them to securely access the data in their co-located servers from their offices.

  •
  Remote System Administration:    Includes a wide spectrum of system administration services that address the daily administration activities required to maintain a stable server environment for our clients.

Managed Services

            Our suite of managed services provide a single-source solution for all data center needs and enables our clients to leverage our specialized technical knowledge and benefit from reliable, uninterrupted services.

        Our comprehensive suite of managed services for our customers' IT infrastructure needs are described as follows:

  •
  Co-Location:    Premier, secure, fault-tolerant environments which locate clients' mission critical content and IT infrastructure.

  •
  Monitoring and Alerting:    24 × 7 automated monitoring of all elements in the network and computing infrastructure. This service package monitors systems, network devices, databases, and critical services for warning, error and failure conditions.

  •
  Management:    Remote systems administration services that address the daily administration activities required to maintain a stable server environment. We use industry standard best practices to ensure integration between servers, applications and networks, allowing us to manage our clients' critical IT functions.

  •
  Managed Archive Services:    Reliable, secure and automated data backup and recovery services.

  •
  Patch and Change Management:    Management, tracking and deployment of software and security updates designed to minimize maintenance duration and maximize system availability. This service is provided as part of our Remote Systems Administration services.

  •
  Managed Security Services and Consulting:    Security assessment and audit services, including: vulnerability scans, onsite consulting, managed intrusion detection, intrusion prevention and virtual private network services.

  •
  Enterprise Email Security:    Hosted email security scanning platform that mitigates the threat of both targeted and previously unknown threats against our customers' email and networking infrastructures. Unlike traditional virus detection tools and methodologies, our solution does not require previous exposure to known viruses.

  •
  Network Optimization and Protection:    Identifies and manages the impact of network performance for real-time capacity planning and audit compliance by controlling bandwidth usage by user, application type and destination.

Maintenance Manager

            Our 24 × 7 staff offers multiple levels of support, from proactive, mission-critical service to basic, self-service maintenance. Our maintenance managers have an average industry experience of 12 years. Their experience across multiple technologies allows them to diagnose and resolve IT issues for our clients in a relatively quick and efficient manner. With engineers answering calls, customers are immediately engaged with knowledgeable resource personnel that are able to solve their problems as opposed to waiting for call backs. Our highly skilled team resolves approximately 95% of support cases in-house. When our personnel are unable to resolve a customer's IT issue and it is necessary to refer it the vendor, our team follows a well-defined call handling process and serves as the customer's advocate, leveraging our relationship with the customer and the vendor to ensure a rapid response. This "single source accountability" is highly regarded by our customers, as is evidenced by our 93% contract renewal rate based on the twelve months ended March 31, 2008.

        Our team of 18 Support Engineers, 3 Escalation Managers and 3 Service Managers who reside in our corporate headquarters and field offices, supports approximately 450 customers across diverse industries on a 24 × 7 basis. Our team handles an average of approximately 600 cases per month on technologies including Sun Microsystems, Inc./StorageTek, Symantec Corporation Availability, NetApp, Inc., Hitachi Data Systems, Brocade, BMC/Remedy, Linux and Windows. We regularly receive the highest marks on audits from our vendors and satisfaction surveys from our customers.

Managed Bandwidth

            Our managed bandwidth services connect client equipment directly to a high-performance, extensively connected, reliable, multi-carrier network. Our data centers employ multiple carriers to ensure continuous high availability services for clients. Our redundant network offers clients an optimized network path for fast and reliable connectivity by maximizing available speed and bandwidth through automated flow control. This optimizes the network connection on a continual basis and minimizes the number of networks, delays and points-of-failure between our clients and their users.

New Data Center Services and Solutions

            We have recently launched, or will launch, an expanded offering of data center services and solutions, including the following products:

  •
  Software as a Service:    We offer a solution that enables companies – primarily independent software vendors – to offer access to their software application to end users via the Internet. We currently intend to include the design, procurement, implementation, hosting, and management of the underlying infrastructure for a recurring fee, allowing our customers to focus on their core competency of software development while avoiding the capital expense otherwise required.

  •
  Disaster Recovery and Business Continuity Services:    Data protection, disaster recovery and security are three critical issues facing the IT industry. We now offer a rapid disaster recovery and business continuity service including the development of a core group of services such as data center hosting, data replication, back-up and recovery and data storage services. This enables companies to bring secondary servers, provided by CTI if desired, into service replacing the services lost during a disaster. The initial phase of this service was implemented during the fourth quarter of 2007.

  •
  Data Management:    We have developed a suite of complementary data center related offerings which will both store and manage our clients mission critical data. We expect our data management services to include tape and disk-to-disk backup, archiving and restoration capabilities. Our combined suite of storage and data management services are designed to assure maximum protection of our clients' vital business data. The first suite of complementary data center related offerings were launched into production during the fourth quarter of 2007 with the archiving component expected to be implemented in the second half of 2008.

  •
  Capacity and Storage on Demand:    We plan to develop a data center related offering which will allow our clients to utilize our data center services based on a "pay per service" basis. Our intent is that this service offering will accommodate our clients unanticipated increased capacity and storage needs.

  •
  Remote Back-Up and Recovery:    We now offer a remote, tapeless back-up and recovery solution accessible via the Internet. This solution will leverage the accumulated benefits of compression, duplication, encryption and enhanced data streaming technologies to allow larger amounts of data to be transferred on a cost-effective basis from customer locations to our data center for storage and retrieval over the Internet. This new service was launched into production on June 1, 2007.

IT Infrastructure Services and Solutions

            Our trained team of certified consultants enables us to quickly identify IT infrastructure challenges, improve business processes and produce comprehensive IT infrastructure services and solutions for our clients.

Professional and Consulting Services

            We offer a variety of professional and consulting services, including the following:

  •
  IT Infrastructure Architecture Design and Installation:    We offer a comprehensive range of deployment services for complex IT architectures. All of our skilled consultants hold many of the highest vendor certifications required to design, install, and configure the latest solutions for servers, software, and storage.

  •
  Assessment, Consolidation and Disaster Recovery Planning:    Ensuring business continuity requires the ability to efficiently consolidate data as well as manage and replicate information in order to prevent downtime or loss of information. We have developed an assessment methodology focused on designing and delivering customized IT infrastructure solutions which deliver performance and cost benefits that meet our clients' IT planning needs.

  •
  Regulatory Compliance Tools:    We offer a variety of IT infrastructure solutions which enable our clients to address their regulatory compliance requirements, including:

  •
  Document Retention:    We offer email, file system and instant messaging archival solutions to enable businesses to electronically comply with their document retention policies; and

  •
  Electronic Storage and Encryption:    We offer products that enable encryption of client data, whether transmitted over the network or stored on magnetic media, to prevent exposure of proprietary, client, or employee data.

  •
  Strategic Service Management Solutions:    We offer a variety of service management tools which manage our clients' entire technology asset lifecycle and performance, including help desk solutions, application performance management solutions which monitor processes to detect and correct any application malfunctions and asset management solutions which track and manage business assets throughout their lifecycle from acquisition to retirement. These service management tools ensure that our clients maximize the performance and availability of their IT infrastructure.

  •
  Information Technology Infrastructure Library, or ITIL:    ITIL is a framework of best practice approaches and methodology intended to facilitate the delivery of high quality IT services. ITIL outlines an extensive set of management procedures that are intended to support businesses in achieving both quality and value for their money in IT operations. Our staff includes one of the world's 400 ITIL masters, enabling us to be one of only four companies in North America to provide businesses with ITIL certification.

Hardware and Software Procurement and Provisioning

            Our relationship with our vendors (see "Business Strengths – Established Relationships with Leading Industry Vendors") and our technical, sales and operations staff is an integral component of our hardware and software procurement process. Our strategic relationship with our vendors enables us to provide our clients with a comprehensive range of hardware and software products, including server, storage, network and virtualization technology. Our experienced technical, sales and operations staff employ a variety of configuration tools to determine hardware and software compatibility and deliver customized hardware and software products.

Competition

            The market for IT infrastructure and data center services and solutions is highly fragmented. The industry includes small regional providers serving the small and medium size business market, notably in secondary markets such as Raleigh, Nashville, Birmingham and Richmond, and a limited number of national and multi-national providers that serve larger business clients notably in metropolitan markets such as Los Angeles, New York, San Francisco and Washington. Generally speaking, the small regional providers focus their services on the provision of physical space (hosting and co-location) and managed bandwidth with a limited offering of IT infrastructure and data center services and solutions. National and multi-national providers' generally either focused on hosting, co-location and managed services or on being full service IT infrastructure outsourcing providers.

        Our current and potential competitors can be divided into 3 categories:

  •
  national and international hosting, co-location and managed service providers;
  •
  regional hosting providers; and
  •
  national and international full service IT infrastructure outsourcing providers.

        National and international hosting, co-location and managed service providers include companies such as Equinix Inc., SAVVIS, Inc., Switch & Data Facilities Company, Inc., Terremark Worldwide, Inc. and Q9 Networks Inc. These companies provide physical space (hosting and co-location), managed bandwidth and network services, and to varying degrees, some data center related services such as system and network monitoring, security and data and system management. We generally do not compete with these providers because they operate principally in metropolitan markets targeting multi-national companies. In the limited instances where these providers have pre-existing business relationships with businesses in our target small and medium size business secondary markets, we differentiate ourselves by providing physical space (hosting and co-location) as well as a broader offering of IT infrastructure and data center services and solutions.

        Regional hosting providers include companies that are typically small and privately held such as Hosted Solutions Inc. in Raleigh, North Carolina, Nashville Regional Exchange Point, Inc. in Nashville, Tennessee and ServerVault Corp. in Dulles, Virginia. These companies have limited IT infrastructure and data center service offerings and typically only provide physical space (hosting and co-location), managed bandwidth, network monitoring and security, and limited managed services. These regional hosting providers are typically smaller than us and generally do not possess, we believe, the financial strength, technical knowledge or resources required for in-depth customer support and product development. These factors, in addition to our comprehensive breadth of IT infrastructure and data center service and product offerings will, we believe, enable us to effectively compete with the regional hosting providers.

        National and international IT outsourcing providers include companies such as Electronic Data Systems Corporation and International Business Machines Corporation, or IBM. These companies provide IT infrastructure and data center services and solutions, including, application hosting, site management, IT professional and consulting services, technology design, co-location facilities and managed bandwidth. These companies generally target large multi-national companies with global IT sites and broad managed service needs in primary markets and generally do not focus on small and medium size businesses in secondary markets. We have, in limited cases, leveraged our core competencies in the data center, including designing, deploying and supporting mission-critical computing environments to service large multi-national customers in primary markets.

Facilities

            Our data center facilities offer world class design, security and continuity, delivering a premier environment to host and manage equipment and critical data. Set forth below is a description of our facilities as of April 30, 2008, excluding the Metro Data Center whose lease terminated on May 31, 2008:

Facility	Ownership	Tier Level	Description
South Data Center West Jordan, Utah	Owned	Tier IV A fault tolerant data center that has redundant capacity systems and multiple distribution paths simultaneously serving the site's computer equipment.	63 Customers 12,900 square feet 90% Utilization 185 square feet of average space per customer $7.6 million total 2007 revenue
West Data Center Salt Lake City, Utah	We own the building and improvements but not the underlying real property. The monthly rent for the West Data Center is $774 and the lease expires on May 30, 2055.	Tier III
		A concurrently maintainable data center that has redundant capacity components and multiple distribution paths serving the site's computer equipment. Generally, only one distribution path serves the computer equipment at any time.	23 Customers 11,100 square feet 88% Utilization 422 square feet of average space per customer $2.8 million total 2007 revenue
Presidents Data Center Salt Lake City, Utah	Leased The monthly rent for the Presidents Data Center is approximately $15,700 and the lease expires in June 2009, with two five-year extensions.	Tier II
A concurrently maintainable data center that has redundant capacity components and single non-redundant distribution paths serving the site's computer equipment. Generally, only one distribution path serves the computer equipment at any time.	7 Customers
5,400 square feet currently available, space to build an additional 5,400 square feet
6% Utilization
46 square feet of average space per customer
Began operations in 2008. Approximately $11,000 revenue for the month of April 2008

        In addition to our Utah facilities, we have contractual arrangements with existing third party facilities in Denver, Colorado (characterized as Tier IV), Cincinnati, Ohio (characterized as Tier II), Boston, Massachusetts (characterized as Tier IV) and Raleigh, North Carolina (characterized as Tier III) which allow us to utilize their data centers. The Denver facility is approximately 150,000 square feet. We have recurring revenues for the Denver facility which are approximately $6,000 per month. We currently have two customers in the Denver partner facility. The Cincinnati facility exceeds 50,000 square feet and it is in the process of being expanded by 35,000 square feet. We currently have one customer in the Cincinnati partner facility with recurring revenues of approximately $21,000 per month. The Boston facility is approximately 18,000 square feet. We currently have no customers in the Boston partner facility and thus no revenue has been generated from that facility to date. The Raleigh facility totals approximately 16,000 square feet. We currently have 4 customers in the Raleigh partner facility and we have recurring revenues for the Raleigh partner facility which are approximately $25,000 per month.

        In addition to the above noted facilities, we own the property where our corporate headquarters are located, which sit on 5 acres of land with an additional 7.67 acres of adjacent property in Cary, North Carolina.

        We have leased regional sales offices located in the following cities: (a) Atlanta, GA; (b) Birmingham, AL; (c) Charlotte, NC; (d) Ft. Lauderdale, FL; (e) Glastonbury, CT; (f) Greenville, SC; (g) Jacksonville, FL; (h) Knoxville, TN; (i) Nashville, TN; (j) Salt Lake City, UT; and (k) Rockville, MD.

Our History

            We were incorporated on October 13, 2006 under the laws of the State of Delaware. CAC was incorporated on March 31, 2005 under the laws of the State of Delaware by its majority stockholder, KLI, a private equity firm based in New York City.

        On May 2, 2005, CAC merged with Gazelle Technologies, Inc. As a part of this merger transaction, Gazelle Technologies, Inc., a company engaged in software development for the utility sector, exchanged its assets for stock in CAC. Prior to this merger transaction, Gazelle Technologies, Inc. sold 15,000,000 convertible preferred shares of its capital stock to American Marketing Complex, Inc., or AMC, in exchange for AMC credits to purchase AMC merchandise and services. Upon the consummation of this merger transaction, AMC became the holder of 15,000,000 shares of series B convertible preferred stock of CAC and CAC acquired the AMC credits. Prior to the closing of the STI Merger, AMC's 15,000,000 shares of series B convertible preferred stock of CAC were exchanged for 177 shares of common stock of CAC. At the closing of the STI Merger, AMC's 177 shares of common stock of CAC were converted into 65,066 shares of our common stock.

        On May 31, 2005, CAC acquired all of the assets of Consonus, Inc. from Questar InfoComm, Inc. Total consideration paid by CAC was approximately $18.4 million consisting of $13.0 million paid in cash at closing, $3.7 million in notes payable to Questar InfoComm, Inc., and $1.7 million in deal and closing costs. The cash portion was partially funded through a secured credit accommodation entered into between CAC and U.S. Bank dated May 31, 2005. From 1996 until CAC's acquisition, Consonus, Inc. had been engaged in the business of designing, building and operating data centers, IT networks and web-enabled application delivery systems.

        On October 18, 2006, we agreed to acquire all of the issued and outstanding shares of capital stock of CAC and STI and to assume all unvested grants of common stock of CAC and all outstanding options and warrant to purchase STI common stock, pursuant to an agreement and plan of merger and reorganization by and among STI, CAC, CAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, STI Merger Sub, Inc., a North Carolina corporation and a wholly owned subsidiary of the Company, KLI, as the CAC stockholders' agent and Irvin J. Miglietta as the STI stockholders' agent, which is referred to in this prospectus as the Merger Agreement. This merger transaction is referred to in this prospectus as the STI Merger.

        On the closing of the STI Merger, which occurred on January 22, 2007, CAC and STI became our direct wholly owned subsidiaries. STI was incorporated on August 31, 1988 under the laws of the State of North Carolina. Since then, STI has established itself as a managed services and IT infrastructure solutions provider for small and medium sized businesses. STI has grown organically and through the acquisitions of Path Tech Software Solutions, Inc. in February 22, 2000, and Allied Group, Inc. on October 17, 2001.

        The STI Merger was accounted for using the purchase method of accounting. For financial reporting purposes, we were deemed the acquiror of STI. The aggregate purchase consideration was approximately $12.2 million plus the assumption of $29.5 million of STI debt for the acquisition of STI.

        The following diagram illustrates our organizational structure following the completion of this offering, excluding any exercise of the over-allotment option:

Recent Developments

            On November 19, 2007, we agreed to convey certain IT training services classes and customer records to eXceed Education effective as of November 26, 2007. As part of our IT training services, the Company provided technical training for certain hardware and software solutions to our customers. There was no consideration paid as part of this transaction.

Employees

            As of May 31, 2008, we had 214 employees including 56 employees in sales and marketing, 42 employees in business operations and finance and corporate administration, 53 employees in infrastructure computing, information management, service management and client solutions delivery, and 63 employees in customer care and managed services. Generally, all of our employees are full-time employees. No union represents any employees in their employment relationship with us.

Intellectual Property

            Our business utilizes a wide range of proprietary information, data, software and know-how. Consistent with industry practice, we rely on a combination of contractual provisions, non-disclosure agreements and internal protocols to protect our proprietary rights in our products and services.

Legal Proceedings

            As of the date hereof, we are not a party to or aware of any legal proceedings that individually, or in the aggregate, will have a material adverse effect on our business, financial position or result of operations.

MANAGEMENT

            We have a classified board of directors. See "Board Composition." Class I directors initially serve until the first annual meeting of stockholders following the closing of this offering. Class II directors and Class III directors initially serve until the second and the third annual meeting of stockholders following the closing of this offering, respectively. Our Class I directors initially serve until 2008, our Class II directors initially serve until 2009 and our Class III directors initially serve until 2010. Our officers are appointed by the board of directors and serve at the discretion of the board of directors.

        The table and information that follow sets forth the names, municipalities of residence, age, positions held with us, principal occupations of our directors and executive officers, the year in which the person became a director and stock ownership details.

Name and Municipality of Residence	Age	Position with our Company	Principal Occupation	Director Since	Common Stock Beneficially Owned Directly or Indirectly (as of the date of this Prospectus)
Nana Baffour Jersey City, New Jersey, USA	36	Chairman of the Board of Directors	Managing Principal, KLI	October 13, 2006 (Class III)	(1)
Michael G. Shook Cary, North Carolina, USA	62	Chief Executive Officer and Director	Chief Executive Officer of our Company	December 15, 2006 (Class III)	316,857 (10.2%	)
John Roger (2) Chapel Hill, North Carolina, USA	44	Executive Vice-President and Chief Operating Officer	Executive Vice-President and Chief Operating Officer of our Company	n/a	39,957 (1.3%	)
Robert Muir Salt Lake City, Utah, USA	45	Vice-President, Chief Financial Officer and Secretary	Vice-President, Chief Financial Officer and Secretary of our Company	n/a	36,125 (1.2%	)
William M. Shook Cary, North Carolina, USA	48	Executive Vice-President of Channels and Alliances and Director	Executive Vice-President of Channels and Alliances of our Company	October 13, 2006 (Class II)	166,490 (5.3%	)
Daniel S. Milburn Salt Lake City, Utah, USA	42	Senior Vice-President and Chief Operating Officer of Hosting and Infrastructure Services	Senior Vice-President and Chief Operating Officer of Hosting and Infrastructure Services of our Company	n/a	71,193 (2.3%	)
Robert McCarthy (3) Longwood, Florida, USA	44	Executive Vice-President of Sales and Marketing	Executive Vice-President of Sales and Marketing	n/a	44,620 (1.4%	)
Michael Bucheit (4) Westmount, QC, Canada	42	Executive Vice-President of Corporate Development	Executive Vice-President of Corporate Development of our Company	n/a	35,696 (1.1%	)
Karen S. Bertaux Apex, North Carolina, USA	44	Vice-President, Mergers and Acquisitions, Investor Relations and Corporate Services	Vice-President of Mergers and Acquisitions, Investor Relations and Corporate Services of our Company	n/a	10,539 (0.3%	)
Geoffrey L.S. Sinn Cary, North Carolina, USA	53	Vice-President, Managed Services	Vice-President of Managed Services of our Company	n/a	2,270 (0.1%	)

Mark P. Arnold Charlotte, North Carolina, USA	48	Vice-President, Customer Support	Vice-President of Partner Alliances and Strategic Business Development	n/a	6,129 (0.2%	)
Justin Beckett (5)(6) Los Angeles, California, USA	45	Director	Chief Executive Officer, Fluid Audio Networks, Inc.	October 13, 2006 (Class I)	21,320 (0.7%	)
Johnson M. Kachidza Jersey City, New Jersey, USA	42	Director	Managing Principal, KLI	January 22, 2007 (Class I)	(1)
Robert E. Lamoureux (7) Toronto, Ontario, Canada	61	Director	Corporate Director	January 22, 2007 (Class II)	–
Connie I. Roveto (6) Toronto, Ontario, Canada	58	Director	President, Cirenity Management and Corporate Director	January 22, 2007 (Class II)	–
Jon A. Turner (7)(5) New York, New York, USA	72	Director	Professor Emeritus, Stern School of Business, New York University	January 22, 2007 (Class III)	–
Eva T. Losacco (7)(5) Lake Forest, Illinois, USA	53	Director	President and Chief Executive Officer, Tecsolv	August 9, 2007 (Class I)	–

(1)
Nana Baffour and Johnson M. Kachidza, each of whom are directors of the Company and also serve as managing principals of KLI, may be deemed to share beneficial ownership of the shares of common stock held or controlled by KLI totaling 1,878,831 shares (or 60.2%) of our common stock as of the date of this prospectus. Each of Nana Baffour and Johnson M. Kachidza disclaims beneficial ownership of such shares of common stock.

(2)
Mr. John Roger's start date at the Company was on August 6, 2007. Pursuant to the terms of his offer letter, Mr. Roger's received a restricted stock award entitling him to earn 1.25% of the fully diluted common shares of the Company, or 44,870 shares of common stock.

(3)
Mr. Robert McCarthy's start date at the Company was on May 31, 2008. Pursuant to the terms of his offer letter, Mr. McCarthy received a restricted stock award entitling him to earn 1.25% of the fully diluted shares of the Company, or 44,620 shares of common stock.

(4)
Mr. Michael Bucheit's start date at the Company was on February 25, 2008. Pursuant to the terms of his offer letter, Mr. Bucheit's received a restricted stock award entitling him to earn 1.0% of the fully diluted shares of the Company, or 35,696 restricted shares of common stock.

(5)
Member of Compensation Committee.

(6)
Member of Corporate Governance and Nominating Committee.

(7)
Member of Audit Committee.

        As of the date of this prospectus, the directors and officers of the Company as a group own beneficially, directly or indirectly, or exercise control or direction over an aggregate of 2,630,027 shares of our common stock which is approximately equal to 82.3% of the common stock currently issued and outstanding, and 2,640,027 shares of our common stock which is approximately equal to 42.5% of the common stock outstanding after giving effect to this offering.

Executive Officers and Non-Executive Directors

            The following are profiles of our executive officers and non-executive directors, as well as a description of each individual's principal occupation within the past five years.

Nana Baffour

            Nana Baffour has served on our board of directors since October 13, 2006 and has served as Chairman of our board since December 15, 2006. Mr. Baffour has served as Managing Principal at KLI, a

New York City based private equity firm, since 2004. Mr. Baffour was an investment banker at Credit Suisse First Boston in Europe and in the U.S. from 2000 to 2004, where he advised clients in the utility sector on mergers, acquisitions and capital financing. Mr. Baffour also served as an Equity Portfolio Analyst at Standard and Poor's from 1998 to 2000 and as a Financial Analyst in the Treasury and Capital Markets Group at CIT Group, Inc. from 1996 to 1998. Mr. Baffour is a Chartered Financial Analyst and has over ten years of experience in finance. Mr. Baffour has a Bachelor of Arts degree in Economics from Lawrence University, a Masters degree in Economics from the University of North Carolina-Charlotte and a Masters of Business Administration in Finance and Accounting from the Stern School of Business, New York University. He is also a member of the New York Society of Security Analysts.

Michael G. Shook

            Michael G. Shook has served as our Chief Executive Officer and director since December 15, 2006. Mr. Shook founded STI in 1988 where he previously served as the President, Chief Executive Officer and Chairman of the board of directors. In 1997, Mr. Shook was awarded Carolina's Entrepreneur of the Year by Ernst & Young, the National Association of Securities Dealers Automated Quotation System and USA Today. Mr. Shook served as the Vice-President of Marketing and Sales and was a member of the Board of Directors of Rise Technology from 1984 to 1988. Mr. Shook also served as the Vice-President of Sales for Bedford Computer Corporation from 1982 to 1984. Mr. Shook has a Bachelor of Science degree from the University of the State of New York and he also attended the University of North Texas. He is currently a member of the Sun Microsystems, Inc. National Advisory Council. He is also a member of Symantec Corporation's Global Advisory Council.

John Roger

            John Roger has served as our Executive Vice-President and Chief Operating Officer since August 6, 2007. From 2006 to 2007, Mr. Roger served as the Chief Operating Officer and Chief Financial Officer of VilCom, LLC, a privately held, diversified media company in Chapel Hill, North Carolina. From 2000 to 2006, Mr. Roger served in a variety of Executive Leadership (including Global) positions for the General Electric Company, including Senior Vice-President, Strategic Growth Initiatives – Vendor Financial Services, Senior Vice-President and General Manager – Sun Microsystems Finance and Senior Vice-President and Chief Quality Officer – Vendor Financial Services. During his twenty-one year tenure with the General Electric Company, Mr. Roger obtained experience in a variety of industry sectors including Strategic Growth, Sales, General Management, Finance, Operations, Six Sigma/Lean Quality, Asset Management and Strategic Sourcing. Mr. Roger has a Bachelor of Science Degree in Economics from Pennsylvania State University.

Robert Muir

            Robert Muir has served as our Vice-President, Chief Financial Officer and Secretary since December 15, 2006. Mr. Muir previously served as the Chief Financial Officer of CAC since June 2005. Mr. Muir also served as the Vice-President of Financial Reporting with American Skiing Company from August 2002 to June 2005, as the Controller of Consonus, Inc. from April 2001 to August 2002 and as Controller of Pliant Corporation from 1998 to 2001. Mr. Muir is a Certified Public Accountant with over eighteen years experience in accounting. Mr. Muir began his career with Arthur Andersen and also worked for Deloitte and Touche. Mr. Muir has a Bachelor of Science degree in Accounting and a Masters of Business Administration from the University of Utah.

William M. Shook

            William M. Shook has served as our Executive Vice-President of Channels and Alliances since May, 2008 and has served on our board of directors since October 13, 2006. Mr. Shook has also served as our Executive Vice-President of Sales and Marketing from January 22, 2007 to April 1, 2007 and from September 2007 to May 2008. He also served as our interim Executive Vice-President of Solutions Consulting and Delivery from April 1, 2007 to August, 2007. Mr. Shook previously served as the Executive Vice-President of Sales and Marketing at STI since 1990. During his tenure at STI, Mr. Shook was responsible for overall product direction, sales force architecture and team-selling models. Mr. Shook also served as the Director of Sales for MEI Software Systems from 1988 to 1990. Mr. Shook has over twenty years of extensive experience in the sales and marketing of high technology products and services as well as the management of their deployment. Mr. Shook graduated from James Madison University with a degree in business administration. He has participated on the National Advisory Councils for Symantec Corporation, BMC Software Inc. and NetApp, Inc. He is also a board member of the Society of Information Managers North Carolina Chapter and leads panels for the Council for Entrepreneurial Development's executive briefings and InfoTech roundtables.

Daniel S. Milburn

            Daniel S. Milburn has served as our Senior Vice-President and Chief Operating Officer of Hosting and Infrastructure Services since January 22, 2007. Mr. Milburn previously served as the Chief Operating Officer of CAC since June 2005. Mr. Milburn also served as the Director of Operations and the Director of Information Technology & Security for Consonus, Inc. from 2001 to 2005, served as the Director of Information Technology for Vision International from 1996 to 2001 and was a network integration systems consultant for Norstan Communications Inc. from 1994 to 1996. Mr. Milburn has over twenty years of experience in information technology risk management, complex network design and security, and systems architecture. Mr. Milburn has a Bachelor of Science degree from Arizona State University and has been a Certified Information Systems Security Professional (CISSP) since 2002 and served as the President of the Utah Chapter of the Information Systems Security Association (ISSA) in 2006.

Robert McCarthy

            Robert F. McCarthy has served as our Executive Vice-President of Sales and Marketing since May, 2008. He served as the President, CEO, and board member of Ring 9, Inc., a provider of voice over IP and business collaboration services, from 2006 to May 2008. From 2004 until 2006 he served as Vice President for the Florida and Caribbean markets for CA, Inc. (formerly Computer Associates), leading a sales organization serving enterprise business customers. Prior to CA he had a 16 year career at AT&T, where he held a variety of positions in sales, marketing, and operations, most recently as a Sales Center Vice President in Florida. Mr. McCarthy holds a bachelors degree and masters in electrical engineering, as well as an MBA, all from Cornell University. He has attended executive education at Stanford University.

Michael Bucheit

            Michael Bucheit has served as our Executive Vice President, Corporate Development since March 2008. From 2004-2007, Mr. Bucheit was a Managing Director, Investment Banking at WR Hambrecht & Co. and opened the firm's first Canadian office in 2005. From 2000-2004, he was a Managing Director and Principal at SFI, Inc. a Virginia based private equity firm. Prior to SFI, he spent several years with GE Capital where he started, built and ran GE Card Services's e-Business Group that provided IP-based information technology solutions to medium and large size enterprises. Prior to GE Capital, he worked in corporate development for Bankers Trust in New York and as a corporate finance professional with Citicorp in Europe. Mr. Bucheit holds a MBA degree from J.L. Kellogg Graduate School of Management, Northwestern University, where he was an Austrian Government Scholar and B.A. in Management with honors from Webster University, Vienna (Austria).

Karen S. Bertaux

            Karen S. Bertaux has served as our Vice-President of Business Operations, Mergers and Acquisitions, Human Resources and Investor Relations since January 22, 2007 and effective as of November 2007, Ms. Bertaux has served as our Vice-President of Mergers and Acquisitions, Investor Relations and Corporate Services. Ms. Bertaux previously served as the Chief Financial Officer of STI since 2003, where she directed numerous support groups including finance and accounting, operations, human resources, contract administration and information technology. Ms. Bertaux also served as Vice-President of Finance and Controller of BuildNet, Inc. from 1996 to 2003. Ms. Bertaux has over twenty-one years of extensive experience in finance and operations, of which seventeen years were in the technology industry. Ms. Bertaux has a Bachelor of Science degree in Accounting from Frostburg State University in Maryland and is currently a member of the North Carolina Association of Certified Public Accountants.

Geoffrey L.S. Sinn

            Geoffrey L.S. Sinn has served as our Vice-President of Managed Services since January 22, 2007. Mr. Sinn previously served as the Senior Director of Managed Services at Hitachi Data Systems, a wholly-owned subsidiary of Hitachi, Ltd. from 2004 to 2006, where he was responsible for establishing a globally focused managed services business. Mr. Sinn was the Chief Executive Officer for The Salem Group from 2003 to 2004, where he was responsible for the growth of new product lines. Mr. Sinn was also the Chief Executive Officer, President and Chief Operating Officer of Arsenal Digital Solutions U.S.A., Inc., a privately held Managed Services company from 2000 to 2003, where he was responsible for leading the company to becoming a recognized leader in the digital solutions industry. From 1996 to 2000, Mr. Sinn worked for the Storage Technology Corporation as a Director where he established the industry's first storage outsourcing and storage utility business. Mr. Sinn has over twenty years of experience in the IT industry serving in various financial and business development capacities with leading corporations such as Digital Equipment Canada, Canadian International Paper Company and Canada Post Corporation. Mr. Sinn has a Bachelor of Science degree from the University of New Brunswick and a Masters of Business Administration from the University of Western Ontario.

Mark P. Arnold

            Mark P. Arnold has served as our Vice-President of Partner Alliances and Strategic Business Development since April, 2008 and has served as our Vice-President of Customer Support since January 22, 2007. Mr. Arnold previously served as the Vice-President of Enterprise Services at STI since 2005, where he was responsible for the management of Strategic Customer Care, Managed Services and Education Services. From January 2003 to May 2005, Mr. Arnold also provided consulting services to computer system integration companies, including STI, in the areas of support offering development, support sales and marketing plan development and support business development. Mr. Arnold was a founding partner of Piedmont Technology Group where he served in various management capacities including sales, professional services, customer support, finance and operations from 1986 to 2002. Mr. Arnold has over twenty years of experience in the management of systems integration. He has also served on several industry councils and is currently serving on Sun Microsystems, Inc.'s Services Executive Council. Mr. Arnold has a Bachelor of Arts degree in Accounting from North Carolina State University and a Masters of Business Administration from Appalachian State University.

        Our officers are elected by our board of directors and serve until their successors have been duly elected and qualified or until their earlier resignation or removal.

Non-Executive Directors

Justin Beckett

            Justin Beckett has served on our board of directors since October 13, 2006. Mr. Beckett is the founder of Fluid Audio Networks, Inc., which provides an online digital music distribution system, and has served as Chief Executive Officer of Fluid Audio Networks, Inc. since 2004. Mr. Beckett has over twenty years of entrepreneurial experience and has focused exclusively on developing Internet-based consumer product applications since 2000. Mr. Beckett's recent initiatives include the founding and sale of SkillJam Technologies Corporation to FUN Technologies in 2004; the founding and sale of Music Gaming Inc. to Intermix Media, Inc. in 2001; the design and sale of an IP-based video on demand application to Visutel Technologies in 2003; and the co-founding of Measurematics Inc. in 2003. Prior to Mr. Beckett's involvement in Internet-based consumer product applications, he was Executive Vice-President and principal of Sloan Financial Group, an investment management firm from 1986 to 2000. Mr. Beckett has a Bachelor of Arts degree from Duke University.

Johnson M. Kachidza

            Johnson M. Kachidza has served on our board of directors since January 22, 2007. Mr. Kachidza has been a Managing Principal at KLI, a New York City based private equity firm since 2001. Prior to his employment with KLI, Mr. Kachidza was an investment banker with Merrill Lynch & Co., Inc. in New York from February 2000 to October 2001, and with JP Morgan Chase & Co. in New York and Johannesburg from 1997 to 2000, where he advised clients in the utility sector in mergers, acquisitions and capital financing. Mr. Kachidza has over eight years of experience in finance. Mr. Kachidza also served as a Project Engineer at General Electric Company from 1991 to 1995, where he led cross functional teams in developing new products from concept through to product launch. Mr. Kachidza is a holder of U.S. Patent Number 5,686,795 for a product design in fluorescent lamp technology. Mr. Kachidza has a Bachelor of Arts degree in Chemistry from Knox College, a Masters degree in Materials Engineering from the University of Illinois at Urbana-Champaign and a Masters of Business Administration in Finance and Accounting from the University of Chicago.

Robert E. Lamoureux

            Robert E. Lamoureux has served on our board of directors since January 22, 2007. Mr. Lamoureux is a Corporate Director. Mr. Lamoureux has over thirty years of experience in the public accounting and consulting fields. He was most recently Chairman of the Board of Directors of Royal Group Technologies Limited from May 2005 until October 2006, when Royal Group Technologies Limited was acquired by Georgia Gulf Corporation. He also served as interim Chief Financial Officer of Royal Group Technologies Limited from November 2004 to July 2005 and as a director of Royal Group Technologies Limited from November 2003 to October 2006. Royal Group Technologies Limited was formerly listed on the Toronto Stock Exchange and the New York Stock Exchange. He served as the National Leader of the Corporate Governance practice of PricewaterhouseCoopers from 2001 to 2004. Between 1969 and 2004, Mr. Lamoureux served as an accounting and audit partner with PricewaterhouseCoopers, specializing in the financial services and manufacturing and distribution industries. He also served as a director of SR Telecom Inc. from September 2004 to May 2005. SR Telecom Inc. is a company listed on the Toronto Stock Exchange and The Nasdaq Stock Market. Additionally, Mr. Lamoureux has served on numerous industry and professional committees and boards with various organizations, including the Canadian Institute of Chartered Accountants Assurance Standards Board. Mr. Lamoureux is a Chartered Accountant and a Fellow of The Institute of Chartered Accountants of Ontario. Mr. Lamoureux received the designation of ICD.D and obtained a certificate in Corporate Governance after completing the Institute of Corporate Directors, or ICD, Education Program at the Rotman School of Management at the University of Toronto. He is currently a director of the ICD Directors' College. Mr. Lamoureux has an Honours Bachelor of Commerce degree from the University of Windsor.

Connie I. Roveto

            Connie I. Roveto has served on our board of directors since January 22, 2007. Ms. Roveto has served as the President of Cirenity Management, which provides consulting services in strategy, product and service development since 2003. She has also served as Chair of the Board of Management of the Canada Revenue Agency since 2005. Ms. Roveto was the President and Chief Operating Officer of Elliott & Page Limited from 2000 to 2001, Chief Operating Officer of The Trust Company of Bank of Montreal (BMO Trust) from 1996 to 2000 and President and Chief Executive Officer of United Financial Management Limited from 1992 to 1995. Ms. Roveto has over twenty years of leadership experience in financial services and investment industries. Ms. Roveto has a Bachelor of Arts degree and a Bachelor of Education degree from the University of Toronto, and was one of the first candidates to complete the Institute of Corporate Directors, or ICD, Education Program at the Rotman School of Management and to receive the designation of ICD.D. She is currently a director of the Toronto Rehabilitation Institute, The Learning Partnership, and Women's World Banking.

Jon A. Turner

            Jon A. Turner has served on our board of directors since January 22, 2007. Mr. Turner is Professor Emeritus at the Stern School of Business, New York University. He has been at New York University for over 26 years holding positions as Chair of the Information Systems Department, Deputy Chair of the Information, Operations, and Management Sciences Department, Director of the Center for Research on Information Systems, and Professor of Information Systems. Mr. Turner's areas of research include business strategy and technology, technology infrastructure design, and systems design and implementation. He has published over 75 journal articles, books and chapters, and has been involved in many government and privately funded research projects, and several National Academy of Sciences and National Research Council studies. Mr. Turner holds a Ph.D. from Columbia University and a Bachelor of Arts degree from Yale University.

Eva T. Losacco

            Eva T. Losacco has served on our board of directors since August 9, 2007. Ms. Losacco is the founder of Tecsolv, which provides technology industry consulting services to investment firms, and has served as the President and Chief Executive Officer of Tecsolv since 2005. Ms. Losacco has over thirty years of sales, product development and executive management experience in the information technology industry, spanning the data communications, hardware and managed services markets. From 1985 to 2005, Ms. Losacco held various positions including Senior Vice-President of Sales, Account Management, Sales Management and various general management positions leading to her role as President and Chief Executive Officer of the Forsythe Solutions Group, Inc. Prior to joining the Forsythe Solutions Group, Inc., Ms. Losacco held various sales and national account management roles at Four Phase Systems, which was subsequently acquired by Motorola, Inc. Ms. Losacco also served as a mechanical engineering liaison and marketing manager for the mechanical products division of Chicago-based CR Industries, Inc., specializing in component design and supply to the aerospace and off-highway equipment industry. Ms. Losacco serves as a board member of the Goodman Theatre, the University of Illinois Alumnae Association and Fusion Risk Management Inc. She also served as a board member of Forysthe Solutions Group, Inc., Forsythe Technology Inc. and Sevenspace, Inc., a managed services company sold to Sun Microsystems, Inc. in 2005. Ms. Losacco has a Bachelor of Science degree from the University of Illinois and a Masters of Business Administration in Finance and Marketing from Loyola University.

Corporate Cease Trade Orders or Bankruptcies

            Except as noted below, none of our directors, officers, or stockholders holding a sufficient number of securities to affect materially the control of our Company, is, or within the ten years prior to the date of this prospectus has been, a director or officer of any other issuer that, while that person was acting in the capacity of a director or officer of that issuer, was the subject of a cease trade order or similar order, or any order that denied the issuer access to any statutory exemptions under securities legislation for a period of more than 30 consecutive days, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that issuer.

        Karen S. Bertaux, our executive officer, served as Vice-President of Finance and Controller of BuildNet, Inc., a technology company in the building and construction industry, between July 1996 and March 2003. BuildNet, Inc., along with six subsidiaries, filed for bankruptcy protection under Chapter 11, Title 11, United States Code in August 2001.

        Robert E. Lamoureux, a member of our board of directors, served as a director of SR Telecom Inc., a company that designs, manufacturers and deploys broadband fixed wireless access solutions, between September 2004 and May 2005. On April 18, 2005, SR Telecom Inc. announced that it had entered into an agreement pursuant to which it would exchange the outstanding $71 million principal amount of its 8.15% debentures, and all accrued interest of approximately $2.9 million, for approximately $63.9 million new 10% convertible redeemable secured debentures, due 2010, and 47,266,512 common shares of SR Telecom Inc. representing approximately 73% of the then issued and outstanding common shares of SR Telecom Inc.

Penalties or Sanctions

            To the best of our knowledge, none of our directors, officers, or stockholders holding a sufficient number of securities to affect materially the control of our Company, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Personal Bankruptcies

            To the best of our knowledge, none of our directors, officers, or stockholders holding a sufficient number of securities to affect materially the control of our Company, nor any personal holding company of any such person has, within the ten years before the date of this prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Conflicts of Interest

            To the best of our knowledge, there are no known existing or potential conflicts of interest among the Company, its directors, or officers as a result of their outside business interests except that certain of our non-executive directors serve as directors of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as directors of such other companies.

Indebtedness of Directors and Executive Officers

            Michael G. Shook and William M. Shook each entered into separate loan agreements with STI dated April 17, 1998, as amended April 1, 2003 and March 31, 2005, in aggregate principal amounts of $1,000,000 and $200,000, respectively. In connection with the STI Merger, and prior to STI becoming our subsidiary, STI forgave all amounts owed to it by Michael G. Shook and William M. Shook under the terms of these loan agreements. See "Certain Relationships and Related Transactions – Indebtedness owed by Michael G. Shook and William M. Shook to STI and Avnet, Inc. Consent to the Consummation of the STI Merger."

        As of the date of this prospectus, no amount is owed to us or any of our subsidiaries by any director or executive officer.

Board Composition

            Our amended and restated certificate of incorporation and our amended and restated bylaws which will be in effect at the closing of this offering, provide that our board of directors consist of one or more members, the number to be determined from time to time by resolution of the board of directors. Our amended and restated certificate of incorporation which will be in effect at the closing of this offering, provides that the board of directors be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. Class I directors initially serve until the first annual meeting of stockholders following the closing of this offering. Class II directors and Class III directors initially serve until the second and the third annual meeting of stockholders following the closing of this offering, respectively. Commencing with the first annual meeting of stockholders following the closing of this offering, directors from each designated class will be elected to hold office for a three year term or until the election and qualification of their respective successors in office. This classification of the board of directors may delay or prevent a change in control of our Company or our management. See

"Description of Capital Stock – Delaware Anti-Takeover Law and Certain Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws."

        Our board of directors consists of 9 directors, appointed from each designated class which is as follows: Class I directors are Justin Beckett, Johnson M. Kachidza and Eva T. Losacco; Class II directors are Robert E. Lamoureux, Connie I. Roveto and William M. Shook; and Class III directors are Nana Baffour, Jon A. Turner and Michael G. Shook. Directors may be removed only for cause. Any newly created directorship resulting from an increase in the number of directors or any vacancy resulting from death, resignation or other cause, is required to be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, at any meeting of the board of directors, subject to the applicable provisions of the Delaware General Corporation Law. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his or her predecessor.

        Subject to certain exceptions, under the listing standards of the Nasdaq Capital Market, within one year of the effectiveness of a registration statement filed with the SEC in connection with a public offering of securities, a listed company's board of directors must consist of a majority of independent directors. Our board of directors has determined that five of our nine directors are independent under such standards.

Board Committees

            Following the closing of the STI Merger, our board of directors appointed an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

            The Audit Committee consists of Messrs. Robert E. Lamoureux (Chairman), Jon A. Turner and Eva T. Losacco. Our board of directors has determined that each of the members of our Audit Committee is "independent," as defined under, and required by, the federal securities laws and the rules of the SEC, including Rule 10A-3(b)(i) under the Securities and Exchange Act of 1934, as well as the listing standards of the Nasdaq Capital Market. Our board of directors has determined that Mr. Robert E. Lamoureux qualifies as an "audit committee financial expert" under applicable federal securities laws and regulations, and has the "financial sophistication" required under the listing standards of the Nasdaq Capital Market.

        The Audit Committee is responsible for, among other things:

  •
  selecting and hiring our independent auditors, and approving the audit and pre-approving any non-audit services to be performed by our independent auditors;

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  evaluating the qualifications, performance and independence of our independent auditors;

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  monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

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  reviewing the adequacy and effectiveness of our internal control policies and procedures;

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  acting as our qualified legal compliance committee; and

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  preparing the audit committee report that the SEC requires in our annual proxy statement.

        Our board of directors has adopted a written charter for the Audit Committee which will be posted on our website following the completion of this offering.

Compensation Committee

            The Compensation Committee consists of Messrs. Justin Beckett (Chairman), Eva T. Losacco and Jon A. Turner. Our board of directors has determined that each of the members of our Compensation Committee is "independent," as defined under, and required by, the rules of the Nasdaq Capital Market.

        The Compensation Committee is responsible for, among other things:

  •
  reviewing and approving our Chief Executive Officer's and other executive officers': annual base salaries; incentive compensation plans, including the specific goals and amounts; equity compensation; employment agreements; severance arrangements and change in control agreements; and any other benefits, compensation or arrangements;

  •
  administering our equity compensation plans;

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  reviewing and discussing with management, the Company's Compensation Discussion and Analysis (CD&A); and

  •
  submitting and signing the compensation committee report that the SEC requires in our annual proxy statement.

        Our board of directors has adopted a written charter for the Compensation Committee which will be posted on our website following the completion of this offering.

Corporate Governance and Nominating Committee

            The Corporate Governance and Nominating Committee consists of Ms. Connie I. Roveto (Chairman) and Mr. Justin Beckett. Our board of directors has determined that each of the members of our Corporate Governance and Nominating Committee is "independent," as defined under, and required by, the rules of the Nasdaq Capital Market.

        The Corporate Governance and Nominating Committee is responsible for, among other things:

  •
  assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the board of directors;

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  developing and recommending governance principles applicable to our board of directors;

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  overseeing the evaluation of our board of directors and management; and

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  recommending potential members for each board committee to our board of directors.

        Our board of directors has adopted a written charter for the Corporate Governance and Nominating Committee which will be posted on our website following the completion of this offering.

Compensation Committee Interlocks and Insider Participation

            No interlocking relationship exists between our board of directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past. CTI, STI and CAC did not have a compensation committee (or other board committee performing equivalent functions) in 2006. In 2006 prior to the STI Merger, Michael G. Shook participated in deliberations of the board of directors of STI concerning executive officer compensation. In 2006 prior to the STI Merger, KLI, the principal stockholder of CAC, determined executive officer compensation for CAC. No other officers of STI or CAC participated in deliberations concerning executive officer compensation.

        Mr. Justin Beckett, the Chairman of our Compensation Committee, was granted a 1.0% common equity interest in CAC in 2005 to be vested over a two-year period. Mr. Beckett entered into a deferred stock agreement with us on the closing of the STI Merger relating to our assumption of all the remaining unvested common equity interests in CAC. In 2006, prior to the STI Merger, Mr. Beckett, then an advisory board member of CAC, was granted a 0.5% common equity interest in CAC. On the closing of the STI Merger, Mr. Beckett's vested common equity interest in CAC represented 10,660 outstanding shares of our common stock. As of August 31, 2007, the remaining 0.5% common equity interest in CAC vested based on the anniversary date of Mr. Beckett's respective agreement. As a result, Mr. Beckett's vested common equity interests in CAC currently represent 21,320 outstanding shares of our common stock. For further details, see "Certain Relationships and Related Transactions – Outstanding Equity Awards."

Executive Compensation

Compensation Discussion and Analysis

            The following discussion and analysis of compensation arrangements of our named executive officers for 2007 (as set forth in the 2007 Summary Compensation Table below) should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion.

Overview

            We were incorporated in October 2006 for purposes of holding both STI and CAC as wholly owned subsidiaries following the completion of the STI Merger which occurred on January 22, 2007. See "Our Business – Our History." As a newly formed company, the compensation amounts for 2007 presented in the compensation tables set forth below for our executive officers may not be indicative of future compensation that we will award to our executive officers. Our compensation program reflects our stage of development as a company. For this reason, our compensation discussion and analysis disclosure is based on our envisioned compensation philosophy going forward.

        Given the foregoing, to date, the amount of base salary, incentive bonus and number of stock awards granted to each of our executive officers have been determined primarily by negotiations with each executive in order to attract him or her to the Company from his or her then-existing position, or in connection with promotions or increased responsibilities within the Company following the consummation of the STI Merger. For example, in connection with the STI Merger, we entered into employment agreements with each of Messrs. Michael G. Shook, William M. Shook and Daniel S. Milburn and an employment letter with Mr. Robert Muir, the terms of which were agreed upon in advance of the STI Merger. With the exception of the employment agreement and offer letter with John Roger, as discussed below, we have not entered into any employment agreements with any other executive officers as of December 31, 2007. In addition, on December 15, 2006, our board of directors adopted a new incentive compensation plan, our 2007 Equity Plan, pursuant to which we awarded restricted stock awards and deferred stock awards to these executive officers, among others, on the closing of the STI Merger, and pursuant to which we will award each independent director grants of deferred stock upon the completion of this offering. The adoption of our 2007 Equity Plan at the time of the STI Merger was designed to facilitate the implementation of our future compensation programs. Moreover, the entering into of the employment agreements and employment letter was designed to ensure the retention of key members of management from both STI and CAC, which is integral to our continued future success. See "Management – Director Compensation – Equity Awards under the 2007 Equity Plan – Employment Agreements and Termination of Employment and Change-In-Control Arrangements."

        Currently, the Compensation Committee consists of Messrs. Justin Beckett (Chairman), Eva T. Losacco and Jon. A. Turner. All of the members of the Compensation Committee are independent directors. Our board of directors has adopted a written charter for the Compensation Committee which will be posted on our website following the completion of this offering. See "Management – Compensation Committee."

        The Compensation Committee will, among other things, be responsible for implementing and administering all aspects of our benefit and compensation plans and programs. Though we expect the Compensation Committee to follow the anticipated compensation programs set forth below, it is possible that the Compensation Committee could develop a compensation philosophy different or varied in some degree than that discussed below.

General Compensation Philosophy and Program Objectives

            Our total compensation philosophy is to offer our executive officers compensation and benefits that are competitive and that meet our goals of attracting, retaining and motivating highly skilled management so that we can achieve our financial and strategic objectives.

        Utilizing this philosophy, the four elements of our executive compensation program are (1) Base Salary, (2) Incentive Bonus, (3) Long-Term Incentive Compensation and (4) Benefits, each of which are designed to:

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  attract and retain the best possible executive talent;

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  tie annual and long-term cash and stock incentives to achievement of measurable corporate, business unit and individual performance objectives;

  •
  align executives' incentives with stockholder value creation;

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  be affordable within the context of our operating expense model;

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  be fairly and equitably administered; and

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  reflect our values.

        To achieve these objectives, our Compensation Committee has implemented and expects to further implement and maintain compensation plans that tie a substantial portion of our executives' overall compensation to our financial performance, common stock price and other factors that directly and indirectly influence stockholder value. In addition, we believe that the equity awards granted to certain executive officers under our 2007 Equity Plan will better align the equity ownership by our executive officers with the expectations as to long-term performance. We believe that equity ownership influences stockholder value creation because it provides an effective incentive with respect to Company performance and serves as an effective retention mechanism as a result of the applicable vesting mechanics underpinning each equity award. In addition, we aim to establish compensation plans that align the performance of our executive officers with our business plan and strategic objectives and promote the interests of long-term stockholders by focusing management on achieving strong short-term (annual) performance goals in a manner that supports and ensures our long-term success and profitability.

Ongoing Review by Compensation Committee

            It is currently anticipated that our Compensation Committee will review our compensation programs upon completion of this offering and, as it deems necessary, compare them to other companies to arrive at what we believe to be fair and competitive compensation for our executive officers. In March 2007, San Jose-based compensation consulting firm Compensia was engaged to assist in assessing, benchmarking and advising on our executive compensation philosophy. Compensia was engaged directly by, and reports to, the Compensation Committee. Pursuant to Compensia's recommendations, in June 2007 the Compensation Committee authorized a special one-time mid year bonus payment of $25,000 to each of Messrs. Rob Muir and Daniel Milburn which were paid to Messrs. Muir and Milburn in August 2007. In addition, as recommended by Compensia, the Compensation Committee authorized the increase of Messrs. Muir's and Milburn's base salaries of $128,334 and $140,000 to $143,750 and $175,000 respectively. These increases, previously contingent upon the completion of this offering, were authorized by the Compensation Committee to be effective June 1, 2007. Furthermore, the Compensation Committee authorized Compensia's recommendation to move incentive bonus payouts from a quarterly to an annual schedule. As of the date of this prospectus, while certain members of the executive team are already subject to annual incentive bonus payouts, the Compensation Committee and the board of directors have approved the phasing in of this approach for the balance of the executive team beginning on July 1, 2008.

Benchmarking

            In determining overall compensation for executive management, including base salary, incentive bonuses, equity awards and perquisites, the Compensation Committee considers compensation data of certain companies in order to analyze how other companies compensate their executive officers. As discussed above, the Compensation Committee retained an independent compensation consultant to review our compensation programs and those of other comparable public companies. Public companies used for comparison purposes include Bell Industries, Inc., Datalink Corporation, Edgewater Technology, Inc., Equinix, Inc., NEON Communications Group, Inc., Q9 Networks Inc. and Terremark Worldwide, Inc. These companies are either direct competitors or are companies from which we may seek to recruit executives or other key employees because they offer services that require executive skills comparable to the skills we seek in our executive officers. While the Compensation Committee does not believe that it is appropriate to establish compensation levels primarily based on benchmarking, generally, total overall compensation levels for our executive officers are targeted at the 50th percentile of the applicable comparative market. While we recognize that our compensation practices must be competitive in the marketplace, such marketplace information is only one of many factors that we will consider in assessing the reasonableness of compensation.

Compensation Components

            It is the view of the Compensation Committee that the total compensation program for executive officers should consist of the following:

Base Salary

            Base salaries provide executives with a base level of regular income. The base salaries paid to our executive officers in 2007 are primarily the result of negotiations with each executive. The base salaries paid to our executive officers in 2007 were determined based on the executive's qualifications, experience and industry knowledge, the quality and effectiveness of their leadership at our Company, and the scope of their responsibilities which, in certain circumstances, included related assumptions of additional financial or operational responsibilities in connection with STI and CAC becoming our wholly owned subsidiaries following the consummation of the STI Merger. In the case of Mr. John Roger, his base salary was determined based on the amount necessary to recruit him to the Company in August 2007 determined in reference to a market study of comparable salaries. Companies used for comparison purposes include Bell Industries, Inc., Datalink Corporation, Edgewater Technology, Inc. and others as described under "Management – Executive Compensation – Benchmarking." In addition, the Company considered Mr. Roger's qualifications, previous experiences, industry knowledge and the scope of his responsibilities in his capacity as Chief Operating Officer of our Company. Going forward, the Compensation Committee will review salaries annually and may increase or decrease an executive's base salary at its discretion, subject to the limitations found in the employment agreement, employment letter, offer letter or other agreement as the case may be, that we have entered into with each of Messrs. Michael G. Shook, William M. Shook, Daniel S. Milburn, Robert Muir, John Roger and Ms. Karen Bertaux. For further details, see "Management – Employment Agreements and Termination of Employment and Change-In-Control Arrangements."

        The following table sets forth annualized 2007 base salaries for our named executive officers and does not take into account adjustments reflecting the various employment starting dates of such individuals. For a description of actual base salaries paid to each of our named executive officers, see "Management – 2007 Summary Compensation Table – Salary."

Executive Officer	2007 Base Salary
Michael G. Shook	$228,460 (1)
William M. Shook	$196,560 (2)
Daniel S. Milburn	$175,000
Robert Muir	$143,750
John Roger	$185,000 (3)
Karen S. Bertaux	$175,000

(1)
Mr. M. Shook's employment agreement will become effective upon completion of this offering. At that time, his base salary will increase to $245,000.

(2)
Mr. W. Shook's employment agreement will become effective upon completion of this offering. At that time, his base salary will increase to $215,000.

(3)
Mr. Roger's employment agreement with the Company was effective August 6, 2007. The base salary indicated above represents the salary that Mr. Roger would have received had he been employed with the Company for all of fiscal 2007.

        In determining base salaries in 2008 and beyond, the Compensation Committee will consider the executive's qualifications, experience and industry knowledge, the quality and effectiveness of their leadership at our Company, the scope of their responsibilities and future potential, the goals and objectives established for the executive, the executive's past performance, the base salary paid to officers in comparable positions at public companies as described above, the Company's overall financial position and product development progress, internal pay equity and the tax deductibility of base salary. In addition, the Compensation Committee will consider the other components of executive compensation and the mix of performance pay to total compensation. The Compensation Committee will not apply any specific weighting to these factors. On an annual basis, each executive's past salary and performance will be considered and the Compensation Committee will decide whether or not to adjust the base salary.

Incentive Bonus

            In addition to base salaries, we believe performance-based cash bonuses are important in providing incentives to achieve corporate goals. Cash bonuses are intended to reward individual performance during the year and can therefore be highly variable from year to year. Going forward, our Compensation Committee will be responsible for establishing and implementing pre-established quantitative and qualitative performance standards for executive incentive bonuses. The Compensation Committee intends to take the following steps to ensure a direct correlation between executive compensation and performance:

  •
  initiate a practice of reviewing the performance of all senior executives at every board meeting; and

  •
  establish an annual review of compensation reports for all senior executives.

        Our performance-based incentive bonuses are tied to the achievement of an executive officer's individual goals and the achievement of certain annual financial and corporate objectives determined by us.

        Individual Performance Goals:    The payment of the incentive bonus is contingent on each executive officer meeting individual performance goals that have been established by mutual agreement between the Company and each executive officer, at the time of their respective appointments. Individual goals are tailored for each executive and include such goals as revenue achievement, gross margin, demand generation, development of corporate partnerships, new customer growth, long-term product strategy, short-term product deliverables, departmental-specific objectives and key operating metrics including inventory control and customer satisfaction.

        Corporate Goals:    We select specific and objectively measurable financial goals appropriate to focus our employees on key CTI objectives. Our corporate goals are based primarily on financial targets including revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), gross margin and operating expense, and predicated on meeting other subjective and financial metrics, contained in our business plan. The following are some of the financial metrics selected as CTI's corporate financial goals: (a) EBITDA, data center services and related managed services to new clients as well as additional sales of our products and services to existing clients, or gross margin growth for existing customers, i.e. bookings; (b) sales, general and administrative expenses as a percentage of gross margin goals; and (c) new customer acquisitions. We believe that we should reward contributions to bookings in order to encourage revenue growth and contributions to operating income to encourage achieving such growth in a cost-effective manner. Our operating income goal is calculated as a base GAAP operating income target increased by any stock-based compensation expenses, amortization of intangibles and commissions paid for bookings in excess of our business plan. We believe that the use of non-GAAP operating income is more meaningful in reflecting our operational performance than the use of GAAP operating income.

        Determination of Incentive Bonuses:    Individual target bonus percentages are determined based on role, responsibility and total compensation. Set forth below is a summary of the performance-based incentive bonus arrangements for 2007 determined and agreed to between us and each of Messrs. Michael G. Shook, William M. Shook, Daniel S. Milburn, Robert Muir, John Roger and Ms. Karen Bertaux pursuant to each of their respective employment agreements, employment letter, offer letter or other agreement, as the case may be. See "Management – Employment Agreements and Termination of Employment and Change-In-Control Arrangements." The provision of these performance-based incentive bonus arrangements has been determined in the context of our near term business objectives.

Michael G. Shook

            Michael G. Shook's total compensation for fiscal 2007 was substantially higher than the other named executive officers, with the exception of William M. Shook. This is due to the fact that Mr. Shook is the founder and former President and Chief Executive Officer of STI and the Company's continued success is largely dependent on the personal efforts and abilities of Mr. Shook. In this context, Mr. Shook's salary and bonus in respect of 2007 reflect Mr. Shook's level of responsibility and effectiveness in leading CTI's initiatives to achieve our corporate performance goals. In addition, the granting of Mr. Shook's restricted stock award in the amount of 75,000 shares (equalling $470,048 recognized under SFAS 123R) at the closing of the STI Merger represents our initiative to motivate and reward high-quality executives and encourage superior performance by enabling such executives to acquire a proprietary interest in our business. See "Management – 2007 Summary Compensation Table."

        In fiscal 2007, Mr. Shook received a base salary of $215,564 and was eligible to receive an incentive bonus based upon the achievement of certain quarterly financial and annual focus area goals as defined below, and which include, without limitation, such concepts as earnings before interest, taxes, depreciation and amortization (EBITDA), revenues, utilization and profitability in the hosting business, growth of recurring revenue business across the platform through the creation of cross-selling synergies and bookings, and EBITDA margin improvements.

        2007 Base Incentive Compensation ("Leverage Amount") at achievement of 100% of all goals equaled a total of $120,000 per year or $30,000 per quarter. Leverage Amount was distributed as follows:

  •
  40% for meeting an annual EBITDA goal, which equaled $7.6 million in 2007 (at 100% of goal, $48,000 per year or $12,000 per quarter);

  •
  15% for meeting a budgeted professional services revenue goal, which includes consulting services performed by CTI employees and outside contractors, and which equaled $11.5 million in 2007 (at 100% of goal, $18,000 per year or $4,500 per quarter);

  •
  15% for attaining a gross margin goal relating to our managed services offering, which equaled $1.4 million in 2007 (at 100% of goal, $18,000 per year or $4,500 per quarter);

  •
  15% for attaining a gross margin goal relating to our maintenance program, which equaled $9.2 million in 2007 (at 100% of goal, $18,000 per year or $4,500 per quarter); and

  •
  15% for meeting a budgeted hardware/software revenue goal, which equaled $58.5 million in 2007 (at 100% of goal, $18,000 per year or $4,500 per quarter).

        Exceeding goals would result in a pro rata increase in the Leverage Amount on a quarterly basis. For example, achievement of 150% of the professional services revenue goal would result in a quarterly Leverage Amount payment of $6,750 (the $4,500 total quarterly Leverage Amount attributed to this category multiplied by 150% of goal achievement). Achieving less than 100% of goals would result in a pro rata decrease in the Leverage Amount on a quarterly basis. For example, achievement of 75% of the professional services revenue goal would result in a quarterly Leverage Amount payment of $3,375 (the $4,500 total quarterly Leverage Amount attributed to this category multiplied by 75% of goal achievement).

        In addition, Mr. Shook was entitled to additional incentive compensation consisting of a special bonus in the amount of $7,500 per quarter for achieving 110% of the aforementioned goals quarterly.

        Mr. Shook received a total of $108,135 in 2007 total incentive compensation paid in quarterly installments as it relates to his ability to meet or exceed his performance goals. Mr. Shook's target incentive bonus was $120,000 for the same period.

        In fiscal 2008 Mr. Shook earns a base salary of $228,460. Pursuant to Mr. Shook's employment agreement which becomes effective upon completion of this offering, Mr. Shook will be eligible to receive an annual base salary of $245,000 and an incentive bonus based upon the achievement of certain quarterly financial and annual focus area goals as defined below, and which include, without limitation, a quantitative measure of economic value added and qualitative measures. Economic value added will be composed of such concepts as EBITDA, net operating profit after tax, revenues, utilization and profitability in the hosting business, growth of recurring revenue business across the platform through the creation of cross-selling synergies and bookings, performance of our stock price and EBITDA margin improvements, amongst others, and adjusted for such concepts as research and development expenses and cost of capital.

        The Chairman of our board of directors the Compensation Committee and Mr. Shook agreed to 2008 quarterly and annual targets, which are listed below, based on our 2008 business plan. Mr. Shook's compensation plan contemplates that he will be paid his incentive bonus quarterly, within 60 days following the close of each fiscal quarter, through June 30, 2008 and annually thereafter.

        2008 Base Incentive Compensation at achievement of 100% of all goals will equal a total of $228,460 per year, or $57,115 per quarter through June 30, 2008 and $114,230 for the second half of the year through December 31, 2008. Base Incentive Compensation will be weighted 85% towards defined quantitative goals and 15% towards qualitative goals. Qualitative goals shall be determined at the discretion of the Compensation Committee and quantitative goals are as follows:

  •
  Meeting the company's annual 2008 EBITDA goal of $10.1 million;

  •
  Meeting the company's annual sales, general and administrative expense goal of 73% of gross margin.

        Mr. Shook's base incentive compensation payout target attributable to his quantitative goals will be based against weighted average performance compared with the 2008 plan. For example, if in 2008 Mr. Shook has two quantitative goals where one performs at 125% of plan while the second performs at 75% of plan, Mr. Shook will have achieved an average performance of 100% against plan. If Mr. Shook's average quantitative goal performance meets 100% of plan or greater, he will be eligible for 100% of his base incentive compensation target attributed towards his quantitative goals. If Mr. Shook's average quantitative goal performance meets between 85% and 100% of plan, he will be eligible for a pro-rata (85% to 100%) portion of his base incentive compensation target attributed towards his quantitative goals. If Mr. Shook's average quantitative goal performance meets between 75% and 85% of plan, he will be eligible for 50% of his base incentive compensation target attributed towards his quantitative goals. If Mr. Shook's average quantitative goal performance falls below 75% of plan, he will not be eligible for his base incentive compensation target attributed towards his quantitative goals.

        Mr. Shook's base incentive compensation payout target attributable to his qualitative goals will be paid out at the discretion of the Chairman of our board of directors and the Compensation Committee.

        2008 Additional Incentive Compensation    In addition to the Base Incentive Compensation, Mr. Shook will be entitled to additional incentive compensation for achieving 110% or more of the aforementioned quantitative goals in the amount of $79,961 per year, or $19,990 per quarter through June 30, 2008 and $39,980 for the second half of the year through December 31, 2008.

William M. Shook

            William M. Shook's total compensation in fiscal 2007 was substantially higher than the other named executive officers, with the exception of Michael G. Shook. This is due to the fact that Mr. Shook has served as STI's Executive Vice-President of Sales and Marketing for over 17 years and has successfully lead STI's overall product direction. As such, the Company's continued success is largely dependent on the personal efforts and abilities of Mr. Shook. In this context, Mr. Shook's salary and bonus in respect of 2007 reflect Mr. Shook's level of responsibility and effectiveness in leading CTI's initiatives to achieve our corporate performance goals. In addition, the granting of Mr. Shook's restricted stock award in the amount of 58,333 shares (equalling $365,595 recognized under SFAS 123R) at the closing of the STI Merger represents our initiative to motivate and reward high-quality executives and encourage superior performance by enabling such executives to acquire a proprietary interest in our business. See "Management – 2007 Summary Compensation Table."

        In fiscal year 2007, Mr. Shook received an annual base salary of $185,464 and was eligible to receive an incentive bonus based upon the achievement of certain quarterly financial and annual focus area goals as defined below, and which include, without limitation, such concepts as EBITDA, revenues, utilization and profitability in the hosting business, growth of recurring revenue business across the platform through the creation of cross-selling synergies and bookings, and EBITDA margin improvements.

        2007 Base Incentive Compensation ("Leverage Amount") at achievement of 100% of all goals equaled a total of $105,000 per year or $26,250 per quarter. Leverage Amount was distributed as follows:

  •
  20% for meeting an annual EBITDA goal, which equaled $7.6 million in 2007 (at 100% of goal, $21,000 per year or $5,250 per quarter);

  •
  20% for meeting a budgeted professional services revenue goal, which includes consulting services performed by CTI employees and outside contractors, and which equaled $11.5 in 2007 (at 100% of goal, $21,000 per year or $5,250 per quarter);

  •
  15% for attaining a gross margin goal relating to our managed services offering, which equaled $1.4 million in 2007 (at 100% of goal, $15,750 per year or $3,938 per quarter);

  •
  20% for attaining a gross margin goal relating to our maintenance program, which equaled $9.2 million in 2007 (at 100% of goal, $21,000 per year or $5,250 per quarter);

  •
  15% for meeting a budgeted hardware/software revenue goal, which equaled $58.5 million in 2007 (at 100% of goal, $3,938 per year or $15,750 per quarter);

  •
  5% for attaining a gross margin per customer goal, which equaled $38,000 for STI and $71,000 for CAC in 2007 (at 100% of goal, $5,250 per year or $1,313 per quarter); and

  •
  5% for attaining a new customer acquisition goal, which equaled 210 customers in 2007 (at 100% of goal, $5,250 per year or $1,313 per quarter).

        Exceeding goals would result in a pro rata increase in the Leverage Amount on a quarterly basis. For example, achievement of 150% of professional services revenue goal would result in a quarterly Leverage Amount payment of $7,875 (the $5,250 total quarterly Leverage Amount attributed to this category multiplied by 150% of goal achievement). Achieving less than 100% of goals would result in a pro rata decrease in the Leverage Amount on a quarterly basis. For example, achievement of 75% of professional services revenue goal would result in a quarterly Leverage Amount payment of $3,938 (the $5,250 total quarterly Leverage Amount attributed to this category multiplied by 75% of goal achievement).

        In addition, Mr. Shook is entitled to additional incentive compensation consisting of a special bonus in the amount of $7,500 per quarter for achieving 110% of the aforementioned goals quarterly.

        Mr. Shook received a total of $97,519 in 2007 total incentive compensation paid in quarterly installments as it relates to his ability to meet or exceed his performance goals. Mr. Shook's target incentive bonus was $105,000 for the same period.

        In fiscal 2008 Mr. Shook earns a base salary of $196,560. Pursuant to Mr. Shook's employment agreement which becomes effective upon completion of this offering, Mr. Shook will be eligible to receive an annual base salary of $210,000 and an incentive bonus based upon the achievement of certain quarterly financial and annual focus area goals as defined below, and which include, without limitation, a quantitative measure of economic value added and qualitative measures. Economic value added will be comprised of such concepts as EBITDA, net operating profit after tax, revenues, utilization and profitability in the hosting business, growth of recurring revenue business across the platform through the creation of cross-selling synergies and bookings, performance of our stock price and EBITDA margin improvements, amongst others, and adjusted for such concepts as research and development expenses and cost of capital. Our CEO, the Chairman of our board of directors, the Compensation Committee and Mr. Shook have agreed to 2008 quarterly and annual targets, which are listed below, based on our 2008 business plan. Mr. Shook's compensation plan contemplates that he will be paid his incentive bonus quarterly, within 60 days following the close of each fiscal quarter through June 30, 2008 and annually thereafter.

        2008 Base Incentive Compensation at achievement of 100% of all goals will equal a total of $137,592 per year, or $34,398 per quarter through June 30, 2008 and $68,796 for the second half of the year through December 31, 2008. Base Incentive Compensation will be weighted 85% towards defined quantitative goals and 15% towards qualitative goals. Payout for both qualitative and quantitative goals are weighted equally and based on the average. Qualitative goals shall be determined at the discretion of the CEO and the Compensation Committee and quantitative goals are as follows:

  •
  Meeting the company's annual 2008 EBITDA goal of $10.1 million;

  •
  Meeting the company's annual sales, general and administrative expense goal of 73% of gross margin;

  •
  Meeting the company's annual hardware and software gross margin plan including rebates of $10.8 million.

        Mr. Shook's base incentive compensation payout target attributable to his quantitative goals will be based against weighted average performance compared with the 2008 plan. For example, if in 2008 Mr. Shook has two quantitative goals where one performs at 125% of plan while the second performs at 75% of plan, Mr. Shook will have achieved an average performance of 100% against plan. If Mr. Shook's average quantitative goal performance meets 100% of plan or greater, he will be eligible for 100% of his base incentive compensation target attributed towards his quantitative goals. If Mr. Shook's average quantitative goal performance meets between 85% and 100% of plan, he will be eligible for a pro-rata (85% to 100%) portion of his base incentive compensation target attributed towards his quantitative goals. If Mr. Shook's average quantitative goal performance meets between 75% and 85% of plan, he will be eligible for 50% of his base incentive compensation target attributed towards his quantitative goals. If Mr. Shook's average quantitative goal performance falls below 75% of plan, he will not be eligible for his base incentive compensation target attributed towards his quantitative goals.

        Mr. Shook's base incentive compensation payout target attributable to his qualitative goals will be paid out at the discretion of the CEO, Chairman of our board of directors and the Compensation Committee.

        2008 Additional Incentive Compensation    In addition to the Base Incentive Compensation, Mr. Shook will be entitled to additional incentive compensation for achieving an average of 110% or more of the aforementioned quantitative goals in the amount of $48,157 per year, or $12,039 per quarter through June 30, 2008 and $24,078 for the second half of the year through December 31, 2008.

        As it is anticipated that Mr. Shook's role in the Company will transition at mid-year, our CEO, the Chairman of our board, the Compensation Committee and Mr. Shook will agree to a new set of incentive compensation goals to go into effect as of July 1, 2008 which will more effectively align with his new roles and responsibilities.

Daniel S. Milburn

            In fiscal 2007, Daniel S. Milburn received an annual base salary of $160,417. Pursuant to the recommendations of independent compensation consultant Compensia, the Compensation Committee authorized the increase of Mr. Milburn's base salary of $140,000 to $175,000 per year. This increase, previously contingent upon completion of this offering, was authorized by the Compensation Committee to be effective June 1, 2007. Mr. Milburn was also eligible to receive an incentive bonus based upon the achievement of certain quarterly financial and annual focus area goals. These goals included a quantitative measure of economic value added and qualitative measures. Economic value added was based on such concepts as EBITDA, net operating profit after tax, revenues, utilization, growth and profitability in the hosting business, growth of recurring revenue in the hosting business and bookings, performance of our stock price and EBITDA margin improvements, amongst others, and adjusted for such concepts as research and development expenses and cost of capital. In addition, the granting of Mr. Milburn's deferred stock award in the amount of 25,000 shares (equalling $78,350 recognized under SFAS 123R) at the closing of the STI Merger represents our initiative to motivate and reward high-quality executives and encourage superior performance by enabling such executives to acquire a proprietary interest in our business. See "Management – 2007 Summary Compensation Table."

        2007 Base Incentive Compensation ("Leverage Amount") at achievement of 100% of all goals described below equaled amounted to $40,000 per year, or 30% of Mr. Milburn's base salary of $140,000 at the beginning of 2007. Leverage Amount was determined by meeting the historical CAC business EBITDA plan, which for 2007 was $3.5 million. Further, certain quarterly focused area goals that were set to be achieved by Mr. Milburn in respect of fiscal 2007 are set forth below:

  •
  Determining possible sites for new data centers;

  •
  Seeking partnerships in the East Coast of the United States to enhance CTI's hosting and collocation services;

  •
  Completing the operational installation of CTI's remote backup services; and

  •
  Training all districts on hosting and managed services.

        As of the date of this prospectus, Mr. Milburn received a total of $42,000 in 2007 base incentive compensation paid in one annual installment per Mr. Milburn's employment agreement and as it relates to his ability to meet his performance goals. Mr. Milburn also received a $63,187 profit sharing bonus for exceeding the goals set out in the Company's 2007 plan. Further, pursuant to the recommendations of independent compensation consultant Compensia, the Compensation Committee authorized a special one-time mid year bonus payment to Mr. Milburn of $25,000 which was paid in August 2007.

        In fiscal year 2008 Mr. Milburn earns a base salary of $175,000. Mr. Milburn will also be eligible to receive an annual incentive bonus based upon the achievement of certain quarterly and annual financial and focus area goals. Our CEO, the Chairman of our board, the Compensation Committee and Mr. Milburn have agreed to 2008 quarterly and annual targets, which are listed below, based on our 2008 business plan. Mr. Milburn's compensation plan contemplates that he will be paid his incentive bonus annually, within 60 days following the close of the calendar year.

        2008 Base Incentive Compensation at achievement of 100% of all goals will equal a total of $122,500 per year, for results achieved through December 31, 2008. Base Incentive Compensation will be weighted 85% towards defined quantitative goals and 15% towards qualitative goals. Payout for both qualitative and quantitative goals are weighted equally and based on the average. Qualitative goals shall be determined at the discretion of the CEO and Compensation Committee and quantitative goals are as follows:

  •
  Meeting the company's annual 2008 EBITDA goal of $10.1 million;

  •
  Meeting the company's annual sales, general and administrative expense goal of 73% of gross margin;

  •
  Meeting the company's annual 2008 Managed Services revenue goal of $5.7 million;

  •
  Meeting the company's annual 2008 Hosting and Bandwidth Gross Margin goal of $8.2 million.

        Mr. Milburn's base incentive compensation payout target attributable to his quantitative goals will be based against weighted average performance compared with the 2008 plan. For example, if in 2008 Mr. Milburn has two quantitative goals where one performs at 125% of plan while the second performs at 75% of plan, Mr. Milburn will have achieved an average performance of 100% against plan. If Mr. Milburn's average quantitative goal performance meets 100% of plan or greater, he will be eligible for 100% of his base incentive compensation target attributed towards his quantitative goals. If Mr.Milburn's average quantitative goal performance meets between 85% and 100% of plan, he will be eligible for a pro-rata (85% to 100%) portion of his base incentive compensation target attributed towards his quantitative goals. If Mr. Milburn's average quantitative goal performance meets between 75% and 85% of plan, he will be eligible for 50% of his base incentive compensation target attributed towards his quantitative goals. If Mr. Milburn's average quantitative goal performance falls below 75% of plan, he will not be eligible for his base incentive compensation target attributed towards his quantitative goals.

        Mr. Milburn's base incentive compensation payout target attributable to his qualitative goals will be paid out at the discretion of the CEO, Chairman of our board of directors and the Compensation Committee.

        2008 Additional Incentive Compensation    In addition to the Base Incentive Compensation, Mr. Milburn will be entitled to additional incentive compensation for achieving an average of 110% or more of the aforementioned quantitative goals in the amount of $42,875 per year for results achieved through December 31, 2008.

Robert Muir

            In fiscal 2007, Mr. Robert Muir received an annual base salary of $140,091. Pursuant to the recommendations of independent compensation consultant Compensia, the Compensation Committee authorized the increase of Mr. Milburn's base salary of $128,334 to $143,750 per year. This increase, previously contingent upon completion of this offering, was authorized by the Compensation Committee to be effective June 1, 2007. Mr Muir was also eligible to receive an incentive bonus based upon the achievement of certain quarterly and annual goals, which included, without limitation, the accuracy and efficiency of the budgeting process, development and timelines of reporting key indicators to the investment community and our board of directors, development and management of processes to assure compliance with the budget, and other financial and risk management expectations. In addition, the granting of Mr. Muir's deferred stock award in the amount of 33,333 shares (equalling $104,468 recognized under SFAS 123R) at the closing of the STI Merger represents our initiative to motivate and reward high-quality executives and encourage superior performance by enabling such executives to acquire a proprietary interest in our business. See "Management – 2007 Summary Compensation Table."

        Mr. Muir's employment letter contemplates that he will be paid his incentive bonus during the first quarter of each new calendar year, and such bonus shall not exceed 30% of his then base salary.

        2007 Base Incentive Compensation ("Leverage Amount") at achievement of 100% of the goals described below $39,000 per year, or 30% of Mr. Muir's base salary of $128,334 at the beginning of 2007, pursuant to his employment letter. Leverage Amount was determined by meeting the historical CAC business EBITDA plan, which for 2007 was $3.5 million. Further, certain quarterly focused area goals that were set to be achieved by Mr. Muir in respect of fiscal year 2007 are set forth below:

  •
  Completing financial statement audits;

  •
  Integrating accounting teams between STI and CAC; and

  •
  Integrating the human resources function with STI and creating an employee handbook.

        As of the date of this prospectus, Mr. Muir received a total of $39,000 in 2007 base incentive compensation paid in one annual installment per Mr. Muir's employment letter and as it relates to his ability to meet his performance goals. Mr. Muir also received a $55,688 profit sharing bonus for over-achievement against the company's 2007 plan. Further, pursuant to the recommendations of independent compensation consultant Compensia, the Compensation Committee authorized a special one-time mid year bonus payment to Mr. Muir of $25,000 which was paid in August 2007. Also included in Mr. Muir's aforementioned total incentive compensation is a Legendary Service Award bonus of $10,000, which he received in January, 2008.

        In fiscal year 2008 Mr. Muir earns a base salary of $143,750. Mr. Muir will additionally be eligible to receive an annual incentive bonus based upon the achievement of certain quarterly and annual financial and focus area goals. Our CEO, the Chairman of our board, the Compensation Committee and Mr. Muir have agreed to 2008 quarterly and annual targets, which are listed below, based on our 2008 business plan. Mr. Muir's compensation plan contemplates that he will be paid his incentive bonus annually, within 60 days following the close of the calendar year.

        2008 Base Incentive Compensation at achievement of 100% of all goals will equal a total of $100,625 per year, for results achieved through December 31, 2008. Base Incentive Compensation will be weighted 85% towards defined quantitative goals and 15% towards qualitative goals. Payout for both qualitative and quantitative goals are weighted equally and based on the average. Qualitative goals shall be determined at the discretion of the CEO and the Compensation Committee and quantitative goals are as follows:

  •
  Meeting the company's annual 2008 EBITDA goal of $10.1 million;

  •
  Meeting the company's annual sales, general and administrative expense goal of 73% of gross margin;

  •
  Meeting the company's annual 2008 Gross Margin goal of $0.0 million;

  •
  Meeting certain Departmental Project and Business Goals, determined by the CEO, Compensation Committee and Mr. Muir.

        Mr. Muir's base incentive compensation payout target attributable to his quantitative goals will be based against weighted average performance compared with the 2008 plan. For example, if in 2008 Mr. Muir has two quantitative goals where one performs at 125% of plan while the second performs at 75% of plan, Mr. Muir will have achieved an average performance of 100% against plan. If Mr. Muir's average quantitative goal performance meets 100% of plan or greater, he will be eligible for 100% of his base incentive compensation target attributed towards his quantitative goals. If Mr. Muir's average quantitative goal performance meets between 85% and 100% of plan, he will be eligible for a pro-rata (85% to 100%) portion of his base incentive compensation target attributed towards his quantitative goals. If Mr. Muir's average quantitative goal performance meets between 75% and 85% of plan, he will be eligible for 50% of his base incentive compensation target attributed towards his quantitative goals. If Mr. Muir's average quantitative goal performance falls below 75% of plan, he will not be eligible for his base incentive compensation target attributed towards his quantitative goals.

        Mr. Muir's base incentive compensation payout target attributable to his qualitative goals will be paid out at the discretion of the CEO, the Chairman of our board of directors and the Compensation Committee.

        2008 Additional Incentive Compensation    In addition to the Base Incentive Compensation, Mr. Muir will be entitled to additional incentive compensation for achieving an average of 110% or more of the aforementioned quantitative goals in the amount of $35,218 per year for results achieved through December 31, 2008.

John Roger

            John Roger's annualized 2007 annual base salary was $185,000, and Mr. Roger was paid a total base salary of $75,897 representing his employment with the Company that was effective August 6, 2007. Mr. Roger will be eligible to receive an incentive bonus pursuant to his offer letter dated July 31, 2007, as set forth below. In addition, the granting of Mr. Roger's restricted stock award in the amount of 44,870 shares (equalling $118,844 recognized under SFAS 123R) represents our initiative to motivate and reward high-quality executives and encourage superior performance by enabling such executives to acquire a proprietary interest in our business. See "Management – 2007 Summary Compensation Table."

        Mr. Roger's 2007 annual incentive bonus target is $100,000 which may be earned based on certain performance measures and qualitative and quantitative targets which are as follows:

  •
  Creating an environment of cost consciousness and profit maximization throughout the Company;

  •
  Leading the development of an innovative business agenda;

  •
  Collaborating with and advising CTI's Customer Relationship Management team on best practices, processes, and enterprise integration;

  •
  Leading, developing and implementing a performance measurement and monitoring culture across the Company; and

  •
  Reducing selling, general and administrative expenses by 10% to 15% on an annual basis, resulting in a run rate reduction of $2 million to $3 million for 2007.

        In addition, Mr. Roger was entitled to additional incentive compensation consisting of a one-time special bonus in the amount of $50,000 to be paid annually for achieving 110% of the aforementioned incentive goals.

        As of the date of this prospectus, Mr. Roger received a total of $75,000 in annual incentive compensation as it relates to his ability to meet or exceed his annual incentive bonus targets.

        In fiscal 2008 Mr. Roger earns a base salary of $185,000. Mr. Roger will additionally be eligible to receive an annual incentive bonus based upon the achievement of certain quarterly and annual financial and focus area goals. Our CEO, the Chairman of our board, the Compensation Committee and Mr. Roger have agreed to 2008 quarterly and annual targets, which are listed below, based upon our 2008 business plan. Mr. Roger's compensation plan contemplates that he will be paid his incentive bonus annually, within 60 days following the close of the calendar year.

        2008 Base Incentive Compensation at achievement of 100% of all goals will equal a total of $148,000 per year, for results achieved through December 31, 2008. Base Incentive Compensation will be weighted 85% towards defined quantitative goals and 15% towards qualitative goals. Payout for both qualitative and quantitative goals are weighted equally and based on the average. Qualitative goals shall be determined at the discretion of the CEO and the Compensation Committee and quantitative goals are as follows:

  •
  Meeting the company's annual 2008 EBITDA goal of $10.1 million;

  •
  Meeting the company's annual sales, general and administrative expense goal of 73% of gross margin;

  •
  Meeting the company's annual 2008 Gross Margin goal of $0.0 million;

  •
  Meeting the company's Data Center Services Gross Margin goal of $0.0 million.

        Mr. Roger's base incentive compensation payout target attributable to his quantitative goals will be based against weighted average performance compared with the 2008 plan. For example, if in 2008 Mr. Roger has two quantitative goals where one performs at 125% of plan while the second performs at 75% of plan, Mr. Roger will have achieved an average performance of 100% against plan. If Mr. Roger's average quantitative goal performance meets 100% of plan or greater, he will be eligible for 100% of his base incentive compensation target attributed towards his quantitative goals. If Mr. Roger's average quantitative goal performance meets between 85% and 100% of plan, he will be eligible for a pro-rata

(85% to 100%) portion of his base incentive compensation target attributed towards his quantitative goals. If Mr. Roger's average quantitative goal performance meets between 75% and 85% of plan, he will be eligible for 50% of his base incentive compensation target attributed towards his quantitative goals. If Mr. Roger's average quantitative goal performance falls below 75% of plan, he will not be eligible for his base incentive compensation target attributed towards his quantitative goals.

        Mr. Roger's base incentive compensation payout target attributable to his qualitative goals will be paid out at the discretion of the CEO, Chairman of our board of directors and the Compensation Committee.

        2008 Additional Incentive Compensation    In addition to the Base Incentive Compensation, Mr. Roger will be entitled to additional incentive compensation for achieving an average of 110% or more of the aforementioned quantitative goals in the amount of $51,000 per year for results achieved through December 31, 2008.

Karen S. Bertaux

            In fiscal 2007, Ms. Karen Bertaux received an annual base salary of $163,027 and was eligible to receive an incentive bonus based upon the achievement of certain quarterly financial and annual focus area goals, and which include, without limitation, certain qualitative and quantitative measures of economic value added as described below. In addition, the granting of Ms. Bertaux's deferred stock award in the amount of 25,000 shares (equalling $78,350 recognized under SFAS 123R) at the closing of the STI Merger represents our initiative to motivate and reward high-quality executives and encourage superior performance by enabling such executives to acquire a proprietary interest in our business. See "Management – 2007 Summary Compensation Table."

        2007 Base Incentive Compensation ("Leverage Amount") at achievement of 100% of all goals equaled a total of $54,000 per year or $13,500 per quarter. Leverage Amount was distributed as follows:

  •
  80% for meeting the following "Managed by Objectives" goals: (a) completing our quarterly reviews in a timely fashion; (b) completing the roll-out of our Investor Relations website; (c) successfully driving our cost containment initiatives; and (d) completing the legal integration process of our two subsidiaries (at 100% of goal, $43,200 per year or $10,800 per quarter). These performance objectives are variable and are assigned quarterly; and

  •
  20% for meeting an annual EBITDA goal which for 2007 is $7.6 million (at 100% of goal, $10,800 per year or $2,700 per quarter).

        Exceeding goals would result in a pro rata increase in the Leverage Amount on a quarterly basis. For example, achievement of 150% of the EBITDA goal in a given quarter would result in a quarterly Leverage Amount payment of $4,050 for that given quarter (the $2,700 total quarterly Leverage Amount attributed to this category multiplied by 150% of goal achievement). Achieving less than 100% of goals would result in a pro rata decrease in the Leverage Amount on a quarterly basis. For example, achievement of 75% of the EBITDA goal would result in a quarterly Leverage Amount payment of $2,025 for that given quarter (the $2,700 total quarterly Leverage Amount attributed to this category multiplied by 75% of goal achievement).

        As of the date of this prospectus, Ms. Bertaux received a total of $65,704 in 2007 total incentive compensation paid in quarterly installments as it relates to her ability to meet or exceed her performance goals. Ms. Bertaux's target incentive bonus was $54,000 for the same period. Included in Ms. Bertaux's aforementioned total incentive compensation are Legendary Service Award bonuses of $3,000 and $10,000, which she received in September, 2007 and January, 2008, respectively.

        In fiscal 2008 Ms. Bertaux earns a base salary of $175,000. Ms. Bertaux will additionally be eligible to receive an annual incentive bonus based upon the achievement of certain quarterly and annual financial and focus area goals. Our CEO, the Chairman of our board, the Compensation Committee and Ms. Bertaux have agreed to 2008 quarterly and annual targets, which are listed below, based upon our 2008 business plan. Ms. Bertaux's compensation plan contemplates that she will be paid her incentive bonus quarterly, within 60 days following the close of each fiscal quarter through June 30, 2008 and annually thereafter.

        2008 Base Incentive Compensation at achievement of 100% of all goals will equal a total of $122,504 per year, or $30,626 per quarter through June 30, 2008 and $61,252 for the second half of the year through December 31, 2008. Base Incentive Compensation will be weighted 85% towards defined quantitative goals and 15% towards qualitative goals. Payout for both qualitative and quantitative goals are weighted equally and based on the average. Qualitative goals shall be determined at the discretion of the Compensation Committee and quantitative goals are as follows:

  •
  Meeting the company's annual 2008 EBITDA goal of $10.1 million;

  •
  Meeting the company's annual sales, general and administrative expense goal of 73% of gross margin;

  •
  Meeting the company's annual 2008 Gross Margin goal of $0.0 million;

  •
  Meeting certain Departmental Project and Business Goals, determined by the CEO, Compensation Committee and Ms. Bertaux.

        Ms. Bertaux's base incentive compensation payout target attributable to her quantitative goals will be based against weighted average performance compared with the 2008 plan. For example, if in 2008 Ms. Bertaux has two quantitative goals where one performs at 125% of plan while the second performs at 75% of plan, Ms. Bertaux will have achieved an average performance of 100% against plan. If Ms. Bertaux's average quantitative goal performance meets 100% of plan or greater, she will be eligible for 100% of her base incentive compensation target attributed towards her quantitative goals. If Ms. Bertaux's average quantitative goal performance meets between 85% and 100% of plan, she will be eligible for a pro-rata (85% to 100%) portion of her base incentive compensation target attributed towards her quantitative goals. If Ms. Bertaux's average quantitative goal performance meets between 75% and 85% of plan, she will be eligible for 50% of her base incentive compensation target attributed towards her quantitative goals. If Ms. Bertaux's average quantitative goal performance falls below 75% of plan, she will not be eligible for her base incentive compensation target attributed towards her quantitative goals.

        Ms. Bertaux's incentive compensation payout target attributable to her qualitative goals will be paid out at the discretion of the CEO, the Chairman of our board of directors and the Compensation Committee.

        2008 Additional Incentive Compensation    In addition to the Base Incentive Compensation, Ms. Bertaux will be entitled to additional incentive compensation for achieving 110% or more of the aforementioned quantitative goals in the amount of $44,700 per year, or $11,175 per quarter through June 30, 2008 and $22,350 for the second half of the year through December 31, 2008.

Long-Term Incentive Compensation

            The 2007 Equity Plan was approved by our board of directors on December 15, 2006 with a view to providing our Compensation Committee, as administrator of the 2007 Equity Plan, with the flexibility to structure compensation programs that are consistent with our overall goals and strategic direction and providing a wide range of incentives to encourage and reward superior performance. The primary purpose of the 2007 Equity Plan is to attract, retain, motivate and reward high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us or our subsidiaries by enabling these people to acquire a proprietary interest in our business. Accordingly, the 2007 Equity Plan will provide incentives to our executive officers and other employees to expend their maximum effort to improve our operating results primarily by giving plan participants an opportunity to acquire or increase a direct proprietary interest in our future success through their ownership of shares of common stock, options and incentive stock options, stock appreciation rights, restricted stock awards, deferred stock awards, bonus stock awards, dividend equivalents, performance awards or other stock-based awards. These awards will be exclusively granted under the 2007 Equity Plan.

        We initially reserved 366,667 shares of our common stock for issuance under the 2007 Equity Plan. Prior to the completion of this offering, we will amend the 2007 Equity Plan to increase the number of shares of common stock reserved for issuance under this plan to 466,667 shares and to provide that on the first day of each applicable year, the number of shares reserved for issuance under this plan will be increased, as necessary, by a number of shares of our common stock so that 100,000 shares of common stock, subject to the adjustment provisions of the plan, is available for issuance under this plan in that following year.

        On the closing of the STI Merger being January 22, 2007, we awarded restricted stock awards and deferred stock awards to each of Messrs. Michael G. Shook, William M. Shook, Robert Muir, Daniel S. Milburn and Ms. Karen Bertaux, among others. In September 2007, we awarded 44,870 shares of restricted stock to Mr. John Roger pursuant to his offer letter dated July 31, 2007. We made the equity awards that are reflected in the following tables primarily in the context of negotiated employment agreements. We have not currently adopted stock ownership or equity grant guidelines but we may implement guidelines regarding the issuance of new equity awards following the completion of this offering. Set forth below is a summary chart setting forth grants of restricted stock awards and deferred stock awards under the 2007 Equity Plan and applicable vesting schedules in relation thereto to certain of our executive officers in respect of fiscal year 2007, including any stock purchases, as more fully described in the tables set forth below. For further details, see "Management – Equity Awards under the 2007 Equity Plan – Restricted Stock Agreements and Deferred Stock Agreements."

Executive Officer	Amount of Restricted Shares of Common Stock	Amount of Deferred Shares of Common Stock	Vesting Schedule	Stock Purchases
Michael G. Shook	75,000		50,000, 12,500 and 12,500 shares will vest on the first, second and third anniversary of the date of the grant respectively
William M. Shook	58,333		38,889, 9,722 and 9,722 shares will vest on the first, second and third anniversary of the date of the grant respectively
John Roger	44,870		13,461 shares will vest on February 6, 2008 and thereafter 17,948, 8,974 and 4,487 shares will vest on the last day of the 2008, 2009 and 2010 calendar years respectively.	John Roger is also eligible to purchase stock up to $50,000 pursuant to his offer letter dated July 31, 2007
			Mr. Roger's restricted stock award is performance based and will vest over the three year period described above, which is also subject to Mr. Roger meeting at least 75% of his performance measures and qualitative and quantitative targets as follows:
			• First 6 months – 30%;
			• December 31, 2008 – 40%;
			• December 31, 2009 – 20%;
			• December 31, 2010 – 10%
Robert Muir		33,333	11,111 shares will vest on the first, second and third anniversary of the date of the grant respectively

Daniel S. Milburn	25,000	8,333, 8,333 and 8,334 shares will vest on the first, second and third anniversary of the date of the grant respectively
Karen S. Bertaux	25,000	8,333, 8,333 and 8,334 shares will vest on the first, second and third anniversary of the date of the grant respectively

        This equity compensation component is designed to closely align our executives' pay with the interests of our stockholders. Following these awards, 57,931 shares of our common stock are available for any future grants under the 2007 Equity Plan. In addition, upon completion of this offering, each independent director, excluding the managing principals of KLI who are members of our board of directors, will receive a grant of 2,000 deferred shares of common stock pursuant to the 2007 Equity Plan. See "Management – Equity Awards under the 2007 Equity Plan – Director Compensation – 2007 Equity Plan," and "Certain Relationships and Related Transactions."

        The Compensation Committee believes that the granting of these awards will encourage long-term performance by our executive officers achieved through an ownership culture. Long-term equity incentive awards will provide our executives with the incentive to continue their employment with us for longer periods of time, which in turn, provides us with greater stability during our growth stage. These awards are also less costly to us in the short-term than cash compensation. As such, our 2007 Equity Plan was established to provide our executive officers and employees with incentives to help align those employees' incentives with the interests of our stockholders. In administering the 2007 Equity Plan, the Compensation Committee is authorized to, among other things, select the participants and determine the types of awards to be made to participants, the number of shares subject to awards and the terms, conditions, restrictions and limitations of the awards. The Compensation Committee's philosophy will determine the manner in which it exercises its discretion to structure awards to achieve the 2007 Equity Plan's purpose. Upon becoming a Nasdaq-listed company, we will be subject to Nasdaq listing standards that, in general, require stockholder approval of equity-based plans.

Benefits

            Going forward, all of our employees, including our executive officers, may participate in our health programs, such as medical, dental and vision care coverage, and our 401(k) and life insurance programs. We also provide vacation and other paid holidays to all employees, including our executive officers. We have no current plans to provide pension arrangements, retirement plans or nonqualified deferred compensation plans to our employees or executive officers.

Perquisites

            We believe perquisites for executive officers should be extremely limited in scope and value, yet beneficial in a cost-effective manner to help us attract and retain our senior executives. Pursuant to the employment agreements that we have entered into on the closing of the STI Merger with Michael G. Shook and William M. Shook, each will receive a monthly automobile allowance which covers automobile related expenses and each officer will be reimbursed for reasonable necessary and customary expenses incurred in the performance of each officer's duties and obligations. Similarly, pursuant to the employment agreement that we have entered into on the closing of the STI Merger with Daniel S. Milburn, Mr. Milburn will be reimbursed for reasonable necessary and customary expenses incurred in the performance of his duties and obligations. Robert Muir's employment letter does not specify the provision of perquisites, but Mr. Muir will be reimbursed for reasonable necessary and customary expenses incurred in the performance of his duties and obligations. Pursuant to John Roger's offer letter dated July 31, 2007, Mr. Roger will receive an automobile allowance which will be paid monthly in the amount of $600 and Mr. Roger will be reimbursed for all reasonable and documented expenses incurred in connection with the performance of his duties. For a description of perquisites paid to our named executive officers in 2007, see "Management – 2007 Summary Compensation Table – All Other Compensation." Any future perquisites for executive officers will be reviewed and evaluated by the Compensation Committee.

Severance and Change in Control Benefits

            We have provided protections to each of Messrs. Michael G. Shook and William M. Shook by including severance provisions in their respective employment agreements which will become effective upon the full repayment of the Avnet, Inc. indebtedness from the proceeds of this offering. Severance payments will be rendered only in the following circumstances: (a) we provide a notice of non-renewal of the employment agreement to the officer; (b) we terminate the employment agreement other than for cause, death or disability; or (c) the officer terminates the employment agreement for good reason. Our employment agreement with Mr. Daniel S. Milburn also contains severance provisions. Severance payments will be rendered to Mr. Milburn only if we terminate his employment agreement other than for cause, death or disability. Our employment agreement with Mr. John Roger also contains severance provisions. If Mr. Roger is terminated by the Company without cause, the Company shall give Mr. Roger at least one year prior written notice of such termination or, at the Company's election, the Company will pay to Mr. Roger an amount equal to Mr. Roger's regular base salary for a period of four weeks in lieu of all or a part of such notice. Further, if Mr. Roger terminates his employment for good reason arising from a change of control, the Company will pay to Mr. Roger an amount equal to Mr. Roger's regular base salary for a period of four weeks. For definitions of cause and good reason pursuant to each of Messrs. Michael G. Shook, William M. Shook, Daniel S. Milburn and John Roger's respective employment agreements, see "Management – Employment Agreements and Termination of Employment and Change-In-Control Arrangements." For estimated potential payments, see "Management – Potential Payments Upon Termination or Change-In-Control."

        We have provided these protections to each of Messrs. Michael G. Shook, William M. Shook, Daniel S. Milburn and John Roger in order to attract and retain highly skilled and experienced executive officers. Mr. Robert Muir's employment letter does not contain severance provisions. With the exception of our agreement with Mr. Roger, the employment agreements that we have entered into do not contain any arrangements between us and any of our executive officers pursuant to which a payment or other benefit is to be made or given by way of compensation in the event of a change of control of us or a change in the executive officer's responsibilities following such change in control. Our 2007 Equity Plan does contain change in control provisions. For further details, see "Management – Employment Agreements and Termination of Employment and Change-In-Control Arrangements" and "Management – Equity Awards under the 2007 Equity Plan – Change-in-Control Provisions."

Management's Role in the Compensation-Setting Process

            Mr. Michael G. Shook, our Chief Executive Officer and Mr. William M. Shook, our Executive Vice-President Channels and Alliances and previously our Executive Vice-President of Sales and Marketing have each played a significant role in their compensation-setting process. Both executives have played a key role in establishing their business performance targets and potentially achievable incentive compensation, as described above. Notwithstanding the employment agreements that were entered into between the Company and each of Mr. Michael G. Shook and Mr. William M. Shook, the terms of which were agreed upon in advance of the STI Merger, the Compensation Committee will review on an annual basis all recommendations of Mr. Michael G. Shook and Mr. William M. Shook with respect to their compensation. The Compensation Committee will discuss the recommendations with Mr. Michael G. Shook and Mr. William M. Shook, as appropriate, and then make its decision, in its sole discretion.

Impact on Compensation Design of Tax and Accounting Considerations

            In designing our compensation programs, we will consider and factor into the design of such program the tax and accounting aspects of these programs. Principal among the tax considerations is the potential impact of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction for public companies for compensation in excess of $1 million paid in a year to the Chief Executive Officer and to the four next most highly compensated executive officers, unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. Our general approach will be to structure the annual incentive bonuses and equity awards payable to our executive officers in a manner that preserves the tax deductibility of that compensation.

        Accounting considerations will also be taken into account in designing the compensation programs made available to executive officers. Principal among these is SFAS 123R, "Share Based Payments," which addresses the accounting treatment of certain equity-based compensation. We will be required to accrue equity awards paid to our executive officers as an expense when earned by the officer. SFAS 123R will require us to recognize compensation expense within our income statement for all share-based payment arrangements, which will include most of the equity awards under the 2007 Equity Plan. The expense will be based on the grant date fair value of the stock awards granted and, in most cases, will be recognized ratably over the requisite service period.

2007 Summary Compensation Table

            The following table sets forth the compensation paid to our Chief Executive Officer, our Chief Financial Officer and each of the four other most highly compensated executive officers who were serving as executive officers on December 31, 2007. These six individuals are sometimes referred to collectively as the "named executive officers."

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Award (1) ($)	Option Award ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael G. Shook (2) Chief Executive Officer	2007	215,564 (3)	108,135 (4)	470,048	–	–	27,777 (5)(3)	821,524
Robert Muir (6) Vice President, Chief Financial Officer and Secretary	2007	140,091	129,688 (7)	121,199	–	–	5,733 (8)	396,711
William M. Shook (9) Executive Vice President of Channels and Alliances	2007	185,464 (3)	97,519 (10)	365,595	–	–	5,267 (3)(11)	653,845
John Roger (12) Executive Vice President and Chief Operating Officer	2007	75,897	75,000 (13)	118,844	–	–	3,249 (14)	272,990
Daniel S. Milburn (15) Senior Vice President and Chief Operating Officer of Hosting and Infrastructure Services	2007	160,417	130,188 (16)	116,826	–	–	13,606 (17)	421,037
Karen S. Bertaux (18) Vice President, Mergers and Acquisitions, Investor Relations and Corporate Services	2007	163,027 (3)	65,704 (19)	78,350	–	–	1,473 (3)(20)	308,554

(1)
Consists of amounts recognized under SFAS 123R – Share Based Payments as more fully described in Footnote 10 in the notes to the financial statements of CTI.

(2)
As of December 15, 2006, Mr. Michael G. Shook became our Chief Executive Officer.

(3)
Excludes the period prior to the STI Merger beginning January 1, 2007 and ending January 21, 2007.

(4)
Consists of the following incentive bonuses paid to Mr. Shook in respect of each of the fiscal quarters in 2007: (a) $28,410 for the first quarter of 2007; (b) $29,670 for the second quarter of 2007; (c) $18,945 for the third quarter of 2007; and (d) $31,110 for the fourth quarter of 2007.

(5)
Consists of $2,281 which represents CTI's matching contribution to its 401(k) Plan, a life insurance premium in the amount of $13,267 and a $12,229 car allowance.

(6)
As of December 15, 2006, Mr. Robert Muir became our Vice-President, Chief Financial Officer and Secretary.

(7)
Consists of (i) $25,000 one-time bonus awarded by the Compensation Committee based on a market study of comparable salaries; (ii) $55,688 and $39,000 incentive bonus paid in respect to 2007 annual goals and (iii) $10,000 2007 incentive bonus.

(8)
Consists of $5,733 which represents CTI's matching contribution to its 401(k) Plan.

(9)
From January 22, 2007 to April 1, 2007 and from September, 2007 to May, 2008, Mr. William M. Shook served as our Executive Vice-President of Sales and Marketing. From April 1, 2007 through August 2007, Mr. Shook served as our interim Executive Vice-President of Solutions Consulting and Delivery. As of May, 2008, Mr. Shook has resumed his role as our Executive Vice-President of Channels and Alliances.

(10)
Consists of the following incentive bonuses paid to Mr. Shook in respect of each of the fiscal quarters in 2007: (a) $25,845 for the first quarter of 2007; (b) $25,308 for the second quarter of 2007; (c) $18,140 for the third quarter of 2007; and $28,226 for the fourth quarter of 2007.

(11)
Consists of $1,850 which represents CTI's matching contribution to its 401(k) Plan and a $3,417 car allowance.

(12)
As of August 6, 2007, Mr. John Roger became our Executive Vice-President and Chief Operating Officer.

(13)
Consists of $75,000 incentive bonus payment to Mr. Roger in respect of the third and fourth quarters of 2007.

(14)
Consists of $3,249 which represents a car allowance paid to Mr. Roger.

(15)
As of January 22, 2007, Mr. Daniel S. Milburn became our Senior Vice-President and Chief Operating Officer of Hosting and Infrastructure Services.

(16)
Consists of (i) $25,000 one-time bonus awarded by the Compensation Committee based on a market study of comparable salaries; and (ii) $63,188 and $42,000 incentive bonus paid in respect to 2007 annual goals.

(17)
Consists of $6,403 which represents CTI's matching contribution to its 401(k) Plan and $7,203 which represents a payment for moving expenses.

(18)
From January 22, 2007 to November 2007, Ms. Karen Bertaux has served as our Vice-President of Business Operations, Mergers and Acquisitions and Investor Relations. As of November, 2007, Ms. Karen Bertaux has served as our Vice-President of Mergers and Acquisitions, Investor Relations and Corporate Services.

(19)
Consists of the following incentive bonuses paid to Ms. Bertaux in respect of each of the fiscal quarters in 2007: (a) $13,500 for the first quarter of 2007; (b) $13,851 for the second quarter of 2007; (c) $15,177 for the third quarter of 2007; and (d) 23,176 for the fourth quarter of 2007.

(20)
Consists of $1,473 which represents CTI's matching contribution to its 401(k) Plan.

Grants of Plan Based Awards

            The following table sets forth information with respect to grants of plan-based awards for the fiscal year ended December 31, 2007 to our named executive officers:

		Estimated future payouts under equity incentive plan awards
							Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards (1)
Name	Grant date	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)
Michael G. Shook Chief Executive Officer	01/22/07	–	–	75,000 (2)	–	–	–	$750,750
Robert Muir Vice President, Chief Financial Officer and Secretary	01/22/07	–	–	33,333 (3)	–	–	–	$333,663
William M. Shook Executive Vice President of Sales and Marketing	01/22/07	–	–	58,333 (4)	–	–	–	$583,913
John Roger Executive Vice President and Chief Operating Officer	09/19/07	–	–	44,870 (5)	–	–	–	$538,440
Daniel S. Milburn Senior Vice President and Chief Operating Officer of Hosting and Infrastructure Services	01/22/07	–	–	25,000 (6)	–	–	–	$250,250
Karen S. Bertaux Vice President, Mergers and Acquisitions, Investor Relations and Corporate Services	01/22/07	–	–	25,000 (7)	–	–	–	$250,250

(1)
Represents the grant date fair value of the awards calculated in accordance with SFAS No. 123(R). The assumptions used by the Company in calculating this amount are set forth in Note 10 to the financial statements of CTI appearing elsewhere in this prospectus.

(2)
Represents a grant of 75,000 restricted shares of common stock awarded under the 2007 Equity Plan on the closing of the STI Merger on January 22, 2007 which are considered issued and outstanding upon issuance. For further details, see "Management – Restricted Stock Agreements." There are no performance targets attached to the vesting of these shares.

(3)
Represents a grant of 33,333 deferred shares of common stock awarded under the 2007 Equity Plan on the closing of the STI Merger on January 22, 2007 which will not be issued and outstanding until the completion of applicable vesting periods. The deferred shares will vest and be distributed to Mr. Muir according to the following performance-based vesting schedule: 11,111 shares will vest on the first, second and third anniversary of the date of the grant respectively. The applicable performance-based targets will be determined by the Compensation Committee. For further details, see "Management – Deferred Stock Agreements."

(4)
Represents a grant of 58,333 restricted shares of common stock awarded under the 2007 Equity Plan on the closing of the STI Merger on January 22, 2007 which are considered issued and outstanding upon issuance. For further details, see "Management – Restricted Stock Agreements." There are no performance targets attached to the vesting of these shares.

(5)
Represents a grant of 44,870 restricted shares of common stock awarded under the 2007 Equity Plan on September 19, 2007 which are considered issued and outstanding upon issuance. For further details, see "Management – Restricted Stock Agreements." The performance targets attached to the vesting of these shares are the same as those described in the description of Mr. Rogers 2007 incentive bonus targets above.

(6)
Represents a grant of 25,000 deferred shares of common stock awarded under the 2007 Equity Plan on the closing of the STI Merger on January 22, 2007 which will not be issued and outstanding until the completion of applicable vesting periods. The deferred shares will vest and be distributed to Mr. Milburn according to the following performance-based vesting schedule: 8,333, 8,333 and 8,334 shares will vest on the first, second and third anniversary of the date of the grant respectively. The applicable performance-based targets will be determined by the Compensation Committee. For further details, see "Management – Deferred Stock Agreements."

(7)
Represents a grant of 25,000 deferred shares of common stock awarded under the 2007 Equity Plan on the closing of the STI Merger on January 22, 2007 which will not be issued and outstanding until the completion of applicable vesting periods. The deferred shares will vest and be distributed to Ms. Bertaux according to the following performance-based vesting schedule: 8,333, 8,333 and 8,334 shares will vest on the first, second and third anniversary of the date of the grant respectively. The applicable performance-based targets will be determined by the Compensation Committee. For further details, see "Management – Deferred Stock Agreements."

Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger

            In connection with the STI Merger, we assumed (i) a total of 347 unvested shares of CAC's common stock which represent all remaining unvested common equity interests in CAC, and which were converted to 127,556 shares of our common stock pursuant to the applicable exchange ratio adjustment set forth in the Merger Agreement; and (ii) all outstanding options to purchase 3,350,368 shares of STI common stock, which were converted into 172,361 options to purchase shares of our common stock, referred to in this prospectus as the Company options, on substantially the same terms and conditions that were applicable under STI's amended and restated 1999 employee stock plan, except that the exercise price and number of shares subject to each Company option were adjusted to reflect the applicable exchange ratio adjustment set forth in the Merger Agreement. The assumption by CTI of outstanding equity awards in CAC and STI options in connection with the STI Merger has not affected the percentage ownership of shares of our common stock held by former CAC and STI stockholders, respectively, pursuant to the terms of the Merger Agreement. See "Certain Relationships and Related Transactions – Outstanding Equity Awards and STI's Amended and Restated 1999 Employee Stock Plan."

        We have reserved from our authorized and unissued common stock a sufficient number of shares of common stock to provide for the issuance of common stock upon the vesting of all such outstanding equity awards and exercise of outstanding options. All the unvested common equity interests in CAC will vest the earlier of (a) an established vesting schedule of two to three years; or (b) following the completion of this offering. All Company options have become fully vested following the closing of the STI Merger. As of May 31, 2008, Company options to purchase 164,127 shares of our common stock are exercisable at a weighted average exercise price of $24.33 per share.

Options to Purchase Securities

            The following table sets forth details regarding outstanding Company options assumed in connection with the STI Merger to purchase 164,127 shares of our common stock that are held by each of the enumerated groups as of May 31, 2008.

Group	Number of Persons Holding Options	Shares of Common Stock Issuable Under Options Granted	Exercise Price per Share	Market Value on Date of Grant (1)	Expiration Date
Executive officers and former executive officers	3	3,859 51,447 5,402	$9.33 $9.33 $9.33 – $14.19	$9.33 $9.33 $9.33 – $16.71	2013 2014 2015
Executive officers and former executive officers of the Company's subsidiaries	6	6,045 2,547 2,572	$70.37 $97.77 $49.95		2009 2010 2011
All other current and former employees of the Company	135	5,531 14,817 4,811 1,472 308 17,032 1,645 8,308	$14.19 $0.20 – $14.19 $14.19 $14.19 $9.33 $9.33 $9.33 – $14.19 $11.09 – $14.19	$9.33 $9.33 $9.33 – $16.71 $11.09 – $14.19	2009 2010 2011 2012 2013 2014 2015 2016
All other current and former employees of the Company's subsidiaries	193	5,238 21,303 7,589 913 972 2,316	$70.37 $45.29 – $97.77 $45.29 – $97.78 $49.95 $1.95 – $9.33 $9.33	$9.33 $9.33	2009 2010 2011 2012 2013 2014

(1)
For options granted after January 1, 2003, a third party valuation of STI's common stock was used to determine the estimated fair market value on the date of grant. The values reflected in this table were adjusted to reflect the applicable exchange ratio adjustment set forth in the Merger Agreement. Prior to this date, the market value on the date of grant was not reasonably ascertainable.

Outstanding Equity Awards At Fiscal Year End

            The following table sets forth information regarding equity awards granted to our named executive officers that are outstanding as of December 31, 2007.

	Option awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Percent of total options granted to employees in Fiscal Year 2007 (1)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (2)
Michael G. Shook (3) Chief Executive Officer	–	–	–	–	–	–	–	–	75,000 (4)	$675,000
Robert Muir Vice President, Chief Financial Officer and Secretary	–	–	–	–	–	–	16,174 (5)	$145,566	33,333 (6)	$299,997
William M. Shook Executive Vice President of Sales and Marketing	51,447 (7)	–	–	$9.33	December 31, 2014	–	–	–	58,333 (8)	$524,997
John Roger Executive Vice President and Chief Operating Officer	–	–	–	–	–	–	–	–	44,870 (9)	$403,830
Daniel S. Milburn Senior Vice President and Chief Operating Officer of Hosting and Infrastructure Services	–	–	–	–	–	–	37,495 (10)	$337,455	25,000 (11)	$225,000
Karen S. Bertaux Vice President, Mergers and Acquisitions, Investor Relations and Corporate Services	5,312 (12)	–	–	$9.33	July 28, 2013 and January 1, 2015	–	–	–	25,000 (13)	$225,000

(1)
All of the option awards listed in this table were granted to executive officers prior to 2007.

(2)
Represents the aggregate market value of shares of stock in CTI that have not vested. The aggregate market value of shares of stock in CTI has been computed at $9.00 per share which is based on the mid-point of the range shown on the cover of this prospectus.

(3)
Michael G. Shook does not hold any outstanding options to purchase shares of CTI common stock under the 2007 Equity Plan and he has never held any outstanding options to purchase shares of STI common stock under STI's amended and restated 1999 employee stock plan. For further details, see "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger."

(4)
Represents a grant of 75,000 restricted shares of common stock awarded under the 2007 Equity Plan on the closing of the STI Merger on January 22, 2007 which are considered issued and outstanding upon issuance. The restricted shares will vest to Mr. Shook according to the following vesting schedule: 50,000 shares will vest on the first anniversary of the date of the grant and 12,500 shares will respectively vest on the second and third anniversary of the date of the grant. For further details, see "Management – Restricted Stock Agreements."

(5)
Mr. Robert Muir was granted an equity interest in CAC equal to 1.50% of the outstanding common equity of CAC pursuant to his employment letter with CAC dated May 22, 2005, which represented 0.88 shares of CAC's common stock. Pursuant to Mr. Muir's employment letter, Mr. Muir's equity interest in CAC will vest and be distributed to Mr. Muir according to the following vesting schedule: 0.25% on the first anniversary of his employment; 0.50% on the second anniversary of his employment; and 0.75% on the third anniversary of his employment. On June 30, 2006, the first anniversary of Mr. Muir's employment, Mr. Muir was granted a 0.25% common equity interest in CAC representing 0.15 shares of CAC's common stock which converted to 15 vested shares of CAC's common stock following a 100 for 1 stock split of CAC's common stock effective as of October 1, 2006. On the closing of the STI Merger, Mr. Muir's equity grant was amended pursuant to a deferred stock agreement which was entered into between Robert Muir and CAC. Pursuant to the deferred stock agreement, Mr. Muir's 1.25% unvested common equity interest in CAC represented 73 unvested shares of CAC's common stock, which takes into consideration a 100 for 1 stock split of CAC's common stock effective as of October 1, 2006. At the closing of the STI Merger, Mr. Muir's 73 unvested shares of CAC's common stock were converted for 26,834 shares of our common stock. At the closing of the STI Merger, Mr. Muir's first anniversary grant representing 15 vested shares of CAC's common stock were converted for 5,514 shares of our common stock. Moreover, on June 30, 2007, Mr. Muir's second anniversary grant representing 10,660 shares of our common stock became fully vested. The 2007 vested stock awards are discussed below under "Management – Option Exercises and Stock Vested During Fiscal Year End." Mr. Muir's third anniversary grant representing the remaining 16,174 shares of our common stock will vest on the earlier of (a) June 30, 2008; or (b) at the closing of this offering, provided that Mr. Muir's employment service continues until the closing of this offering.

(6)
Represents a grant of 33,333 deferred shares of common stock awarded under the 2007 Equity Plan on the closing of the STI Merger on January 22, 2007 which will not be issued and outstanding until the completion of applicable vesting periods. The deferred shares will vest and be distributed to Mr. Muir according to the following performance based vesting schedule: 11,111 shares will respectively vest on the first, second and third anniversary of the date of the grant. For further details, see "Management – Deferred Stock Agreements."

(7)
William M. Shook holds options to purchase 51,447 shares of our common stock which are fully exercisable as of the closing of the STI Merger. For further details, see "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger."

(8)
Represents a grant of 58,333 restricted shares of common stock awarded under the 2007 Equity Plan on the closing of the STI Merger on January 22, 2007 which are considered issued and outstanding upon issuance. The restricted shares will vest to Mr. Shook according to the following vesting schedule: 38,889 shares will vest on the first anniversary of the date of the grant and 9,722 shares will respectively vest on the second and third anniversary of the date of the grant. For further details, see "Management – Restricted Stock Agreements."

(9)
Represents a grant of 44,870 restricted shares of common stock awarded under the 2007 Equity Plan per his offer letter dated July 31, 2007 which are considered issued and outstanding upon issuance. The restricted shares will vest to Mr. Roger according to the following performance based vesting schedule: 13,461 shares will vest on February 6, 2008 and thereafter 17,948, 8,974 and 4,487 shares will vest on the last day of 2008, 2009 and 2010 respectively. For further details, see "Management – Restricted Stock Agreements."

(10)
Mr. Daniel S. Milburn was granted an equity interest in CAC equal to 3.50% of the outstanding common equity of CAC pursuant to his employment agreement with CAC dated May 31, 2005, which represented 2.04 shares of CAC's common stock. Pursuant to Mr. Milburn's employment agreement, Mr. Milburn's equity interest in CAC will vest and be distributed to Mr. Milburn according to the following vesting schedule: 0.75% on the first anniversary of his employment; 1.0% on the second anniversary of his employment; and 1.75% on the third anniversary of his employment. On May 31, 2006, the first anniversary of Mr. Milburn's employment, Mr. Milburn was granted a 0.75%

common equity interest in CAC representing 0.44 shares of CAC's common stock which converted to 44 vested shares of CAC's common stock following a 100 for 1 stock split of CAC's common stock effective as of October 1, 2006. On the closing of the STI Merger, Mr. Milburn's equity grant was amended pursuant to a deferred stock agreement which was entered into between Daniel S. Milburn and CAC. Pursuant to the deferred stock agreement, Mr. Milburn's 2.75% unvested common equity interest in CAC represented 160 unvested shares of CAC's common stock, which takes into consideration a 100 for 1 stock split of CAC's common stock effective as of October 1, 2006. At the closing of the STI Merger, Mr. Milburn's 160 unvested shares of CAC's common stock were converted for 58,816 shares of our common stock. At the closing of the STI Merger, Mr. Milburn's first anniversary grant representing 44 vested shares of CAC's common stock were converted for 16,174 shares of our common stock. Moreover, on May 31, 2007, Mr. Milburn's second anniversary grant representing 21,321 shares of our common stock became fully vested. The 2007 vested stock awards are discussed below under "Management – Option Exercises and Stock Vested During Fiscal Year End." Mr. Milburn's third anniversary grant representing the remaining 37,495 shares of our common stock will vest on the earlier of (a) May 31, 2008; or (b) at the closing of this offering, provided that Mr. Milburn's employment service continues until the closing of this offering.

(11)
Represents a grant of 25,000 deferred shares of common stock awarded under the 2007 Equity Plan on the closing of the STI Merger on January 22, 2007 which will not be issued and outstanding until the completion of applicable vesting periods. The deferred shares will vest and be distributed to Mr. Milburn according to the following performance based vesting schedule: 8,333, 8,333 and 8,334 shares will respectively vest on the first, second and third anniversary of the date of the grant. For further details, see "Management – Deferred Stock Agreements."

(12)
Ms. Bertaux holds options to purchase 5,312 shares of our common stock which are fully exercisable as of the closing of the STI Merger. For further details, see "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger."

(13)
Represents a grant of 25,000 deferred shares of common stock awarded under the 2007 Equity Plan on the closing of the STI Merger on January 22, 2007 which will not be issued and outstanding until the completion of applicable vesting periods. The deferred shares will vest and be distributed to Ms. Bertaux according to the following performance based vesting schedule: 8,333, 8,333 and 8,334 shares will respectively vest on the first, second and third anniversary of the date of the grant. For further details, see "Management – Deferred Stock Agreements."

Option Exercises and Stock Vested During Fiscal Year-End

            No stock options were exercised by any of our named executive officers during the fiscal year ended December 31, 2007. The following table sets forth information regarding the vesting of stock awards held by our named executive officers during the fiscal year ended December 31, 2007:

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Michael G. Shook Chief Executive Officer	–	–	–	–
Robert Muir Vice President, Chief Financial Officer and Secretary	–	–	10,660 (1)	$106,653 (2)
William M. Shook Executive Vice President of Sales and Marketing	–	–	–	–
John Roger Executive Vice President and Chief Operating Officer	–	–	–	–
Daniel S. Milburn Senior Vice President and Chief Operating Officer of Hosting and Infrastructure Services	–	–	21,321 (3)	$213,320 (4)
Karen S. Bertaux Vice President, Mergers and Acquisitions, Investor Relations and Corporate Services	–	–	–	–

(1)
Pursuant to Mr. Robert Muir's employment letter with CAC dated May 22, 2005, Mr. Muir was granted an equity interest in CAC equal to 1.50% of the outstanding common equity of CAC, which will vest and be distributed to Mr. Muir according to the following vesting schedule: 0.25% on the first anniversary of his employment; 0.50% on the second anniversary of his employment; and 0.75% on the third anniversary of his employment. On June 30, 2006, the first anniversary of Mr. Muir's employment, Mr. Muir was granted a 0.25% common equity interest in CAC representing 15 vested shares of CAC's common stock which converted to 5,514 shares of our common stock at the closing of the STI Merger. On June 30, 2007, Mr. Muir's second anniversary grant representing 10,660 shares of our common stock became fully vested.

(2)
Represents the aggregate dollar amount realized upon the vesting of the shares of stock in CTI.

(3)
Pursuant to Mr. Daniel S. Milburn's employment agreement with CAC dated May 31, 2005, Mr. Milburn was granted an equity interest in CAC equal to 3.50% of the outstanding common equity of CAC, which will vest and be distributed to Mr. Milburn according to the following vesting schedule: 0.75% on the first anniversary of his employment; 1.0% on the second anniversary of his employment; and 1.75% on the third anniversary of his employment. On May 31, 2006, the first anniversary of Mr. Milburn's employment, Mr. Milburn was granted a 0.75% common equity interest in CAC representing 44 vested shares of CAC's common stock which converted to 16,174 shares of our common stock at the closing of the STI Merger. On May 31, 2007, Mr. Milburn's second anniversary grant representing 21,321 shares of our common stock became fully vested.

(4)
Represents the aggregate dollar amount realized upon the vesting of the shares of stock in CTI.

Pension Benefits

            Each of our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by CTI during the fiscal year ended December 31, 2007.

Nonqualified Deferred Compensation

            Each of our named executive officers did not earn any nonqualified compensation benefits from CTI during the fiscal year ended December 31, 2007.

Potential Payments Upon Termination or Change-In-Control

            Daniel S. Milburn and CAC entered into an employment agreement dated May 31, 2005 which was amended by the employment agreement entered into between Daniel S. Milburn, CAC and the Company dated January 22, 2007 which was in effect as of December 31, 2007. In the event of termination of the agreement by the Company without cause, Mr. Milburn is entitled to receive as severance his then current base salary, vested common equity interest in CTI and a bonus that was earned, vested or accrued respectively, each prorated through the end of the termination date set forth in Mr. Milburn's employment agreement. Pursuant to the agreement, "cause" shall mean the occurrence of any of the following events: (a) Mr. Milburn's failure to perform his duties in a competent or professional manner, or his neglect of the business of the Company, or, his refusal to attend to the business of the Company; (b) theft, embezzlement or fraud by Mr. Milburn or Mr. Milburn's involvement in any scheme or conspiracy pursuant to which the Company loses assets; (c) incapacity on the job by reason of the use or abuse of alcohol or drugs; (d) commission of a felony or a crime involving moral turpitude; (e) gross insubordination; (f) unexplained and continuous absences from work; (g) Mr. Milburn's breach of any provision of the agreement; or (h) willful acts of malfeasance or misfeasance prejudicial to the Company. Prior to the termination of Mr. Milburn's employment for "cause" pursuant to subsections (a) or (g), the Company will provide Mr. Milburn with 20 business days to cure the cause for termination. See "Management – Employment Agreements and Termination of Employment and Change-In-Control Arrangements – Daniel S. Milburn."

        Our employment agreement with John Roger dated July 31, 2007 also contains severance provisions. If Mr. Roger is terminated by the Company without cause, the Company shall give Mr. Roger at least one year prior written notice of such termination or, at the Company's election, the Company will pay to Mr. Roger an amount equal to Mr. Roger's regular base salary for a period of four weeks in lieu of all or a part of such notice. Further, if Mr. Roger terminates his employment for good reason arising from a change of control, the Company will pay to Mr. Roger an amount equal to Mr. Roger's regular base salary for a period of four weeks. For a description of Mr. Roger's severance entitlements, see "Management – Employment Agreements and Termination of Employment and Change-In-Control Arrangements – John Roger."

        The Company entered into an employment agreement with Michael Bucheit on February 25, 2008 which contains severance provisions. If Mr. Bucheit is terminated without cause, as defined in his employment agreement, the Company will give Mr. Bucheit at least four weeks' prior written notice of such termination or, at the Company's election, the Company may pay to Mr. Bucheit an amount equal to his current base salary for a period of four weeks in lieu of all or part of such notice. In addition, if

Mr. Bucheit terminates his employment for good reason as defined in his employment agreement and conditioned upon Mr. Bucheit releasing the Company from all claims related to his employment, the Company will pay Mr. Bucheit an amount equal to his current base salary for a period of four weeks after termination. See "Management – Employment Agreements and Termination of Employment and Change-In-Control Arrangements – Michael Bucheit."

        The Company entered into an employment agreement with Robert McCarthy on May 12, 2008 which contains severance provisions. If Mr. McCarthy is terminated without cause as defined in his employment agreement prior to the two-year anniversary of the agreement, the Company will pay to Mr.McCarthy an amount equal to six months of his base compensation. If Mr. McCarthy is terminated without Cause after the two-year anniversary of the employment agreement, the Company shall give Mr. McCarthy thirty days' prior written notice, or at the Company's election, pay to Mr. McCarthy an amount equal to his regular base salary in lieu of all or part of such notice. See "Management – Employment Agreements and Termination of Employment and Change-In-Control Arrangements – Robert McCarthy."

        Pursuant to the restricted stock agreements entered into by the Company with each of Messrs. Michael G. Shook and William M. Shook, vesting of the restricted shares granted is accelerated upon (a) termination of employment by the Company without cause; (b) termination by the recipient for good reason; or (c) the non-renewal of the recipient's employment agreement. Pursuant to the restricted stock agreement entered into by the Company with Mr. Roger, vesting of the restricted shares granted is accelerated upon termination of employment by the Company without cause. For further details, see
"Management – Employment Agreements and Termination of Employment and Change-In-Control Arrangements."

Estimated Termination Payments

            The following table shows potential payments to Mr. Milburn, Mr. Roger, Mr. M. Shook and Mr. W. Shook for various scenarios involving termination of employment or a change-in-control as more fully described above. The following tables assumes a December 31, 2007 termination date and a price per share of $9.00, which is the assumed initial public offering price per share based on the mid-point on the front cover of this prospectus.

Name and Principal Position	Type of Payment	Upon termination for (i) reasons other than for cause, (ii) good reason, or (iii) non-renewal of employment agreement, as the case may be ($)	Voluntary termination following a change-in-control ($)
Daniel S. Milburn Senior Vice President and Chief Operating Officer of Hosting and Infrastructure Services	Salary	$82,170 (1)	–
John Roger Executive Vice President and Chief Operating Officer	Salary, equity acceleration	$421,619 (2)	$17,789 (3)
Michael G. Shook Chief Executive Officer	Equity acceleration	$675,000 (4)	–
William M. Shook Executive Vice President of Sales and Marketing	Equity acceleration	$524,997 (5)	–

(1)
Consists of prorated salary through May 31, 2008 of $72,917, accrued vacation at December 31, 2007 of $6,860 and an amount of $2,393 which represents CTI's matching contribution to its 401(k) Plan. Excludes earned but unpaid incentive bonus for 2007 that has not yet been determined.

(2)
Consists of prorated salary through January 28, 2008 of $14,231 representing four weeks of Mr. Roger's base salary and an accrued vacation balance of $3,558 and $403,830 in accelerated vesting of restricted shares as per the terms of the restricted stock agreement. Excludes earned but unpaid incentive bonus for 2007 that has not yet been determined.

(3)
Consists of a prorated salary through January 28, 2008 of $14,231 representing four weeks of Mr. Roger's base salary and an accrued vacation balance of $3,558.

(4)
Accelerated vesting of restricted shares as per the terms of the restricted stock agreement.

(5)
Accelerated vesting of restricted shares as per the terms of the restricted stock agreement.

        Except as noted above, as of December 31, 2007, our remaining named executive officers were not entitled to any payments or benefits in connection with any termination, severance or a change in control of our Company.

Employment Agreements and Termination of Employment and Change-In-Control Arrangements

            We entered into employment agreements with each of Messrs. Michael G. Shook, William M. Shook and Daniel S. Milburn, an employment letter with Mr. Robert Muir and an offer letter and employment agreement with each of John Roger, Michael Bucheit and Robert McCarthy as summarized below. We have not entered into employment agreements with any other executive officers.

Michael G. Shook

            Michael G. Shook and the Company entered into an employment agreement dated January 22, 2007, which will become effective upon the full repayment of the Avnet, Inc. indebtedness from the proceeds of this offering. Subject to provisions for earlier termination, the agreement will have an initial three year term with automatic successive renewal terms of one year each, unless the Company or Mr. Shook elect not to renew the agreement upon the expiration of the three year initial term or any renewal term by providing written notice of such non-renewal to the other party at least 60 days prior to the expiration of the then current term. Mr. Shook may terminate the employment agreement immediately for "good reason" (as defined below) and the Company may terminate the employment agreement immediately for "cause" (as defined below), subject to the Company's right to cure as set forth in the agreement. Both parties may terminate the agreement for any reason upon 60 days written notice to the other party. In the event of termination of the agreement by the Company without cause, by Mr. Shook for good reason or as a result of the Company's notice of non-renewal, Mr. Shook is entitled to receive as severance (i) his then current base salary for a period that is the greater of (a) six months or (b) through the expiration of the then current term; and (ii) the restricted shares of common stock granted to him by the Company pursuant to the Restricted Stock Agreement which shall become immediately vested as of the date of the termination of Mr. Shook's continuous service or the Company's notice of non-renewal to Mr. Shook, whichever is applicable. See "Management – Restricted Stock Agreements." In addition, in the event of termination of the agreement by the Company without cause or as a result of the Company's notice of non-renewal, Mr. Shook will be entitled to receive (i) the amount of incentive compensation he would have been entitled to for meeting 50% of his then-established performance goals through the entire severance period.

        Mr. Shook will receive a base salary of $245,000 per year to be paid by the Company and/or STI. Mr. Shook will be eligible to receive an incentive compensation based on the achievement of certain quarterly financial and performance goals to be determined and agreed upon in advance. The agreement contains (i) non-solicitation and non-competition covenants in favor of the Company, which apply during the term of Mr. Shook's employment and for a period of 12 months following the termination or expiration of his employment with the Company and (ii) a nondisclosure covenant in favor of the Company which applies indefinitely. Mr. Shook will participate in employee benefits and plans. The Company will also maintain life insurance coverage for Mr. Shook and the Company will provide directors and officers' liability insurance coverage.

        Pursuant to the agreement, "good reason" shall mean the occurrence of any of the following events: (a) the Company's material breach of any provision of the agreement, which breach, if capable of cure, is not cured within 10 business days after Mr. Shook has provided written notice of such breach to the Company; (b) the Company's material breach of any other agreement between the Company and Mr. Shook, which breach, if capable of cure, is not cured within 10 business days after Mr. Shook has provided written notice of such breach to the Company; (c) any material diminution in Mr. Shook's base salary, incentive compensation, other compensation, benefits, title, duties or status as the Chief Executive Officer; or (d) any requirement by the Company that Mr. Shook, without his consent, relocate to or report to as his principal place of employment any location more than 30 miles from Cary, North Carolina.

        Pursuant to the agreement, "cause" shall mean the occurrence of any of the following events: (a) Mr. Shook's material failure to perform the essential functions of his job due to the use or abuse of illegal drugs or alcohol; (b) Mr. Shook's conviction or plea of no contest to a felony or a crime involving moral turpitude, which conviction or plea has or is likely to have a material adverse effect on us, including damage to our reputation; (c) Mr. Shook's breach of any provision of the agreement which has or is likely to have a material adverse effect on us; (d) Mr. Shook's breach of the non-solicitation, non-competition and nondisclosure covenants contained in the agreement in favor of the Company, other than a non-material and inadvertent breach; (e) Mr. Shook's willful acts of malfeasance or misfeasance which acts have or are likely to have a material adverse effect on us; or (f) Mr. Shook's actions constituting theft, embezzlement or fraud with respect to the Company's property or business. Prior to the termination of Mr. Shook's employment for "cause" pursuant to subsections (c) or (d), the Company will provide Mr. Shook with 10 business days to cure the cause for termination.

William M. Shook

            William M. Shook and the Company entered into an employment agreement dated January 22, 2007, which will become effective upon the full repayment of the Avnet, Inc. indebtedness from the proceeds of this offering. Subject to provisions for earlier termination, the agreement will have an initial three year term with automatic successive renewal terms of one year each, unless the Company or Mr. Shook elect not to renew the agreement upon the expiration of the three year initial term or any renewal term by providing written notice of such non-renewal to the other party at least 60 days prior to the expiration of the then current term. Mr. Shook may terminate the employment agreement immediately for "good reason" (as defined below) and the Company may terminate the employment agreement immediately at any time for "cause" (as defined below), subject to the Company's right to cure as set forth in the agreement. Both parties may terminate the agreement upon 60 days written notice to the other party. In the event of termination of the agreement by the Company without cause, by Mr. Shook for good reason or as a result of the Company's notice of non-renewal, Mr. Shook is entitled to receive as severance (i) his then current base salary for a period that is the greater of (a) six months or (b) through the expiration of the then current term; and (ii) the restricted shares of common stock granted to him by the Company pursuant to the Restricted Stock Agreement which shall become immediately vested as of the date of the termination of Mr. Shook's continuous service or the Company's notice of non-renewal to Mr. Shook, whichever is applicable. See "Management – Restricted Stock Agreements." In addition, in the event of termination of the agreement by the Company without cause or as a result of the Company's notice of non-renewal, Mr. Shook will be entitled to receive the amount of incentive compensation he would have been entitled to for meeting 50% of his then-established performance goals through the entire severance period.

        Mr. Shook will receive a base salary of $210,000 per year to be paid by the Company and/or STI. Mr. Shook will be eligible to receive incentive compensation based on the achievement of certain quarterly financial and performance goals to be determined and agreed upon in advance. The agreement contains (i) non-solicitation and non-competition covenants in favor of the Company, which apply during the term of Mr. Shook's employment and for a period of 12 months following the termination or expiration of his employment with the Company and (ii) a nondisclosure covenant in favor of the Company which applies indefinitely. Mr. Shook will participate in employee benefits and plans. The Company will also maintain life insurance coverage for Mr. Shook and the Company will provide directors and officers' liability insurance coverage.

        Pursuant to the agreement, "good reason" shall mean the occurrence of any of the following events: (a) the Company's material breach of any provision of the agreement, which breach, if capable of cure, is not cured within 10 business days after Mr. Shook has provided written notice of such breach to the Company; (b) the Company's material breach of any other agreement between the Company and Mr. Shook, which breach, if capable of cure, is not cured within 10 business days after Mr. Shook has provided written notice of such breach to the Company; (c) any material diminution in Mr. Shook's base salary, incentive compensation, other compensation, benefits, title, duties or status as the Executive Vice-President of Sales and Marketing; or (d) any requirement by the Company that Mr. Shook, without his consent, relocate to or report to as his principal place of employment any location more than 30 miles from Cary, North Carolina.

        Pursuant to the agreement, "cause" shall mean the occurrence of any of the following events: (a) Mr. Shook's material failure to perform the essential functions of his job due to the use or abuse of illegal drugs or alcohol; (b) Mr. Shook's conviction or plea of no contest to a felony or a crime involving moral turpitude, which conviction or plea has or is likely to have a material adverse effect on us, including damage to our reputation; (c) Mr. Shook's breach of any provision of the agreement which has or is likely to have a material adverse effect on us; (d) Mr. Shook's breach of the non-solicitation, non-competition and nondisclosure covenants contained in the agreement in favor of the Company, other than a non-material and inadvertent breach; (e) Mr. Shook's willful acts of malfeasance or misfeasance which acts have or are likely to have a material adverse effect on us; or (f) Mr. Shook's actions constituting theft, embezzlement or fraud with respect to the Company's property or business. Prior to the termination of Mr. Shook's employment for "cause" pursuant to subsections (c) or (d), the Company will provide Mr. Shook with 10 business days to cure the cause for termination.

Daniel S. Milburn

            Daniel S. Milburn and CAC entered into an employment agreement dated May 31, 2005 which was amended by the employment agreement entered into between Daniel S. Milburn, CAC and the Company dated January 22, 2007. Subject to provisions for earlier termination, the agreement has an initial two year term with automatic successive renewal terms of one year each, unless the Company or Mr. Milburn elect not to renew the agreement upon the expiration of the two year initial term or any renewal term by providing written notice of such non-renewal to the other party at least 90 days prior to the expiration of the then current term. In the event of termination of the agreement by the Company without cause, Mr. Milburn is entitled to receive as severance his then current base salary, vested common equity interest and a bonus that was earned, vested or accrued respectively, each prorated through the end of the termination date set forth in Mr. Milburn's employment agreement.

        Effective as of June 1, 2007, Mr. Milburn will receive a base salary of $175,000 per year to be paid by the Company and/or CAC. During the first 12 months of the amending agreement, Mr. Milburn will be eligible to receive an incentive compensation not to exceed 30% of his base salary, and provided that certain mutually agreed operating target levels are achieved. Mr. Milburn will also be eligible to receive an additional incentive compensation payment to be determined and agreed upon in advance for exceeding his performance target. The agreement contains (i) non-solicitation and non-competition covenants in favor of the Company, which apply during the term of Mr. Milburn's employment and for a period of one year following termination of his employment with the Company and (ii) a nondisclosure covenant in favor of the Company which applies indefinitely. Mr. Milburn will participate in employee benefits and plans, which includes the provision of life insurance. The Company and/or CAC will also provide for directors and officers liability insurance coverage.

        Pursuant to the agreement, "cause" shall mean the occurrence of any of the following events: (a) Mr. Milburn's failure to perform his duties in a competent or professional manner, or his neglect of the business of the Company, or, his refusal to attend to the business of the Company; (b) theft, embezzlement or fraud by Mr. Milburn or Mr. Milburn's involvement in any scheme or conspiracy pursuant to which the Company loses assets; (c) incapacity on the job by reason of the use or abuse of alcohol or drugs; (d) commission of a felony or a crime involving moral turpitude; (e) gross insubordination; (f) unexplained and continuous absences from work; (g) Mr. Milburn's breach of any provision of the agreement; or (h) willful acts of malfeasance or misfeasance prejudicial to the Company. Prior to the termination of Mr. Milburn's employment for "cause" pursuant to subsections (a) or (g), the Company will provide Mr. Milburn with 20 business days to cure the cause for termination.

Robert Muir

            Robert Muir and CAC entered into an employment letter dated May 22, 2005 which was amended by the employment letter entered into between Robert Muir and CAC dated January 22, 2007. The employment letter provides that Mr. Muir is employed "at-will," and his employment may be terminated at any time by us or Mr. Muir. Prior to the repayment of the Avnet, Inc. indebtedness from the proceeds of this offering, Mr. Muir will be eligible to receive an incentive bonus not to exceed 30% of his then base salary. Effective as of June 1, 2007, Mr. Muir will receive a base salary of $143,750 per year to be paid by the Company and/or CAC. In addition, Mr. Muir will be eligible to receive an incentive compensation based on the achievement of certain quarterly and annual goals to be determined and agreed upon in advance. Mr. Muir will participate in employee benefits and plans, which includes the provision of life insurance. The Company and/or CAC will also provide for directors and officers liability insurance coverage.

John Roger

            John Roger and the Company entered into an employment agreement dated July 31, 2007 for his employment as Executive Vice President and Chief Operating Officer. Mr. Roger will receive a base salary of $185,000 per year to be paid by the Company. Mr. Roger will be eligible to receive an annual bonus target of $100,000 as well as a $50,000 additional bonus for exceeding targeted and defined performance goals to be determined and agreed upon in advance.

        Mr. Roger's employment with the Company is an employment at will. Accordingly, either the Company or Mr. Roger may terminate the agreement at any time, for any or no reason, with or without cause. However, the Company may terminate the agreement for "cause" with or without prior notice to Mr. Roger. The term "cause" shall mean (a) Mr. Roger, in carrying out his duties has been guilty of gross negligence or willful and wanton misconduct which in either case results in material harm to the financial condition, business, assets, or prospects of the Company; (b) the conviction of, or entering of plea or no contest by, Mr. Roger for (i) fraud, misappropriation, or embezzlement relating to the Company, (ii) any felony, or (iii) any other offense that results in an active sentence of at least 30 days imprisonment; (c) any material breach of this agreement by Mr. Roger; (d) the loss, suspension or material impairment of any license, certification, registration or other professional credential, or "License," held by Mr. Roger, if the Company deems such License necessary for Mr. Roger to remain qualified to perform his responsibilities; or (e) Mr. Roger fails to carry out directions (consistent with his position) of the President, Chief Executive Officer, or the board of directors of the Company, which failure cannot be cured or shall not have been cured within 30 days after receipt by Mr. Roger of written notice from the Company specifying in reasonable detail the failure to carry out such directions.

        Mr. Roger may also terminate the agreement for good reason within six months of a "change of control" which is defined as: (a) acquisition of beneficial ownership of more than 50% of the voting power of outstanding securities of the Company, excluding (i) acquisitions by Michael G. Shook, his affiliates, or (ii) acquisitions by employee benefit plans sponsored by the Company or an affiliate; (b) approval by the stockholders of the Company of a reorganization or merger, unless (i) the merger results in the outstanding voting securities of the Company continuing to represent more than 80% of the voting securities of the surviving entity immediately after the merger; or (ii) the merger is effected to recapitalize the Company, and no person acquires more than 30% of the voting securities; (c) approval by the stockholders of the Company of a complete liquidation, dissolution, or sale of all or substantially all of the assets of the Company; or (d) a merger in which the Company is the survivor in a merger if it becomes a subsidiary corporation of another entity. However, Mr. Roger may not terminate his obligations for "good reason" without first giving the Company 30 days prior written notice of the grounds for such termination for "good reason" and the opportunity for the Company to cure such grounds for "good reason," which is defined as: (a) diminution in office, title, reporting requirements or responsibilities; (b) material reduction in Mr. Roger's base salary, bonus or benefits taken as a whole without Mr. Roger's consent; or (c) a change in the location of Mr. Roger's office of more than 50 miles without Mr. Roger's prior consent.

        Upon termination of the agreement and Mr. Roger's employment, for whatever reason, the Company shall pay Mr. Roger or his beneficiary such salary as he/she may be entitled to receive for services rendered prior to the date of such termination. If Mr. Roger is terminated by the Company for "cause" as defined above, or if Mr. Roger's employment ends due to Mr. Roger's death, or if Mr. Roger voluntarily resigns, the Company shall not be liable for any further payments to Mr. Roger. If Mr. Roger is terminated by the Company without cause, the Company shall give Mr. Roger at least one year prior written notice of such termination or, at the Company's election, the Company will pay to Mr. Roger an amount equal to Mr. Roger's regular base salary for a period of four weeks in lieu of all or a part of such notice. If Mr. Roger terminates his employment for good reason, arising from a change of control (as defined above), the Company will pay to Mr. Roger an amount equal to Mr. Roger's regular base salary for a period of four weeks. In addition, in the event Mr. Roger's continuous service is terminated by the Company without cause (as defined above), the shares of restricted stock granted to Mr. Roger in September 2007 shall become immediately vested as of the date of Mr. Roger's termination.

        The agreement contains (i) non-competition covenants in favor of the Company, which apply during the term of Mr. Roger's employment and for a period of 12 months following the termination or expiration of his employment with the Company and for a period of one year following such termination of employment with the Company, Mr. Roger will provide written notice to the Company of the name and address of any other employer with whom Mr. Roger accepts employment at least 24 hours prior to commencement of such employment; and (ii) nondisclosure and non-solicitation covenants in favor of the Company which apply indefinitely. Mr. Roger will participate in employee benefits and plans. The Company will also maintain life insurance coverage for Mr. Roger and the Company will provide directors and officers' liability insurance coverage.

Michael Bucheit

            Michael Bucheit and the Company entered into an employment agreement dated February 25, 2008 for his employment as Executive Vice President of Corporate Strategy and Development. Mr. Bucheit will receive a base salary of $175,000 per year to be paid by the Company. Mr. Bucheit will be eligible to receive an annual bonus target of $122,500 as well as a $42,700 additional bonus for exceeding targeted and defined performance goals to be determined and agreed upon in advance.

        Mr. Bucheit's employment with the Company is employment at will. Accordingly, either the Company or Mr. Bucheit may terminate the agreement at any time, for any or no reason, with or without cause. The term "cause" shall mean (a) Mr. Bucheit, in carrying out his duties, has been guilty of gross negligence or willful and wanton misconduct which, in either case, damages the financial condition, business, assets, reputation, or prospects of the Company; (b) indictment on charges of, conviction of, or plea of guilt or no contest to any felony or other crime of moral turpitude; (c) fraud, misappropriation, embezzlement, or dishonesty relating to Mr. Bucheit's work for the Company; (d) breach of a material provision of this agreement by Mr. Bucheit; (e) loss, suspension or material impairment of any license, certification, registration or other professional credential, or "License," held by Mr. Bucheit, if the Company deems such License necessary for Mr. Bucheit to remain qualified to perform his responsibilities; (f) failure or refusal by Mr. Bucheit to perform assigned duties and responsibilities or failure or refusal to carry out directions (consistent with his position) of the President, Chief Executive Officer, or the board of directors of the Company; and/or (g) violation of any material rule or policy of the Company provided to or made known to Mr. Bucheit during his employment with the Company. Notwithstanding the foregoing, the Company will not have "cause" to terminate the agreement under subparagraphs (f) or (g) above unless Mr. Bucheit fails to cure such failure or violation (if curable as determined by the Company), within 30 days after receiving detailed written notice of such failure or violation from the Company.

        Mr. Bucheit may also terminate the agreement for "good reason", which is defined to mean (a) material diminution in his authority, title or responsibilities without his prior consent; (b) material reduction in his base salary, bonus or benefits taken as a whole without his prior consent; or (c) a change in the location of his office of more than 50 miles without his prior consent. However, Mr. Bucheit may not terminate the agreement for good reason without first giving the Company 30 days' prior written notice of the grounds for such termination for good reason and the opportunity for the Company to cure such grounds.

        Upon termination of the agreement and Mr. Bucheit's employment, for whatever reason, the Company shall pay Mr. Bucheit or his beneficiary Mr. Bucheit's salary for services rendered prior to the date of such termination. If Mr. Bucheit is terminated by the Company for cause, or if Mr. Bucheit's employment ends due to his death or incapacity, or if he voluntarily resigns without good reason, the Company shall not be liable for any other or further payments to Mr. Bucheit. If Mr. Bucheit is terminated by the Company without cause, subject to certain conditions, the Company will give Mr. Bucheit at least four weeks' prior written notice of such termination or, at the Company's election, the Company may pay to Mr. Bucheit an amount equal to his then current base salary for a period of four weeks in lieu of all or a part of such notice. In addition, in the event Mr. Bucheit is terminated by the Company without cause, the shares of restricted stock granted to him simultaneously with the entering of this agreement, shall become immediately vested as of the date of Mr. Bucheit's termination.

        The agreement contains (a) non-competition and non-solicitation covenants in favor of the Company, which apply during the term of Mr. Bucheit's employment and for a period of 12 months following termination or expiration of his employment with the Company, (b) a requirement that for a period of 12 months following termination or expiration of his employment with the Company, Mr. Bucheit will provide written notice to the Company of the name and address of any other employer with whom he accepts employment at least 24 hours prior to commencement of such employment; and (c) nondisclosure covenants in favor of the Company which apply indefinitely. In connection with his employment under the agreement, Mr. Bucheit will be entitled to participate in employee benefits and plans.

Robert McCarthy

            Robert McCarthy and the Company entered into an employment agreement dated May 12, 2008 for his employment as Executive Vice President, Sales and Marketing. Mr. McCarthy will receive a base salary of $200,000 per year to be paid by the Company. Mr. McCarthy will be eligible to receive an annual bonus target of $157,000 as well as a $73,000 additional bonus for exceeding targeted and defined performance goals to be determined and agreed upon in advance.

        Mr. McCarthy's employment with the Company is employment at will. Accordingly, either the Company or Mr. McCarthy may terminate the agreement at any time, for any or no reason, with or without cause. The term "cause" shall mean (a) Mr. McCarthy, in carrying out his duties has been guilty of gross negligence or willful and wanton misconduct which, in either case, results in material harm to the financial condition, business, assets, or prospects of the Company; (b) the conviction of, or entering of plea of no contest by, Mr. McCarthy for (i) fraud, misappropriation, or embezzlement relating to the Company, (ii) any felony, or (iii) any other offense that results in an active sentence of at least 30 days imprisonment; (c) any material breach of this agreement by Mr. McCarthy which breach shall not have been cured within 30 days after receipt by Mr. McCarthy of written notice from the Company specifying in reasonable detail the nature of the breach; (d) the loss, suspension or material impairment of any license, certification, registration or other professional credential, or "License," held by Mr. McCarthy, if the Company deems such License necessary for him to remain qualified to perform his responsibilities; or (e) willful failure to substantially perform his duties under the agreement, which failure cannot be cured or shall not have been cured within 30 days after receipt by Mr. McCarthy of written notice from the Company specifying in reasonable detail the failure to perform such duties.

        Upon termination of the agreement and Mr. McCarthy's employment, for whatever reason, the Company shall pay Mr. McCarthy or his beneficiary Mr. McCarthy's base salary for services rendered prior to the date of such termination. If Mr. McCarthy is terminated by the Company for cause, or if his employment ends due to his death or incapacity, or if he voluntarily resigns, the Company shall not be liable for any other or further payments to Mr. McCarthy. If Mr. McCarthy is terminated by the Company without cause, prior to the two-year anniversary of the agreement date, the Company shall pay to Mr. McCarthy an amount equal to six months of his base compensation; provided, however, that during the period beginning on the one-year anniversary of this agreement and ending on the two-year anniversary of this agreement, for purposes of determining eligibility for such payment only, the term "cause" shall include the failure of Mr. McCarthy to achieve at least an average of 75% of the quantitative and qualitative goals assigned to him. Termination for failure to achieve the above-referenced quantitative and qualitative goals assigned to Mr. McCarthy shall not qualify as "cause" for purposes of determining the vesting of restricted stock granted to Mr. McCarthy. If Mr. McCarthy is terminated by the Company without cause after the two-year anniversary date, the Company shall give Mr. McCarthy at least 30 days' prior written notice of such termination or, at the Company's election, the Company will pay to Mr. McCarthy an amount equal to his regular base salary in lieu of all or a part of such notice. In addition to the foregoing, if Mr. McCarthy is terminated without cause, he shall be entitled to his incentive compensation based on the goals provided to him for such year, as and to the extent earned by him, measured and paid on a pro rata basis for the applicable portion of the year that he was employed.

        In the event Mr. McCarthy is terminated by the Company without cause, the shares of restricted stock granted to him simultaneously with the entering if this agreement, shall become immediately vested as of the date of Mr. McCarthy's termination. Furthermore, in the event that, following a change of control event (as defined below), which includes a material diminution in the role of Knox Lawrence International, LLC and its ability to designate certain members of the board of directors of the Company, Mr. McCarthy's position with the Company is materially diminished or eliminated other than with cause, the restricted stock granted to him shall become immediately vested as of the date of such diminution in position or termination. A change of control event shall mean (a) any person or entity, directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing over 50% of the voting securities of the Company; provided, however, that an initial public offering, transaction with a special purpose acquisition corporation or similar transaction will not be deemed a change of control event; (b) the Company consolidates or merges with or into another corporation, limited liability company, partnership, association, or entity, or is otherwise reorganized, where the Company is not the surviving corporation in such transaction; or (c) all or substantially all of the assets of the Company are sold or otherwise transferred to or are acquired by any other corporation, limited liability company, partnership, association, or other person, entity, or group.

        The agreement contains (a) non-competition covenants in favor of the Company, which apply during the term of Mr. McCarthy's employment and for a period of 12 months following termination of his employment with cause by the Company or due to Mr. McCarthy's voluntary resignation, (b) non-solicitation covenants in favor of the Company, which apply during the term of his employment and for a period of 12 months following termination or expiration of his employment for any or no reason, (c) a requirement that for a period of 12 months following termination or expiration of his employment with the Company, Mr. McCarthy will provide written notice to the Company of the name and address of any other employer with whom he accepts employment at least 24 hours prior to commencement of such employment; and (d) nondisclosure covenants in favor of the Company which apply indefinitely. In connection with his employment under the agreement, Mr. McCarthy will be entitled to participate in employee benefits and plans.

        Mr. McCarthy has disclosed in the agreement that under an existing agreement with a third party, he is not permitted to work in the voice over internet protocol, or VoIP, sector for a period of approximately one year from the date of the agreement.

Change-In-Control Arrangements

            Other than as disclosed above, there are no arrangements or agreements which have been made or are proposed to be made between us and any of our executive officers pursuant to which a payment or other benefit is to be made or given by way of compensation in the event of a change of control of us or a change in the executive officer's responsibilities following such change in control.

Director Compensation

            The following table sets forth information regarding compensation paid to our non-employee directors during 2007:

Name	Fees earned or paid in cash ($) (1)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Nana Baffour	$58,000 (2)	–	–	–	$58,000
Justin Beckett	$48,500 (3)	–	–	–	$48,500
Johnson M. Kachidza	$38,500 (4)	–	–	–	$38,500
Robert E. Lamoureux	$48,500 (5)	–	–	–	$48,500
Connie I. Roveto	$57,000 (6)	–	–	–	$57,000
Jon A. Turner	$46,500 (7)	–	–	–	$46,500
Eva T. Losacco	$17,417 (8)	–	–	–	$17,417

(1)
Our directors began earning director fees in January 2007. Director fees are paid quarterly. Includes the fourth quarter fees which were paid in February 2008.

(2)
Represents $35,000 in annual director fees, $8,000 for serving as the chair of the Operations and Integration Committee, $4,000, for in-person meeting attendance and $11,000 for telephonic meeting attendance.

(3)
Represents $25,000 in annual director fees, $8,000 for serving as the chair of the Compensation Committee, $4,000 for in-person meeting attendance and $11,500 for telephonic meeting attendance.

(4)
Represents $25,000 in annual director fees, $4,000 for in-person meeting attendance and $9,500 for telephonic meeting attendance.

(5)
Represents $25,000 in annual director fees, $12,000 for serving as the chair of the Audit Committee, $4,000 for in-person meeting attendance and $7,500 for telephonic meeting attendance.

(6)
Represents $35,000 in annual director fees, $8,000 for serving as the chair of the Corporate Governance and Nominating Committee, $4,000 for in-person meeting attendance and $10,000 for telephonic meeting attendance.

(7)
Represents $25,000 in annual director fees, $4,000 for in-person meeting attendance and $17,500 for telephonic meeting attendance.

(8)
Represents $10,417 in annual director fees, $2,000 for in-person meeting attendance and $5,000 for telephonic meeting attendance. Ms. Losacco became a director in August 2007.

        Upon completion of this offering, each independent director, excluding the Chairman of our board and our lead director, will be eligible to receive a retainer of $25,000 per year. Upon completion of this offering, the Chairman of our board of directors and our lead director will be eligible to receive a retainer of $35,000 per year. Each independent director will also be eligible to receive an attendance fee of $1,000 if attended in person or $500 if attended by phone for each meeting of the board of directors and each board committee meeting. If board and committee meetings are held on the same day, then no additional compensation will be paid for attendance at the committee meetings. Audit committee chairs will also receive an additional $12,000 per year and other committee chairs will receive $8,000 per year.

        We will also reimburse all of our directors for reasonable out-of-pocket expenses in connection with attending meetings of our board of directors and committees of the board of directors. Applicable laws prohibit us from making loans to our directors.

        We intend to review the compensation agreements for directors on an annual basis to ensure that the directors are being compensated at levels which are in line with industry practices.

        Upon completion of this offering, each independent director, excluding the managing principals of KLI who are members of our board of directors, will receive a grant of 2,000 deferred shares of common stock pursuant to the 2007 Equity Plan. Each independent director that is a director on January 1, 2008, and on January 1 of each year thereafter, will be awarded $25,000 of our common stock as of January 1 of the award year (rounded up to the nearest whole share), but such award will not be granted until December 31 of the award year. Each independent director must therefore be a director of the Company on December 31 of the award year to receive the grant of the deferred stock pursuant to the award. See "Management – Equity Awards under the 2007 Equity Plan – Deferred Stock Awards."

Equity Awards under the 2007 Equity Plan

New Equity Plan of the Company

            We adopted an incentive compensation plan, referred to in this prospectus as the 2007 Equity Plan that was approved by our board of directors on December 15, 2006. The 2007 Equity Plan provides for the issuance of shares of common stock, options and incentive stock options, stock appreciation rights, restricted stock awards, deferred stock awards, bonus stock, dividend equivalents, performance awards and other stock-based awards that may be granted to our employees, directors, executive officers and consultants as well as those of our subsidiaries. See "2007 Equity Plan."

        On the closing of the STI Merger, a total of 366,667 shares of common stock have been reserved for issuance under the 2007 Equity Plan. On the closing of the STI Merger and through to May 31, 2008, we awarded (a) 258,519 restricted shares of common stock, which 156,169 restricted shares remain outstanding as of May 31, 2008 and will be issued and outstanding upon issuance; and (b) 130,533 deferred shares of common stock, which 87,023 deferred shares remain outstanding as of May 31, 2008 and will not be issued and outstanding until the completion of applicable vesting periods. As of May 31, 2008, 28,268 shares of common stock remain eligible for any future grants under the various types of equity awards existing under the 2007 Equity Plan. Prior to the completion of this offering, we will amend the 2007 Equity Plan to increase the number of shares of common stock reserved for issuance under this plan to 466,667 shares and to provide that on the first day of each applicable year, the number of shares reserved for issuance under this plan will be increased, as necessary, by a number of shares of our common stock so that 100,000 shares of common stock, subject to the adjustment provisions of the plan, is available for issuance under this plan in that following year.

        Certain terms and provisions of the restricted stock awards and the deferred stock awards that have been granted under the 2007 Equity Plan to each of Michael G. Shook, William M. Shook, John Roger, Michael Bucheit, Robert McCarthy, Robert Muir, Daniel S. Milburn, Karen S. Bertaux, Mark P. Arnold and Geoffrey L.S. Sinn, among others, are summarized in the following sections entitled "Management – Restricted Stock Agreements" and "Management – Deferred Stock Agreements."

Restricted Stock Agreements

            Under the 2007 Equity Plan, on January 22, 2007, we awarded 75,000 restricted shares of common stock to Michael G. Shook and 58,333 restricted shares of common stock to William M. Shook; in September 2007, we awarded 44,870 restricted shares of common stock to John Roger; in February 2008, we awarded 35,696 restricted shares of common stock to Michael Bucheit; and in May, 2008, we awarded 44,620 restricted shares of common stock to Robert McCarthy. These awards were granted pursuant to the terms, provisions and restrictions set forth in the restricted stock agreements entered into between the Company and each of Michael G. Shook, William M. Shook, John Roger, Michael Bucheit and Robert McCarthy, the issuance of which will be subject to the vesting schedules as indicated below:

  •
  Michael G. Shook received 75,000 restricted shares of common stock. The restricted shares vest and become unrestricted shares of common stock to Mr. Shook according to the following vesting schedule: 50,000, 12,500 and 12,500 shares will respectively vest on the first, second and third anniversary of the date of the grant; and
  •
  William M. Shook received 58,333 restricted shares of common stock. The restricted shares vest and become unrestricted shares of common stock to Mr. Shook according to the following vesting schedule: 38,889, 9,722 and 9,722 shares will respectively vest on the first, second and third anniversary of the date of the grant.

  •
  John Roger received 44,870 restricted shares of common stock. The restricted shares vest and become unrestricted shares of common stock to Mr. Roger according to the following vesting schedule as amended in February 2008: 13,461 shares on February 6, 2008 and thereafter 17,948, 8,974 and 4,487 shares will respectively vest on March 31 of the following calendar years 2009, 2010 and 2011.

  •
  Michael Bucheit received 35,696 restricted shares of common stock. The restricted shares vest and become unrestricted shares of common stock to Mr. Bucheit according to the following vesting schedule: 11,898, shares on March 31, 2009 and 11,899 shares on each of March 31, 2010 and 2011.
  •
  Robert McCarthy received 44,620 restricted shares of common stock. The restricted shares vest and become unrestricted shares of common stock to Mr. McCarthy according to the following vesting schedule: 7,437 on March 31, 2009, 14,873 shares on each of March 31, 2010 and 2011, and 7,437 on September 30, 2011.

        Notwithstanding the above noted vesting schedules, each of Michael G. Shook, William M. Shook, John Roger, Michael Bucheit, and Robert McCarthy will have, with respect to all of the restricted shares of common stock issued, whether vested or non-vested, to each of them, all of the rights of a holder of shares of common stock of the Company. As such, the 75,000 restricted shares of common stock issued to Michael G. Shook, the 58,333 restricted shares of common stock issued to William M. Shook, the 44,870 restricted shares of common stock issued to John Roger, the 35,696 restricted shares of common stock issued to Michael Bucheit, and the 44,620 restricted shares of common stock issued to Robert McCarthy are considered issued and outstanding as of the date of the grant. See "Management – Equity Awards under the 2007 Equity Plan – Restricted Stock Awards."

        In each case, in the event that either Michael G. Shook's, William M. Shook's, John Roger's, Michael Bucheit's or Robert McCarthy's employment service is terminated by the Company without cause, by Michael G. Shook or William M. Shook for good reason, or by the Company's non-renewal of Michael G. Shook's or William M. Shook's respective employment agreement, the restricted shares of common stock granted to either Michael G. Shook, William M. Shook, John Roger, Michael Bucheit, and Robert McCarthy (as the case may be) will become immediately vested as of the date of termination. In the case of Robert McCarthy, in the event of a change of control, as defined in the Restricted Stock Agreement with Mr. McCarthy, the restricted shares will become immediately vested as of that date of Mr. McCarthy's diminution in position or termination. However, in the event that either Michael G. Shook's, William M. Shook's, John Roger's, Michael Bucheit's or Robert McCarthy's employment service is terminated by the Company other than as set forth above, any restricted shares of common stock issued to either of them that are not vested shares will be forfeited upon termination and will revert back to the Company without any payment to either Michael G. Shook, William M. Shook or John Roger (as the case may be).

        Pursuant to the restricted stock agreements, the Compensation Committee of the board of directors of the Company will be authorized to review and evaluate the performance of each of Michael G. Shook, William M. Shook, John Roger, Michael Bucheit and Robert McCarthy and may in its sole discretion, accelerate the vesting of any restricted shares of common stock issued to each of them at such times and upon such terms and conditions as the Compensation Committee deems advisable. See "Management – Equity Awards under the 2007 Equity Plan – Restricted Stock Awards."

Deferred Stock Agreements

            Under the 2007 Equity Plan, on January 22, 2007, we issued in total 141,633 deferred shares of common stock which will not be issued and outstanding until the vesting of such deferred stock pursuant to the terms, provisions and restrictions set forth in the deferred stock agreements entered into between the Company and each of our deferred stock recipients. Out of the total 141,633 deferred shares of common stock, we awarded 33,333 deferred shares of common stock to Robert Muir, 25,000 deferred shares of common stock to Daniel S. Milburn, 25,000 deferred shares of common stock to Karen S.

Bertaux, 11,100 deferred shares of common stock to Mark P. Arnold and 11,100 deferred shares of common stock to Geoffrey L.S. Sinn, among others. As such, 130,533 deferred shares of common stock are outstanding.

        The award of the deferred stock to each of Robert Muir, Daniel S. Milburn, Karen S. Bertaux, Mark P. Arnold and Geoffrey L.S. Sinn will be subject to the vesting schedules as indicated below:

  •
  Robert Muir received 33,333 deferred shares of common stock. The deferred shares will vest and be distributed to Mr. Muir according to the following vesting schedule, as amended in February 2008: 11,111 shares will vest on the first anniversary of the date of the grant and 11,111 shares will vest on each of March 31, 2009 and 2010;
  •
  Daniel S. Milburn received 25,000 deferred shares of common stock. The deferred shares will vest and be distributed to Mr. Milburn according to the following vesting schedule, as amended in February 2008: 8,333 shares vest on the first anniversary of the date of the grant and 8,334 shares will vest on each of March 31, 2009 and 2010;
  •
  Karen S. Bertaux received 25,000 deferred shares of common stock. The deferred shares will vest and be distributed to Ms. Bertaux according to the following vesting schedule, as amended in February 2008: 8,333 shares vest on the first anniversary of the date of the grant and 8,334 shares will vest on each of March 31, 2009 and 2010;
  •
  Mark P. Arnold received 11,100 deferred shares of common stock. The deferred shares will vest and be distributed to Mr. Arnold according to the following vesting schedule, as amended in February 2008: 3,700 shares vest on the first anniversary of the date of the grant and on each of March 31, 2009 and 2010; and
  •
  Geoffrey L.S. Sinn received 11,100 deferred shares of common stock. The deferred shares will vest and be distributed to Mr. Sinn according to the following vesting schedule: 3,700 shares will vest on each of the first, second and third anniversary of the date of the grant.

        In each case, the award of the deferred shares of common stock will be subject to the achievement of performance targets as specified by the Company pursuant to the terms of each recipient's respective deferred stock agreement, provided that the recipient's employment service with the Company continues through and on the applicable vesting dates as indicated in each recipient's respective deferred stock agreement. In the event that a recipient of the deferred stock is terminated by the Company, for any reason, any deferred shares of common stock that are not vested shares will be forfeited upon termination and will revert back to the Company without any payment to the recipient.

        Pursuant to the deferred stock agreements, the Compensation Committee of the board of directors of the Company will be authorized to review and evaluate the performance of each recipient's award of deferred shares of common stock, and may in its sole discretion, accelerate the vesting of any shares of a recipient's deferred stock award at such times and upon such terms and conditions as the Compensation Committee deems advisable. See "Management – Equity Awards under the 2007 Equity Plan – Deferred Stock Awards."

2007 Equity Plan

Purpose of the 2007 Equity Plan and Eligible Participants

            Effective December 15, 2006, our then majority stockholder, KLI approved our 2007 Equity Plan. The purpose of the 2007 Equity Plan is to attract, retain, motivate and reward high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its subsidiaries by enabling such persons to acquire a proprietary interest in the Company. These participants may be granted shares of common stock, options and incentive stock options, stock appreciation rights, restricted stock awards, deferred stock awards, bonus stock awards, dividend equivalents, performance awards and other stock-based awards, collectively referred to in this prospectus as Awards.

Substitute Awards

            Pursuant to the 2007 Equity Plan, Awards also include substitute awards, which may encompass shares of common stock issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards by a company acquired by the Company or any subsidiary of the Company, which are referred to in this prospectus as Substitute Awards. Substitute Awards will not reduce the shares of common stock authorized for grant under the 2007 Equity Plan or authorized for grant to a participant in any period. Shares available for delivery pursuant to the terms of any pre-existing plan of a company acquired by the Company or any subsidiary of the Company (as adjusted, to the extent appropriate, using an exchange ratio or other adjustment or valuation ratio used in such acquisition to determine the consideration payable to the holders of the common stock of the entities party to such acquisition) may be used for Awards under the 2007 Equity Plan.

Administration

            The 2007 Equity Plan will be administered by the Compensation Committee of the Company. The Compensation Committee has the authority to, among other things: (a) establish policies and adopt rules and regulations for carrying out the purposes, provisions and administration of the 2007 Equity Plan; (b) interpret and construe the 2007 Equity Plan and to determine all questions arising out of the 2007 Equity Plan or any Awards granted under the 2007 Equity Plan; (c) determine the number of shares of common stock covered by each Award; (d) make recommendations to the board of directors regarding the grant and the form and timing of payment for each Award; (e) determine the exercise price related to each option and incentive stock option award; (f) determine the time or times when each Award will be granted and exercisable; (g) determine restrictions on transferability, risk of forfeiture and define the restriction period for all restricted stock awards; (h) determine expiration of deferral periods and define restrictions for all deferred stock awards; and (i) prescribe the form of the instruments relating to all other terms of each Award.

        Awards granted under the 2007 Equity Plan may, in the discretion of the Compensation Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, or any company acquired by the Company. If an Award is granted in substitution or exchange for another Award, the Compensation Committee will require the surrender of such other Award in consideration for the grant of the new Award.

Shares Subject to the 2007 Equity Plan

            We initially reserved 366,667 shares of our common stock for issuance under the 2007 Equity Plan. Prior to the completion of this offering, we will amend the 2007 Equity Plan to increase the number of shares of common stock reserved for issuance under this plan to 466,667 shares and to provide that on the first day of each applicable year, the number of shares reserved for issuance under this plan will be increased, as necessary, by a number of shares of our common stock so that 100,000 shares of common stock, subject to the adjustment provisions of the plan, is available for issuance under this plan in that following year. If any shares of common stock subject to an Award are forfeited, expire or otherwise terminate without issuance of such shares of common stock, or if any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares of common stock subject to such Award, the shares of common stock will, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the 2007 Equity Plan.

Exercise Price under Option Awards

            A stock option award may be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code or a nonqualified stock option. The exercise price per share purchasable under an option award will be established by the Compensation Committee, provided that such exercise price, in the case of incentive stock options, is not less than 100% of the fair market value of a share on the date of the grant of the option and cannot be less than the par value of a share on the date of the grant of the option. If a participant owns more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary of the Company) and an incentive stock option is granted to such participant, the exercise price of the incentive stock option cannot be less than 110% of the fair market value of the share on the date of the grant. For the purposes of the 2007 Equity Plan, the "fair market value" of the common stock means the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which the shares of common stock are traded on the date immediately preceding the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. In the event that the common stock is not listed on an exchange, the fair market value will be determined by the Compensation Committee.

Term of the Awards

            The term of each Award will be for such period as may be determined by the Compensation Committee. The term of any option or stock appreciation right will not exceed 10 years from the date of such grant. In the case of incentive stock options, if a participant owns more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary of the Company) and the incentive stock option is granted to such participant, the term of the incentive stock option will be no more than five years from the date of the grant.

Stock Appreciation Rights

            At the discretion of the Compensation Committee, stock appreciation rights, or SARs, may be granted to participants in conjunction with all or part of any option granted under the 2007 Equity Plan or at any subsequent time during the term of the option, which is referred to as a tandem SAR, or without regard to any option, which is referred to as a freestanding SAR. A SAR will confer on the participant to whom it is granted a right to receive, upon exercise thereof, the excess of the fair market value of one share on the date of exercise over the grant price of the SAR, as determined by the Compensation Committee. The grant price of a SAR will not be less than the fair market value of a share on the date of the grant, in the case of a freestanding SAR, or less than the associated option exercise price, in the case of a tandem SAR.

        Any tandem SAR may be granted at the same time as a related option is granted or, for options that are not incentive stock options, at any time thereafter before the exercise or expiration of such options. Any tandem SAR related to an option may be exercised only when the related option would be exercisable and the fair market value of the shares of common stock subject to the related option exceeds the exercise price at which the shares of common stock can be acquired pursuant to the option. In addition, if a tandem SAR exists with respect to less than the full number of shares of common stock covered by a related option, then an exercise or termination of such option will not reduce the number of shares of common stock to which the tandem SAR applies until the number of shares of common stock then exercisable under such option equals the number of shares of common stock to which the tandem SAR applies. Any option related to a tandem SAR will no longer be exercisable to the extent the tandem SAR has been exercised, and any tandem SAR will be forfeited to the extent the related option has been exercised. For definition of "fair market value" see "Management – Exercise Price under Incentive Stock Option Awards."

Restricted Stock Awards

            At the discretion of the Compensation Committee, the terms of any restricted stock award granted under the 2007 Equity Plan will be set forth in a written award agreement. Restrictions on transferability may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Compensation Committee may determine at the date of the grant or thereafter. Except to the extent restricted under the terms of the 2007 Equity Plan and any award agreement relating to a restricted stock award, a participant granted restricted stock will have all of the rights of a stockholder, including the right to vote the restricted stock and the right to receive dividends (subject to any mandatory reinvestment or other requirement imposed by the Compensation Committee). During the restriction period as defined by the Compensation Committee, the restricted stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the participant.

        Upon termination of a participant's employment service during the applicable restriction period, the participant's restricted stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise has been satisfied will be forfeited and reacquired by the Company; provided that the Compensation Committee may provide, or may determine in any individual case, that forfeiture conditions relating to restricted stock awards will be waived in whole or in part in the event of terminations resulting from specified causes.

        Restricted stock granted under the 2007 Equity Plan may be evidenced in such manner as the Compensation Committee shall determine. If certificates representing restricted stock are registered in the name of the participant, the Compensation Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such restricted stock, that the Company retain physical possession of the certificates, and that the participant deliver a stock power to the Company, endorsed in blank, relating to the restricted stock.

        As a condition to the grant of a restricted stock award, the Compensation Committee may require or permit a participant to elect that any cash dividends paid on a restricted share of common stock be automatically reinvested in additional restricted shares of common stock or applied to the purchase of additional Awards under the 2007 Equity Plan. Unless otherwise determined by the Compensation Committee, shares of common stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock with respect to which such shares or other property were distributed.

Deferred Stock Awards

            At the discretion of the Compensation Committee, the terms of any deferred stock award granted under the 2007 Equity Plan will be set forth in a written award agreement. The satisfaction of a deferred stock award will occur upon the expiration of the deferral period. A deferred stock award will be subject to such restrictions (which may include a risk of forfeiture) as the Compensation Committee may impose. Such restrictions, if any, may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Compensation Committee may determine. A deferred stock award may be satisfied by delivery of shares of common stock, cash equal to the fair market value of the specified number of shares of common stock covered by the deferred stock, or a combination thereof, as determined by the Compensation Committee at the date of the grant or thereafter. Prior to satisfaction of a deferred stock award, a deferred stock award carries no voting or dividend or other rights associated with share ownership.

        Upon termination of a participant's employment service during the applicable deferral period or a portion to which forfeiture conditions apply, the participant's deferred stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise has been satisfied will be forfeited; provided that the Compensation Committee may provide, or may determine in any individual case, that forfeiture conditions relating to a deferred stock award will be waived in whole or in part in the event of terminations resulting from specified causes.

        Unless otherwise determined by the Compensation Committee at the date of grant, any dividend equivalents that are granted with respect to any deferred stock award will either be paid with respect to such deferred stock award at the dividend payment date in cash or in shares of unrestricted stock having a fair market value equal to the amount of such dividends, or deferred with respect to such deferred stock award and the amount or value thereof will automatically be deemed reinvested in additional deferred stock, or other Awards. For definition of "fair market value" see "Management – Exercise Price under Incentive Stock Option Awards."

Bonus Stock

            At the discretion of the Compensation Committee, shares of common stock may be granted to any participant as a bonus. The Compensation Committee also has the authority to grant shares of common stock or other Awards in lieu of obligations to pay cash or deliver other property under the 2007 Equity Plan or under other plans or compensatory arrangements.

Dividend Equivalents

            At the discretion of the Compensation Committee, dividend equivalents may be granted to any participant that entitles the participant to receive cash, shares of common stock, other Awards, or other property equal in value to the dividends paid with respect to a specified number of shares of common stock, or other periodic payments. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award. The Compensation Committee may provide that dividend equivalents will be paid or distributed when accrued or will be deemed to have been reinvested in additional shares of common stock, or Awards.

Performance Awards

            At the discretion of the Compensation Committee, performance awards may be granted to participants and may be payable in cash, shares of common stock, or other Awards. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by the Compensation Committee upon the grant of each performance award; provided, however, that a performance period will not be shorter than 12 months nor longer than 5 years. Performance awards will be distributed only after the end of the relevant performance period. The amount of the Award to be distributed will be conclusively determined by the Compensation Committee. Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Compensation Committee, on a deferred basis.

Other Stock-Based Awards

            The Compensation Committee is authorized to grant to any participant such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock of the Company, as deemed by the Compensation Committee to be consistent with the purposes of the 2007 Equity Plan. Other stock-based awards may be granted to participants either alone or in addition to other Awards granted under the 2007 Equity Plan, and such other stock-based awards will be available as a form of payment in the settlement of other Awards granted under the 2007 Equity Plan.

Award Limitations

            Subject to adjustments provided for in the 2007 Equity Plan, in any fiscal year during which the 2007 Equity Plan is in effect no participant may be granted Awards with respect to more than 146,667 shares of common stock. In addition, the aggregate fair market value (determined as of the date the incentive stock option is granted) of the shares of common stock with respect to which incentive stock options are granted under the 2007 Equity Plan and all other option plans of the Company (or any parent corporation or subsidiary of the Company) that become exercisable for the first time by the participant during any calendar year cannot exceed $100,000. For definition of "fair market value" see "Management – Exercise Price under Incentive Stock Option Awards."

Change-in-Control Provisions

            In the event of a Change in Control transaction (as defined in the 2007 Equity Plan), each outstanding Award will be treated as the Compensation Committee determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation (or a parent or subsidiary of the successor corporation). The Compensation Committee will not be required to treat all Awards similarly in the transaction.

Award Adjustments in Case of Certain Corporate Transactions

            In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any change in control (as defined in the 2007 Equity Plan), any outstanding Awards may be dealt with in accordance with any of the following approaches, as determined by the agreement effectuating the transaction or, as determined by the Compensation Committee: (i) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation; (ii) the assumption or substitution for, the outstanding Awards by the surviving corporation or its parent or subsidiary; (iii) full exercisability or vesting and accelerated expiration of the outstanding Awards; or (iv) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by the cancellation of such Awards. The Compensation Committee will give written notice to participants of any proposed transaction, in order that participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction).

Award Adjustments in Case of Changes to Capital Structure

            In the event that there is a specified type of change in our capital structure, such as any recapitalization, forward or reverse stock split, spin-off, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction, such that a substitution, exchange, or adjustment is determined by the Compensation Committee to be appropriate, then the Compensation Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (i) the number and kind of shares of common stock which may be delivered in connection with Awards granted thereafter; (ii) the number and kind of shares of common stock by which annual Award limitations are measured; (iii) the number and kind of shares of common stock subject to or deliverable in respect of outstanding Awards; (iv) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award; and (v) any Award that the Compensation Committee determines to be appropriate.

Amendment and Termination

            Subject to applicable federal or state law or regulation, or the rules of any stock exchange or automated quotation system on which the shares of common stock of the Company may then be listed or quoted, the board of directors of the Company may amend, alter, suspend, discontinue or terminate the 2007 Equity Plan, or the Compensation Committee's authority to grant Awards under the 2007 Equity Plan, without the consent of stockholders or participants. The Compensation Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award granted, provided that, without the consent of an affected participant, no such amendment or termination may be made that would materially and adversely affect the rights of such participant under such Award. The Compensation Committee will not be authorized to amend any outstanding option and/or SAR to reduce the exercise price or grant price without the prior approval of the stockholders of the Company.

        The 2007 Equity Plan will terminate at the earliest of (i) such time as no shares of common stock of the Company remain available for issuance under the 2007 Equity Plan; (ii) termination of the 2007 Equity Plan by the board of directors of the Company; or (iii) January 2, 2017. Awards outstanding upon expiration of the 2007 Equity Plan will remain in effect until they have been exercised, terminated or have expired.

Limitation of Liability and Indemnification Matters

            Our amended and restated certificate of incorporation which will be in effect at the closing of this offering, provides that our directors will not be liable to us or to our stockholders for monetary damages for breach of fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware General Corporation Law, such as:

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  any breach of the director's duty of loyalty to us or our stockholders;

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  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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  unlawful payment of dividends or unlawful stock repurchases or redemptions; and

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  any transaction from which the director derived an improper personal benefit.

        Any amendment, modification or repeal of the foregoing provision of our amended and restated certificate of incorporation which will be in effect at the closing of this offering, will not adversely affect any right or protection of a director in respect of any act or omission occurring prior to the time of such amendment, modification or appeal. Additionally, if Delaware law is amended so as to authorize corporate action that further eliminates or limits the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

        Our amended and restated bylaws which will be in effect at the closing of this offering, provide that we may indemnify our directors, officers, employees and agents to the fullest extent permitted by applicable law. As such, we have entered and expect to continue to enter into agreements to indemnify our directors and executive officers as determined by our board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that the provisions in our amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. In addition, following the closing of the STI Merger, each of our subsidiaries purchased a six year director and officer tail liability insurance policy for purposes of indemnifying and insuring any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be provided to our directors, officers or persons controlling us pursuant to the foregoing provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will be in effect at the closing of this offering, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

        The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, which will be in effect at the closing of this offering, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit our stockholders and us. A stockholder's investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        At present we are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or other agents in their capacity as such, where indemnification will be required or permitted. We are also not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            The following is a summary of transactions, during the last three fiscal years, to which we and our predecessors and subsidiaries, have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial owners of more than 5% of our outstanding common stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this prospectus entitled "Management – Compensation Discussion and Analysis."

Agreements with our Principal Stockholders

KLI Annual Management Fee

            Since the purchase by CAC of the assets of Consonus, Inc. on May 31, 2005, KLI, our principal stockholder, has been entitled to receive an annual management fee from CAC in the aggregate amount of $250,000 for certain management services provided by it, payable at such times during each year as agreed to by CAC and KLI. In 2006 and 2007, CAC paid KLI an annual management fee in the aggregate amount of $250,000. KLI's right to receive this fee in subsequent years will be terminated upon the closing of this offering.

KLI Financial Advisory Fee

            In connection with the STI Merger, KLI, our principal stockholder, was entitled to a financial advisory fee from CAC equal to 2% of the equity value of CAC. At the closing of this offering, CAC will pay KLI approximately $624,000 representing the financial advisor fee.

Avnet, Inc. Indebtedness

            STI entered into an amended and restated refinancing agreement dated May 20, 2005 with MRA Systems Inc. d/b/a Access Distribution, or GE Access, as amended June 22, 2006. In connection with this agreement, STI granted GE Access a lien in and security interest upon substantially all of STI's personal property. Effective as of December 31, 2006, GE Access was acquired by Avnet, Inc. and the business unit will be known as Avnet Technology Solutions, Access Division. In connection with this acquisition, GE Access assigned its interest in the loan documentation to Avnet, Inc.

        On May 1, 2007 and September 10, 2007, STI entered into second and third amendments to the amended and restated refinancing agreement with Avnet, Inc. which amended certain restrictive financial covenants related to the outstanding indebtedness, as more fully described under "Risk Factors." On September 26, 2007, STI entered into a letter of agreement with Avnet. This binding letter outlines a change to the amended and restated refinancing agreement by providing an extension of the date that STI is required to sell certain real property to September 30, 2008.

        On October 8, 2007, STI entered into a fourth amendment to the amended and restated refinancing agreement with Avnet, Inc. Pursuant to the terms of the fourth amendment, STI's previous indebtedness evidenced by certain promissory notes and outstanding past due trade debt was restructured and consolidated into a new loan in the aggregate principal amount of approximately $20.1 million and the indebtedness consisting of past due trade debt was restructured with a remaining sum of $2.9 million. The fourth amendment amended the interest rates on the note payable and the past due trade debt to a fixed rate of 8% per annum.

        In May 2008, STI entered into a letter of agreement which outlines amendments to be made to certain restrictive financial covenants related to the outstanding indebtedness, as more fully described under "Risk Factors."

        As of May 31, 2008, the indebtedness owed by STI to Avnet, Inc. consisted of (i) a fixed rate promissory note in the principal amount of $19.0 million; and (ii) certain past due trade indebtedness (trade debt that remains unpaid 50 days or more after the invoice date) in the principal amount of $1.8 million, totaling in the aggregate $20.8 million.

        The largest aggregate amount due on the promissory notes (excluding the past due trade debt and prior to the October 2007 note consolidation) over the past three years was $16.4 million at January 31, 2005. Since May 20, 2005, when the past due trade payable became indebtedness, the largest aggregate amount due has been $28.6 million at November 30, 2006, $14.2 million of which was outstanding under the promissory notes. The aggregate principal amount repaid by STI from July 1, 2005 through to June 1, 2008, was $4.2 million. All outstanding principal and any accrued but unpaid interest owed under the Avnet, Inc. indebtedness is due and payable to Avnet, Inc. in full on September 1, 2010.

        The principal purpose of the Avnet, Inc. indebtedness was to fund acquisitions and provide working capital.

        We intend to use a portion of the net proceeds of this offering to repay a portion of the outstanding Avnet, Inc. indebtedness. See "Use of Proceeds – Avnet, Inc. Indebtedness."

Warrant

            In connection with the May 2005 amendment to the agreement relating to the Avnet, Inc. indebtedness, STI issued a warrant to purchase 4,500,000 shares of STI common stock to then GE Access pursuant to a warrant agreement dated May 20, 2005 as amended on June 22, 2006. At the closing of the STI Merger, the warrant to purchase shares of STI common stock was assumed by us and converted into a warrant to purchase shares of our common stock on substantially the same terms and conditions that were applicable under the warrant to purchase shares of STI common stock, except that the exercise price and number of shares purchasable upon exercise of the warrant to purchase shares of STI common stock were adjusted to reflect the applicable exchange ratio set forth in the Merger Agreement.

        Effective as of December 31, 2006, GE Access was acquired by Avnet, Inc. and on January 22, 2007, on the closing of the STI Merger, we exchanged certain outstanding warrants to purchase common stock of STI held by Avnet, Inc. for outstanding warrants to purchase common stock of CTI (referred to in this prospectus as the warrant). The assumption by CTI of the warrant in connection with the STI Merger has already been factored into the percentage ownership of shares of our common stock held by former CAC and STI stockholders, respectively, pursuant to the terms of the Merger Agreement. The warrant allows for the purchase of 231,514 shares of our common stock at an exercise price of $0.00039 per share. The warrant is exercisable as of January 22, 2007 and expires on May 20, 2015. The exercise price and number of shares purchasable upon the exercise of the warrant are subject to certain anti-dilution adjustments as set forth in the warrant. As a result, prior to this offering, Avnet, Inc. is a beneficial owner of 6.91% of our outstanding common stock.

        Pursuant to the terms of the warrant, Avnet, Inc. was granted certain piggy-back and demand registration rights to register the underlying shares that are subject to the warrant under the Securities Act of 1933. Pursuant to an amendment to the warrant agreement dated October 8, 2007, in the event the underwriters exercise their over-allotment option in connection with this offering, Avnet, Inc. will be a selling stockholder selling that number of shares that is equal to 35% of the total number of shares sold in the over-allotment. See "Principal and Selling Stockholders," "Description of Capital Stock – Registration Rights" and "Description of Capital Stock – Warrant."

Avnet, Inc. Consent to the Consummation of the STI Merger

            On October 18, 2006, GE Access entered into a consent agreement among STI, Michael G. Shook, William M. Shook and Irvin J. Miglietta, pursuant to which GE Access consented to the consummation of the STI Merger and certain related transactions. This consent as amended on December 8, 2006 and May 1, 2007 was assumed by Avnet, Inc. in connection with the acquisition of GE Access by Avnet, Inc. effective December 31, 2006. This consent agreement, among other things consented to the STI Merger and the offering, and permitted STI to forgive any loans owed to STI by Michael G. Shook and William M. Shook.

Avnet, Inc. Distribution Agreement

            In connection with the acquisition of GE Access by Avnet, Inc. effective as of December 31, 2006, Avnet, Inc. assumed the distribution agreement between GE Access and STI dated March 31, 2006 pursuant to which STI purchased from GE Access certain software and hardware products for resale in the United States. On May 1, 2007, STI entered into a revised distribution agreement with Avnet, Inc. Avnet, Inc. is one of our principal stockholders and lenders, and is a distributor of computer hardware, software licenses, maintenance contracts and services for various manufacturers and vendors. The revised distribution agreement specifies that Avnet, Inc. is intended to be STI's distribution partner through to February 28, 2011 but is subject to one year renewal terms after the first year. The total value of all of STI's hardware and software purchases pursuant to this distribution arrangement were $34.8 million in 2005, $56.3 million in 2006 and $60.0 million in 2007.

        Pursuant to the U.S. Sun Exhibit which forms part of the Avnet distribution agreement, STI has agreed to select Avnet, Inc. as the exclusive provider through which STI will purchase Sun Microsystems, Inc. products and services through to February 28, 2011. The total value of STI's purchases related specifically to the Sun Microsystems, Inc. products and services pursuant to this agreement was $29.7 million in 2005, $47.0 million in 2006 and $51.8 million in 2007. The discounts received on STI's purchases range from 10% to 41% based on the specific product category and STI's annual purchase volumes and were valued at approximately $7.2 million in 2005, $9.0 million in 2006 and $12.9 million in 2007. In addition, STI received specific rebates and incentives in respect of the Sun Microsystems, Inc. products and services. The rebates and incentives range from 0.25% to 1.00% of listed revenue and were valued at $0.2 million for 2005, $0.5 million in 2006 and approximately $0.7 million in 2007.

Registration Rights Agreement

            We entered into a registration rights agreement with KLI, our principal stockholder, Michael G. Shook and William M. Shook on the closing of the STI Merger pursuant to which we granted each of KLI, Michael G. Shook and William M. Shook, who beneficially own an aggregate of 2,362,128 shares of our common stock, certain registration rights to have their shares registered under the Securities Act of 1933 following the closing of this offering. See "Description of Capital Stock – Registration Rights" and "Shares Eligible for Future Sale – Registration Rights."

Operating Agreement

            We entered into an operating agreement with CAC, STI, KLI, Michael G. Shook, William M. Shook and Irvin J. Miglietta, our principal stockholders, on the closing of the STI Merger, which relates to the operation and management of the Company following the closing of the STI Merger and provides for the joint operation of CAC and STI. The operating agreement, among other things, allocates management responsibilities, provides for the segregation of assets of CAC and STI and sets forth the structure for addressing customer relationships on a going forward basis. Under this agreement, CAC and STI will pool certain management functions in the Company, however, any management, monitoring or other similar fees payable to KLI or its affiliates will not be pooled or otherwise allocated to STI. Pursuant to this agreement, KLI, as CAC's stockholder and the STI stockholders agreed on the composition of the Company's management and the board of directors of CAC and STI following the closing of the STI Merger. The operating agreement will terminate on the repayment of the Avnet, Inc. indebtedness. For further details on the Avnet, Inc. indebtedness, see "Use of Proceeds."

Agreements relating to the STI Merger

Merger Agreement

            We have entered into an agreement and plan of merger and reorganization with STI, CAC, CAC Merger Sub, Inc., STI Merger Sub, Inc., KLI and Irvin J. Miglietta, each our principal stockholders, dated October 18, 2006 as amended on January 22, 2007 which relates to the consummation of the STI Merger. Pursuant to the Merger Agreement, we acquired all of the issued and outstanding shares of capital stock of CAC and STI and assumed all unvested grants of common equity interests in CAC and all outstanding STI options and the warrant to purchase STI common stock. The net purchase price was approximately $46.7 million for the acquisition of STI. See "Our Business – Our History."

        Pursuant to the amendment to the Merger Agreement dated January 22, 2007, at the closing of the STI Merger, KLI provided a loan to Michael G. Shook in the principal amount of $100,000 with interest at 12% which was secured by 21,142 shares of our common stock. Upon the consummation of this offering and if Michael G. Shook is at such time still employed by STI or the Company in his current capacity, KLI will fund a cash bonus in the minimum amount of $589,593 and a maximum amount of $624,688 to Michael G. Shook or to such recipients as Michael G. Shook may direct. A portion of the cash bonus will be paid in the form of forgiveness of the loan provided at the closing of the STI Merger. Pursuant to the amendment to the Merger Agreement dated January 22, 2007, upon the consummation of this offering and if William M. Shook is at such time still employed by STI or the Company in his current capacity, KLI will fund a cash bonus in the minimum amount of $159,935 and a maximum amount of $169,455 to William M. Shook or to such recipients as William M. Shook may direct.

Escrow Agreements

Security for indemnification obligations

            We entered into an escrow agreement with CAC, STI, KLI, our principal stockholder, and Branch Banking and Trust Company, serving as the escrow agent and we also entered into an escrow agreement with CAC, STI, Irvin J. Miglietta, our principal stockholder, and Branch Banking and Trust Company, serving as the escrow agent, each for the purpose of satisfying post-merger indemnification obligations. Pursuant to these escrow agreements, the Company withheld delivery of 20% of the shares of common stock otherwise issuable to each of the former stockholders of CAC and STI, representing approximately 560,378 shares (20%) of our common stock, collectively referred to as the escrowed shares.

        No indemnification claims were made under the Merger Agreement and the escrow agreements expired on January 22, 2008. The underlying shares are reflected on the books and records of the Company as being owned by each of the former stockholders based on each former stockholder's pro rata share of our common stock held as of the closing of the STI Merger, but the shares are uncertificated at this time.

STI closing shares escrow

            We entered into an STI closing shares escrow agreement on the closing of the STI Merger, between STI, Irvin J. Miglietta, one of our principal stockholders serving as the agent for STI stockholders, and Wyrick Robbins Yates & Ponton LLP, a North Carolina limited liability partnership serving as the escrow agent. Pursuant to this agreement, the common stock issued at the closing of the STI Merger to STI stockholders representing approximately 610,228 shares (21.78%) of our common stock (collectively referred to as the STI closing shares), are held in escrow until the earlier of (a) the closing of this offering, at which time the STI closing shares will be delivered to the stockholders of STI, or (b) June 30, 2008 (which period reflects an extension agreed upon by the parties to the escrow agreement), at which time the STI closing shares will be delivered to the former STI shareholders.

Stockholders Agreement

            We entered into a stockholders agreement in connection with the closing of the STI Merger with KLI, our principal stockholder, and Michael G. Shook, William M. Shook, Irvin J. Miglietta and Thomas Colleary, pursuant to which the parties have agreed, among other things (a) to restrict the transfer of their shares of common stock, subject to certain exceptions relating to permitted transfers, (b) not to sell or otherwise dispose of their shares of common stock without the prior written consent of the Company or its underwriters, as the case may be, for a period of time not to exceed 180 days from the date of a registered offering of the Company's securities, and (c) vote their shares in a specified manner with regards to determining the size, structure and composition of the Company's board of directors. Under this agreement, KLI may transfer up to an aggregate of 15 percent of the shares of common stock issued to KLI in the STI Merger to any of KLI's investors, with the prior consent of the board of directors of the

Company. Pursuant to this agreement, until the closing of the Company's initial public offering, and so long as KLI continues to hold at least 65% of the stock issued to KLI in the STI Merger, KLI may designate for nomination and election six directors to the board of directors of the Company, the other stockholders who are parties to the agreement may designate for nomination and election two such directors, and the two groups may jointly designate for nomination and election the remaining director. All of the rights and obligations set forth in this agreement, other than certain obligations that terminate upon the completion of this offering, will terminate upon the date on which the stockholders all no longer own any stock.

Voting Agreement

            We entered into a voting agreement on the closing of the STI Merger with KLI, Michael G. Shook, William M. Shook, Irvin J. Miglietta, each our principal stockholders and Thomas Colleary, pursuant to which the parties have agreed that, after the closing of this offering and for so long as Michael G. Shook continues to hold at least 50% of the shares of common stock of the Company issued to him at the closing of the STI Merger, the parties will vote their shares of common stock of the Company to cause the Chief Executive Officer of the Company to be elected to the board of directors of the Company.

Agreements with our Executive Officers and Directors

Indebtedness owed by STI to Michael G. Shook and William M. Shook

            On the completion of the STI Merger, we paid the principal and interest owed under promissory notes dated April 2, 2001 made in favor of Michael G. Shook and William M. Shook by STI. The total amounts owing under these promissory notes was approximately $374,000. See "Capitalization."

Indebtedness owed by Michael G. Shook and William M. Shook to STI

            Michael G. Shook and William M. Shook each entered into separate loan agreements with STI dated April 17, 1998, as amended April 1, 2003 and March 31, 2005, in aggregate principal amounts of $1,000,000 and $200,000, respectively. In connection with the STI Merger, and prior to STI becoming our subsidiary, STI forgave all amounts owed to it by Michael G. Shook and William M. Shook under the terms of these loan agreements. See "Management – Indebtedness of Directors and Executive Officers", and "Capitalization."

Employment Agreements

            We entered into employment agreements on the closing of the STI Merger with each of Michael G. Shook, William M. Shook and Daniel S. Milburn and an employment letter with Robert Muir relating to their continued employment with the Company. On July 31, 2007, we entered into an offer letter and employment agreement with John Roger related to his employment with the Company. In February 2008 and May 2008, we entered into employment agreements with Michael Bucheit and Robert McCarthy, respectively related to their employment with the Company. See "Management – Employment Agreements and Termination of Employment and Change-In-Control Arrangements."

Restricted Stock Agreements

            We entered into restricted stock agreements on the closing of the STI Merger with each of Michael G. Shook and William M. Shook pursuant to which we awarded 75,000 restricted shares of common stock to Michael G. Shook and 58,333 restricted shares of common stock to William M. Shook issued under the 2007 Equity Plan. In September 2007, we entered into a restricted stock agreement with John Roger pursuant to which we awarded 44,870 restricted shares of common stock. In February 2008, we entered into a restricted stock agreement with Michael Bucheit pursuant to which we awarded 35,696 restricted shares of common stock. In May 2008, we entered into a restricted stock agreement with Robert McCarthy pursuant to which we awarded 44,620 restricted shares of common stock. 156,169 restricted shares of common stock are outstanding as of May 31, 2008. See "Management – Restricted Stock Agreements."

Deferred Stock Agreements

            We entered into deferred stock agreements on the closing of the STI Merger with each of Robert Muir, Daniel S. Milburn, Karen S. Bertaux, Mark P. Arnold and Geoffrey L.S. Sinn, among others, pursuant to which we awarded in total 141,633 deferred shares of our common stock which will not be issued and outstanding until the vesting of such deferred stock pursuant to the terms, provisions and restrictions set forth in each of the respective deferred stock agreements. Under the 2007 Equity Plan and pursuant to these agreements, we awarded 33,333 deferred shares of common stock to Robert Muir, 25,000 deferred shares of common stock to Daniel S. Milburn, 25,000 deferred shares of common stock to Karen S. Bertaux and 11,100 deferred shares of common stock to each of Mark P. Arnold and Geoffrey L.S. Sinn. 87,023 deferred shares of our common stock are currently outstanding as of May 31, 2008. See "Management – Deferred Stock Agreements" and "Principal and Selling Stockholders."

Outstanding Equity Awards

            We entered into deferred stock agreements on the closing of the STI Merger with each of Robert Muir, Daniel S. Milburn and Justin Beckett relating to our assumption of all remaining unvested common equity interests in CAC. In 2006, prior to the STI Merger, each of Robert Muir and Daniel S. Milburn as executive officers of CAC were respectively granted a 0.25% and a 0.75% common equity interest in CAC. In 2006, Justin Beckett, an advisory board member of CAC was granted a 0.5% common equity interest in CAC prior to the STI Merger. On the closing of the STI Merger, each of Robert Muir's, Daniel S. Milburn's and Justin Beckett's vested common equity interests in CAC individually represented 5,514, 16,174 and 10,660 outstanding shares of our common stock. As of May 31, 2008, additional common equity interests for each of Robert Muir, Daniel S. Milburn and Justin Beckett vested based on the anniversary dates of their respective agreements. As a result, vested common equity interests including common stock beneficially owned currently represent 36,125, 71,193 and 21,320 outstanding shares of our common stock for Robert Muir, Daniel S. Milburn and Justin Beckett respectively, as referenced in the applicable footnotes set forth under "Principal and Selling Stockholders." As of the date of this prospectus, Robert Muir holds an unvested equity award which represents 16,174 shares of our common stock, as referenced in the applicable footnotes set forth under "Principal and Selling Stockholders." At the earlier of (a) predetermined dates in 2008; or (b) the closing of this offering, these outstanding equity awards will vest. See Management – "Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger and Outstanding Equity Awards at Fiscal Year End" and "Compensation Committee Interlocks and Insider Participation" and "Principal and Selling Stockholders."

STI's Amended and Restated 1999 Employee Stock Plan

            At the closing of the STI Merger, all outstanding STI options under STI's amended and restated 1999 employee stock plan which provided incentives stock options to STI officers, directors and employees, among others, were assumed by the Company and converted into options to purchase shares of our common stock, on substantially the same terms and conditions that were applicable under STI's amended and restated 1999 employee stock plan, except that the exercise price and number of shares subject to each option were adjusted to reflect the applicable exchange ratio adjustment set forth in the Merger Agreement.

        These Company options (as defined in "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger") became fully vested at the closing of the STI Merger. As of May 31, 2008, Company options to purchase 164,127 shares of our common stock were exercisable at a weighted average exercise price of $24.33 per share. Out of the total outstanding Company options to purchase 164,127 shares of our common stock, William M. Shook holds options to purchase 51,447 shares of our common stock, Karen S. Bertaux holds options to purchase 5,402 shares of our common stock and Mark P. Arnold holds options to purchase 3,858 shares of our common stock. See "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger, Outstanding Equity Awards at Fiscal Year End and Options to Purchase Securities" and "Principal and Selling Stockholders."

Insurance Policies relating to the Indemnification of our Executive Officers and Directors

            Following the closing of the STI Merger, each of our subsidiaries purchased a six year officer and director tail liability insurance policy for purposes of indemnifying and insuring any officer or director for any liability arising out of his or her actions in that capacity. These insurance policies and our amended and restated certificate of incorporation and our amended and restated bylaws, which will be in effect at the closing of this offering, will indemnify each of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. See "Management – Limitation of Liability and Indemnification Matters."

Relationship Between our Executive Officers

            Michael G. Shook, our Chief Executive Officer, and William M. Shook, our Executive Vice-President of Channels and Alliances, are natural brothers.

Review, Approval or Ratification of Transactions with Related Persons

            Prior to this offering, we did not have a written policy relating to the approval of related party transactions. All of the transactions described above, were approved by the unanimous vote of the board of directors of STI, CAC or CTI, as the case may be. In connection with this offering, we will adopt a written policy relating to the approval or ratification of related party transactions.

        For the purposes of our related party transactions policy, a "related party" will be defined as:

  •
  a person who is or was (since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

  •
  a greater than 5% beneficial owner of our common stock; or

  •
  an immediate family member of any of the foregoing.

        An "interested transaction" includes any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

  •
  the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year (in case a transaction unexpectedly crosses the $120,000 threshold set forth in Item 404(a) of Regulation S-K);

  •
  the Company is a participant; and

  •
  any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

        Our Corporate Governance and Nominating Committee will be responsible for reviewing, approving or ratifying any interested transactions. In determining whether to approve or ratify an interested transaction, the Corporate Governance and Nominating Committee will take into account, among other things, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction. If advance Corporate Governance and Nominating Committee approval of an interested transaction is not feasible or practical, then the interested transaction will be considered and, if the Corporate Governance and Nominating Committee determines it to be appropriate, it will be ratified at subsequent meetings of the Committee.

        Pursuant to our related party transactions policy, the Corporate Governance and Nominating Committee is expected to provide a standing pre-approval or ratification of certain interested transactions. In addition, the Company's board of directors has delegated to the Chair of the Corporate Governance and Nominating Committee, the authority to pre-approve or ratify, as the case may be, any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000. In connection with each regularly scheduled meeting of the Corporate Governance and Nominating Committee, a summary of each new interested transaction deemed pre-approved, as well as, each new interested transaction pre-approved by the Chair of the Corporate Governance and Nominating Committee will be provided to the Corporate Governance and Nominating Committee for its review.

        If an interested transaction will be ongoing, the Corporate Governance and Nominating Committee may establish guidelines for the Company's management to follow in its ongoing dealings with the related party. Thereafter, the Corporate Governance and Nominating Committee, on at least an annual basis, may review and assess ongoing relationships with the related party to see that they are in compliance with the Corporate Governance and Nominating Committee's guidelines and that the interested transaction remains appropriate.

PRINCIPAL AND SELLING STOCKHOLDERS

            The following table sets forth information, as of the date of this prospectus, regarding the beneficial ownership of our common stock: (1) immediately prior to the consummation of this offering; and (2) as adjusted to reflect the sale of the shares of common stock in this offering, assuming no exercise of the underwriter's over-allotment option, by:

  •
  each person or company that is a beneficial owner of more than 5% of our outstanding common stock;
  •
  each of our executive officers;
  •
  each of our directors; and
  •
  all directors and executive officers as a group.

        Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. The number of shares and the percentage of beneficial ownership listed below is based on shares of our common stock outstanding as of the date of this prospectus, and shares of common stock outstanding after the completion of this offering. Shares of common stock subject to options or other securities that are currently exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by the person holding the options or other securities for the purposes of computing the number and percentage ownership of that person but are not treated as outstanding for the purpose of computing the number and percentage ownership of any other person. Other than as specifically noted otherwise, the address of each individual listed in the table is c/o Consonus Technologies, Inc., 301 Gregson Drive, Cary, North Carolina 27511.

	Before Giving Effect to this Offering		After Giving Effect to this Offering (1)
Name and Address of Beneficial Owner	Number	% (2)	Number	%
Knox Lawrence International, LLC (1)(3) 445 Park Avenue, 20th Floor New York, New York 10022	1,878,831	60.2%	1,878,831	30.7%
Michael G. Shook (1)(4)	316,857	10.2	316,857	5.2
Avnet, Inc. (1)(5) 2211 South 47th Street Phoenix, Arizona 85034	231,514	6.9	231,514	3.6
Irvin J. Miglietta 316 Stanley Drive Glastonbury, Connecticut 06033	184,198	5.9	184,198	3.0
William M. Shook (6)	166,490	5.3	166,490	2.7
Daniel S. Milburn (7)	71,193	2.3	71,193	1.2
Justin Beckett (8)(13) c/o Fluid Audio Networks, Inc. 5813-A Uplander Way, Culver City, California 90230	21,320	*	23,320	*
Robert Muir (9)	36,125	1.2	36,125	*
Karen S. Bertaux (10)	10,539	*	10,539	*
Mark P. Arnold (11)	6,129	*	6,129	*
Geoffrey L.S. Sinn (12)	2,270	*	2,270	*

Nana Baffour (13)(14) c/o Knox Lawrence International, LLC 445 Park Avenue, 20th Floor New York, New York, 10022	1,878,831	60.2	1,878,831	30.7
Johnson M. Kachidza (13)(14) c/o Knox Lawrence International, LLC 445 Park Avenue, 20th Floor New York, New York, 10022	1,878,831	60.2	1,878,831	30.7
Robert E. Lamoureux (13) 563 Spadina Road, Toronto, Ontario, M5P 2W9	–	*	2,000	*
Connie I. Roveto (13) c/o Cirenity Management 40 Rosehill Avenue, Suite 902, Toronto, Ontario, M4T 1G5	–	*	2,000	*
Jon A. Turner (13) Professor Emeritus New York University 155 East 78th St. New York, New York, 10021	–	*	2,000	*
Eva T. Losacco (13) 663 Circle Lane Lake Forest, Illinois 60045	–	*	2,000	*
John Roger (15)	39,957	1.3	39,957	*
Michael Bucheit (16)	35,696	1.1	35,696	*
Robert McCarthy (17)	44,620	1.4	44,620	*
All directors and executive officers as a group (16 persons) (14)	2,630,027	82.3	2,640,027	42.5

*
Less than 1%.

(1)
KLI, Michael G. Shook and Avnet, Inc., the selling stockholders, have granted the underwriters an over-allotment option, exercisable for a period of 30 days from the date of the closing of this offering, to purchase up to an aggregate of 450,000 additional shares of common stock, or a total of 250,290, 42,210 and 157,500 shares of common stock, respectively, from each of them (being, in aggregate, 15% of the number of shares offered hereby) to cover over-allotments, if any. If the over-allotment option is exercised in full, then KLI, Michael G. Shook and Avnet, Inc. will hold a total of 1,628,541, 274,647 and 74,014 shares of common stock, respectively, representing 26.6% 4.5% and 2.2% of beneficial ownership respectively, of the outstanding shares of common stock immediately following the closing of this offering.

(2)
The respective percentages of beneficial ownership of the common stock are based on 3,118,925 shares of our common stock outstanding as of the date of this prospectus and assumes the conversion of all the CAC shares of preferred stock and all options and the warrant that are convertible into common stock beneficially owned by such person or entity that are exercisable as of the date of this prospectus. Any shares of common stock subject to options or other securities that are currently exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by the person holding the options or other securities for the purposes of computing the number and percentage ownership of that person but are not treated as outstanding for the purpose of computing the number and percentage ownership of any other person. As such, the respective percentages of beneficial ownership include the deferred shares of common stock issuable under the 2007 Equity Plan that vest on the first anniversary of the date of such grant but exclude deferred shares that vest on the second and third anniversary of the date of such grant, since these deferred shares will not vest within 60 days of the date of this prospectus and thus will not be deemed outstanding and held by the holder of such deferred shares pursuant to SEC rules. See "Management – Deferred Stock Agreements."

(3)
Nana Baffour and Johnson M. Kachidza are each managing principals of KLI. As such, they share voting and investment power over the shares of our common stock held or controlled by KLI and therefore may be deemed to share beneficial ownership of the shares of common stock held or controlled by KLI. Each of Nana Baffour and Johnson M. Kachidza disclaims beneficial ownership of such shares of common stock. The address of Nana Baffour and Johnson M. Kachidza is c/o Knox Lawrence International, LLC, 445 Park Avenue, 20th Floor, New York, New York 10022.

(4)
Includes (i) 25,000 restricted shares of common stock and (ii) 291,857 shares of outstanding common stock. See "Management – Restricted Stock Agreements."

(5)
Consists of a warrant to purchase 231,514 shares of our common stock. See "Description of Capital Stock – Warrant" and "Certain Relationships and Related Transactions – Warrant."

(6)
Includes (i) 19,444 restricted shares of common stock, (ii) 95,599 shares of outstanding common stock and (iii) options to purchase 51,447 shares of our common stock. See "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger, Outstanding Equity Awards at Fiscal Year End and Restricted Stock Agreements."

(7)
Includes 71,193 shares of outstanding common stock. Excludes 16,667 deferred shares of common stock that were granted to Mr. Milburn under the 2007 Equity Plan which will not vest within 60 days of the date of this prospectus. See "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger, Outstanding Equity Awards at Fiscal Year End and Deferred Stock Agreements" and "Certain Relationships and Related Transactions – Deferred Stock Agreements and Outstanding Equity Awards."

(8)
Includes 21,320 shares of outstanding common stock.

(9)
Includes 19,951 shares of outstanding common stock and 16,174 shares of our common stock which will vest on the earlier of (a) June 30, 2008; or (b) the completion of this offering. Excludes 22,222 deferred shares of common stock that were granted to Mr. Muir under the 2007 Equity Plan which will not vest within 60 days of the date of this prospectus. See "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger, Outstanding Equity Awards at Fiscal Year End and Deferred Stock Agreements" and "Certain Relationships and Related Transactions – Deferred Stock Agreements and Outstanding Equity Awards."

(10)
Includes (i) 5,137 shares of outstanding common stock, and (ii) options to purchase 5,402 shares of our common stock. Excludes 16,667 deferred shares of common stock that were granted under the 2007 Equity Plan which will not vest within 60 days of the date of this prospectus. See "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger, Outstanding Equity Awards at Fiscal Year End and Deferred Stock Agreements" and "Certain Relationships and Related Transactions – Deferred Stock Agreements."

(11)
Includes (i) 2,270 shares of outstanding common stock, and (ii) options to purchase 3,859 shares of our common stock. Excludes 7,400 deferred shares of common stock that were granted under the 2007 Equity Plan which will not vest within 60 days of the date of this prospectus. See "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger, Outstanding Equity Awards at Fiscal Year End and Deferred Stock Agreements" and "Certain Relationships and Related Transactions – Deferred Stock Agreements."

(12)
Includes (i) 2,270 shares of outstanding common stock. Excludes 7,400 deferred shares of common stock that were granted under the 2007 Equity Plan which will not vest within 60 days of the date of this prospectus. See "Management – Deferred Stock Agreements" and "Certain Relationships and Related Transactions – Deferred Stock Agreements."

(13)
Upon completion of this offering, each independent director, excluding the managing principals of KLI who are members of our board of directors, will receive a grant of 2,000 deferred shares of common stock pursuant to the 2007 Equity Plan, which upon grant is expected to be exercisable within 60 days of the date of this prospectus. Each independent director that is a director on January 1, 2008, and on January 1 of each year thereafter, will be awarded $25,000 of our common stock as of January 1 of the award year (rounded up to the nearest whole share), but such award will not be granted until December 31 of the award year. Each independent director must therefore be a director of the Company on December 31 of the award year to receive the grant of the deferred stock pursuant to the award. See "Management – Equity Awards under the 2007 Equity Plan – Deferred Stock Awards."

(14)
Includes 1,878,831 shares of common stock of the Company owned by KLI. Nana Baffour and Johnson M. Kachidza, each of whom are directors of the Company, are also managing principals of KLI. As such, they share voting and investment power over the shares of common stock of the Company held or controlled by KLI and therefore may be deemed to share beneficial ownership of the shares of common stock held or controlled by KLI. Each of Nana Baffour and Johnson M. Kachidza disclaims beneficial ownership of such shares of common stock.

(15)
Includes 39,957 restricted shares of common stock. See "Management – Restricted Stock Agreements."

(16)
Includes 35,696 restricted shares of common stock. See "Management – Restricted Stock Agreements."

(17)
Includes 44,620 restricted shares of common stock. See "Management – Restricted Stock Agreements."

Material Relationships with the Selling Stockholders

KLI

            The following is a summary of the material relationships which KLI has had within the past three years with us or any of our predecessors or affiliates:

  •
  at the time of the STI Merger, KLI was the controlling stockholder of CAC;

  •
  KLI is entitled to receive an annual management fee from CAC in the aggregate amount of $250,000 for certain management services provided by it;

  •
  in connection with the STI Merger, KLI was entitled to a financial advisory fee from CAC equal to 2% of the equity value of CAC; and

  •
  in connection with the STI Merger, KLI entered into various agreements with the Company, including the Merger Agreement, Stockholders Agreement, Voting Agreement, Registration Rights Agreement, Operating Agreement and Escrow Agreement.

Michael G. Shook

            The following is a summary of the material relationships which Michael G. Shook has had within the past three years with us or any of our predecessors or affiliates:

  •
  at the time of the STI Merger, Michael G. Shook was the controlling stockholder of STI;

  •
  in connection with the STI Merger, we repaid the principal and interest owing under a promissory note dated April 2, 2001 made in favor of Michael G. Shook by STI;

  •
  in connection with the STI Merger, STI forgave all amounts owed to it by Michael G. Shook under a loan agreement with STI dated April 17, 1998, as amended April 1, 2003 and March 31, 2005, in the aggregate principal amount of $1,000,000;

  •
  we purchased insurance policies relating to the indemnification of our executive officers and directors; and

  •
  in connection with the STI Merger, Michael G. Shook entered into the following agreements with the Company, including the Avnet, Inc. Consent Agreement, Stockholders Agreement, Voting Agreement, Registration Rights Agreement, Operating Agreement, Employment Agreement and Restricted Stock Agreement.

Avnet, Inc.

            The following is a summary of the material relationships which Avnet, Inc. has had within the past three years with us or any of our predecessors or affiliates:

  •
  STI entered into an amended and restated refinancing agreement dated May 20, 2005 with MRA Systems Inc. d/b/a Access Distribution, or GE Access, as amended June 22, 2006. Effective as of December 31, 2006, GE Access was acquired by Avnet, Inc. In connection with this acquisition, GE Access assigned its interest in the loan documentation to Avnet, Inc. The amended and restated refinancing agreement was subsequently amended on May 1, 2007, August 7, 2007, September 10, 2007, September 26, 2007 and October 8, 2007. In May, 2008, STI entered into a letter agreement with Avnet, Inc. to amend certain restrictive financial covenants. We intend to use a portion of the net proceeds of this offering to repay a portion of the outstanding Avnet, Inc. indebtedness. See "Use of Proceeds – Avnet, Inc. Indebtedness;"

  •
  in connection with the STI Merger, we entered into a warrant agreement with Avnet, Inc. dated January 22, 2007. The warrant allows for the purchase of 231,514 shares of our common stock at an exercise price of $0.00039 per share. Pursuant to the terms of the warrant, Avnet, Inc. was granted certain piggy-back and demand registration rights to register the underlying shares that are subject to the warrant under the Securities Act of 1933. Pursuant to an amendment to the warrant agreement dated October 8, 2007, in the event the underwriters exercise their over-allotment option in connection with this offering, Avnet, Inc. will be a selling stockholder selling that number of shares that is equal to 35% of the total number of shares sold in the over-allotment;

  •
  in connection with the acquisition of GE Access by Avnet, Inc. effective December 31, 2006, Avnet, Inc. assumed a consent agreement as amended on December 8, 2006 and May 1, 2007,

    which among other things, consented to the STI Merger and the offering, and permitted STI to forgive any loans owed to STI by Michael G. Shook and William M. Shook; and

  •
  on May 1, 2007, STI entered into a revised distribution agreement with Avnet, Inc. pursuant to which STI purchases certain software and hardware products for resale in the United States. Under the distribution agreement, Avnet, Inc. is intended to be STI's distribution partner through to February 28, 2011 but is subject to one year renewal terms after the first year.

        For further details concerning the material relationships with each of the selling stockholders, see "Certain Relationships and Related Transactions."

DESCRIPTION OF CAPITAL STOCK

            The following information describes our common stock, and preferred stock, as well as the warrant and options to purchase our common stock, and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will be in effect at the closing of this offering. This description is only a summary and is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, which will be in effect at the closing of this offering. Our amended and restated certificate of incorporation and our amended and restated bylaws have been filed with the SEC as exhibits to our registration statement of which this prospectus forms a part. The description of our common stock and preferred stock, as well as the warrant and options to purchase our common stock, reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the amended and restated certificate of incorporation, which will be in effect at the closing of this offering.

        Our authorized capital is 160,000,000 shares, consisting of 150,000,000 shares of common stock having a par value of $0.0000015 per share, and 10,000,000 shares of preferred stock, issuable in series, having a par value of $0.000001 per share. Prior to the date of this offering, we will have 3,118,925 shares of common stock issued and outstanding which includes the 156,169 restricted shares of common stock that have been issued pursuant to the restricted stock agreements entered into between the Company and each of Michael G. Shook, William M. Shook, John Roger, Michael Bucheit and Robert McCarthy. See "Management – Restricted Stock Agreements."

Common Stock

            Each share of common stock entitles the holder to receive notice of and to attend all meetings of our stockholders with the entitlement to one vote. Holders of common stock are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking in priority to the common stock, to receive any dividend declared by the board of directors. Our outstanding shares of common stock are, and the shares of common stock offered by us in this offering will be, where issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of shares of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

            The preferred stock is issuable in one or more series without any further stockholder approval. Subject to our amended and restated certificate of incorporation, which will be in effect at the closing of this offering, the board of directors is authorized to determine the designations, powers, references and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The board of directors may also increase or decrease the authorized number of shares of any series subsequent to the issue of that series, but not above the total number of authorized shares of the class, or, below the number of such series then outstanding.

        The actual effect of the issuance of the preferred stock upon the rights of holders of common stock is unknown until our board of directors determines the specific rights of owners of a particular series of preferred stock. Depending upon the designation, rights, privileges, restrictions and conditions given to any series of preferred stock by the board of directors, the voting power, liquidation preference or other rights of holders of common stock could be adversely affected. Preferred stock may be issued in acquisitions or for other corporate purposes. Issuance in connection with a stockholder rights plan or other takeover defense could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our common stock. We have no plans to issue any shares of preferred stock.

Registration Rights

            The Company entered into a registration rights agreement on the closing of the STI Merger with KLI, Michael G. Shook and William M. Shook, collectively referred to as the investors, pursuant to which the investors who beneficially own an aggregate of 2,362,178 shares of our common stock have been granted certain rights to register their shares under the Securities Act of 1933 following the closing of this offering. Pursuant to this registration rights agreement, if we propose to register any of our securities under the Securities Act of 1933, either for our own account or for the account of other stockholders, the investors will be entitled, under certain circumstances, to include in the registration statement, at our expense, all or a part of their shares of common stock. In addition, the investors may require us, at our expense beginning six months from the date of the closing of this offering, to file a registration statement under the Securities Act of 1933 with respect to all or a part of their shares of common stock, and we will be required to use our best efforts to effect the registration. However, the Company will not be obligated to effect such registration for any investor after the Company has effected two such registrations that are reasonably expected to generate aggregate proceeds of at least $1,000,000. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. We have agreed to indemnify each investor and each underwriter (if any) against certain liabilities in connection with the registration of their shares of common stock as described above.

        As further described below, pursuant to the terms of the warrant, Avnet, Inc. was granted certain piggy-back and demand registration rights to register the underlying shares that are subject to the warrant under the Securities Act of 1933. Pursuant to an amendment to the warrant agreement dated October 8, 2007, in the event the underwriters exercise their over-allotment option in connection with this offering, Avnet, Inc. will be a selling stockholder selling that number of shares that is equal to 35% of the total number of shares sold in the over-allotment.

Warrant

            On the closing of the STI Merger, we entered into a new warrant agreement with Avnet, Inc. The warrant allows for the purchase of 231,514 shares of our common stock at an exercise price of $0.00039 per share and contains certain piggy-back and demand registration rights as described above. The warrant is exercisable as of January 22, 2007 and expires on May 20, 2015. As a result, prior to this offering, Avnet, Inc. will be a beneficial owner of 6.91% of our outstanding common stock. See "Principal and Selling Stockholders." Following the closing of this offering, the Avnet, Inc. indebtedness will be repaid in full from the proceeds generated from this offering. See "Use of Proceeds" and "Certain Relationships and Related Transactions – Warrant."

Stock Options

            As of May 31, 2008, Company options to purchase 164,127 shares of our common stock were exercisable at a weighted average exercise price of $24.33 per share. Prior to the closing of this offering, there will not be any options issued under the 2007 Equity Plan. See "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger and Options to Purchase Securities."

Delaware Anti-Takeover Law and Certain Provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws

Anti-Takeover Effects of Delaware Law

            We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  •
  prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  •
  Section 203 defines "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

            Provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which will be in effect at the closing of this offering, may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and our amended and restated bylaws which will be in effect at the closing of this offering:

  •
  permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

  •
  provide for a classified board and require cause and the affirmative vote of holders of 66 2/3% of the outstanding shares of capital stock of the Company for the removal of any director;

  •
  provide that subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series having a preference over the common stock as dividend or upon liquidation, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing, and also must comply with specified requirements as to the form and content of a stockholder's notice; and

  •
  do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).

 SHARES ELIGIBLE FOR FUTURE SALE

            Prior to this offering, there has been no public market for our common stock. Nevertheless, we cannot predict what effect, if any, market sales of our common stock, or the availability of common stock for sale, will have on the market price of our common stock. The sale of a substantial amount of our common stock in the public market after this offering, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. Furthermore, because some of our shares will not be available for sale shortly after this offering due to the contractual and legal restrictions on resale described below, the sale of a substantial amount of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

        Upon the closing of this offering, we expect to have a total of 6,166,345 outstanding shares of common stock, which includes the 3 million shares of common stock sold by us in this offering. All of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except for shares purchased by one of our affiliates as that term is defined under Rule 144 of the Securities Act of 1933, in which case such shares will remain subject to the resale limitations of Rule 144.

        The 412,828 shares held by our existing stockholders who are not affiliates of ours will be freely tradable without restriction or further registration under the Securities Act of 1933. The 2,753,517 shares of our common stock held by existing stockholders that are our affiliates are restricted shares. These restricted shares may be sold in the public market by such stockholders only if they are registered or if they qualify for an exemption from registration under Rules 144 under the Securities Act of 1933. These rules are summarized below.

Rule 144

            Affiliates will be permitted to sell shares of common stock that they purchase in this offering only through registration under the Securities Act of 1933 or pursuant to an exemption from registration under the Securities Act of 1933, such as the exemption available by complying with Rule 144 of the Securities Act of 1933. In general, under Rule 144, our existing stockholders or any other affiliate of ours, who owns restricted shares that were acquired from the issuer or another affiliate at least six months ago, and following the 90th day after the completion of this offering, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1.0% of the number of shares of common stock then outstanding, which is approximately 61,663 shares of common stock upon the closing of this offering, assuming no exercise by the underwriters of the over-allotment option; or
  •
  the average weekly trading volume of our shares of common stock on all U.S. national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding each such sale, subject to certain restrictions. We have applied to have our common stock quoted on the Nasdaq Capital Market under the symbol "DCTI."

        Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

Lock-up Agreements

            All of our officers, directors and stockholders holding more than 0.50% of our outstanding common stock (or securities exercisable, exchangeable, or convertible for common stock) on a fully-diluted basis have agreed to a 180-day "lock-up," subject to certain exceptions, with respect to substantially all of the issued and issuable shares of common stock, including securities that are convertible into such securities and securities that are exchangeable or exercisable for such securities, which we may issue or they may own prior to this offering or purchase in or after this offering, as the case may be. This means that for a period of 180 days, subject to extension in certain circumstances, following the date of the final prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of any of these securities or request or demand that we file a registration statement related to any of these securities without the prior written consent of Merriman Curhan Ford & Co. on behalf of the underwriters, subject to certain important exceptions described under "Underwriting."

        Notwithstanding anything contained in the lock-up agreements, we may grant new options under the 2007 Equity Plan, issue and sell our shares of common stock upon the exercise of options outstanding at the time of the pricing of this offering and issue and sell shares of common stock in connection with acquisitions, provided that the aggregate fair market value of such shares does not exceed $75 million, measured at the time of such acquisition, and the recipients agree to the restrictions in the lock-up agreements.

Shares Issued Under Employee Plan

            We intend to file a registration statement on Form S-8 under the Securities Act of 1933 to register approximately 156,169 restricted shares of common stock and 87,023 deferred shares of common stock issued under the 2007 Equity Plan and 28,628 shares of common stock reserved for future grant or issuance under the 2007 Equity Plan plus the 100,000 additional shares which will be reserved for issuance pursuant to the amendment to the 2007 Equity Plan. We also intend to include on this registration statement on Form S-8 the 47,420 shares of common stock that we have reserved upon the vesting of the outstanding equity awards that were assumed by the Company from CAC in connection with the STI Merger. This registration statement is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Shares of common stock issued upon the vesting of these stock-based awards after the effective date of the Form S-8 registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates.

Registration Rights

            The Company granted KLI, Michael G. Shook and William M. Shook, who beneficially own an aggregate of 2,362,178 shares of our common stock, certain rights to register their shares under the Securities Act of 1933 following the closing of this offering. Subject to the restrictions of their lock-up agreements, these stockholders will be entitled to require us to register the resale of their shares under the Securities Act of 1933. Registration of the resale of these shares under the Securities Act of 1933 would result in the shares becoming freely tradable without restriction under the Securities Act of 1933, except for shares purchased by affiliates. See "Description of Capital Stock – Registration Rights."

        As further described below, pursuant to the terms of the warrant, Avnet, Inc. was granted certain piggy-back and demand registration rights to register the underlying shares that are subject to the warrant under the Securities Act of 1933. Pursuant to an amendment to the warrant agreement dated October 8, 2007, in the event the underwriters exercise their over-allotment option in connection with this offering, Avnet, Inc. will be a selling stockholder selling that number of shares that is equal to 35% of the total number of shares sold in the over-allotment. See "Description of Capital Stock – Registration Rights."

Warrant to Purchase Shares of Our Common Stock

            The warrant allows for the purchase of 231,514 shares of our common stock, exercisable at an exercise price of $0.00039 per share and contains certain piggy-back and demand registration rights as described above. See "Certain Relationships and Related Transactions – Warrant," "Description of Capital Stock – Registration Rights" and "Description of Capital Stock – Warrant."

Options to Purchase Shares of Our Common Stock

            As of May 31, 2008, Company options to purchase 164,126 shares of our common stock are exercisable at a weighted average exercise price of $24.33 per share. Prior to the closing of this offering, there will not be any options issued under the 2007 Equity Plan. See "Management – Assumption of Outstanding Equity Awards in CAC and STI Options in connection with the STI Merger and Options to Purchase Securities" and "Certain Relationships and Related Transactions – STI's Amended and Restated 1999 Employee Stock Plan."

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

            The following summary describes the material United States federal income tax consequences relating to the ownership and disposition of our common stock and addresses only those holders that hold our common stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

        The following summary does not purport to be a complete analysis of all of the potential United States federal tax considerations that may be relevant to particular holders of our common stock in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as, for example, brokers, dealers in securities or currencies, financial institutions, insurance companies, tax-exempt entities or qualified retirement plans, holders of more than 5% of a class of our stock by vote or value (whether such stock is actually or constructively owned), regulated investment companies, common trust funds, holders subject to the alternative minimum tax, persons holding common stock as part of a "straddle," "hedge" or "conversion transaction" or as part of a "synthetic security" or other "integrated transaction," traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders that have a "functional currency" other than the U.S. dollar, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid United States federal income tax, or U.S. expatriates. In addition, the discussion below does not address persons who hold an interest in a partnership or other entity that holds our common stock, alternative minimum tax consequences, if any, or tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or other United States federal tax consequences (e.g., estate or gift tax) other than those pertaining to the income tax. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        The summary is based on the Code, the Treasury regulations (whether final, temporary, or proposed) promulgated thereunder (the "Treasury Regulations") and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect; and we undertake no obligation to update this summary in the future.

        As used in this discussion, the term "U.S. Holder" means a beneficial holder of shares of common stock (other than a partnership) that for United States federal income tax purposes is:

  (1)
  a citizen or individual resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Code,

  (2)
  a corporation (or an entity treated as a corporation for United States federal tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

  (3)
  an estate, the income of which is subject to United States federal income taxation regardless of its source, or

  (4)
  a trust (i) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (ii) that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

        A "Non-U.S. Holder" is a beneficial holder of shares of common stock that is neither a U.S. Holder nor a partnership (or an entity treated as a partnership for United States federal tax purposes).

        The tax treatment of a partner in a partnership, or other entity treated as a partnership for United States federal income tax purposes, may depend on both the partnership's and the partner's status. Partnerships that are beneficial owners of shares of common stock, and partners in such partnerships, are urged to consult their own tax advisors regarding the United States federal, state, local and non-U.S. tax consequences to them of the ownership and disposition of our common stock.

        This summary is of a general nature only and is not intended to constitute a complete analysis of all tax consequences relating to the ownership and disposition of our common stock. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences in their particular circumstances as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty. To ensure compliance with Treasury Department Circular 230, holders are hereby notified that (1) any discussion of United States federal income tax issues herein or any other document referred to herein is not intended or written to be used, and cannot be used, by such holders for the purpose of avoiding penalties that may be imposed under the Code, (2) such discussions are for use in connection with the promotion or marketing of the transactions or matters addressed herein, and (3) holders should seek advice based on your particular circumstances from an independent tax advisor.

Consequences to U.S. Holders

Distributions on Shares of Our Common Stock

            The gross amount of any distribution, including a constructive distribution, of cash or property made to a U.S. Holder with respect to our common stock generally will be includible in gross income by a U.S. Holder as dividend income to the extent such distributions are paid out of our current or accumulated earnings and profits as determined under United States federal income tax principles. A distribution which is treated as a dividend for United States federal income tax purposes may qualify for the 70% dividends-received deduction if such amount is distributed to a U.S. Holder that is a corporation and certain holding period and taxable income requirements are satisfied. Any dividend received by a U.S. Holder that is a corporation may be subject to the "extraordinary dividend" provisions of the Code. Dividends received by non-corporate U.S. Holders in taxable years beginning before January 1, 2011 may qualify for a maximum 15% rate of taxation if certain holding period and other requirements are met.

        A distribution in excess of our current and accumulated earnings and profits will first be treated as a return of capital to the extent of the U.S. Holder's adjusted tax basis in its shares of our common stock and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent taxable disposition of shares in our common stock). To the extent that such distribution exceeds the U.S. Holder's adjusted tax basis in its shares of our common stock, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. Holder's holding period in its shares of our common stock exceeds one year as of the date of the distribution.

Sale, Exchange or Other Taxable Disposition of Our Common Stock

            For United States federal income tax purposes, a U.S. Holder generally will recognize capital gain or loss on the sale, exchange or other taxable disposition of any of its shares of our common stock in an amount equal to the difference between the amount realized for the shares of our common stock and the U.S. Holder's adjusted tax basis in the shares of our common stock. Capital gain of non-corporate U.S. Holders derived with respect to a sale, exchange or other disposition of shares of our common stock held for more than one year may be eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations under the Code. U.S. Holders are urged to consult their tax advisors regarding such limitations.

Consequences to Non-U.S. Holders

Distributions on Shares of Our Common Stock

            The gross amount of any distribution, including a constructive distribution, of cash or property made to a Non-U.S. Holder with respect to our common stock generally will be treated as dividends for United States federal income tax purposes to the extent such distributions are paid out of our current or accumulated earnings and profits as determined under United States federal income tax principles. Subject to the discussion below, a dividend paid by us to a Non-U.S. Holder generally will be subject to United States federal withholding tax at a rate of 30% (or a reduced rate under an applicable income tax treaty) on the gross amount of such dividend. We generally will be required to withhold this United States federal withholding tax upon the payment of a dividend to a Non-U.S. Holder. In order to obtain a reduced United States federal withholding tax rate under an income tax treaty with respect to a dividend paid by us, a Non-U.S. Holder generally must provide us or our paying agent with a properly executed IRS Form W-8BEN or other appropriate version of Form W-8 certifying eligibility for the reduced rate. Each Non-U.S. Holder should consult its own tax advisor regarding the procedure for claiming a reduced United States federal withholding tax rate under an income tax treaty with respect to a dividend paid by us.

        A dividend paid by us to a Non-U.S. Holder that is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States of such Non-U.S. Holder) will be subject to United States federal income tax on a net income basis at normal graduated United States federal income tax rates. In such cases, we will not have to withhold United States federal income taxes if the Non-U.S. Holder complies with applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a Non-U.S. Holder must provide us or our paying agent with a properly executed IRS FormW-8ECI certifying eligibility for such exemption. Dividends received by a corporate Non-U.S. Holder that are effectively connected with a trade or business conducted by such corporate Non-U.S. Holder in the United States may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Sale, Exchange or Other Taxable Disposition of Our Common Stock

            Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or other taxable disposition of shares of our common stock generally will not be subject to United States federal income tax unless:

  (a)
  the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, where a tax treaty applies, is attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder). Such gain will be subject to United States federal income tax on a net income basis at normal graduated United States federal income tax rates. Preferential tax rates generally will apply to such effectively connected capital gains of a Non-U.S. Holder that is an individual, estate, or trust provided a minimum 12 month holding period has been met (referred to as a "long-term capital gain"). There are currently no preferential tax rates or long-term capital gains of a Non-U.S. Holder that is a corporation. Deductions for capital losses are subject to complex limitations under the Code. In addition, such gain may also be subject to a 30% U.S. branch profits tax (or reduced United States branch profits tax rate under an income tax treaty) if the Non-U.S. Holder is a corporation;

  (b)
  in the case of a Non-U.S. Holder who is an individual and who holds the stock of our common shares as "capital assets," such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met. Such gain will be subject to United States federal income tax at a rate of 30%, which gain generally may be offset by U.S. source capital losses. Non-U.S. Holders should consult any applicable income tax treaties that may provide for different rules; or

  (c)
  subject to certain exceptions, we qualify as or have been a "United States real property holding corporation" or "USRPHC," for United States federal income tax purposes, at any time during the 5-year period ending on the date of the sale or other taxable disposition of the shares of our common stock (or the Non-U.S. Holder's holding period for the shares of our common stock, if shorter). If a Non-U.S. Holder were subject to United States federal income tax as a result of our status as a USRPHC, any gain or loss on the disposition of the shares of our common stock would be taken into account as if it were effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States. We believe that we are not currently, and we do not expect that we will become, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Each Non-U.S. Holder should consult its own tax advisor regarding our potential qualification as a USRPHC.

United States Federal Estate Tax

            Shares of our common stock owned or treated as owned by an individual who at the time of death is not a citizen or resident of the United States, as specifically defined for United States federal estate tax purposes, are considered to be assets located in the United States and will be included in his or her estate for United States federal estate tax purposes, unless an applicable tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

            A holder may be subject to backup withholding tax on payments of dividends and proceeds received on a sale, exchange or other taxable disposition if certain information reporting requirements are not met. Backup withholding tax is not an additional tax. A holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against such holder's United States federal income tax liability and, if backup withholding tax results in an overpayment of tax, such holder may be entitled to a refund, provided that the requisite information is correctly furnished to the IRS in a timely manner.

        The information reporting and backup withholding tax rules do not apply to payments that are subject to the 30% United States federal withholding tax on dividends paid to nonresidents, or to payments that are subject to a lower withholding tax rate or exempt from United States federal withholding tax by application of a tax treaty or special exception. Therefore, payments of dividends on shares of our common stock generally will not be subject to information reporting or backup withholding tax if a Non-U.S. Holder certifies its nonresident status as described under " – Distributions on Shares of Our Common Stock" above. In addition, payments made to a Non-U.S. Holder by a broker upon a sale of shares of our common stock generally will not be subject to information reporting or backup withholding tax as long as the Non-U.S. Holder certifies its foreign status.

        Each taxpayer should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

UNDERWRITING

            Subject to the terms and conditions contained in the underwriting agreement dated                        , 2008, among us, the selling stockholders and the underwriters named below, each underwriter has severally agreed to purchase from us, on a firm commitment basis, and we have agreed to sell, the number of shares of common stock indicated opposite its name below:

Underwriters	Number of Shares
Merriman Curhan Ford & Co. (U.S. underwriter)
Blackmont Capital Inc. (Canadian underwriter)

Total

        This offering is being made concurrently in the United States and in each of the provinces of Canada except for Quebec, Prince Edward Island and Newfoundland and Labrador. The shares of common stock will be offered in the United States through those underwriters who are registered to offer the shares for the sale in the United States, either directly or indirectly through their U.S. broker-dealer affiliates, or such other registered dealers as may be designated by the underwriters. The shares of common stock will be offered in each of the provinces of Canada except for Quebec, Prince Edward Island and Newfoundland and Labrador through those underwriters or their Canadian affiliates who are registered to offer the shares for sale in such provinces and such other registered dealers as may be designated by the underwriters. Subject to applicable law, the underwriters may offer the shares of common stock outside of the United States and Canada.

        The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to certain conditions precedent, including the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors and certain other conditions. The obligations of the underwriters under the terms of the underwriting agreement are conditional and may be terminated at their discretion on the basis of their assessment of any material adverse change in our business, the state of the financial markets and may also be terminated on the occurrence of certain other stated events. The underwriters are, however, severally obligated to take up and pay for all of the shares of common stock that they have agreed to purchase, if any shares of common stock are purchased under the underwriting agreement. The underwriters are not required to take up or pay for the shares covered by the underwriting over-allotment option.

Option to Purchase Additional Shares

            The selling stockholders, being KLI, Mr. Michael G. Shook, our Chief Executive Officer and Avnet, Inc., have granted the underwriters an over-allotment option to purchase up to an aggregate of            additional shares of common stock (being 15% of the number of shares offered under this prospectus by us), on the same terms set forth on the cover page of this prospectus, to cover over-allotments, if any, and for market stabilization purposes. The expenses associated with the over-allotment option, except for the underwriters' commissions and any transfer or other taxes which will be paid by the selling stockholders (with the exception of Avnet, Inc. all of whose transfer or other taxes will be paid by the Company), will be paid by the Company. The underwriters may exercise this option in whole or in part at any time until 30 days after the date of the closing of this offering. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter's initial commitment as indicated in the preceding table.

Commissions and Expenses

            The following table shows the public offering price, underwriting commissions and proceeds before expenses to us, and in the case of the exercise of the over-allotment option, to the selling stockholders. The underwriting commissions equal 7% of the public offering price.

        We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol "DCTI."

	Per Share	Without Exercise of Over-Allotment	With Exercise of Over-Allotment
Public offering price	$	$	$
Underwriting commissions paid by us	$	$	$
Underwriting commissions paid by the selling stockholders	$	$	$
Proceeds before expenses to us	$	$	$
Proceeds before expenses to the selling stockholders	$	$	$

        The underwriters initially propose to offer the common stock directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, that may include the underwriters, at the public offering price less a selling concession not in excess of $                        per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $                        per share to brokers and dealers. After the underwriters have made a reasonable effort to sell all of the shares at the initial offering price, the offering price may be decreased, and further changed from time to time, to an amount not greater than the initial offering price disclosed in the prospectus, and the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the shares is less than the gross proceeds paid by the underwriters to us or the selling stockholders.

        We estimate that our total expenses of this offering, excluding underwriting commissions, will be approximately $             million and are payable by us. We will pay all these expenses from the proceeds of this offering. We will also reimburse the underwriters for all of their expenses including all of the fees owed by them to their legal counsel.

Lock-Up Agreements

            We, all of our directors, officers and each stockholder holding more than 0.50% of our outstanding common stock (of securities exercisable, exchangeable or convertible for common stock) on a fully-diluted basis have agreed that, without the prior written consent of Merriman Curhan Ford & Co. on behalf of the underwriters, neither we nor they will during the period ending 180 days after the date of the final prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or file any prospectus in Canada or registration statement relating to the offering of, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or
  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of common stock, whether any such transaction described above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

        In addition, (a) each of KLI, Michael G. Shook and William M. Shook has agreed that, without the prior written consent of Merriman Curhan Ford & Co. on behalf of the underwriters, it will not, during the period ending 180 days after the date of the final prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock pursuant to the registration rights agreement they have with us; and (b) pursuant to the terms of the warrant agreement dated January 22, 2007,

Avnet, Inc. was granted certain piggy-back and demand registration rights to register the underlying shares that are subject to the warrant under the Securities Act of 1933 and pursuant to an amendment to the warrant agreement dated October 8, 2007, in the event the underwriters exercise their over-allotment option in connection with this offering, Avnet, Inc. will be a selling stockholder selling that number of shares that is equal to 35% of the total number of shares sold in the over-allotment. See "Description of Capital Stock – Registration Rights."

        The 180-day restrictions described in the immediately preceding paragraph do not apply to: (a) the sale of shares of common stock to the underwriters; (b) the issuance by us of shares of common stock upon the exercise of options or the exercise of securities outstanding on the date of the final prospectus and disclosed in the final prospectus; (c) transactions by stockholders not deemed to be our affiliates relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering; (d) grants by us of options to purchase shares of common stock pursuant to employee or management stock option, incentive or other plans or arrangements described in this prospectus; (e) transfers of shares of common stock or any security exercisable for shares of common stock as a bona fide gift or gifts; (f) distributions of shares of common stock or any security exercisable for shares of common stock to limited partners or stockholders of the selling stockholders; (g) tenders of shares of common stock made in response to a bona fide third party take-over bid made to all holders of shares of common stock or similar acquisition transaction; or (h) any transfer to an immediate family member or an entity of which the transferor or an immediate family member of the transferor is the sole beneficiary; provided, that in the case of any transfer or distribution pursuant to clause (e), (f) or (h), each donee, distributee or transferee agrees in writing to be bound by the transfer restrictions described above and no filing by any party under the U.S. Securities Exchange Act of 1934 shall be required or shall be voluntarily made in connection with subsequent sales of shares of common stock or other securities acquired in such transfer or distribution.

        The 180 day restricted period described above will be extended if:

  •
  during the last 17 days of the 180 day restricted period we issue an earnings release or material news or a material event relating to us occurs, or
  •
  prior to the expiration of the 180 day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180 day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Offering Price Determination

            Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated among us, the selling stockholders and the underwriters. In addition to prevailing market conditions, the factors considered in determining the initial public offering price are our financial information, our historical performance, our future prospects and the future prospects of our industry in general, our capital structure, estimates of our business potential and earnings prospects, the present state of our development and an assessment of our management and the consideration of the above factors in relation to market valuation of companies engaged in businesses and activities similar to ours.

        An active trading market for our common stock may not develop. It is also possible that after this offering, the shares of common stock will not trade in the public market at or above the initial public offering price. Any of the underwriting activities mentioned in this section may have the effect of preventing or retarding a decline in the market price of the common stock. The underwriters may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Capital Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Stabilization, Short Positions and Penalty Bids

            Until the distribution of the shares is completed, United States Securities and Exchange Commission rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters' representatives may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

        If the underwriters create a short position in the common stock in connection with the offering (i.e., if they sell more shares than are listed on the cover of this prospectus), the underwriters' representatives may reduce that short position by purchasing shares in the open market. The underwriters' representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

        The underwriters' representatives may also impose a penalty bid on underwriters and selling group members. This means that if the underwriters' representatives purchase shares of common stock in the open market to reduce the underwriter's short position or to stabilize the price of such shares of common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares of common stock. The imposition of a penalty bid may also affect the price of the shares of common stock in that it discourages resales of those shares of common stock.

        Pursuant to policy statements of the Canadian provincial securities commissions, the underwriters may not, throughout the period of distribution, bid for or purchase any shares of common stock. The policy statements allow certain exceptions to the foregoing prohibitions. The underwriters may only avail themselves of such exceptions on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the shares of common stock. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces of Market Regulation Services Inc. relating to market completion and passive market-making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Subject to the foregoing and applicable laws, the underwriters may, in connection with this offering over-allot or effect transactions that stabilize or maintain the market price of the shares at levels other than those which might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

        Neither we, the selling stockholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we, the selling stockholders nor any of the underwriters make any representation that the underwriters' representatives or lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Indemnification

            We and, in the event that the underwriters exercise their over-allotment option, the selling stockholders, have agreed to indemnify the underwriters against certain liabilities relating to the offering, including without restriction liabilities under the Securities Act of 1933 and securities laws in the applicable provinces of Canada and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

LEGAL MATTERS

            Certain matters regarding Canadian and U.S. law will be passed upon for us by Stikeman Elliott LLP, and the validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation. Certain matters regarding Canadian and U.S. law will be passed upon for the underwriters by Torys LLP.

EXPERTS

            The consolidated financial statements of Consonus Technologies, Inc. at December 31, 2007 and for the year then ended, and the financial statements of Strategic Technologies, Inc. at December 31, 2006 and 2005, and for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The balance sheet as of December 31, 2006 and the statements of operations, stockholders' equity and cash flows for the period March 31, 2005 to December 31, 2005 and the year ended December 31, 2006 of Consonus Technologies, Inc. and the balance sheet as of December 31, 2004 and the statements of operations, stockholders' equity and cash flows for the year ended December 31, 2004 and for the period January 1, 2005 to May 30, 2005 of Consonus, Inc. (the predecessor to Consonus Acquisition Corp.), appearing in this Prospectus and Registration Statement have been audited by Grant Thornton LLP, independent registered public accountants, as set forth in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

        As of the date hereof, the partners, counsel and associates of each of Stikeman Elliott LLP, Wilson Sonsini Goodrich & Rosati, Professional Corporation and Torys LLP beneficially own directly or indirectly, respectively, less than 1% of our common stock or any common stock of any of our affiliates or associates.

WHERE YOU CAN FIND MORE INFORMATION

            We have filed with the United States Securities and Exchange Commission, or the SEC, a registration statement on Form S-1 under the Securities Act of 1933, with respect to our common stock offered hereby. This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and the exhibits and schedules to the registration statement filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit are qualified in all respects by reference to the actual text of the exhibit. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, at the SEC's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which you can electronically access the registration statement, including the exhibits and schedules to the registration statement.

        We will also be subject to the informational requirements of the securities commissions in each of the provinces of Canada except for Quebec, Prince Edward Island and Newfoundland and Labrador. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we intend to file with such provincial securities commissions. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) (http://www.sedar.com), the Canadian equivalent of the SEC's electronic document gathering and retrieval system.

        Upon completion of this offering, we will become subject to the full informational and periodic reporting requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements certified by an independent registered public accounting firm. We also maintain an Internet site at www.consonus.com. Our Internet site is not a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page
Consonus Technologies, Inc.
Consolidated Balance Sheets as of December 31, 2007 and March 31, 2008 (unaudited)	F-2
Consolidated Statements of Operations (unaudited) for the three months ended March 31, 2007 and 2008	F-3
Consolidated Statement of Stockholders' Equity (unaudited) for the three months ended March 31, 2008	F-4
Consolidated Statements of Cash Flow (unaudited) for the three months ended March 31, 2007 and 2008	F-5
Notes to the Unaudited Consolidated Financial Statements	F-6
Consonus Technologies, Inc.
Report of Independent Registered Public Accounting Firm	F-22
Report of Independent Registered Public Accounting Firm	F-23
Consolidated Balance Sheets as of December 31, 2006 and December 31, 2007	F-24
Consolidated Statements of Operations for the period March 31, 2005 (date of inception) to December 31, 2005 and for the years ended December 31, 2006 and 2007	F-25
Consolidated Statements of Stockholders' Equity for the period March 31, 2005 (date of inception) to December 31, 2005 and for the years ended December 31, 2006 and 2007	F-26
Consolidated Statements of Cash Flow for the period March 31, 2005 (date of inception) to December 31, 2005 and for the years ended December 31, 2006 and 2007	F-27
Notes to the Consolidated Financial Statements	F-28
Consonus, Inc. (Predecessor)
Report of Independent Registered Public Accounting Firm	F-49
Balance Sheet as of December 31, 2004	F-50
Statements of Operations for the period from January 1, 2005 to May 30, 2005, and the year ended December 31, 2004	F-51
Statements of Stockholders' Equity for the period from January 1, 2005 to May 30, 2005, and the year ended December 31, 2004	F-52
Statements of Cash Flow for the period from January 1, 2005 to May 30, 2005, and the year ended December 31, 2004	F-53
Notes to the Financial Statements	F-54
Strategic Technologies, Inc.
Report of Independent Registered Public Accounting Firm	F-59
Balance Sheets as of December 31, 2005 and 2006	F-60
Statements of Operations for the years ended December 31, 2005 and 2006	F-61
Statements of Stockholders' Equity for the years ended December 31, 2005 and 2006	F-62
Statements of Cash Flow for the years ended December 31, 2005 and 2006	F-63
Notes to the Financial Statements	F-64

 CONSONUS TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2007 and March 31, 2008
(Amounts in thousands, except share and per share amounts)

	December 31, 2007	March 31, 2008
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$982	$1,557
Accounts receivable, net of allowance of $539 and $521, respectively	18,563	14,823
Current portion of prepaid data center services costs	10,830	11,260
Prepaid expenses and other current assets	8,439	1,829

Total current assets	38,814	29,469
Property and equipment, net	19,452	20,224
Other Assets:
Goodwill	21,624	21,624
Other intangible assets, net	18,549	17,913
Prepaid data center services costs, net of current portion	2,478	2,343
Other	54	51

Total other assets	42,705	41,931

Total assets	$100,971	$91,624

Liabilities
Current liabilities:
Accounts payable	$17,751	$13,415
Accrued liabilities	6,457	6,388
Payable to stockholder	1,543	1,106
Current maturities of long-term debt	5,799	5,560
Current portion of deferred revenue	16,801	18,157

Total current liabilities	48,351	44,626
Long-term debt, net of current maturities	37,322	38,946
Deferred revenue, net of current portion	3,815	3,822
Other long-term liabilities	174	394

Total liabilities	89,662	87,788
Commitments and contingencies
Stockholders' Equity
Preferred stock, $0.000001 par value, 10,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2007 and March 31, 2008	–	–
Common stock, $0.000001 par value, 13,333,333 shares authorized, 3,021,066 and 3,036,810 shares issued and outstanding at December 31, 2007 and March 31, 2008, respectively	–	–
Additional paid-in capital	13,977	13,600
Warrants	2,316	2,316
Accumulated deficit	(4,995)	(12,074)
Accumulated other comprehensive income (loss)	11	(6)

Total stockholders' equity	11,309	3,836

Total liabilities and stockholders' equity	$100,971	$91,624

/s/ NANA BAFFOUR Director	/s/ MICHAEL G. SHOOK Director

 CONSONUS TECHNOLOGIES, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2007 and 2008
(in thousands, except share and per share amounts)

	2007	2008
	(as restated)
Revenues:
Data center services and solutions	$6,909	$10,980
IT infrastructure services	2,117	2,999
IT infrastructure solutions	14,977	11,148

Total revenues	24,003	25,127

Operating Expenses:
Costs of data center services and solutions	4,191	6,442
Costs of IT infrastructure services	1,492	1,961
Costs of IT infrastructure solutions	12,671	9,098
Selling, general and administrative expenses	5,391	6,669
Write-off of previously capitalized offering costs	–	5,924
Depreciation and amortization expense	764	1,042

Total operating expenses	24,509	31,136

Loss from operations	(506)	(6,009)
Interest expense, net	(981)	(1,070)

Loss before taxes	(1,487)	(7,079)
Income tax expense	200	–

Net loss	$(1,687)	$(7,079)

Loss per common share – basic and diluted	$(0.65)	$(2.42)

Basic and diluted weighted average number of common shares outstanding	2,603,172	2,920,764

 CONSONUS TECHNOLOGIES, INC.

UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the Three Months Ended March 31, 2008
(in thousands, except share amounts)

	Preferred Stock Shares	Preferred Stock	Common Stock Shares	Common Stock	Warrants	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive income (loss)	Total Stockholders' Equity
Balance at December 31, 2007	–	$–	3,021,066	$–	$2,316	$13,977	$(4,995)	$11	$11,309
Issuance of restricted stock	–	–	35,696	–	–	–	–	–	–
Issuance of common stock in connection with vesting of deferred stock	–	–	43,510	–	–	–	–	–	–
Stock-based compensation	–	–	–	–	–	248	–	–	248
Repurchase of common stock	–	–	(63,462)	–	–	(625)	–	–	(625)
Unrealized loss on securities available-for-sale	–	–	–	–	–	–	–	(17)	(17)
Net loss	–	–	–	–	–	–	(7,079)	–	(7,079)

Total comprehensive loss									(7,096)

Balance at March 31, 2008	–	$–	3,036,810	$–	$2,316	$13,600	$(12,074)	$(6)	$3,836

 CONSONUS TECHNOLOGIES, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2008 and 2007
(Amounts in thousands)

	2007	2008
	(as restated)
Cash flows from operating activities:
Net loss	$(1,687)	$(7,079)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	764	1,042
Non-cash interest	75	3
Loss on derivative	20	220
Stock-based compensation	442	248
Changes in operating assets and liabilities:
Accounts receivable	(6,016)	3,740
Prepaid expenses and other current assets	357	6,163
Other assets	154	135
Accounts payable	6,076	(3,662)
Accrued liabilities	(1,894)	(69)
Payable to stockholder	1,012	(437)
Other liabilities	10	–
Deferred revenue	958	1,363

Net cash provided by operating activities	271	1,667

Cash flows from investing activities:
Capital expenditures	(131)	(1,178)
Acquisition of Strategic Technologies, Inc., net of cash acquired	893	–

Net cash provided by (used in) investing activities	762	(1,178)

Cash flows from financing activities:
Proceeds from line of credit	1,443	2,345
Payments on line of credit	(1,203)	(988)
Proceeds from debt	–	150
Payments on debt	(784)	(796)
Contributed capital	150	–
Repurchase of common stock	–	(625)

Net cash (used in) provided by financing activities	(394)	86

Increase in cash	639	575
Cash and cash equivalents at the beginning of the period	–	982

Cash and cash equivalents at the end of the period	$639	$1,557

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$843	$780

Income taxes	$–	$–

Supplemental disclosures of non-cash investing and financing information:
Purchase of property and equipment with capital leases	$174	$–

CONSONUS TECHNOLOGIES, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

Description of Business

            Consonus Technologies, Inc. (the Company), incorporated in the state of Delaware, was formed in connection with the merger of Consonus Acquisition Corporation (CAC) and Strategic Technologies, Inc. (STI) on January 22, 2007. The Company designs, builds, and operates e-business data centers to store, protect, and manage critical business information computer systems. The Company owns two facilities in Utah and leases two facilities in Utah. In addition, the Company has partnership agreements with data centers in Colorado, Ohio, Massachusetts and North Carolina. The Company also provides its clients with information technology infrastructure services and solutions and data center services, which include designing, planning, building and supporting business systems that integrate technologies, information, processes and people.

Acquisition

            On October 18, 2006, CAC and STI entered into an Agreement (the Merger Agreement) and Plan of Merger and Reorganization (the Merger). The Merger closed on January 22, 2007 whereby the two companies became wholly owned subsidiaries of the Company. In connection with the Merger, the structure of CAC was modified such that it became a wholly-owned subsidiary of CTI. In connection with the STI Merger, CAC's shares in its subsidiary, the Company, were canceled, and the shareholders of STI and CAC exchanged their respective shares for new shares of the Company. The operating results of STI have been included in the Company's consolidated financial statements from the date of acquisition.

Reverse Stock Split

            In January 2008, the Company's board of directors approved a reverse stock split whereby each 1.5 shares of common stock were exchanged for 1 share of common stock. All historical share and per share amounts have been retroactively adjusted to give effect to the Merger and the January 2008 reverse stock split.

Unaudited Interim Financial Statements

            The accompanying consolidated balance sheet as of March 31, 2008, consolidated statements of operations, and cash flows for the three months ended March 31, 2007 and 2008 and consolidated statement of stockholders' equity for the three months ended March 31, 2008 are unaudited. The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements. The information disclosed in the notes to the financial statements for these periods is unaudited. The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the results to be expected for the entire fiscal year or for any future period. The unaudited consolidated financial statements should be read in connection with the Company's audited consolidated financial statements for the period March 31, 2005 (date of inception) to December 31, 2005 and the years ended December 31, 2006 and 2007.

Restatement of Previously Issued Financial Statements

            The Company has restated its statement of operations and cash flows for the three months ended March 31, 2007. The restatement resulted from a correction of an error in the application of EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" for certain maintenance and service contracts resold by the Company. The Company resells certain maintenance and service contracts whereby the vendor is contractually obligated to provide the services. The Company has previously reported these maintenance and service contract revenues on a gross basis and the costs paid to vendors were reflected in costs of data center services. The statement of operations has been restated to reflect the net fees retained by the Company for these maintenance contracts as data center services revenues and for these service contracts as IT infrastructure services with no associated costs of sales. The restatement also resulted from a correction of errors related to the cutoff of certain revenues. The Company had erroneously reported certain transactions as if the terms were FOB shipping point, when in fact certain transactions were FOB destination and should not have been recorded in the three months ended March 31, 2007. There were also other miscellaneous immaterial adjustments recorded in connection with the restatement.

        The statement of cash flows for the three months ended March 31, 2007 has been restated to reflect certain reclassifications within net cash used in operating activities. There was no change to total cash used in operating activities. The following table presents the impact of the adjustments on the Company's statement of operations for the three months ended March 31, 2007 (in thousands):

	As previously reported	Adjustments	As restated
Revenues:
Data center services and solutions	$11,756	$(4,847)	$6,909
IT infrastructure services	2,361	(244)	2,117
IT infrastructure solutions	15,102	(125)	14,977

Total revenues	29,219	(5,216)	24,003

Operating Expenses:
Costs of data center services and solutions	9,050	(4,859)	4,191
Costs of IT infrastructure services	1,763	(271)	1,492
Costs of IT infrastructure solutions	12,792	(121)	12,671
Selling, general and administrative expenses	5,391	–	5,391
Depreciation and amortization expense	849	(85)	764

Total operating expenses	29,845	(5,336)	24,509

Loss from operations	(626)	120	(506)
Interest expense, net	(981)	–	(981)

Loss before taxes	(1,607)	120	(1,487)
Income tax expense	196	4	200

Net loss	$(1,803)	$116	$(1,687)

Loss per common share – basic and diluted	$(0.69)	$0.04	$(0.65)

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

            The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from those estimates and could differ materially.

Revenue Recognition

            The Company derives revenues from data center services and IT infrastructure solutions and services. Data center services are comprised of managed infrastructure, managed services and maintenance support services. IT infrastructure solutions and services include the resale of hardware and software, along with consulting, integration and training services. The Company recognizes revenues in accordance with Securities and Exchange Commission's (SEC) Staff Accounting Bulletin No. 104. "Revenue Recognition" (SAB 104). The Company recognizes revenue when all of the following conditions are satisfied: there is persuasive evidence of an arrangement; delivery has occurred; the collection of fees is probable; and the amount of fees to be paid by the customer is fixed or determinable. Delivery does not occur until products have been shipped or services have been provided and risk of loss has transferred to the client.

        When the Company provides a combination of the above referenced products or services to its customers, recognition of revenues for the hardware and related maintenance services component is evaluated under Emerging Issues Task Force Issue (EITF) No. 00-21 (EITF 00-21), "Revenue Arrangements with Multiple Deliverables" provided any software included in the arrangement is not essential to the functionality of the hardware based on guidance included in EITF 03-5, "Applicability of AICIPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software." Hardware and related elements qualify for separation under EITF 00-21 when the services have value on a stand-alone basis, objective and verifiable evidence of fair value of the separate elements exists and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in its control. Fair value is determined principally by reference to relevant third-party evidence of fair value in accordance with EITF 00-21. Such third-party information is readily available since the Company primarily resells products offered by its vendors. The application of the appropriate accounting guidance to the Company's sales requires judgment and is dependent upon the specific transaction. The Company recognizes revenues from the sale of hardware products at the time of sale provided the SAB 104 revenue recognition criteria are met and any undelivered elements qualify for separation under EITF 00-21.

        Software and related maintenance and professional services provided by the STI subsidiary are evaluated under Statement of Position (SOP) No. 97-2 (SOP 97-2), "Software Revenue Recognition." In arrangements that include multiple elements, including software licenses, maintenance and/or professional services, the Company allocates and defers revenue for the undelivered items based on vendor-specific objective evidence (VSOE) of fair value for the undelivered elements, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. VSOE of fair value for each undelivered element is based on the price for which the undelivered element is sold separately. The Company determines the fair value of the undelivered elements based on historical evidence of stand-alone sales of these elements to third parties. When VSOE does not exist for undelivered items such as maintenance and professional services, then the entire arrangement fee is recognized ratably over the performance period.

        Maintenance contract revenue is deferred and recognized ratably over the contractual period. The deferred revenue consists primarily of the unamortized balance of product maintenance. Occasionally, the Company resells maintenance contracts to certain customers in which the Company assumes an agency relationship as defined by EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." For such contracts, the Company generally has no further obligation to the customer beyond the billing and collection of the maintenance contract amount. These agent maintenance contracts are established between the vendor and the customer and the Company has no obligation to provide the maintenance services. In such arrangements, the Company recognizes the net fees retained as revenues at the time of sale with no associated costs of sales.

        Consulting services revenue is recognized as the services are rendered. Revenues generated from fixed price arrangements are recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours. For fixed price contracts when the current estimates of total contract revenue and contract cost indicate a loss, the estimated loss is recognized in the period the loss becomes evident.

        Unbilled services are recorded for consulting services revenue recognized to date that has not yet been billed to customers. In general, amounts become billable upon the achievement of contractual milestones or in accordance with predetermined payment schedules. Unbilled services are generally billable to customers within one year from the respective balance sheet date.

        Revenue also consists of monthly fees for data center services and solutions including managed infrastructure and managed services and is included within "data center services" revenue in the accompanying consolidated statements of operations. Revenue from managed infrastructure and managed services is billed and recognized over the term of the contract which is generally one to three years. Installation fees associated with managed infrastructure and managed services revenue is billed at the time the installation service is provided and recognized over the estimated term of the related contract or customer relationship. Costs incurred related to installation are capitalized and amortized over the estimated term of the related contract or customer relationship.

Allowance for Doubtful Accounts

            Accounts receivable consist primarily of amounts due to the Company from its normal business activities. Accounts receivable amounts are determined to be past due when the amount is overdue based on contractual terms. The Company maintains an allowance for doubtful accounts to reflect the expected uncollectability of accounts receivable based on past collection history and specific risks identified among uncollected amounts. Accounts receivable are charged off against the allowance for doubtful accounts when the Company determines that the receivable will not be collected. The Company performs ongoing credit evaluations of its customers.

Concentration of Credit and Supply Risk

            For the three months ended March 31, 2007 and 2008 no customer comprised more than 10% of consolidated revenues As of December 31, 2007 and March 31, 2008, no customers comprised more than 10% of accounts receivable.

        Approximately 85% of the Company's hardware and software purchases for the three months ended March 31, 2008 was from one vendor and approximately 69% of accounts payable at March 31, 2008 were due to this vendor. Approximately 88% of the Company's total IT infrastructure solutions revenues for the three months ended March 31, 2008 are related to resales of this supplier's products.

Cash and Cash Equivalents

            The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

Prepaid Data Center Services Costs

            Prepaid data center services costs represent the unused portion of the maintenance support the Company has contracted with software and hardware vendors. These costs are amortized to costs of data center services ratably over the term of the related contracts. Prepaid data center services costs also represent costs incurred related to installation of customers in our data centers and are capitalized and amortized over the estimated life of the customer relationship. These costs are amortized to costs of infrastructure solutions.

Property and Equipment

            Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings	30 – 40 years
Computers and equipment	3 – 15 years
Furniture	7 – 10 years
Software	3 years

        Property and equipment held under capital leases and leasehold improvements are amortized based on the straight-line method over the shorter of the lease term or estimated life of the assets. Maintenance and repairs which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred.

Long-lived Assets

            In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Long-lived Assets", such as property, equipment, and definite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

Goodwill and Other Intangible Assets

            The Company accounts for its goodwill and other intangibles in accordance with SFAS No. 142, "Goodwill and Other Intangibles" (SFAS 142). SFAS 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded values of goodwill or certain intangibles exceed their fair value. The Company has elected to perform its annual impairment test as of December 31 of each calendar year. An interim goodwill impairment test would be performed if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

Fair Value of Financial Instruments

            The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and debt obligations. The carrying amount of the cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their short-term nature. Management believes that the Company's debt obligations in general bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value.

Derivative Financial Instruments

            All derivatives are recognized on the balance sheet at their fair values. The carrying value of the derivative is adjusted to market value at each reporting period and the increase or decrease is reflected in interest expense in the consolidated statements of operations. In August 2005, the Company entered into an interest rate swap agreement with U.S. Bank (U.S. Bank). At March 31, 2008, this agreement covers a notional amount of approximately $4.9 million related to its term loan with U.S. Bank. In August 2007, the Company entered into an additional interest rate swap agreement with U.S. Bank, effective September 15, 2007 with a notional amount of approximately $1.7 million at March 31, 2008. As of December 31, 2007 and March 31, 2008, approximately $174,000 and $394,000 was recorded in other liabilities, respectively, related to these instruments. The Company recognized a loss of approximately $20,000 and $220,000, respectively, during the three months ended March 31, 2007 and 2008, which is reflected as an increase to interest expense in the accompanying statements of operations.

Stock-Based Compensation

            On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), "Share Based Payment" (SFAS 123R). SFAS 123R replaces SFAS No. 123, "Accounting for Stock Based Compensation," and supersedes APB 25, "Accounting for Stock Issued to Employees". SFAS 123R requires that the cost resulting from all share based payment transactions be recognized in the financial statements using the fair value method. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow. The Company will recognize excess tax benefits when those benefits reduce current income taxes payable. Upon the adoption of SFAS 123R, the Company has elected to use the Black Scholes Merton option pricing model to determine the fair value of options granted. See Note 10 for further discussion of the Company's accounting for stock-based compensation.

Income Taxes

            The Company utilizes the asset and liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities, and net operating loss and tax credit carryforwards, utilizing enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect of any future change in income tax rates is recognized in the period that includes the enactment date. The Company provides a valuation allowance for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefit or if future deductibility is uncertain. See Note 7 for further discussion of the Company's accounting for income taxes.

Loss Per Share

            Basic loss per common share is based upon the weighted average number of common shares outstanding for the period. Diluted loss per common share is based upon the assumption that all common stock equivalents were converted at the beginning of the year. Shares calculated for diluted shares for the three months ended March 31, 2007 and 2008 do not include unvested equity instruments and unissued shares associated with stock based compensation arrangements as their effect is antidilutive.

Recently Issued Accounting Standards

            In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157), to provide enhanced guidance when using fair value to measure assets and liabilities. SFAS 157 defines fair value and establishes a framework for measuring fair value for disclosures of fair value measurements. SFAS 157 applies whenever other pronouncements require or permit assets or liabilities to be measured at fair value and, while not requiring new fair value measurements, may change current practices. The Company adopted SFAS 157 on January 1, 2008 and there was not a material impact on its consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment to FASB Statement No. 115" (SFAS 159), which permits all entities to choose to measure certain financial assets and liabilities at fair value at specified election dates. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The Company adopted SFAS 159 on January 1, 2008 and there was not a material impact on its consolidated financial statements.

        In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" ("SFAS 141R") and SFAS No. 160 "Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, and amendment of ARB No. 51" ("SFAS 160"). These new standards will significantly change the financial accounting and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. Specifically, under SFAS 141R and SFAS 160 companies will be required to:

  •
  Recognize and measure in their financial statements, the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree

  •
  Recognize and measure the goodwill acquired in the business combination or a gain from a bargain purchase

  •
  Determine what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination

  •
  Improve the relevance, comparability and transparency of the financial information of the reporting entity provides in its consolidated financial statements

        SFAS 141R and SFAS 160 are required to be adopted concurrently, and are effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of SFAS 141R and SFAS 160 could have a material impact on future acquisitions.

        In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities ("FAS 161"). FAS 161 requires enhanced disclosures about how and why companies use derivatives, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect a company's financial position, financial performance and cash flows. The provisions of FAS 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. Consequently, FAS 161 will be effective for the Company's quarter ended March 31, 2009. The Company is in the process of determining the impact, if any, the adoption of FAS 161 will have on its financial statement disclosures.

NOTE 3 – ACQUISITIONS

            On October 18, 2006, the Merger Agreement was entered into between CAC and STI, and closed on January 22, 2007. The Merger was accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations" (SFAS 141). Under this method of accounting, STI was determined to be the acquired company for accounting and financial reporting purposes. The financial results of STI are included in the consolidated financial statements of the Company from the date of acquisition. The Company believes that the merger will create benefits and synergies that will allow the Company to expand its margins, offer broader services and solutions, offer new services and solutions and improve its customer penetration.

        Consideration paid to the stockholders of STI included 761,118 shares of common stock, 231,514 warrants to purchase common stock, and 172,361 stock options that vested immediately prior to the merger. The aggregate purchase consideration was determined as follows (in thousands):

Fair value of common stock	$7,632
Fair value of vested stock options	874
Fair value of warrant	2,316
Direct and incremental transaction costs	1,392

Total	$12,214

        Included in the transaction costs is approximately $624,000 of costs payable to a principal stockholder for consulting services provided in connection with the merger.

        The purchase price has been allocated based on estimated fair values of assets acquired and liabilities assumed. In 2007, goodwill was adjusted by approximately $(5.0) million as a result of (i) a $5.0 million forgiveness of debt originally included in the allocation of purchase price and

(ii) miscellaneous adjustments of approximately $29,000, which reduced goodwill accordingly. The Company's purchase price allocation is as follows (amounts in thousands):

Cash	$1,944
Accounts receivable	17,064
Property and equipment	6,217
Goodwill	20,026
Customer relationships	16,000
Developed technology	2,000
Other assets	11,552
Outstanding debt	(29,505)
Other liabilities assumed	(33,084)

Total	$12,214

        As part of the allocation of the purchase price, the Company estimated the fair value of the acquired deferred revenue and prepaid data center services costs in accordance with SFAS 141 and related literature, including EITF 01-3, "Accounting in a Business Combination for Deferred Revenue of an Acquiree" and also the guidance of EITF 04-11, "Accounting in a Business Combination for Deferred Postcontract Customer Support Revenue of a Software Vendor". The guidance requires the acquiring entity to recognize a legal performance obligation related to a revenue arrangement of an acquired entity and that the amount assigned to that liability should be based on its fair value at the date of the acquisition. The Company decreased the historical carrying value of STI's deferred revenue by approximately $3,018,000 and the prepaid data center services costs by approximately $403,000 to management's estimate of fair value in connection with the allocation of the purchase price of the Merger.

        The following unaudited pro forma financial information (in thousands) presents the consolidated results for the three months ended March 31, 2007, reported as though the business combination had been completed at the beginning of the period presented. This pro forma unaudited financial information is not intended to be indicative of future results.

Three Months Ended March 31, 2007
Revenues	$27,133
Net loss	$(2,477)
Basic and diluted net loss per common share	$(0.88)

NOTE 4 – GOODWILL AND OTHER INTANGIBLES

            As of December 31, 2007 and March 31, 2008 intangible assets consist of (in thousands):

	December 31, 2007	March 31, 2008
Definite-lived intangible assets:
Customer relationships	$19,130	$19,130
Developed technology	2,000	2,000
Less accumulated amortization	(2,581)	(3,217)

Total definite-lived intangible assets	18,549	17,913
Indefinite-lived intangible assets:
Goodwill	21,624	21,624

Goodwill and other intangible assets, net	$40,173	$39,537

        The $3.1 million assigned to customer relationships in connection with the acquisition of the assets of Consonus, Inc. is being amortized on a straight line basis over seven years. Customer relationships of $16.0 million assigned as part of the Merger is being amortized over its useful life of ten years in a pattern consistent with which the economic benefit is expected to be realized. The $2.0 million assigned to developed technology is being amortized on a straight line basis over an estimated useful life of four years.

        Estimated future amortization expense of definite-lived intangible assets as of March 31, 2008 is as follows (in thousands):

2008 (remaining nine months)	$2,044
2009	3,014
2010	3,200
2011	2,826
2012	2,152
Thereafter	4,677

Total	$17,913

NOTE 5 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

            The Company has capitalized direct and incremental expenses associated with the proposed initial public offering of approximately $5.7 million at December 31, 2007 which is included in other prepaid expenses and other current assets in the accompanying consolidated balance sheet. The Company has written off approximately $5.9 million of prepaid direct and incremental initial public offering costs during the three months ended March 31, 2008 since the proposed offering was postponed for more than 90 days.

NOTE 6 – PROPERTY AND EQUIPMENT, NET

            As of December 31, 2007 and March 31, 2008 property and equipment, net consisted of (in thousands):

	December 31, 2007	March 31, 2008
Buildings	$15,433	$15,433
Land	1,456	1,456
Leasehold improvements	62	47
Computer software and equipment	4,888	4,876
Office furniture and equipment	368	364
Construction in process	77	1,249

Total property and equipment	22,284	23,425
Less accumulated depreciation	(2,832)	(3,201)

Property and equipment, net	$19,452	$20,224

NOTE 7 – LONG-TERM DEBT

            As of December 31, 2007 and March 31, 2008, long-term debt consists of the following (in thousands):

	December 31, 2007	March 31, 2008
Line of credit agreement with a financial institution with a maximum borrowing limit of $2,500,000 with a variable interest rate (7.83% and 5.72% at December 31, 2007 and March 31, 2008, respectively) payable monthly, principal due on May 31, 2010.	$–	$1,357
Term loan of $10.5 million with a financial institution with monthly variable payments, a variable interest rate (7.83% and 5.72% at December 31, 2007 and March 31, 2008, respectively), remaining balance due on May 31, 2012	9,392	9,257
Term loan of $1.9 million with a financial institution with monthly variable payments, a variable interest rate (7.83% and 5.72% at December 31, 2007 and March 31, 2008, respectively), remaining balance due on November 19, 2014.	1,839	1,772
Note payable to a utility company (Second Utility Note), principal and accrued interest of 9% per annum due May 31, 2008.	2,800	2,800
Bank mortgage note payable, with interest at 8.5%, payable in equal monthly installments of $23,526 through November 2008, with payment of remaining balance due December 2008. The note is collateralized by a first deed of trust on STI's office building, assignment of all leases, and a security interest in all fixtures and equipment. This note was renegotiated in March 2008 and is now due in February 2011. See Note 13 for further discussion.	1,982	–

Bank mortgage note payable, with interest at 8.5%, payable in monthly installments of $3,025 through November 2008, with payment of remaining balance due December 2008. The note is collateralized by a first deed of trust on STI's office building, assignment of all leases, and security interest in all fixtures and equipment. This note was renegotiated in March 2008 and is now due in February 2011. See Note 13 for further discussion.	265	–
Bank mortgage note payable, with interest at 8.0%, payable in monthly installments of $23,526 through January 2011, with payment of remaining balance due February 2011. The note is collateralized by a first deed of trust on STI's office building, assignment of all leases, and security interest in all fixtures and equipment.	–	2,368
Note payable to Avnet, inc., our "Senior Lender", with interest at 8.0%, payable through September 2010 as discussed below. The note is collateralized by all assets of STI including a second position deed of trust on real estate.	19,752	19,281
Past due trade debt due to Senior Lender, with interest at 8.0%, payable through September 2010 as discussed below. The note is collateralized by all assets of STI including a second position deed of trust on real estate.	2,356	3,029
Notes payable to vendor, with interest at LIBOR plus 1.5% (6.74% and 6.34% at December 31, 2007 and March 31, 2008, respectively), payable in payments based on excess cash flow in accordance with inter-creditor agreement. The note is unsecured.	4,245	4,245
Note payable to Oracle Finance, with interest at 8.0%, payable in quarterly payments of $3,193 through January 1, 2009.	12	9
Capital leases	478	388

Total	43,121	44,506

Less current maturities of long-term debt	(5,799)	(5,560)

Long-term debt	$37,322	$38,946

        In January 2008, the Company entered into the first amendment to the amended and restated credit agreement with U.S. Bank National Association. The amendment allowed for the bank to issue a letter of credit to the Company up to $500,000 and that letter of credit outstanding would reduce the availability of the line of credit. As of March 31, 2008, the Company has approximately $353,000 of letters of credit outstanding.

        As of December 31, 2007, the Company was not in compliance with certain financial covenants under the fourth amendment to the Amended and Restated Refinancing Agreement (Amended Agreement) with the Senior Lender and received a waiver of such violation in April 2008. In May 2008, STI entered into a binding letter agreement with Avnet to amend certain restrictive financial covenants for covenant periods beginning March 31, 2008, which allowed the company to be in compliance at March 31, 2008 (see Note 13).

        In March 2008, the Company revised the terms of its two bank mortgage notes payable with principal amounts totaling $2.2 million with a single bank mortgage note payable in the amount of $2.4 million, with an interest rate of 8.00%. The revised note requires monthly principal and interest payments in the amount of $23,526 commencing in March 2008, with a final payment due in February 2011. The note is collateralized by a first deed of trust on STI's office building, assignment of all leases, and a security interest in all fixtures and equipment. Additional borrowings received under the revised note will be used to fund anticipated capital expenditures in 2008.

        Future minimum principal payments on long-term debt as of March 31, 2008 are as follows (in thousands):

2008 (remaining nine months)	$5,000
2009	2,414
2010	22,516
2011	3,010
2012	11,056
Thereafter	510

Total minimum payments	$44,506

NOTE 8 – INCOME TAXES

            The Company adopted the provisions of FASB Interpretation 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN 48) on January 1, 2007. At adoption of FIN 48 in the prior year, the Company recognized no material adjustment in the liability for unrecognized income tax benefits. As a result of an acquisition during 2007, the Company recognized an increase of $0.9 million in its unrecognized income tax benefits. The Company does not anticipate any significant increase or decrease of unrecognized tax benefit within the twelve month period following March 31, 2008.

        The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of the date of adoption, January 1, 2007 and as of March 31, 2008, the Company had no accrued interest or penalties related to uncertain tax positions.

        The Company has its tax years ended 1995 to 2006 open to examination by federal tax and major state tax jurisdictions. The Company has not been informed by any tax authorities for any jurisdiction that any of its tax years are under examination as of March 31, 2008.

        The Company has operating loss carryforwards for federal tax purposes of approximately $20.8 million at December 31, 2007 and March 31, 2008. The total amount is limited by Section 382 of the Internal Revenue Code. The Company also has gross North Carolina net operating loss carry forwards in the amount of $11.2 million.

        For the three months ended March 31, 2007 and 2008, income tax expense was approximately $0.2 million and $0, respectively, on losses before income taxes of approximately $1.5 million and $7.1 million, respectively.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

            From time to time, the Company is subject to various lawsuits and other legal proceedings, which arise in the ordinary course of business. Management accrues an estimate of expense for any matters that can be reasonably estimated and that are considered probable of occurring based on the facts and circumstances. Management believes that the ultimate resolution of current matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

NOTE 10 – STOCK-BASED COMPENSATION

            The Company has current agreements with two of its officers and one of its board members which give them an opportunity to earn a certain percentage of the equity of CAC. Those percentages ranged from 1.5% to 3.5% of the initial investment of CAC and vest over a two to three year vesting period. The Company has recognized compensation expense for the three months ended March 31, 2007 and 2008 of $14,000 and $10,000, respectively under these agreements based on the estimated fair value of the Company's stock on the date of the agreements. At March 31, 2008, there is approximately $12,000 of unrecognized compensation costs related to these awards. During the year ended December 31, 2006 and 2007, 74,989 shares vested in connection with these agreements. No shares have vested during the three months ended March 31, 2008 in connection with these agreements. At March 31, 2008, there are 53,669 shares of common stock of CTI remaining to be vested.

        The Company issued 24,261 shares of common stock in October 2006 as part of a consulting agreement whereby a third-party consulting firm performed certain services in connection with the pending public offering. An additional 31,246 shares are to be issued by June 30, 2008 for services previously provided during the year ended December 31, 2006. The Company recognized approximately $218,000 related to the services provided during the year ended December 31, 2006, which was based on the estimated fair value of the shares on the date of grant. The compensation for the services has been reflected within prepaid expenses in the accompanying consolidated balance sheet since the costs are direct and incremental to the proposed public offering. Once the public offering is consummated, all offering related costs capitalized within prepaid expenses will be reclassified to additional paid-in capital as a reduction of the proceeds.

        The Company adopted an incentive compensation plan (2007 Equity Plan) on December 15, 2006. The 2007 Equity Plan provides for the issuance of a variety of stock-based awards that may be granted to executive officers, employees and consultants. The pricing, vesting, and other terms of the equity instruments are at the discretion of the Board. A total of 366,667 shares of common stock are reserved for issuance under the 2007 Equity Plan, of which 133,333 restricted shares of common stock and 141,633 deferred shares of common stock were issued on January 22, 2007 to certain members of senior management. An additional 44,870 and 35,696 restricted shares were issued in September 2007 and February 2008, respectively.

        At March 31, 2008, 111,549 restricted shares of common stock remained outstanding. Of the 178,203 restricted shares of common stock issued in January 2007 and September 2007, 102,350 restricted common stock vested in the three months ended March 31, 2008, leaving 75,853 outstanding as of March 31, 2008. The 35,696 restricted common stock awards issued in February 2008 vest evenly on an annual basis over a three year period with the vesting tied to performance criteria as well as continued service. In accordance with SFAS 123R, the Company recognized approximately $166,000 and $150,000 of compensation expense for the three months ended March 31, 2007 and 2008, respectively. At March 31, 2008, there is approximately $1.1 million of unrecognized compensation costs related to these awards.

        At March 31, 2008, 87,023 shares of the deferred stock granted remained outstanding. Of the 141,633 deferred shares of common stock issued in January 2007, 43,510 vested in the three months ended March 31, 2008 with the remaining 11,100 shares forfeited during the year ended December 31, 2007. In accordance with SFAS 123R, the Company recognized approximately $78,000 and $87,000 in compensation expense for the three months ended March 31, 2007 and 2008, respectively, based on management's estimate of the awards expected to vest. At March 31, 2008, there is approximately $0.8 million of unrecognized compensation costs related to these awards.

        During January 2007, the Company issued 18,380 shares of common stock to a related party of its principal stockholder. The Company recorded compensation expense equal to the estimated fair value of the stock issued of approximately $184,000 within selling, general, and administrative expenses in the accompanying consolidated statement of operations for the three months ended March 31, 2007.

        A summary of the Company's stock option plan at March 31, 2008 and changes during the three months then ended is as follows:

	Number of Shares	Average Exercise Price	Average Remaining Contractual Terms	Aggregate Intrinsic Value
Outstanding at December 31, 2007	164,568	$24.29
Forfeited or expired	390	$11.51

Outstanding at March 31, 2008	164,178	$24.32	4.9	$—

        As of March 31, 2008, there is zero unrecognized compensation cost related to outstanding stock options because all options were fully vested immediately prior to the Merger closing date of January 22, 2007. Therefore all outstanding options at March 31, 2008 are exercisable. There were no options granted during the year ended December 31, 2007 and three months ended March 31, 2008.

        At March 31, 2008, the Company had reserved a total of 752,427 of its authorized 13,333,333 shares of common stock for future issuance as follows:

Outstanding warrants	231,514
Outstanding stock options	164,178
Outstanding restricted stock	111,549
Outstanding deferred stock	171,938
Possible future issuance under 2007 Equity Plan	73,248

752,427

NOTE 11 – STOCKHOLDERS' EQUITY

Repurchase of Common Stock

            In January 2008, 102,350 shares of restricted stock and 43,510 shares of deferred stock vested under the 2007 Equity Plan. The Board of Directors approved a plan to repurchase 51,013 shares of vested restricted and deferred stock issued under the 2007 Equity Plan and 12,449 shares of vested deferred stock issued under a previous CAC plan. These shares were purchased by the Company for approximately $625,000, which represents management's estimate of fair value.

NOTE 12 – RELATED PARTY TRANSACTIONS

            For the three months ended March 31, 2007 and 2008, the Company recognized expenses for services provided by Knox Lawrence International, KLI, a principal shareholder of the Company, and its affiliates of approximately $63,000 for each period. At December 31, 2007 and March 31, 2008, the Company has a payable to KLI of approximately $1,543,000 and $1,106,000, respectively, related to payments made by KLI on behalf of the Company for legal, accounting, and consulting costs. Included in the amount at March 31, 2008 is approximately $624,000 associated with fees payable to KLI for their consulting services associated with the Merger. (See Note 3 for further discussion). In January 2007, the Company issued 18,380 shares of its common stock with an estimated fair value of approximately $184,000 to a current investor (See Note 10 for further discussion).

NOTE 13 – SUBSEQUENT EVENTS

New Credit Facility

            In May 2008, the Company entered into subordinated debt facility with a bank. The facility provides for a new term loan in the amount of $3.0 million. The facility bears interest at a rate equal to LIBOR plus 10.00% (12.80% interest rate at closing) which is payable monthly. The new facility also requires quarterly principal payments of $100,000 from July 2008 through May 2010, at which time the balance of the new term loan is due. Proceeds from the facility were used to help pay off the Second Utility Note of principal of $2.8 million and interest of $0.8 million.

Amended Agreement with Senior Lender

            As discussed in Note 7, the Company received a waiver from its Senior Lender in April 2008 for its non-compliance with certain covenants with the Amended Agreement as of December 31, 2007. In May 2008, STI entered into an agreement with Avnet to amend certain restrictive financial covenants for covenant periods beginning March 31, 2008.

Restricted Common Stock Awards

            In May 2008, the Company issued an additional 44,620 shares of restricted common stock to a certain member of senior management. The restricted common stock awards vest 7,437 shares on March 31, 2009, 14,873 shares vest on each of March 31, 2010 and 2011, and 7,437 shares on September 30, 2011 with the specified vesting tied to performance criteria as well as continued service.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Consonus Technologies, Inc.

        We have audited the accompanying consolidated balance sheet of Consonus Technologies, Inc. as of December 31, 2007, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Consonus Technologies, Inc. at December 31, 2007, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

Raleigh, North Carolina	/s/ Ernst & Young LLP
May 2, 2008 (except for the sixth paragraph of Note 14, as to which the date is May 21, 2008)

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Consonus Acquisition Corp.
(Consonus Technologies, Inc. as of January 22, 2007)

        We have audited the accompanying consolidated balance sheet of Consonus Acquisition Corp. (Consonus Technologies, Inc. as of January 22, 2007) and its subsidiary (the Company) as of December 31, 2006 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period March 31, 2005 (date of inception) to December 31, 2005 and for the year ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and the results of their operations and their cash flows for the period March 31, 2005 (date of inception) to December 31, 2005 and the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Salt Lake City, Utah May 2, 2007 (except for the second paragraph of Note 1, as to which the date is August 6, 2007 and for the fourth paragraph of Note 1, as to which the date is January 8, 2008)	/s/ GRANT THORNTON LLP

 CONSONUS TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	December 31, 2006	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$–	$982
Accounts receivable, net of allowance of $5 and $539, respectively	325	18,563
Current portion of prepaid data center services costs	144	10,830
Prepaid expenses and other current assets	3,160	8,439

Total current assets	3,629	38,814
Property and equipment, net	13,460	19,452
Other Assets:
Goodwill	1,598	21,624
Other intangible assets, net	2,422	18,549
Prepaid data center services costs, net of current portion	433	2,478
Other	131	54

Total other assets	4,584	42,705

Total assets	$21,673	$100,971

Liabilities
Current liabilities:
Accounts payable	$2,275	$17,751
Accrued liabilities	141	6,457
Payable to stockholder	171	1,543
Current maturities of long-term debt	782	5,799
Current portion of deferred revenue	406	16,801

Total current liabilities	3,775	48,351
Long-term debt, net of current maturities	12,935	37,322
Deferred revenue, net of current portion	873	3,815
Other long-term liabilities	435	174

Total liabilities	18,018	89,662
Commitments and contingencies
Stockholders' Equity
Preferred stock, $.10 par value, 15,000,000 and zero shares authorized, issued, and outstanding as of December 31, 2006 and 2007, respectively	176	–
Preferred stock, $0.000001 par value, 10,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2007	–	–
Common stock, $0.000001 par value, 13,333,333 shares authorized, 1,955,658 and 3,021,066 shares issued and outstanding at December 31, 2006 and 2007, respectively	–	–
Additional paid-in capital	3,525	13,977
Warrants	–	2,316
Accumulated deficit	(46)	(4,995)
Accumulated other comprehensive income	–	11

Total stockholders' equity	3,655	11,309

Total liabilities and stockholders' equity	$21,673	$100,971

 CONSONUS TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Period from March 31, 2005 through December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007
Revenues:
Data center services and solutions	$4,899	$6,911	$35,449
IT infrastructure services	111	201	11,016
IT infrastructure solutions	–	–	54,574

Total revenues	5,010	7,112	101,039
Operating expenses:
Costs of data center services and solutions	1,579	2,565	21,349
Costs of IT infrastructure services	76	133	7,333
Costs of IT infrastructure solutions	–	–	44,527
Selling, general and administrative expenses	1,375	2,383	24,876
Failed acquisition expense	–	198	–
Research and development expense	176	–	–
Depreciation and amortization expense	690	1,163	3,565

Total operating expenses	3,896	6,442	101,650

Income (loss) from operations	1,114	670	(611)
Interest expense, net	(600)	(1,133)	(4,035)

Income (loss) before taxes	514	(463)	(4,646)
Income tax expense (benefit)	173	(176)	303

Net income (loss)	$341	$(287)	$(4,949)

Earnings (loss) per common share – basic	$0.18	$(0.15)	$(1.78)

Earnings (loss) per common share – diluted	$0.17	$(0.15)	$(1.78)

Basic weighted average number of common shares outstanding	1,874,787	1,895,171	2,774,733

Diluted weighted average number of common shares outstanding	1,994,694	1,895,171	2,774,733

 CONSONUS TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the Period from March 31, 2005 through December 31, 2005 and the Years Ended December 31, 2006 and 2007
(in thousands, except share amounts)

	Preferred Stock Shares	Preferred Stock	Common Stock Shares	Common Stock	Additional Paid-in Capital	Warrants	Accumulated Deficit	Accumulated Other Comprehensive income	Total Stockholder's Equity
Issuance of Common Stock on March 31, 2005	–	$–	1,874,787	$–	$–	$–	$–	$–	$–
Issuance of Preferred Stock to Gazelle Technologies, Inc.	15,000,000	–	–	–	–	–	–	–	–
Contributed capital in connection with asset acquisition	–	–	–	–	2,538	–	–	–	2,539
Stock-based compensation	–	–	–	–	28	–	–	–	27
Fair value of barter credits utilized	–	176	–	–	–	–	–	–	176
Payment of dividend	–	–	–	–	–	–	(100)	–	(100)
Net income	–	–	–	–	–	–	341	–	341

Balance at December 31, 2005	15,000,000	176	1,874,787	–	2,566	–	241	–	2,983
Non cash equity consulting services	–	–	24,261	–	218	–	–	–	218
Stock-based compensation	–	–	32,348	–	41	–	–	–	41
Issuance of Common Stock	–	–	24,262	–	700	–	–	–	700
Net loss	–	–	–	–	–	–	(287)	–	(287)

Balance at December 31, 2006	15,000,000	176	1,955,658	–	3,525	–	(46)	–	3,655
Preferred stock converted to common stock	(15,000,000)	(176)	65,066	–	176	–	–	–	–
Common shares issued in connection with Strategic Technologies, Inc. acquisition	–	–	761,118	–	7,632	–	–	–	7,632
Stock options issued in connection with Strategic Technologies, Inc. acquisition	–	–	–	–	874	–	–	–	874
Warrants issued in connection with Strategic Technologies, Inc. acquisition	–	–	–	–	–	2,316	–	–	2,316
Issuance of restricted stock	–	–	178,203	–	–	–	–	–	–
Common shares issued to related party	–	–	18,380	–	184	–	–	–	184
Issuance of deferred stock	–	–	42,641	–	–	–	–	–	–
Stock-based compensation	–	–	–	–	1,436	–	–	–	1,436
Capital contribution by principal stockholder	–	–	–	–	150	–	–	–	150
Unrealized gain on securities available-for-sale	–	–	–	–	–	–	–	11	11
Net loss	–	–	–	–	–	–	(4,949)	–	(4,949)

Total comprehensive loss									(4,938)

Balance at December 31, 2007	–	$–	3,021,066	$–	$13,977	$2,316	$(4,995)	$11	$11,309

 CONSONUS TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Period from March 31, 2005 through December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007
Cash flows from operating activities:
Net income (loss)	$341	$(287)	$(4,949)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	690	1,163	3,565
Non-cash research and development	176	–	–
Non-cash interest	171	268	310
Non-cash (gain) loss on derivative	(44)	(35)	253
Stock-based compensation	28	41	1,620
Deferred taxes	5	(8)	3
Changes in operating assets and liabilities:
Accounts receivable	182	(101)	(1,174)
Prepaid expenses and other current assets	87	(2,582)	(7,133)
Other assets	(61)	(264)	330
Accounts payable	479	1,554	3,525
Accrued liabilities	415	(296)	13
Payable to stockholder	–	171	1,372
Deferred revenue	86	454	4,685

Net cash provided by operating activities	2,555	78	2,420

Cash flows from investing activities:
Capital expenditures	(924)	(139)	(950)
Acquisition of data center assets	(13,860)	–	–
Acquisition of Strategic Technologies, Inc., net of cash acquired	–	–	893

Net cash used in investing activities	(14,784)	(139)	(57)
Cash flows from financing activities:
Proceeds from line of credit	2,732	5,395	6,056
Payments on line of credit	(2,166)	(5,217)	(6,799)
Proceeds from debt	10,500	–	1,861
Payments on debt	(712)	(817)	(2,649)
Contributed capital	2,038	700	150
Payments of dividends	(100)	–	–
Payments of loan fees	(63)	–	–

Net cash provided by (used in) financing activities	12,229	61	(1,381)

Increase in cash	–	–	982

Cash and cash equivalents at the beginning of the period	–	–	–

Cash and cash equivalents at the end of the period	$–	$–	$982

Supplemental disclosures of cash flow information:
Cash paid for interest	$405	$904	$3,512

Cash paid for income taxes	$–	$185	$482

Supplemental disclosures of non-cash investing and financing activities:
Debt forgiveness	$–	$–	$4,965

Non-cash consulting services	$–	$218	$–

Purchase of property and equipment with capital leases	$10	$–	$174

Payment of invoices with barter credit	$176	$–	$–

Note payable issued for acquisition of Consonus, Inc.	$3,992	$–	$–

Acquisition consulting services contributed by parent	$500	$–	$–

CONSONUS TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

Description of Business

            Consonus Technologies, Inc. (the Company), incorporated in the state of Delaware, was formed in connection with the merger of Consonus Acquisition Corporation (CAC) and Strategic Technologies, Inc. (STI) on January 22, 2007. The Company designs, builds, and operates e-business data centers to store, protect, and manage critical business information computer systems. The Company owns two facilities in Utah and leases two facilities in Utah. In addition, the Company has partnership agreements with data centers in Colorado, Ohio, Massachusetts and North Carolina. The Company also provides its clients with information technology infrastructure services and solutions and data center services, which include designing, planning, building and supporting business systems that integrate technologies, information, processes and people.

Acquisitions

            On October 18, 2006, CAC and STI entered into an Agreement (the Merger Agreement) and Plan of Merger and Reorganization (the Merger). The Merger closed on January 22, 2007 whereby the two companies became wholly owned subsidiaries of the Company. In connection with the Merger, the structure of CAC was modified such that it became a wholly-owned subsidiary of CTI. In connection with the STI Merger, CAC's shares in its subsidiary, the Company, were canceled, and the shareholders of STI and CAC exchanged their respective shares for new shares of the Company. The Merger was accounted for under the purchase method of accounting in accordance with U.S. generally accepted accounting principles. Under this method of accounting, STI was determined to be the "acquired" company for accounting and financial reporting purposes. Accordingly, the accompanying historical consolidated financial statements as of December 31, 2006 and for the period March 31, 2005 through December 31, 2005 are that of CAC (Consonus Technologies, Inc. as of January 22, 2007). The financial results of STI are included in the consolidated financial statements of the Company from the date of acquisition. In connection with the acquisition of STI, shares of CAC were exchanged for shares of the Company at a ratio of 551.41 shares for each share of CAC common stock.

        On May 2, 2005, CAC merged with Gazelle Technologies, Inc. ("Gazelle") in a transaction accounted for in accordance with entities under common control. Gazelle was engaged in the development of software for vendor management for the utility sector. Effective May 31, 2005, CAC acquired certain data center assets and liabilities from Consonus, Inc., an unrelated third-party.

Reverse Stock Split

            In January 2008, the Company's board of directors approved a reverse stock split whereby each 1.5 shares of common stock were exchanged for 1 share of common stock. All historical CAC and CTI share and per share amounts have been retroactively adjusted to give effect to the Merger and the January 2008 reverse stock split.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

            The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from those estimates and could differ materially.

Revenue Recognition

            The Company derives revenues from data center services and IT infrastructure solutions and services. Data center services are comprised of managed infrastructure, managed services and maintenance support services. IT infrastructure solutions and services include the resale of hardware and software, along with consulting, integration and training services. The Company recognizes revenues in accordance with Securities and Exchange Commission's (SEC) Staff Accounting Bulletin No. 104. "Revenue Recognition" (SAB 104). The Company recognizes revenue when all of the following conditions are satisfied: there is persuasive evidence of an arrangement; delivery has occurred; the collection of fees is probable; and the amount of fees to be paid by the customer is fixed or determinable. Delivery does not occur until products have been shipped or services have been provided and risk of loss has transferred to the client.

        When the Company provides a combination of the above referenced products or services to its customers, recognition of revenues for the hardware and related maintenance services component is evaluated under Emerging Issues Task Force Issue (EITF) No. 00-21 (EITF 00-21), "Revenue Arrangements with Multiple Deliverables" provided any software included in the arrangement is not essential to the functionality of the hardware based on guidance included in EITF 03-5, "Applicability of AICIPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software." Hardware and related elements qualify for separation under EITF 00-21 when the services have value on a stand-alone basis, objective and verifiable evidence of fair value of the separate elements exists and, in arrangements that include a general right of refund relative to the delivered element, performance of the undelivered element is considered probable and substantially in its control. Fair value is determined principally by reference to relevant third-party evidence of fair value in accordance with EITF 00-21. Such third-party information is readily available since the Company primarily resells products offered by its vendors. The application of the appropriate accounting guidance to the Company's sales requires judgment and is dependent upon the specific transaction. The Company recognizes revenues from the sale of hardware products at the time of sale provided the SAB 104 revenue recognition criteria are met and any undelivered elements qualify for separation under EITF 00-21.

        Software and related maintenance and professional services are evaluated under Statement of Position (SOP) No. 97-2 (SOP 97-2), "Software Revenue Recognition." In arrangements that include multiple elements, including software licenses, maintenance and/or professional services, the Company allocates and defers revenue for the undelivered items based on vendor-specific objective evidence (VSOE) of fair value for the undelivered elements, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. VSOE of fair value for each undelivered element is based on the price for which the undelivered element is sold separately. The Company determines the fair value of the undelivered elements based on historical evidence of stand-alone sales of these elements to third parties. When VSOE does not exist for undelivered items such as maintenance and professional services, then the entire arrangement fee is recognized ratably over the performance period.

        Maintenance contract revenue is deferred and recognized ratably over the contractual period. The deferred revenue consists primarily of the unamortized balance of product maintenance. Occasionally, the Company resells maintenance contracts to certain customers in which the Company assumes an agency relationship as defined by EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." For such contracts, the Company generally has no further obligation to the customer beyond the billing and collection of the maintenance contract amount. These agent maintenance contracts are established between the vendor and the customer and the Company has no obligation to provide the maintenance services. In such arrangements, the Company recognizes the net fees retained as revenues at the time of sale with no associated costs of sales.

        Consulting services revenue is recognized as the services are rendered. Revenues generated from fixed price arrangements are recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours. For fixed price contracts when the current estimates of total contract revenue and contract cost indicate a loss, the estimated loss is recognized in the period the loss becomes evident.

        Unbilled services are recorded for consulting services revenue recognized to date that has not yet been billed to customers. In general, amounts become billable upon the achievement of contractual milestones or in accordance with predetermined payment schedules. Unbilled services are generally billable to customers within one year from the respective balance sheet date.

        Revenue also consists of monthly fees for data center services and solutions including managed infrastructure and managed services and is included within "data center services" revenue in the accompanying consolidated statements of operations. Revenue from managed infrastructure and managed services is billed and recognized over the term of the contract which is generally one to three years. Installation fees associated with managed infrastructure and managed services revenue is billed at the time the installation service is provided and recognized over the estimated term of the related contract or customer relationship. Costs incurred related to installation are capitalized and amortized over the estimated term of the related contract or customer relationship.

Allowance for Doubtful Accounts

            Accounts receivable consist primarily of amounts due to the Company from its normal business activities. Accounts receivable amounts are determined to be past due when the amount is overdue based on contractual terms. The Company maintains an allowance for doubtful accounts to reflect the expected uncollectability of accounts receivable based on past collection history and specific risks identified among uncollected amounts. Accounts receivable are charged off against the allowance for doubtful accounts when the Company determines that the receivable will not be collected. The Company performs ongoing credit evaluations of its customers.

        The following table summarizes the changes in the Company's allowance for doubtful accounts (in thousands)

	Period from March 31, 2005 to December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007
Balance at beginning of period	$–	$5	$5
Increase due to Acquisitions	5	–	557
Charges to expense	–	–	20
Deductions	–	–	(43)

Balance at end of period	$5	$5	$539

Concentration of Credit and Supply Risk

            Sales to two customers comprised approximately 27% and 11% of total revenues for the period from March 31, 2005 (date of inception) to December 31, 2005. Two customers each comprised approximately 13% of total revenues for the year ended December 31, 2006. For the year ended December 31, 2007, no customer comprised more than 10% of consolidated revenues. As of December 31, 2006, three customers comprised approximately 20%, 13% and 12% respectively, of accounts receivable. As of December 31, 2007, no customer comprised more than 10% of accounts receivable.

        Approximately 85% of the Company's hardware and software purchases for the year ended December 31, 2007 was from one vendor and approximately 70% of accounts payable at December 31, 2007 were due to this vendor. Approximately 87% of the Company's total IT infrastructure solutions revenues for the year ended December 31, 2007 are related to resales of this supplier's products.

Cash and Cash Equivalents

            The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

Prepaid Data Center Services Costs

            Prepaid data center services costs represent the unused portion of the maintenance support the Company has contracted with software and hardware vendors. These costs are amortized to costs of data center services ratably over the term of the related contracts. Prepaid data center services costs also represent costs incurred related to installation of customers in our data centers and are capitalized and amortized over the estimated life of the customer relationship. These costs are amortized to costs of infrastructure solutions.

Property and Equipment

            Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings	30 – 40 years
Computers and equipment	3 – 15 years
Furniture	7 – 10 years
Software	3 years

        Property and equipment held under capital leases and leasehold improvements are amortized based on the straight-line method over the shorter of the lease term or estimated life of the assets. Maintenance and repairs which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred.

Long-lived Assets

            In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Long-lived Assets", such as property, equipment, and definite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

Goodwill and Other Intangible Assets

            The Company accounts for its goodwill and other intangibles in accordance with SFAS No. 142, "Goodwill and Other Intangibles" (SFAS 142). SFAS 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded values of goodwill or certain intangibles exceed their fair value. The Company has elected to perform its annual impairment test as of December 31 of each calendar year. An interim goodwill impairment test would be performed if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

Fair Value of Financial Instruments

            The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and debt obligations. The carrying amount of the cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate fair value due to their short-term nature. Management believes that the Company's debt obligations in general bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value.

Derivative Financial Instruments

            All derivatives are recognized on the balance sheet at their fair values. The carrying value of the derivative is adjusted to market value at each reporting period and the increase or decrease is reflected in interest expense in the consolidated statements of operations. In August 2005, the Company entered into an interest rate swap agreement with U.S. Bank (U.S. Bank). At December 31, 2007, this agreement covers a notional amount of approximately $5.0 million related to its term loan with U.S. Bank. In August 2007, the Company entered into an additional interest rate swap agreement with U.S. Bank, effective September 15, 2007 with a notional amount of approximately $1.8 million at December 31, 2007. As of December 31, 2006 and 2007, approximately $79,000 was recorded in other assets and $174,000 was recorded in other liabilities, respectively, related to these instruments. The Company recognized a gain (loss) of approximately $44,000, $35,000 and $(253,000), respectively, during the period from March 31, 2005 through December 31, 2005 and the years ended December 31, 2006 and 2007 of other income (expense) as a result of the change in the market value of these instruments. This is reflected as a reduction (increase) to interest expense in the accompanying statements of operations.

Stock-Based Compensation

            On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), "Share Based Payment" (SFAS 123R). SFAS 123R replaces SFAS No. 123, "Accounting for Stock Based Compensation," and supersedes APB 25, "Accounting for Stock Issued to Employees". SFAS 123R requires that the cost resulting from all share based payment transactions be recognized in the financial statements using the fair value method. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow. The Company will recognize excess tax benefits when those benefits reduce current income taxes payable. Upon the adoption of SFAS 123R, the Company has elected to use the Black Scholes Merton option pricing model to determine the fair value of options granted. See Note 10 for further discussion of the Company's accounting for stock-based compensation.

Income Taxes

            The Company utilizes the asset and liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities, and net operating loss and tax credit carryforwards, utilizing enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect of any future change in income tax rates is recognized in the period that includes the enactment date. The Company provides a valuation allowance for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefit or if future deductibility is uncertain. See Note 8 for further discussion of the Company's accounting for income taxes.

Earnings (Loss) Per Share

            Basic earnings (loss) per common share is based upon the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per common share is based upon the assumption that all common stock equivalents were converted at the beginning of the year. Shares calculated for diluted shares for the years ended December 31, 2005, 2006 and 2007 do not include unvested equity instruments and unissued shares associated with stock based compensation arrangements as their effect is antidilutive.

Recently Issued Accounting Standards

            In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157), to provide enhanced guidance when using fair value to measure assets and liabilities. SFAS 157 defines fair value and establishes a framework for measuring fair value for disclosures of fair value measurements. SFAS 157 applies whenever other pronouncements require or permit assets or liabilities to be measured at fair value and, while not requiring new fair value measurements, may change current practices. The Company is currently evaluating the impact SFAS 157 will have on its consolidated financial statements. SFAS 157 is effective for the Company beginning on January 1, 2008.

        In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment to FASB Statement No. 115" (SFAS 159), which permits all entities to choose to measure certain financial assets and liabilities at fair value at specified election dates. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for the Company beginning on January 1, 2008. The Company is currently evaluating the impact SFAS 159 will have on its consolidated financial statements.

        In December 2007, the FASB issued SFAS No. 141(revised 2007), "Business Combinations" ("SFAS 141R") and SFAS No. 160 "Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, and amendment of ARB No. 51" ("SFAS 160"). These new standards will significantly change the financial accounting and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements. Specifically, under SFAS 141R and SFAS 160 companies will be required to:

  •
  Recognize and measure in your financial statements, the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree

  •
  Recognize and measure the goodwill acquired in the business combination or a gain from a bargain purchase

  •
  Determine what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination

  •
  Improve the relevance, comparability and transparency of the financial information of the reporting entity provides in its consolidated financial statements

        SFAS 141R and SFAS 160 are required to be adopted concurrently, and are effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. The Company is currently evaluating the impact SFAS 141R and SFAS 160 will have on its consolidated financial statements.

        In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities ("FAS 161"). FAS 161 requires enhanced disclosures about how and why companies use derivatives, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect a company's financial position, financial performance and cash flows. The provisions of FAS 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. Consequently, FAS 161 will be effective for the Company's quarter ended March 31, 2009. The Company is in the process of determining the impact, if any, the adoption of FAS 161 will have on its financial statement disclosures.

Reclassifications

            Certain amounts in the prior year's financial statements and related notes have been reclassified to conform to the current year presentation.

NOTE 3 – ACQUISITIONS

            On October 18, 2006, the Merger Agreement was entered into between CAC and STI, and closed on January 22, 2007. The Merger was accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations". Under this method of accounting, STI was determined to be the acquired company for accounting and financial reporting purposes. The financial results of STI are included in the consolidated financial statements of the Company from the date of acquisition. The Company believes that the merger will create benefits and synergies that will allow the Company to expand its margins, offer broader services and solutions, offer new services and solutions and improve its customer penetration.

        Consideration paid to the stockholders of STI included 761,118 shares of common stock, 231,514 warrants to purchase common stock, and 172,361 stock options that vested immediately prior to the merger. The aggregate purchase consideration was determined as follows (in thousands):

Fair value of common stock	$7,632
Fair value of vested stock options	874
Fair value of warrant	2,316
Direct and incremental transaction costs	1,392

Total	$12,214

        Included in the transaction costs is approximately $624,000 of costs payable to a principal stockholder for consulting services provided in connection with the merger.

        The purchase price has been allocated based on estimated fair values of assets acquired and liabilities assumed. In 2007, goodwill was adjusted by approximately $(5.0) million as a result of (i) a $5.0 million forgiveness of debt originally included in the allocation of purchase price (see Note 6 for further discussion) and (ii) miscellaneous adjustments of approximately $29,000, which reduced goodwill accordingly. The Company's purchase price allocation is as follows (amounts in thousands):

Cash	$1,944
Accounts receivable	17,064
Property and equipment	6,217
Goodwill	20,026
Customer relationships	16,000
Developed technology	2,000
Other assets	11,552
Outstanding debt	(29,505)
Other liabilities assumed	(33,084)

Total	$12,214

        As part of the allocation of the purchase price, the Company estimated the fair value of the acquired deferred revenue and prepaid data center services costs in accordance with SFAS 141 and related literature, including EITF 01-3, "Accounting in a Business Combination for Deferred Revenue of an Acquiree" and also the guidance of EITF 04-11, "Accounting in a Business Combination for Deferred Postcontract Customer Support Revenue of a Software Vendor". The guidance requires the acquiring entity to recognize a legal performance obligation related to a revenue arrangement of an acquired entity and that the amount assigned to that liability should be based on its fair value at the date of the acquisition. The Company decreased the historical carrying value of STI's deferred revenue by approximately $3,018,000 and the prepaid data center services costs by approximately $403,000 to management's estimate of fair value in connection with the allocation of the purchase price of the Merger.

        On May 2, 2005, KLI merged the assets of Gazelle with the Company. As the Company and Gazelle were controlled by KLI, the transfer was recorded at historical costs as of the date of Gazelle's incorporation (April 13, 2005). Gazelle was engaged in the development of software for vendor management for the utility sector. The holder of 15,000,000 shares of preferred stock of Gazelle was given 15,000,000 shares of non-voting preferred stock in the Company as a result of the merger. The shares were issued in exchange for barter credits. During the period March 31, 2005 (date of inception) to December 31, 2005 the Company utilized approximately $126,000 of the barter credits and incurred an additional expense of $50,000 that the Company intends to settle with barter credits resulting in research and development expense of approximately $176,000. No such costs were incurred during the year ended December 31, 2006 and 2007. As of December 31, 2005, the Company recorded equity of approximately $176,000. The remaining barter credits expire on April 1, 2010. The Company has an option to extend that agreement for one additional year. The barter credits were accounted for in accordance with Emerging Issues Task Force ("EITF") No. 93-11, "Accounting for Barter Transactions Involving Barter Credits". The fair value of the preferred stock was based on the fair value of the services received due to the ability of the Company to utilize the credits to acquire services from an independent third-party service provider.

        Effective May 31, 2005, the Company acquired certain assets and liabilities of Consonus, Inc., an unrelated third-party. Total consideration provided by the Company was approximately $18.4 million consisting of $13.0 million paid in cash at closing and $3,742,000 in notes payable to the seller. The Company also expended approximately $1,683,000 in deal and closing costs. In conjunction with the acquisition, the Company recorded goodwill of $1,597,767. The acquisition was accounted for as a purchase and the acquired assets were recorded at their fair values at the date of acquisition. The results of operations of the acquired company are included in the financial statements of the Company for all periods after May 31, 2005.

        The purchase price was allocated as follows (in thousands):

Current assets	$610
Property and equipment	13,601
Other assets	499
Intangibles – customer relationships and goodwill	4,728
Liabilities assumed	(1,013)

Total	$18,425

        The following unaudited pro forma financial information (in thousands) presents the consolidated results for the years ended December 31, 2005, 2006 and 2007, reported as though the acquisition of the assets Consonus, Inc. had been completed as of January 1, 2005 and that the Merger had been completed at the beginning of the periods presented. This pro forma unaudited financial information is not intended to be indicative of future results.

	Year Ended December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007
Revenues	$85,886	$98,995	$104,169
Net loss	$(3,198)	$(4,125)	$(5,739)
Basic and diluted net loss per common share	$(1.18)	$(1.51)	$(2.04)

NOTE 4 – GOODWILL AND OTHER INTANGIBLES

            As of December 31, 2006 and December 31, 2007 intangible assets consist of (in thousands):

	December 31, 2006	December 31, 2007
Definite-lived intangible assets:
Customer relationships	$3,130	$19,130
Developed technology	–	2,000
Less accumulated amortization	(708)	(2,581)

Total definite-lived intangible assets	2,422	18,549
Indefinite-lived intangible assets:
Goodwill	1,598	21,624

Goodwill and other intangible assets, net	$4,020	$40,173

        The $3.1 million assigned to customer relationships in connection with the acquisition of the assets of Consonus, Inc. is being amortized on a straight line basis over 7 years. Customer relationships of

$16.0 million assigned as part of the Merger is being amortized over its useful life of 10 years in a pattern consistent with which the economic benefit is expected to be realized. The $2.0 million assigned to developed technology is being amortized on a straight line basis over an estimated useful life of 4 years. During the period March 31, 2005 to December 31, 2005 and the years ended December 31, 2006 and 2007, the Company recorded amortization expense of approximately $261,000, $447,000, and $1,873,000, respectively.

        Estimated future amortization expense of definite-lived intangible assets is as follows (in thousands):

2008	$2,680
2009	3,014
2010	3,200
2011	2,826
2012	2,152
Thereafter	4,677

Total	$18,549

NOTE 5 – PREPAID EXPENSES AND OTHER CURRENT ASSETS

            The Company capitalized direct and incremental expenses of approximately $340,000 at December 31, 2006 in connection with the Merger which is included in prepaid expenses and other current assets in the accompanying balance sheet. Such expenses were included in the determination of the purchase price of STI (See Note 3) as of the date of acquisition.

        The Company has also capitalized direct and incremental expenses associated with the proposed initial public offering of approximately $2.4 million and $5.7 million at December 31, 2006 and 2007, respectively, which is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

NOTE 6 – PROPERTY AND EQUIPMENT, NET

            As of December 31, 2006 and 2007 property and equipment, net consisted of (in thousands):

	December 31, 2006	December 31, 2007
Buildings	$11,563	$15,433
Land	306	1,456
Leasehold improvements	–	62
Computer software and equipment	2,245	4,888
Office furniture and equipment	150	368
Construction in process	336	77

Total property and equipment	14,600	22,284
Less accumulated depreciation	(1,140)	(2,832)

Property and equipment, net	$13,460	$19,452

NOTE 7 – LONG-TERM DEBT

            As of December 31, 2006 and 2007 long-term debt consists of the following (in thousands):

	December 31, 2006	December 31, 2007
Line of credit agreement with a financial institution with a maximum borrowing limit of $2,500,000 with a variable interest rate (7.95% and 7.83% at December 31, 2006 and December 31, 2007, respectively) payable monthly, principal due on May 31, 2010.	$743	$–
Term loan of $10.5 million with a financial institution with monthly variable payments, a variable interest rate (7.95% and 7.83% at December 31, 2006 and December 31, 2007, respectively), remaining balance due on May 31, 2012	9,870	9,392
Term loan of $1.9 million with a financial institution with monthly variable payments, a variable interest rate (7.83% at December 31, 2007), remaining balance due on November 19, 2014.	–	1,839
Note payable to a utility company (Second Utility Note), principal and accrued interest of 9% per annum due May 31, 2008.	2,800	2,800
Note payable to a utility company (Third Utility Note), principal and accrued interest of 9% per annum due April 30, 2007, as modified. Note was repaid in April 2007.	300	–
Bank mortgage note payable, with interest at 8.5%, payable in equal monthly installments of $23,526 through November 2008, with payment of remaining balance due December 2008. The note is collateralized by a first deed of trust on STI's office building, assignment of all leases, and a security interest in all fixtures and equipment. This note was renegotiated in March 2008 and is now due in February 2011. See Note 14 for further discussion.	–	1,982
Bank mortgage note payable, with interest at 8.5%, payable in monthly installments of $3,025 through November 2008, with payment of remaining balance due December 2008. The note is collateralized by a first deed of trust on STI's office building, assignment of all leases, and security interest in all fixtures and equipment. This note was renegotiated in March 2008 and is now due in February 2011. See Note 14 for further discussion.	–	265
Note payable to Avnet, inc., our "Senior Lender", with interest at 8.0%, payable through September 2010 as discussed below. The note is collateralized by all assets of STI including a second position deed of trust on real estate.	–	19,752
Past due trade debt due to Senior Lender, with interest at 8.0%, payable through September 2010 as discussed below. The note is collateralized by all assets of STI including a second position deed of trust on real estate.	–	2,356

Notes payable to vendor, with interest at LIBOR plus 1.5% (6.74% at December 31, 2007), payable in payments based on excess cash flow in accordance with inter-creditor agreement. The note is unsecured.	–	4,245
Note payable to Oracle Finance, with interest at 8.0%, payable in quarterly payments of $3,193 through January 1, 2009.	–	12
Capital leases	4	478

Total	13,717	43,121

Less current maturities of long-term debt	(782)	(5,799)

Long-term debt	$12,935	$37,322

        On May 31, 2005, the Company entered into a credit agreement with U.S. Bank (U.S. Bank) that provided a $2.5 million line of credit and a $10.5 million term loan. Proceeds of the term loan and $1.5 million of the line of credit were used for the purchase of the assets of Consonus, Inc. as of May 31, 2005. Both loans bear interest at a rate equal to LIBOR plus a LIBOR spread as defined in the credit agreement (7.83% as of December 31, 2007) which is payable monthly. In addition, the line of credit requires the Company to pay a commitment fee quarterly on the unused portion of the line at a defined rate (0.5% as of December 31, 2007). The term loan requires monthly payments of $44,722 from October 2007 through May 2012, at which time the balance is due. The line of credit is due in May 2010.

        On November 19, 2007, the Company entered into an amended and restated credit agreement with U.S. Bank. The amended and restated credit agreement with U.S. Bank provides for a new term loan in the amount of approximately $1.9 million, in addition to the existing revolving line of credit of $2.5 million and the existing $10.5 million term loan, as further described above. The new term loan in the amount of approximately $1.9 million bears interest at a rate equal to LIBOR plus a LIBOR spread as defined in the amended and restated credit agreement (7.83% interest rate at December 31, 2007) which is payable monthly. The new term loan in the amount of $1.9 million requires monthly principal payments of $22,155 plus applicable monthly interest payments from December 2007 through November 19, 2014, at which time the balance of the new term loan is due. The proceeds of the new term loan will be used to finance the costs of retrofitting a new leased data center facility in the Salt Lake City, Utah area, including the costs of equipment for use in the new data center facility.

        The term loans and line of credit are collateralized by all assets and leases of CAC. The credit agreement contains affirmative, negative, and financial covenants. As of December 31, 2006 and December 31, 2007, the Company was in compliance with all covenants.

        In connection with the purchase of the assets of Consonus, Inc. from a utility company, the Company entered into various notes with the seller of the assets. These notes are collateralized by all assets and leases of CAC and are subordinate to the U.S. Bank agreement. These notes also contain affirmative, negative, and financial covenants. As of December 31, 2007 and December 31, 2006, the Company was in compliance with all covenants. The First Utility Note with an original principal amount of $500,000 was repaid in May 2006. The Second Utility Note of $2.8 million and the Third Utility Note of $441,617 both accrue interest which is payable upon maturity of the notes. The Second Utility Note of $2.8 million matures in May 2008 and the Third Utility Note of $0.4 million matured in January 2007 but was modified as described below. Included in other long-term liabilities at December 31, 2006 is approximately $424,000 of accrued interest associated with the Second Utility Note. Included in accrued liabilities at December 31, 2007 is approximately $0.7 million of accrued interest associated with the Second Utility Note.

        On January 31, 2007, a modification agreement to the Third Utility Note was signed. The remaining principal amount of $300,000 and accrued interest of $2,625 as of January 31, 2007 plus future interest at 18.0% of $9,124 was paid in three equal installments of approximately $103,918 with the payments on February 28, 2007, March 31, 2007, and April 30, 2007. The Third Utility Note was paid in full in April 2007.

        In connection with the Merger on January 22, 2007, the Company assumed all outstanding debt of STI. On May 20, 2005, STI entered into an Amended and Restated Refinancing Agreement (the Amended Agreement) with the lender (Senior Lender) which was later amended on June 22, 2006, May 1, 2007, September 10, 2007 and October 8, 2007. The Agreement, with amendments, consists of one note and a past due trade debt. The note in the amount of $20.1 million carries an interest rate of 8.0%. Payments of principal and interest under both the note and the past due trade debt are $300,000 monthly with the unpaid principal being due on September 10, 2010. Additionally, in connection with the Merger, the Company issued 231,514 warrants to purchase common stock to the Senior Lender.

        The Senior Lender also provides goods and services for resale by the Company, referred to as trade debt in the agreement. Past Due Trade Debt, defined in the Agreement as trade debt that is unpaid 50 days or more after invoice date at such time, will accrue interest of 8% per annum. Past Due Trade Debt is paid with excess cash remaining after payments are made on the notes payable as noted in the Agreement.

        The Amended Agreement also requires the unpaid debt balance to be paid off immediately with the proceeds from an initial public offering or other financing transaction. If an initial public offering or other financing transaction does not occur by September 30, 2008, the interest rate will increase on the note and the Past Due Trade Debt to 12% and the Senior Lender will be issued an additional warrant to purchase 231,514 shares of the Company's common stock at an exercise price of $0.00039 per share.

        The Amended Agreement contains certain financial covenants as defined in the credit agreement which include a fixed charge coverage ratio, a limitation on capital expenditures, a minimum quarterly revenue attainment and a quarterly gross margin attainment.

        As of December 31, 2007, the Company was not in compliance with certain financial covenants under the fourth amendment to the Amended Agreement with the Senior Lender and received a waiver of such violation in April 2008.

        Future minimum principal payments on long-term debt are as follows (in thousands):

2008	$5,799
2009	2,430
2010	20,530
2011	2,797
2012	7,686
Thereafter	3,879

Total minimum payments	$43,121

NOTE 8 – INCOME TAXES

            The Company adopted the provisions of FASB Interpretation 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN 48). As a result of the implementation of FIN 48, the Company recognized no material adjustment in the liability for unrecognized income tax benefits. As a result of an acquisition during the year, the Company recognized an increase of $0.9 million in its unrecognized income tax benefits. The Company does not anticipate any significant increase or decrease of unrecognized tax benefit within the twelve month period following December 31, 2007.

        The following table summarizes the activity related to our unrecognized tax benefits (in thousands):

Balance at January 1, 2007	$–
Increases related to acquisition	929
Increases related to current year tax positions	–

Balance at December 31, 2007	$929

        If these unrecognized tax benefits of $0.9 million at December 31, 2007 were recognized, they would have decreased the Company's annual effective tax rate. No expense has been recorded for interest and penalties related to these tax positions.

        The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of the date of adoption, January 1, 2007 and as of December 31, 2007, the Company had no accrued interest or penalties related to uncertain tax positions.

        The Company has its tax years ended 1995 to 2007 open to examination by federal tax and major state tax jurisdictions. The Company has not been informed by any tax authorities for any jurisdiction that any of its tax years are under examination as of December 31, 2007.

        The Company has operating loss carryforwards for federal tax purposes of approximately $20.8 million at December 31, 2007. The total amount is limited by Section 382 of the Internal Revenue Code. The Company also has gross North Carolina net operating loss carry forwards in the amount of $11.2 million.

        The provision/(benefit) for income taxes for the period from March 31, 2005 through December 31, 2005 and for the years ended December 31, 2006 and 2007 consists of the following (in thousands):

	Period from March 31, 2005 to December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007
Current:
Federal	$145	$(145)	$276
State	23	(23)	24

	168	(168)	300

Deferred:
Federal	4	(7)	3
State	1	(1)	–
	5	(8)	3

Total	$173	$(176)	$303

        The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory income tax rate of 34% for the period March 31, 2005 through December 31,

2005 and the year ended December 31, 2006 and 35% for the year ended December 31, 2007 to income (loss) before taxes as a result of the following differences (in thousands):

	Period from March 31, 2005 through December 31, 2005	Year Ended December 31, 2006	Year Ended December 31, 2007
Income tax provision (benefit) at the statutory U.S. tax rate	$175	$(157)	$(1,626)
Increase in rate resulting from:
State income taxes	15	(15)	(293)
Purchased contract revenue	(19)	(10)	(18)
Meals and entertainment	2	4	45
Valuation allowance	–	–	2,128
Other	–	2	67

Income tax expense	$173	$(176)	$303

        Deferred income taxes reflect the tax impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

        Deferred tax assets and (liabilities) at December 31, 2006 and 2007 are comprised of the following (in thousands):

	2006	2007
Current:
Accrued vacation and bonuses	$14	$82
Allowance for bad debt expense	–	234

Total current asset	14	316

Non-current:
Intangibles	49	(6,546)
Tax depreciation in excess of book depreciation	(129)	(199)
Net operating loss carry forward	17	7,597
Stock-based compensation	–	619
Deferred contract revenue	52	2,090
Other	–	5

Total non-current (liability) asset	(11)	3,566

Gross deferred tax asset	3	3,882
Valuation allowance	–	(3,882)

Net deferred tax asset	$3	$–

        The Company has provided a valuation allowance for the gross deferred tax asset due to the uncertainty regarding the Company's ability to realize the entire asset. The valuation allowance has increased by approximately $0 and $3.9 million during the years ended December 31, 2006 and 2007, respectively.

        Utilization of the federal net operating loss carry forwards are subject to a substantial annual limitation due to the change in ownership provisions of the Internal Revenue Code of 1986. The ultimate ability for the Company to use existing net operating loss carryovers to offset future income is limited. The Company's net operating loss carry forwards begin to expire at the end of the taxable year ending December 31, 2020.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

            The Company leases various office space, and land under non-cancelable operating leases which expire at various times from 2008 to 2055. Future aggregate minimum lease payments under non-cancelable operating leases as of December 31, 2007 were as follows (in thousands):

Year ending December 31,
2008	$927
2009	532
2010	290
2011	178
2012	145
Thereafter	394

Total minimum lease payments	$2,466

        Lease expense for the period March 31, 2005 to December 31, 2005 and the years ended December 31, 2006 and 2007 was approximately $151,000, $286,000 and $1.4 million, respectively.

        The Company contracts with certain vendors for bandwidth services which it then resells to its customers. As of December 31, 2007, the Company was contracted to pay these vendors approximately $270,000, $150,000 and $11,000 for the years ended December 31, 2008, 2009 and 2010, respectively.

        In 2005, the Company entered into a consulting agreement with a utility company to provide certain consulting services in connection with the operation of one of its data center facilities. The agreement required the Company to pay $14,725 monthly and expired in May 2006. The Company expensed approximately $103,000 and $74,000 for the period March 31, 2005 to December 31, 2005 and the year ended December 31, 2006, respectively.

        From time to time, the Company is subject to various lawsuits and other legal proceedings, which arise in the ordinary course of business. Management accrues an estimate of expense for any matters that can be reasonably estimated and that are considered probable of occurring based on the facts and circumstances. Management believes that the ultimate resolution of current matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

NOTE 10 – STOCK-BASED COMPENSATION

            The Company has current agreements with two of its officers and one of its board members which give them an opportunity to earn a certain percentage of the equity of CAC. Those percentages ranged from 1.5% to 3.5% of the initial investment of CAC and vest over a 2 or 3 year vesting period. The Company has recognized compensation expense for the period from March 31, 2005 through December 31, 2005 and the years ended December 31, 2006 and 2007 of $27,900, $41,100 and $68,500, respectively under these agreements based on the estimated fair value of the Company's stock on the date of the agreements. At December 31, 2007, there is approximately $23,000 of unrecognized compensation costs related to these awards. During the year ended December 31, 2006, 32,348 shares vested in connection with these agreements. During the year ended December 31, 2007, an additional 42,641 shares vested in connection with these agreements. At December 31, 2007, there are 53,669 shares of common stock of CTI remaining to be vested.

        The Company issued 24,261 shares of common stock in October 2006 as part of a consulting agreement whereby a third-party consulting firm performed certain services in connection with the pending public offering. An additional 31,246 shares are to be issued by June 30, 2008 for services previously provided during the year ended December 31, 2006. The Company recognized approximately $218,000 related to the services provided during the year ended December 31, 2006, which was based on the estimated fair value of the shares on the date of grant. The compensation for the services has been reflected within prepaid expenses in the accompanying consolidated balance sheet since the costs are direct and incremental to the proposed public offering. Once the public offering is consummated, all offering related costs capitalized within prepaid expenses will be reclassified to additional paid-in capital as a reduction of the proceeds.

        The Company adopted an incentive compensation plan (2007 Equity Plan) on December 15, 2006. The 2007 Equity Plan provides for the issuance of a variety of stock-based awards that may be granted to executive officers, employees and consultants. The pricing, vesting, and other terms of the equity instruments are at the discretion of the Board. A total of 366,667 shares of common stock are reserved for issuance under the 2007 Equity Plan, of which 133,333 restricted shares of common stock and 141,633 deferred shares of common stock were issued on January 22, 2007 to certain members of senior management. An additional 44,870 restricted shares were issued in September 2007. Subsequent to January 22, 2007 and prior to December 31, 2007, 11,100 deferred shares were forfeited, leaving 130,533 deferred shares outstanding at December 31, 2007.

        The 133,333 restricted common stock awards vest over a three year period with 66.66% vesting in the first year and 16.67% vesting in the second and third year. There are no performance requirements attached to the vesting. The 44,870 restricted common stock awards vest, as amended in February 2008, over the next four years, 30% vest on February 6, 2008, 40% will vest on March 31, 2009, 20% will vest on March 31, 2010 and 10% will vest on March 31, 2011. In accordance with SFAS 123R, the Company recognized approximately $1.0 million of compensation expense for the year ended December 31, 2007. At December 31, 2007, there is approximately $.9 million of unrecognized compensation costs related to these awards.

        The 130,533 deferred common stock awards vest evenly on an annual basis over a three year period with the vesting tied to performance criteria, as well as continued service. At December 31, 2007, 130,533 shares of the deferred stock granted remained outstanding with the remaining 11,100 shares forfeited during the year. In accordance with SFAS 123R, the Company recognized $0.4 million in compensation expense for the year ended December 31, 2007 based on management's estimate of the awards expected to vest. At December 31, 2007, there is approximately $0.9 million of unrecognized compensation costs related to these awards.

        During January 2007, the Company issued 18,380 shares of common stock to a related party of its principal stockholder. The Company recorded compensation expense equal to the estimated fair value of the stock issued of approximately $184,000 within selling, general, and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2007.

        A summary of the Company's stock option plan at December 31, 2007 and changes during the year then ended is as follows:

	Number of Shares	Average Exercise Price	Average Remaining Contractual Terms	Aggregate Intrinsic Value
Outstanding at December 31, 2006	–	$–
Options granted in connection with the Merger	172,361	$23.63
Forfeited or expired	7,793	$9.64

Outstanding at December 31, 2007	164,568	$24.29	5.1	$–

        As of December 31, 2007, there is zero unrecognized compensation cost related to outstanding stock options because all options were fully vested immediately prior to the Merger closing date of January 22, 2007. Therefore all outstanding options at December 31, 2007 are exercisable. There were no options granted during the year ended December 31, 2007 except for those issued in connection with the Merger.

        At December 31, 2007, the Company had reserved a total of 847,664 of its authorized 13,333,333 shares of common stock for future issuance as follows:

Outstanding warrants	231,514
Outstanding stock options	164,568
Outstanding restricted stock	178,203
Outstanding deferred stock	215,448
Possible future issuance under 2007 Equity Plan	57,931

847,664

NOTE 11 – EMPLOYEE SAVINGS PLAN

            The Company sponsors a defined contribution 401(k) plan (the Retirement Plan). Employees become eligible to participate in the Retirement Plan beginning the month subsequent to three months of employment. Participants may contribute up to 100% of their compensation up to a maximum annual contribution of $14,000, $15,000 and $15,500 for 2005, 2006, and 2007, respectively, if they are under 50 years of age and $18,000, $20,000 and $20,500, respectively, if they are 50 years or older as prescribed by the Internal Revenue Service. Currently, the Company provides contributions equal to 3% of employees' eligible earnings. The Company recognized expense related to these contributions of approximately $12,500, $42,000 and $60,000 for the period March 31, 2005 to December 31, 2005 and the years ended December 31, 2006 and 2007, respectively.

        In connection with the Merger, the Company maintains a 401(k) savings plan with a profit sharing feature (the Plan) whereby employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age and length-of-service requirements. The Company's matching contribution is discretionary and is determined on an annual basis. During the year ended December 31, 2007, the Company recognized expense of approximately $69,000 in connection with the Plan. The Company also may make annual discretionary profit sharing contributions to the Plan for all full-time employees who qualify as to age and length of service. The Company did not make any discretionary profit sharing contributions for the year ended December 31, 2007.

NOTE 12 – PREFERRED STOCK

            As part of its initial capitalization, Gazelle Technologies, Inc. issued 15,000,000 shares of $.10 par value preferred stock in exchange for barter credits. Gazelle Technologies was merged into CAC on May 2, 2005 and the preferred shares of Gazelle were exchanged for 15,000,000 shares of $.10 par value preferred stock in the Company. The preferred shares are non-voting and non-dividend eligible shares. The shares are automatically convertible into regular voting, dividend paying common stock into an amount of shares representing 3% of the then outstanding share equity of any new or merged or acquired companies, public or private or in the event that the Company becomes a public company. The preferred stock was converted into the 65,066 shares of common stock of the Company in January 2007 in connection with the Merger.

NOTE 13 – RELATED PARTY TRANSACTIONS

            For the period from March 31, 2005 through December 31, 2005 and the years ended December 31, 2006 and 2007, the Company recognized expenses for services provided by Knox Lawrence International, KLI, a principal shareholder of the Company, and its affiliates of approximately $165,000, $250,000, and $250,000, respectively. In addition, the Company paid approximately $23,000 and $37,000 during the period from March 31, 2005 through December 31, 2005 and the year ended December 31, 2006, respectively, to members of its advisory board or companies associated with those board members for consulting services. No such expenses were incurred for the year ended December 31, 2007. At December 31, 2006 and 2007, the Company has a payable to KLI of approximately $171,000 and $1,543,000, respectively, related to payments made by KLI on behalf of the Company for legal, accounting, and consulting costs. Included in the amount at December 31, 2007 is approximately $624,000 associated with fees payable to KLI for their consulting services associated with the Merger. (See Note 3 for further discussion). KLI also made capital contributions to the Company of $700,000 and $150,000 and during the year ended December 31, 2006 and 2007, respectively. In January 2007, the Company issued 18,380 shares of its common stock with an estimated fair value of approximately $184,000 to a current investor (See Note 10 for further discussion).

NOTE 14 – SUBSEQUENT EVENTS

Repurchase of Common Stock

            In January 2008, 102,350 shares of restricted stock and 43,510 shares of deferred stock vested under the 2007 Equity Plan. The Board of Directors approved a plan to purchase 51,013 shares of vested restricted and deferred stock issued under the 2007 Equity Plan and 12,449 shares of vested deferred stock issued under a previous CAC plan. These shares were purchased by the Company for approximately $625,000, which represents management's estimate of fair value on the date of repurchase.

Restricted Common Stock Awards

            In February 2008 and May 2008, the Company issued an additional 35,696 and 44,620 shares, respectively, of restricted common stock to certain members of senior management. The restricted common stock award of 35,696 shares both vest evenly on an annual basis over a three year period with the vesting tied to performance criteria as well as continued service. For the restricted common stock award of 44,620 shares, 7,437 shares vest on March 31, 2009, 14,873 shares vest on each of March 31, 2010 and 2011, and 7,437 shares vest on September 30, 2011.

Revision of Bank Mortgage Notes Payable Terms

            In March 2008, the Company revised the terms of its two bank mortgage notes payable with principal amounts totaling $2.2 million with a single bank mortgage note payable in the amount of

$2.4 million, with an interest rate of 8.00%. The revised note requires monthly principal and interest payments in the amount of $23,526 commencing in March 2008, with a final payment due in February 2011. The note is collateralized by a first deed of trust on STI's office building, assignment of all leases, and a security interest in all fixtures and equipment. Additional borrowings received under the revised note will be used to fund anticipated capital expenditures in 2008.

Amendment to Amended and Restated Credit Agreement

            In January 2008, the Company entered into the first amendment to the amended and restated credit agreement with U.S. Bank. The amendment allowed for the bank to issue letter of credit to the Company up to $500,000 and that letter of credit outstanding would reduce the availability of the line of credit. In January 2008, the Company was issued a letter of credit for approximately $353,000.

Amended Agreement with Senior Lender

            As discussed in Note 7, the Company received a waiver from its Senior Lender in April 2008 for its non-compliance with certain covenants with the Amended Agreement. In May 2008, STI entered into an agreement with Avnet to amend certain restrictive financial covenants for covenant periods beginning March 31, 2008.

New Credit Facility

            In May 2008, the Company entered into subordinated debt facility with a bank. The facility provides for a new term loan in the amount of $3.0 million. The facility bears interest at a rate equal to LIBOR plus 10.00% (12.80% interest rate at closing) which is payable monthly. The new facility also requires quarterly principal payments of $100,000 from July 2008 through May 2010, at which time the balance of the new term loan is due. Proceeds from the facility were used to help pay off the Second Utility Note of principal of $2,800,000 and interest of $0.8 million.

NOTE 15 – QUARTERLY FINANCIAL DATA (UNAUDITED)

            The following table sets forth quarterly information for the years ended December 31, 2006 and 2007 (in thousands, except per share data):

	First Quarter 2006	Second Quarter 2006	Third Quarter 2006	Fourth Quarter 2006	Total 2006
Revenues	$1,661	$1,712	$1,770	$1,969	$7,112
Income (loss) from operations	151	(21)	203	337	670
Net (loss) income	(16)	(153)	(144)	26	(287)
Net (loss) income per share – basic	$(0.01)	$(0.08)	$(0.08)	$0.01	$(0.15)
Net (loss) income per share – diluted	$(0.01)	$(0.08)	$(0.08)	$0.01	$(0.15)
	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Total 2007
	(as restated)	(as restated)	(as restated)
Revenues	$24,003	$25,370	$25,092	$26,574	$101,039
(Loss) income from operations	(506)	(18)	(456)	369	(611)
Net loss	$(1,687)	$(1,254)	$(1,609)	$(399)	$(4,949)
Net loss per share – basic and diluted	$(0.65)	$(0.45)	$(0.57)	$(0.14)	$(1.78)

        The Company has restated its statements of operations for the first, second and third quarters of 2007. The restatement resulted from a correction of an error in the application of EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" for certain maintenance and service contracts resold by the Company. The Company resells certain maintenance and service contracts whereby the vendor is contractually obligated to provide the services. The Company has previously reported these maintenance and service contract revenues on a gross basis and the costs paid to vendors were reflected in costs of data center services. The statements of operations have been restated to reflect the net fees retained by the Company for these maintenance contracts as data center services revenues and for these service contracts as IT infrastructure services with no associated costs of sales. The restatement also resulted from a correction of errors related to the cutoff of certain revenues. The Company had erroneously reported certain transactions as if the terms were FOB shipping point, when in fact certain transactions were FOB destination and should not have been recorded within certain quarters. There were also other miscellaneous immaterial adjustments in connection with the restatements.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Consonus Acquisition Corp.

        We have audited the accompanying balance sheet of Consonus, Inc. as of December 31, 2004 and the related statements of operations, stockholder's equity and cash flows for the year ended December 31, 2004 and the period January 1, 2005 to May 30, 2005. These financial statements are the responsibility of Consonus, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Consonus, Inc. as of December 31, 2004 and the result of its operations and its cash flows for the year ended December 31, 2004 and the period January 1, 2005 to May 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

Salt Lake City, Utah	/s/ GRANT THORNTON LLP
May 2, 2007

 CONSONUS, INC. (PREDECESSOR)

BALANCE SHEET

Predecessor December 31, 2004
Assets
Current assets
Cash	$335,614
Trade accounts receivable, less allowance for doubtful accounts of $1,000	344,646
Accounts receivable with Questar	154,915
Notes receivable with Questar	6,800,000
Prepaid expenses	155,823
Deferred tax asset – current	89,804
Other current assets	305,538

Total current assets	8,186,340

Property and equipment
Land	305,975
Buildings	13,476,920
Computers and equipment	3,392,555
Furniture	324,352
Software	596,771
Construction in progress	345,043

Total	18,441,616
Less accumulated depreciation and amortization	(5,544,383)

Total property and equipment	12,897,233

Other assets
Other	316,893

Total other assets	316,893

Total assets	$21,400,466

Liabilities
Current liabilities
Trade accounts payable	$435,253
Accounts payable with Questar	135,566
Accrued liabilities	187,026
Current portion of deferred revenue	137,575

Total current liabilities	895,420
Deferred income taxes	899,446
Deferred revenue, less current portion	479,753

Total liabilities	2,274,619

Commitments and contingencies (Note D)
Stockholder's equity
Common stock, $.01 par value, 1,000,000 shares authorized at December 31, 2004; 50 shares issued and outstanding at December 31, 2004	–
Additional paid-in capital	46,662,978
Accumulated deficit	(27,537,131)

Total stockholders' equity	19,125,847

Total liabilities and stockholder's equity	$21,400,466

The accompanying notes are an integral part of this financial statement.

 CONSONUS, INC. (PREDECESSOR)

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2004	Period from January 1, 2005 to May 30, 2005
Revenues	$6,002,649	$3,254,461
Cost of revenues	2,710,157	1,122,546

Gross profit	3,292,492	2,131,915
Operating expenses
Sales and marketing	601,602	349,003
General and administrative	1,749,474	663,376
Depreciation	745,026	288,224

Total operating expenses	3,096,102	1,300,603

Income from operations	196,390	831,312

Other income/(expense)
Interest income (expense), net	120,029	51,359
Loss on disposition of assets	–	(10,120)
Other income (expense)	6,000	–

Net other income (expense)	126,029	41,239

Income before taxes	322,419	872,551
Income tax expense	11,675	363,148

Net income	$310,744	$509,403

Basic net income per common share	$6,215	$10,188

Basic weighted average number of common shares outstanding	50	50

Diluted net income per common share	$6,215	$10,188

Diluted weighted average number of common shares outstanding	50	50

The accompanying notes are an integral part of this financial statement.

 CONSONUS, INC. (PREDECESSOR)

STATEMENTS OF STOCKHOLDERS' EQUITY

	Preferred stock		Common stock
					Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount			Total
PREDECESSOR BALANCE AT DECEMBER 31, 2003	–	$–	50	$–	$46,662,978	$(27,847,875)	$18,815,103
Net Income	–	–	–	–	–	310,744	310,744

PREDECESSOR BALANCE AT DECEMBER 31, 2004	–	–	50	–	46,662,978	(27,537,131)	19,125,847

Payment of dividend	–	–	–	–	–	(4,000,000)	(4,000,000)
Net income for the period January 1, 2005 to May 30, 2005	–	–	–	–	–	509,403	509,403

PREDECESSOR BALANCE AT MAY 30, 2005	–	$–	50	$–	$46,662,978	$(31,027,728)	$15,635,250

The accompanying notes are an integral part of this financial statement.

 CONSONUS, INC. (PREDECESSOR)

STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2004	Period from January 1, 2005 to May 30, 2005
Cash flows from operating activities:
Net income	$310,744	$509,403
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	745,026	288,224
Deferred taxes	520,656	153,898
Loss on disposition of assets	–	10,120
Changes in operating assets and liabilities
Trade accounts receivable	(214,699)	(60,794)
Receivable from Questar	(85,342)	87,489
Prepaid expenses	(30,344)	(77,149)
Other assets	(147,608)	128,599
Trade accounts payable	302,703	(156,205)
Payable to Questar	45,069	(55,397)
Accrued liabilities	63,335	210,964
Deferred revenue	80,290	121,477

Net cash provided by operating activities	1,589,830	1,160,629

Cash flows from investing activities:
Capital expenditures	(455,248)	(471,021)
Proceeds from sale of fixed assets	12,495	–
Proceeds (Loans) from notes receivable	59,283	(12,920)
Net decrease (increase) in note receivable from Questar	(1,300,000)	3,200,000

Net cash (used in) provided by investing activities	(1,683,470)	2,716,059

Cash flows from financing activities:
Payment of dividend	–	(4,000,000)

Net cash used in financing activities	–	(4,000,000)

Decrease in cash	(93,640)	(123,312)
Cash at the beginning of the period	429,254	335,614

Cash at the end of the period	$335,614	$212,302

Supplemental disclosures of cash flow information:
Cash paid during the year for
Interest	$19	$10
Income taxes	508,981	–

The accompanying notes are an integral part of this financial statement.

CONSONUS, INC. (PREDECESSOR)

NOTES TO FINANCIAL STATEMENTS

December 31, 2004

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.         Description of Business

            Consonus, Inc. (the Company) designs, builds, and operates e-business data centers to store, protect, and manage critical business information computer systems. The Company owns two facilities in Utah and leases another facility in Utah.

        Consonus, Inc. is incorporated in the state of Utah and prior to May 31, 2005 was owned 100% by Questar InfoComm, Inc., which is a wholly-owned subsidiary of Questar, Inc. (collectively, "Questar")

        Effective May 31, 2005, the Company was acquired by Knox Lawrence International and merged into Consonus Acquisition Corp. (Note H). The periods prior to the date of acquisition have been labeled as "predecessor".

2.         Basis of Presentation

            The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Property and Equipment

            Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings	30 – 40 years
Computers and equipment	3 – 15 years
Furniture	7 – 10 years
Software	3 years

        Maintenance and repairs which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. The Company capitalization threshold is $500.

3.         Long-lived Assets

            In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, long-lived assets, such as property, equipment, and definite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

4.         Revenue Recognition

            Revenue consists of monthly fees for data center services and solutions including managed infrastructure and managed services. Revenue from managed infrastructure and managed hosting activities is billed and recognized over the term of the contract which is generally one to three years.

Installation fees associated with hosting and co-location revenue is billed at the time the installation service is provided and recognized over the estimated term of the related contract.

        Costs incurred related to installation are capitalized and amortized over the estimated term of the related contract. As of December 31, 2004 the balance sheet includes approximately $86,000 of capitalized costs in other current assets and approximately $317,000 of capitalized costs in other assets.

        Deferred revenue generally represents amounts received in advance of services being rendered.

5.         Accounts Receivable, Significant Customers and Concentration of Credit Risk

            Accounts receivable consist primarily of amounts due to the Company from its normal business activities. Accounts receivable amounts are determined to be past due when the amount is overdue based on contractual terms. The Company maintains an allowance for doubtful accounts to reflect the expected uncollectibility of accounts receivable based on past collection history and specific risks identified among uncollected amounts. Accounts receivable are charged off against the allowance for doubtful accounts when the Company determines that the receivable will not be collected. The Company performs ongoing credit evaluations of its customers.

        Sales to three customers comprised 23%, 12% and 10% (a related party) of total revenues for the year ended December 31, 2004. Sales to one customer comprised 28% of total revenues for the period from January 1, 2005 to May 30, 2005.

6.         Fair Value of Financial Instruments

            The recorded amounts for cash, trade accounts receivable, note receivable, trade accounts payable and accrued liabilities approximated fair value due to the short-term nature of these financial instruments as of December 31, 2004.

7.         Income Taxes

            The Company utilizes the asset and liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities, and net operating loss and tax credit carryforwards, utilizing enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect of any future change in income tax rates is recognized in the period that includes the enactment date.

8.         Use of Estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas where significant judgments are made include, but are not limited to: allowances for doubtful accounts, contract lives, long-lived asset valuations and useful lives and deferred income tax asset valuation allowances. Actual results could differ from those estimates.

NOTE B – INCOME TAXES

            Provision for income taxes consist of the following:

	Year ended December 31, 2004	Period from January 1, 2005 to May 30, 2005
Current:
Federal	$(486,000)	$165,656
State	(22,981)	43,594
Deferred:
Federal	452,596	139,339
State	68,060	14,559

Total	$11,675	$363,148

        The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory income tax rate of 35% to income before taxes as a result of the following differences:

	Year ended December 31, 2004	Period from January 1, 2005 to May 30, 2005
Income tax provision at the statutory U.S. tax rate	$112,847	$324,686
Increase in rate resulting from:
State income taxes	27,620	37,799
Meals and entertainment	1,335	663
Other	(130,127)	–

Income tax expense	$11,675	$363,148

        Deferred income taxes reflect the tax impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

        Deferred tax assets and (liabilities) are comprised of the following:

2004
Current:
Accrued vacation and bonuses	$89,804

Non-current:
Tax depreciation in excess of book depreciation	(988,132)
Net operating loss carry forward	88,686

Total non-current liability	(899,446)

Net deferred tax liability	$(809,642)

        Pursuant to a tax sharing agreement with Questar, Questar was able to utilize Consonus, Inc.'s eligible net operating losses to offset taxable income and paid Consonus, Inc. for the benefit. At

December 31, 2004, Consonus, Inc. had net operating loss carryforwards of approximately $230,000 available to offset future federal taxable income and income taxes through 2023.

        As of December 31, 2004 Consonus, Inc. had income taxes receivable from Questar of approximately $6,000.

NOTE C – RELATED PARTY TRANSACTIONS

            As of December 31, 2004 the balance sheet includes $154,915 of accounts receivable, $6,800,000 of a note receivable with Questar for intercompany borrowings, and $135,566 of accounts payable with certain stockholders and related parties of Consonus, Inc. For the year ended December 31, 2004 and the period January 1, 2005 to May 30, 2005, revenue received from Questar, primarily relating to hardware sales and site hosting services, was approximately $635,000 and $283,000, respectively. Consonus, Inc. also recognized expenses representing services provided by Questar of approximately $1,102,000 and $508,000, respectively, for the year ended December 31, 2004 and the period January 1, 2005 to May 30, 2005.

NOTE D – COMMITMENTS AND CONTINGENCIES

            The Company leases various office space, and land under non-cancelable operating leases which expire at various times through 2055. Future aggregate minimum lease payments under non-cancelable operating leases as of December 31, 2004 are as follows:

Year ending December 31:	Operating Leases
2005	$161,373
2006	161,914
2007	162,466
2008	163,030
2009	163,604
Thereafter	396,610

Total minimum lease payments	$1,208,997

        Lease expense for the years ended December 31, 2004 and the period January 1, 2005 to May 30, 2005 were approximately $260,000 and $108,000, respectively.

        The Company has entered into a consulting agreement with Questar to provide certain consulting services in connection with the operation of one of its data center facilities. The agreement required the Company to pay $14,725 monthly and expired in May 2006. Consonus, Inc. expensed approximately, $177,000 and $74,000, respectively for the year ended December 31, 2004, and the period January 1, 2005 to May 30, 2005 under such agreement.

        The Company has entered into a lease for land related to a data center. The lease expires in May 2055 with options to extend it for four additional ten-year periods. The lease payment is $9,293 for the years 2006-2054 and $3,872 for the five months of 2055. The agreement does allow for certain adjustments to the payments based on changes in the consumer price index.

NOTE E – EMPLOYEE SAVINGS PLAN

            Prior to May 31, 2005 Consonus, Inc. sponsored a defined contribution 401(k) plan. Employees became eligible to participate in the 401(k) Plan beginning the month subsequent to three months of employment. Participants could contribute up to 100% of their compensation up to a maximum annual contribution of $13,000 for 2004 if they are under 50 years of age and $16,000 for 2004 if they are 50 years or older as prescribed by the Internal Revenue Service. Contributions of up to 6% of compensation were eligible for the Company's matching contributions. The Company provided matching contributions equal to 50% of employees' eligible contributions and recognized expense related to these contributions of approximately $21,000 and $23,000, respectively, for the year ended December 31, 2004 and the period January 1, 2005 to May 30, 2005.

NOTE F – EQUITY

            The Company declared and paid a dividend of $4,000,000 in January 2005.

NOTE G – EARNINGS PER SHARE

            Basic earnings per common share are based upon the weighted average number of common shares outstanding. Diluted earnings per common share are based on the assumption that all common stock equivalents were converted at the beginning of the year.

NOTE H – SUBSEQUENT EVENTS

            Effective May 31, 2005, the Consonus Acquisition Corp. acquired assets and certain liabilities of Consonus, Inc.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Strategic Technologies, Inc.

        We have audited the accompanying balance sheets of Strategic Technologies, Inc. as of December 31, 2005 and 2006, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Strategic Technologies, Inc. as of December 31, 2005 and 2006 and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the financial statements, the accompanying statements of operations for the years ended December 31, 2005 and 2006 have been restated.

/s/ ERNST & YOUNG LLP

Raleigh, North Carolina April 6, 2007 (except for the third paragraph of Note 1 and the second paragraph of Note 10, as to which the date is November 14, 2007)

 STRATEGIC TECHNOLOGIES, INC.

BALANCE SHEETS

	December 31
	2005	2006
Assets
Current assets
Cash and cash equivalents	$816,358	$414,093
Accounts receivable, net	14,398,654	19,938,050
Inventories	2,526,429	54,886
Current portion of prepaid support costs	6,431,693	9,136,299
Prepaid expenses and other current assets	479,819	529,599

Total current assets	24,652,953	30,072,927
Property and equipment
Land and building	5,494,771	5,322,822
Computer equipment and software	5,492,734	4,795,274
Office furniture and equipment	2,264,240	1,855,675

	13,251,745	11,973,771
Less accumulated depreciation	7,725,640	6,674,571

Net property and equipment	5,526,105	5,299,200
Prepaid support costs, net of current portion	623,561	2,458,081
Goodwill	33,598,343	33,598,343
Trademark	150,000	150,000

Total Assets	$64,550,962	$71,578,551

Liabilities
Current liabilities
Accounts payable	$12,458,797	$14,861,928
Accrued expenses	3,883,750	2,858,429
Notes payable to principal stockholders	371,310	374,310
Deferred revenues	10,883,109	14,689,543
Current maturities of long-term debt	788,811	3,046,887

Total current liabilities	28,385,777	35,831,097
Long-term debt, net of current maturities	32,897,632	31,529,283
Deferred revenues, net of current portion	974,271	3,660,125

Total liabilities	62,257,680	71,020,505
Commitments and contingencies
Stockholders' equity
Common stock, $.00002 par value, 30,000,000 shares authorized and 14,818,068 shares issued and outstanding at December 31, 2005 and 2006	296	296
Additional paid-in capital	24,529,911	24,541,997
Notes receivable from stockholders	(1,643,073)	(1,684,593)
Stock purchase warrants	5,019,323	5,019,323
Accumulated deficit	(25,613,175)	(27,318,977)

Total stockholders' equity	2,293,282	558,046

Total liabilities and stockholders' equity	$64,550,962	$71,578,551

See accompanying notes.

 STRATEGIC TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2006
	(as restated)	(as restated)
Revenues:
IT infrastructure solutions	$31,982,788	$54,205,857
IT infrastructure services	13,027,905	12,545,996
Data center services	32,610,908	25,131,064

Total revenues	77,621,601	91,882,917
Operating expenses:
Costs of IT infrastructure solutions	26,189,278	43,819,142
Costs of IT infrastructure services	9,215,195	8,831,658
Costs of data center services	20,263,935	16,266,146
Selling, general, and administrative expenses	18,690,196	19,619,512
Depreciation and amortization expense	1,125,110	957,940
Acquisition related expenses	–	623,982

Total operating expenses	75,483,714	90,118,380

Income from operations	2,137,887	1,764,537
Other (expense) income:
Interest expense	(4,202,408)	(3,499,379)
Interest income	195,523	48,700

Total other expenses, net	(4,006,885)	(3,450,679)

Loss before income tax expense	(1,868,998)	(1,686,142)
Income tax expense	3,788	19,660

Net loss	$(1,872,786)	$(1,705,802)

See accompanying notes.

 STRATEGIC TECHNOLOGIES, INC.

STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Notes Receivable from Stockholders	Stock Purchase Warrants	Accumulated Deficit	Total Stockholders' Equity
Balance at December 31, 2004	14,900,238	298	24,529,124	(1,601,553)	4,090,239	(23,740,389)	3,277,719
Common stock returned upon distribution of escrow	(82,170)	(2)	787	–	–	–	785
Issuance of warrants in conjunction with issuance of notes payable	–	–	–	–	929,084	–	929,084
Increase in notes receivable from stockholders	–	–	–	(41,520)	–	–	(41,520)
Net loss	–	–	–	–	–	(1,872,786)	(1,872,786)

Balance at December 31, 2005	14,818,068	296	24,529,911	(1,643,073)	5,019,323	(25,613,175)	2,293,282
Increase in notes receivable from stockholders	–	–	–	(41,520)	–	–	(41,520)
Deferred compensation	–	–	12,086	–	–	–	12,086
Net loss	–	–	–	–	–	(1,705,802)	(1,705,802)

Balance at December 31, 2006	14,818,068	$296	$24,541,997	$(1,684,593)	$5,019,323	$(27,318,977)	$558,046

See accompanying notes.

 STRATEGIC TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2005	2006
Operating activities
Net loss	$(1,872,786)	$(1,705,802)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,125,110	957,940
Amortization of debt discount	–	–
Non-cash interest expense	929,084	–
Stock option compensation adjustment	–	12,086
Loss on disposal of property and equipment	8,580	98,489
Changes in operating assets and liabilities:
Accounts receivable	7,282,873	(5,580,916)
Inventories	(2,348,435)	2,471,543
Prepaid support costs and other current assets	6,228,342	(4,588,906)
Accounts payable	(3,460,942)	2,403,131
Accrued expenses	(101,681)	(1,025,321)
Deferred revenues	(9,055,781)	6,492,288

Net cash used in operating activities	(1,265,636)	(465,468)

Investing activities
Purchases of property and equipment	(401,337)	(829,524)

Net cash used in investing activities	(401,337)	(829,524)
Financing activities
Proceeds from issuance of notes payable	4,071,588	2,555,475
Payments on notes payable	(3,006,627)	(1,665,748)
Proceeds from issuance of notes payable to stockholders	–	3,000
Payments on notes payable to stockholders	(3,303)	–

Net cash provided by financing activities	1,061,658	892,727

Net decrease in cash and cash equivalents	(605,315)	(402,265)
Cash and cash equivalents at beginning of period	1,421,673	816,358

Cash and cash equivalents at end of period	$816,358	$414,093

Supplemental disclosure of cash flow information
Cash paid for interest	$3,113,000	$3,480,000

Cash paid for income taxes	$91,000	$19,000

STRATEGIC TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2006

1.         Description of Business

            Strategic Technologies, Inc. (Strategic or the Company) provides business and technology consulting, application development and systems integration services. The Company provides its clients with information technology infrastructure services and solutions and data center services, which include designing, planning, building and supporting business systems that integrate technologies, information, processes and people.

Merger

            On October 18, 2006, Strategic entered into an Agreement (the Merger Agreement) and Plan of Merger and Reorganization (the Merger) with Consonus Acquisition Corporation (Consonus). The merger closed on January 22, 2007 whereby the Company became a wholly owned subsidiary of Consonus Technologies, Inc. (CTI). As a result of the merger, STI stockholders exchanged 100% of their stock for 1,749,994 shares of CTI stock. In addition, 258,542 options to purchase common stock and 347,271 warrants were issued in connection with the merger. Consonus, also a subsidiary of CTI, utilizes its security expertise to provide disaster-proof data centers and technology systems that assist its customers to ensure their critical business information and computer systems are managed, protected, and operational. In connection with the merger, the Company incurred approximately $624,000 of direct and incremental acquisition costs which have been included in acquisition related expenses in the related Statement of Operations.

Restatement of Previously Issued Financial Statements

            The Company has restated its statements of operations for the years ended December 31, 2005 and 2006. The restatement resulted from a correction of an error in the application of EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent" for certain maintenance contracts resold by the Company. The Company resells certain maintenance contracts whereby the vendor is contractually obligated to provide the services. The Company has previously reported these maintenance contract revenues on a gross basis and the costs paid to vendors were reflected in costs of data center services. The statements of operations have been restated to reflect the net fees retained by the Company for these maintenance contracts as data center services revenues with no associated costs of sales. The restatement has no effect on previously reported net income (loss), stockholders' deficit, or cash flows. The following table presents the impact of the adjustments on the Company's data center services revenues and related costs of services included in the statements of operations for the years ended December 31, 2005 and 2006:

	Year Ended December 31,
	2005	2006
Data center services revenue, as reported	$37,810,165	$31,438,536
Restatement Adjustment	(5,199,257)	(6,307,472)

Data center services revenue, as restated	$32,610,908	$25,131,064

Cost of data services, as reported	$25,463,192	$22,573,618
Restatement Adjustment	(5,199,257)	(6,307,472)

Costs of data center services, as restated	$20,263,935	$16,266,146

2.         Significant Accounting Policies

Use of Estimates

            The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will differ from those estimates and could differ materially.

Revenue Recognition

            The Company derives revenues from data center services and IT infrastructure solutions and services. Data center services are comprised of managed infrastructure, managed services and maintenance support services. IT infrastructure solutions and services include the resale of hardware and software, along with consulting, integration and training services. The Company recognizes revenues in accordance with Securities and Exchange Commission's (SEC) Staff Accounting Bulletin No. 104, "Revenue Recognition" (SAB 104). The Company recognizes revenue when all of the following conditions are satisfied: there is persuasive evidence of an arrangement; delivery has occurred; the collection of fees is possible; and the amount of fees to be paid by the customer is fixed or determinable. Delivery does not occur until products have been shipped or services have been provided and risk of loss has transferred to the client.

        When the Company provides a combination of the above referenced products or services to its customers, recognition of revenues for the hardware and related maintenance services component is evaluated under Emerging Issues Task Force Issue (EITF) No. 00-21 (EITF 00-21), "Revenue Arrangements with Multiple Deliverables" provided any software included in the arrangement is not essential to the functionality of the hardware based on guidance included in EITF 03-5, "Applicability of AICPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software." Hardware and related elements qualify for separation under EITF 00-21 when the services have value on a stand-alone basis, objective and verifiable evidence of fair value of the separate element, performance of the undelivered element is considered probable and substantially in our control. Fair value is determined principally by reference to relevant third-party evidence of fair value in accordance with EITF 00-21. Such third-party information is readily available since the Company primarily resells products offered by its vendors. The application of the appropriate accounting guidance to the Company's sales requires judgment and is dependent upon the specific transaction. The Company, through its STI subsidiary, recognizes revenues from the sale of products at the time of sale provided the SAB 104 revenue recognition criteria are met and any undelivered elements qualify for separation under EITF 00-21.

        Software and related maintenance and professional services provided by the Company are evaluated under Statement of Position (SOP) No. 97-2 (SOP 97-2), "Software Revenue Recognition". In arrangements that include multiple elements, including software licenses, maintenance and/or professional services, the Company allocates and defers revenue for the undelivered items based on vendor-specific objective evidence (VSOE) of the fair value of the undelivered elements, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. VSOE of fair value for each undelivered element is based on the price for which the undelivered element is sold separately. The Company determines the fair value of the undelivered elements based on historical evidence of stand-alone sales of these elements to third parties. When VSOE does not exist for undelivered items such as maintenance and professional services, then the entire arrangement fee is recognized ratably over the performance period.

        Maintenance contract revenue is deferred and recognized ratably over the contractual period. The deferred revenue consists primarily of the unamortized balance of product maintenance. Occasionally, the Company resells maintenance contracts to certain customers in which the Company assumes an agency relationship as defined by EITF 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." For such contracts, the Company generally has no further obligation to the customer beyond the billing and collection of the maintenance and contract amount. These agent maintenance contracts are established between the vendor and the customer and the Company has no obligation to provide the maintenance services. In such arrangements, the Company recognizes the net fees retained by STI as revenues at the time of sale with no associated costs of sales.

        Consulting services revenue is recognized as the services are rendered. Revenues generated from fixed price arrangements are recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours. For fixed price contracts when the current estimates of total contract revenues and contract cost indicate a loss, the estimated loss is recognized in the period the loss becomes evident.

        Unbilled services are recorded for consulting services revenue recognized to date that has not yet been billed to customers. In general, amounts become billable upon the achievement of contractual milestones or in accordance with predetermined payment schedules. Unbilled services are generally billable to customers within one year from the respective balance sheet date.

Concentration of Credit Risk

            For the years ended December 31, 2006, no individual customer comprised greater than 10% of revenues or accounts receivable. For the year ended December 31, 2005 one customer comprised approximately 15% of revenues.

        Approximately 82% and 85% of the Company's hardware and software purchases for the years ended December 31, 2005 and 2006, respectively, were from one vendor and approximately 73%, and 60% of accounts payable at December 31, 2005 and 2006, respectively, were due to this vendor. Approximately 80% and 84% of the Company's total IT infrastructure solutions revenues for the years ended December 31, 2005 and 2006, respectively, are related to resales of this supplier's products.

Cash and Cash Equivalents

            The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

            The Company evaluates the collectibility of accounts receivable based on a combination of factors. In circumstances where a specific customer's ability to meet its financial obligations is in question, the Company records a specific allowance against amounts due to reduce the net recognized receivable from that customer to the amount it reasonably believes will be collected. For all other customers, the Company records an allowance for the remaining outstanding accounts receivable balances based on a review of the aging of customer balances, industry experience and the current economic environment.

Prepaid Support Costs

            Prepaid support costs represent the unused portion of maintenance support the Company has contracted with software and hardware vendors. These costs are amortized to costs of services and support ratably over the term of the related contracts.

Inventories

            Inventories include inventory for specific customer projects in process which are recorded at the lower of cost (specific identification) or market and supplies inventory which are recorded at the lower of cost (first-in, first-out) or market. Approximately $2,300,000 in inventory was received in December 2005 for an order that was not shipped to the customer until January 2006.

Property and Equipment

            Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method. Costs of revenues excludes depreciation and amortization expense. The building is depreciated over an estimated useful life of forty years and computer software and equipment and office furniture and equipment are depreciated over estimated useful lives ranging from three to ten years.

Internal Use Software

            The company applies the guidance set forth in SOP No. 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (SOP 98-1), in accounting for the development of internal use software. SOP 98-1 requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage and amortize them over the software's estimated useful life. The Company has capitalized approximately $70,000 of unamortized internal software development costs during the year ended December 31, 2006. No such costs were capitalized during the year ended December 31, 2005. The estimated useful life of these capitalized software costs is three years. The total amount charged to expense for amortization of capitalized software costs was approximately $14,000 during the year ended December 31, 2006.

Long-Lived Assets

            In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets including property and equipment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine the recoverability of its long-lived assets, the Company evaluates the probability that future estimated undiscounted net cash flows will be less than the carrying amounts of the assets. If such estimated cash flows are less than the carrying amount of the long-lived assets, then such assets are written down to their fair value. The Company's estimates of anticipated cash flows and the remaining estimated useful lives of long-lived assets could be reduced in the future, resulting in a reduction to the carrying amount of long-lived assets.

Goodwill and Trademark

            During the years ended December 31, 2000 and 2001, the Company acquired Pathtech Solutions and the Allied Group. The Company accounted for these acquisitions in accordance with the purchase method of accounting, which resulted in goodwill of $33.6 million and a trademark intangible asset of

$150,000. The Company accounts for its goodwill and trademark in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded value of goodwill and certain intangibles exceeds its fair value. The Company has elected to perform its annual impairment test as of December 31 of each calendar year. An interim goodwill impairment test would be performed if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For purposes of performing the goodwill impairment test, the Company has identified one reporting unit based on criteria specified in SFAS 142. As of December 2006, the Company completed the required annual test, which indicated there was no impairment.

Fair Value of Financial Instruments

            The Company's financial instruments include cash and cash equivalents, accounts receivable, notes receivable from stockholders, accounts payable and debt obligations. The carrying amount of the cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to their short-term nature. The Company has notes receivable from stockholders of approximately $1.6 million and $1.7 million as of December 31, 2005 and 2006, respectively, which approximate fair value. These receivables are included as a component of stockholders' equity as of December 31, 2005 and 2006. Management believes that the Company's debt obligations in general bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value.

Accounting for Stock-Based Compensation

            On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123R). SFAS 123R replaces SFAS 123, Accounting for Stock-Based Compensation (SFAS 123), and supersedes APB 25, Accounting for Stock Issued to Employees (APB 25). SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements using the fair value method. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow. The Company will recognize excess tax benefits when those benefits reduce current income taxes payable.

        Since the Company used the minimum-value method to estimate the fair value of stock awards under SFAS 123 for pro forma footnote disclosure purposes, the Company was required to adopt SFAS 123R using the "prospective-transition" method upon the effective date. Under the prospective-transition method, nonpublic entities that previously applied SFAS 123 using the minimum-value method whether for financial statement recognition or pro forma disclosure purposes will continue to account for non-vested equity awards outstanding at the date of adoption of SFAS 123R in the same manner as they had been accounted for prior to adoption (APB 25 intrinsic value method for the Company). All awards granted, modified, or settled after the date of adoption should be accounted for using the measurement, recognition, and attribution provisions of SFAS 123R.

        During the year ended December 31, 2006, the Company recorded stock-based compensation expense of approximately $12,000 for awards granted subsequent to January 1, 2006 as a result of the adoption of SFAS 123R. Options granted prior to January 1, 2006 have continued to be accounted for under the APB 25 intrinsic value method. No compensation cost has been recorded for options granted to employees prior to the adoption of SFAS 123R since the exercise price of such options was equal to the estimated fair value of the Company's stock on the date of grant. Upon the adoption of SFAS 123R, the Company has elected to use the Black-Scholes-Merton option pricing model to determine the fair value of options granted.

Advertising Expense

            All advertising costs are expensed as incurred and are included within selling, general, and administrative expenses in the accompanying statements of operations. Advertising expenses for the years ended 2005 and 2006 were approximately $0.4 million and $0.3 million, respectively.

Income Taxes

            The Company accounts for income taxes using the provisions of SFAS No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109, the liability method is used in accounting for income taxes and deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities.

Reclassifications

            Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on previously reported net (loss) income or stockholders' equity.

Recent Accounting Pronouncements

            In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether or not to file a return in a particular jurisdiction). Under FIN 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities' full knowledge of the position and all relevant facts, but without considering time values. FIN 48 revises disclosure requirements and introduces a prescriptive, annual, tabular rollforward of the unrecognized tax benefits. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has not yet determined the impact of adopting FIN 48 on its results of operations and overall financial position.

        In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (SFAS 157), to provide enhanced guidance when using fair value to measure assets and liabilities. SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS 157 applies whenever other pronouncements require or permit assets or liabilities to be measured at fair value and, while not requiring new fair value measurements, may change current practices. The Company is currently evaluating the impact SFAS 157 will have on its consolidated financial statements. SFAS 157 is effective for the Company beginning on January 1, 2008.

3.         Accounts Receivable, Net

            Accounts receivable, net consists of the following at December 31:

	2005	2006
Billed accounts receivable	$13,269,915	$19,143,186
Unbilled accounts receivable	893,905	901,315
Other	818,903	444,193

	14,982,723	20,488,694
Allowance for doubtful accounts	(584,069)	(550,644)

Total accounts receivable, net	$14,398,654	$19,938,050

4.         Commitments and Contingencies

Lease Commitments

            The Company leases office space and equipment under various operating leases. Under the majority of the Company's leasing arrangements, the Company pays the property taxes, insurance, maintenance and expenses related to the leased property. Total rental expense under operating leases was approximately $1.1 million and $1.2 million for the years ending December 31, 2006 and 2005, respectively.

        Future minimum rental payments required under noncancelable operating leases at December 31, 2006 are as follows:

2007	$931,036
2008	554,058
2009	446,411
2010	368,745
2011	222,389
Thereafter	129,470

Total future minimum lease payments	$2,652,109

Contingencies

            From time to time, the Company is subject to various lawsuits and other legal proceedings, which arise in the ordinary course of business. Management accrues an estimate of expense for any matters that can be reasonably estimated and that are considered probable of occurring based on the facts and circumstances. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

5.         Long-Term Debt and Notes Payable

            Long-term debt consists of the following at December 31:

	2005	2006
Bank mortgage note payable, with interest at 8.5%, payable in equal monthly installments of $23,526 through November 2008, with payment of remaining balance due December 2008. The note is collateralized by a first deed of trust on the Company's office building, assignment of all leases, and a security interest in all fixtures and equipment	$2,186,026	$2,088,821
Bank mortgage note payable, with interest at 8.5%, payable in monthly installments of $3,025 through November 2008, with payment of remaining balance due December 2008. The note is collateralized by a first deed of trust on the Company's office building, assignment of all leases, and security interest in all fixtures and equipment	–	277,468
Note payable to Senior Lender, with interest at LIBOR plus 4.5% (8.56% and 9.87% at December 31, 2005 and 2006, respectively), payable through May 1, 2010 as discussed below. The note is collateralized by all assets including a second position deed of trust on real estate	9,010,454	8,476,454
Note payable to Senior Lender, with interest at 12%, payable through May 1, 2010 as discussed below. The note is collateralized by all assets including a second position deed of trust on real estate	5,561,000	5,598,500
Past due trade debt due to Senior Lender, with interest at 12%, payable through May 1, 2010 as discussed below. The note is collateralized by all assets including a second position deed of trust on real estate	12,527,849	13,777,186
Notes payable to vendor, with interest at LIBOR plus 1.5% (5.56% and 6.87% at December 31, 2005 and 2006, respectively), payable in payments based on excess cash flow in accordance with inter-creditor agreement. The note is unsecured	4,245,144	4,245,144
Note payable to Tennessee Department of Revenue, with interest at 11%, payable in equal monthly installments of $4,891 through February 1, 2008	122,264	63,577
Note payable to Oracle Finance, with interest at 8.0%, payable in quarterly payments of $3,193 through January 1, 2009	33,706	23,670
Other	–	25,350

Total long-term debt and notes payable	33,686,443	34,576,170
Less current maturities	788,811	3,046,887

Long-term debt	$32,897,632	$31,529,283

        Future minimum principal payments on long-term debt are as follows:

2007	$3,046,887
2008	5,912,356
2009	4,005,250
2010	18,066,533
2011	175,000
Thereafter	3,370,144

Total minimum payments	$34,576,170

        On May 20, 2005, the Company entered into an Amended and Restated Refinancing Agreement (the Agreement) with the lender (Senior Lender). The effect of the Agreement was to bring financing terms into compliance and set forth future payments and terms on the existing debt. A warrant for the purchase of 4,500,000 shares of common stock of the Company with an exercise price of $.01 per share was provided as a condition of the Agreement. This warrant replaced and superseded the warrants previously granted by the Company to the Senior Lender for the purchase of 3,419,644 shares. This immediately exercisable warrant for the purchase of 4,500,000 common shares was valued at approximately $5.0 million using a Black-Scholes-Merton option pricing model. The Company recognized interest expense of $929,084 in 2005 which is equal to the estimated incremental fair value of the warrant over the replaced warrants (which had previously been fully charged to interest expense over the term of the debt). As part of the Agreement, the Company executed two promissory notes, thereby canceling and replacing the prior notes. The first note in the amount of $10.4 million represents the outstanding principal and interest amounts owing under two prior notes and carries an interest rate of LIBOR plus 4.5%. The second note in the amount of $5.6 million represents a prior note plus a $630,000 refinancing fee and carries an interest rate of 12%. The Company recorded interest expense of $630,000 during 2005 related to this refinancing fee. Payments of principal and interest under both notes were to be made in accordance with the Agreement as follows: 1) $375,000 each calendar month in the 2005 calendar year, beginning with the effective date of the Agreement; 2) $400,000 each calendar month in the 2006 calendar year; 3) $450,000 each calendar month in the 2007 calendar year; 4) $500,000 each calendar month in 2008 through April 2010; and 5) a final payment in full, if any, on May 1, 2010 of all unpaid principal and interest. This payment schedule was revised in connection with the First Amendment entered into on June 22, 2006, as discussed below.

        The Senior Lender also provides goods and services for resale by the Company, referred to as trade debt in the agreement. Past due trade debt, defined in the Agreement as trade debt that is unpaid 50 days or more after invoice date at such time, will accrue interest of 12% per annum. Past due trade debt is paid with excess cash remaining after payments are made on the notes payable as noted in the Agreement.

        On June 22, 2006, the Company entered into a First Amendment to the Amended and Restated Refinancing Agreement (the Amended Agreement) with the Senior Lender. The effect of the Amended Agreement was to bring financing terms into compliance and set forth future payments and terms on the existing debt. As part of the Amended Agreement, the Company executed one promissory note, thereby canceling and replacing the prior note in the amount of $5.6 million. The new note in the amount of $5.6 million carries an interest rate of 12%. Concurrent with the amendment, the Company obtained a waiver for past debt covenant violations (including violations at December 31, 2005) through June 22, 2006. As of December 31, 2006, the Company was not in compliance with certain financial covenants of the Amended Agreement. The Company subsequently received a waiver on January 19, 2007.

        Pursuant to certain restrictive covenants of the Agreement, the Company may not merge or consolidate with any party, or permit such merger or consolidation unless the Company is the surviving entity. On October 18, 2006, the Company obtained consent from the Senior Lender permitting the Company to proceed with the merger with Consonus, which subsequently closed January 22, 2007.

        Payments of principal and interest on the two promissory notes and the past due trade debt with the Senior Lender payable in 2006 were revised in connection with the Amended Agreement as follows: 1) for each month in the first quarter of 2006, accrued interest only for such months on the unpaid principal amount of the Notes and the unpaid amount of past due trade debt; 2) for each month in the second quarter of 2006, an amount equal to the sum of (a) accrued interest for such months on the unpaid principal amount of the Notes and the unpaid amount of past due trade debt plus (b) $23,000; 3) for each month in the third quarter of 2006, an amount equal to the sum of (a) accrued interest for such months on the unpaid principal amount of the Notes and the unpaid amount of past due trade debt plus (b) $70,000; and 4) for each month in the fourth quarter of 2006, an amount equal to the sum of (a) accrued interest for such months on the unpaid principal amount of the Notes and the unpaid amount of past due trade debt plus (b) $85,000. Commencing in January 2007 and continuing thereafter, the required monthly payments shall be as described in the Agreement.

6.         Stock-Based Compensation

            On April 22, 1999, the Company adopted an Incentive Stock Option Plan (1999 Plan) that provides for the granting of stock options to employees. In addition, the Board of Directors of the Company, at its sole discretion, may award common stock to its employees based upon performance.

        The Company is authorized to grant options for up to 3,500,000 common shares under the 1999 Plan, of which 3,362,505 have been granted and remain outstanding as of December 31, 2006 at a weighted average exercise price of $1.59 per share. Generally, option grants vest ratably over a four-year period, and expire ten years from the date of the grant. A total of 2,998,872 of the options were exercisable as of December 31, 2006.

        The fair value of each award granted subsequent to the adoption of SFAS 123R was estimated on the date of grant using the Black-Scholes-Merton option-pricing model, which uses the assumptions in the following table. The Company uses historical data among other factors to estimate forfeiture rates used in the model. The expected term of options granted is derived using the "simplified" method as allowed under the provisions of the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, and represents the period that options granted are expected to be outstanding. The risk-free interest rate for periods within the contractual life of the option is based on the yield of the U.S. Treasury securities at the time of grant.

        The following table illustrates the assumptions for the Black-Scholes-Merton model used in determining the fair value of options granted to employees for the year ended December 31, 2006:

Year Ended December 31, 2006
Risk-free interest rate	4.4% – 4.7%
Volatility	100%
Expected life	6.25
Dividend yield	–

        The option-pricing model also uses a forecast of the volatility of the Company's common stock during the expected life of the option. The expected volatility is based on an analysis of the expected volatilities of entities that are similar except for having publicly traded securities in accordance with SFAS 123R, since the Company is privately held.

        A summary of the Company's stock option plan at December 31, 2006 and changes during the year then ended is as follows:

	Number of Shares	Average Exercise Price	Average Remaining Contractual Terms	Aggregate Intrinsic Value
Outstanding at December 31, 2005	3,209,384	$1.64
Options granted	193,092	$0.58
Forfeited or expired	(39,971)	$0.48

Outstanding at December 31, 2006	3,362,505	$1.59	6.19	$473,967

Vested or expected to vest at December 31, 2006	3,359,005	$1.60	6.18	$473,362

Exercisable at December 31, 2006	2,998,872	$1.72	5.87	$415,978

        As of December 31, 2006, there is approximately $103,000 of total unrecognized compensation costs related to stock-based compensation arrangements. The unrecognized compensation cost was recognized immediately prior to the Merger closing date of January 22, 2007.

        The weighted average grant-date fair value of options granted during the year ended December 31, 2006 was $0.61 per share. There were no options exercised during the years ended December 31, 2005 and 2006.

        At December 31, 2006, the Company had reserved a total of 7,961,770 of its authorized 30,000,000 shares of common stock for future issuance as follows:

Outstanding warrants	4,500,000
Outstanding stock options	3,362,505
Possible future issuance under stock option plan	99,265

7,961,770

7.         Retirement Plan

            The Company maintains a 401(k) savings plan with a profit sharing feature (the Plan) whereby employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age and length-of-service requirements. Company matching contributions were approximately $31,000 and $40,000 during the years ended December 31, 2005 and 2006. The Company's matching contribution is discretionary and is determined on an annual basis. From July through December of 2006, January through July of 2005 and April through December of 2004, the Company elected to match 15% of the first 6% of every employee-contributed dollar to the Plan. From January through June of 2006, August through December of 2005 and January through March of 2004, the Company elected to suspend the matching contributions. The Company also may make annual discretionary profit sharing contributions to the Plan for all full-time employees who qualify as to age and length of service. The Company did not make any discretionary profit sharing contributions for the years ended December 31, 2004, 2005 and 2006.

8.         Income Taxes

            The Company's current federal income tax expense for the years ended 2005 and 2006 was $3,788 and $19,660 respectively, There were no deferred federal or state income taxes for those periods.

        The following table reflects the deferred income tax assets and deferred income tax liabilities:

	December 31,
	2005	2006
Deferred tax assets:
Net operating losses	$8,253,000	$7,465,000
Deferred revenue	720,000	1,729,000
Other	557,000	385,000

	9,530,000	9,579,000
Reserve on deferred tax assets	(8,605,000)	(9,463,000)

	$925,000	$116,000

Deferred tax liabilities:
Amortization	$720,000	$–
Depreciation	205,000	116,000

	$925,000	$116,000

        The reasons for differences between the actual income tax benefit and the amount computed by applying the statutory federal income tax rate to losses before income taxes are as follows:

	Years Ended December 31
	2005	2006
Income tax provision (benefit) at statutory rate	(35)%	(35)%
State income taxes, net of federal benefit	(5)	(5)
Non-deductible expenses and other	27	(12)
Change in valuation allowance	13	53

Income tax provision	0%	1%

        Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax assets as of December 31, 2004, 2005 and 2006 are mainly composed of net operating losses (NOL).

        A valuation allowance for the entire net deferred tax asset has been recognized at December 31, 2004, 2005 and 2006, as realization of such asset is uncertain. At December 31, 2004, 2005 and 2006, the Company had federal net operating loss carryforwards of approximately $17.0 million, $20.6 million and $18.7 million, respectively. The federal loss carryforwards will begin to expire in 2020, unless previously utilized.

        The utilization of the NOL carryforward in future years will depend upon whether or not the Company generates taxable income. In addition, NOL carryforwards may be subject to limitations under Section 382 which may limit future utilization of the existing net operating losses.

9.         Related-Party Transactions

            The Company enters into certain transactions with its stockholders. The amounts of related-party transactions with stockholders of the Company included in the accompanying financial statements are summarized below:

	December 31
	2005	2006
Notes receivable and accrued interest from principal stockholder, unsecured, bearing interest at an annual rate of 3.46%, no specified maturity date or payment terms	$1,643,073	$1,684,593
Notes payable to principal stockholders, unsecured, bearing interest at an annual rate of 7% to 8%, no specified maturity date or payment terms	$371,310	$374,310

10.       Subsequent Events

            On January 22, 2007, the Company merged with Consonus and on that date became a wholly owned subsidiary of Consonus Technologies Inc. In accordance with the terms of the Merger Agreement, certain stockholder notes receivable balances were forgiven immediately prior to the merger and the stockholder notes payable were paid and satisfied in full. In addition, the vesting of all outstanding stock options accelerated to become 100% vested and fully exercisable on January 22, 2007 and certain outstanding stock options were re-priced immediately prior to the merger.

        On May 1, 2007, the Company entered into a second amendment to the Amended Agreement with its Senior Lender (Avnet, Inc.). The effect of the second amendment was to change the interest rate on the notes payable and past due trade debt to a fixed rate of 8% per annum, as well as change the required monthly payment of $300,000 beginning on May 2, 2007, with a final payment in full of all unpaid principal and interest on May 1, 2010. In addition, the second amendment changed certain restrictive financial covenants related to the outstanding indebtedness including: a requirement that the Company sell certain real property if the notes payable, past due trade debt and related accrued interest are not paid in full prior to August 31, 2007; amending the fixed charge coverage ratio; increasing the permissible amount of annual capital expenditures; and increasing the total amount of past due trade debt allowed through June 30, 2007. On August 7, 2007, the Company entered into a binding letter of agreement with Avnet. Inc., which outlined the terms of a third amendment to the Agreement which was executed on September 10, 2007. The third amendment outlines changes to certain restrictive financial covenants related to the outstanding indebtedness including: an extension of the date that the Company is required to sell certain real property to March 31, 2008; amending the fixed charge coverage ratio; amending the permissible amount of capital expenditures for 2007; and amending the past due trade debt limit and calculation. In September 2007, the Company entered into a non-binding letter of intent (LOI) with Avnet, Inc. In October 2007, the LOI was formalized into the fourth amendment to the Amended Agreement. The following summarizes the significant terms included in the fourth amendment to the Amended Agreement:

  •
  The amount of the new consolidated note will be approximately $20.1 million with an interest rate of 8% and replaces the two current notes and $12.3 million of the past due trade debt (see Note 6), which results in a debt forgiveness of approximately $5.0 million.

  •
  Monthly principal and interest payments of $300,000 with the remaining unpaid principal being due on September 1, 2010.

  •
  The unpaid debt balance will be paid off immediately with the proceeds from an initial public offering or other financing transaction. If an initial public offering or other financing transaction does not occur by September 30, 2008, the interest rate will increase to 12% and Avnet Inc. will be issued an additional warrant to purchase 347,271 shares of the Company's common stock at an exercise price of $0.00026 per share.

  •
  In the event the underwriters exercise their over-allotment option in connection with this offering, Avnet, Inc. will be a selling stockholder for a number of shares that is equal to 35% of the total number of shares sold in the over-allotment.

  •
  The existing rescission agreement between Avnet, STI and Consonus will terminate.

3,000,000 Shares

CONSONUS TECHNOLOGIES, INC.

Common Stock

Merriman Curhan Ford & Co.

            , 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the shares of common stock being registered. All amounts are estimates except the Securities and Exchange Commission (SEC) registration fee, the National Association of Securities Dealers, Inc. (NASD) filing fee and the Nasdaq Global Market filing fee.

Amount to be Paid
SEC registration fee	$1,355.85
NASD filing fee	6,710.00
Nasdaq Capital Market filing fee	100,000.00
Legal fees and expenses	3,401,240.00
Accounting fees and expenses	2,410,208.00
Printing expenses	900,000.00
Blue sky fees and expenses (including legal fees)	5,000.00
Transfer agent and registrar fees	5,500.00
Miscellaneous	1,586,564.15

Total	$8,416,578.00

Item 14. Indemnification of Directors and Officers.

        The Registrant's amended and restated bylaws provide that:

  1.
  To the maximum extent permitted by Delaware law, and subject to specific limitations set forth in the Registrant's amended and restated bylaws, the Registrant is required to indemnify any present or former officer or director of the Registrant who is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil or criminal, by reason of the fact that he or she, or a person of whom he or she was the legal representative, is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such present or former officer or director.

  2.
  Except to the extent prohibited by Delaware law, the Registrant is required to pay expenses (including attorneys' fees) incurred by a present or former officer or director in defending any action, suit or proceeding, whether civil or criminal, in advance of its final disposition; provided that present officers and directors provide an undertaking to repay such advancements if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant.

  3.
  The Registrant is required to pay the enforcement expenses of any present and former officer or director of the Registrant who is successful in a claim against the Registrant to enforce his or her rights to indemnification and advancement of expenses as outlined above.

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation (such as derivative actions), if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that such person shall not have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court deemed proper.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to present and former directors, or officers of the Registrant pursuant to the Registrant's amended and restated bylaws and/or Delaware law, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a present or former director, or officer of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

        The Registrant's policy is to enter into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and also provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities. These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent Sales of Unregistered Securities.

        Set forth below is information regarding securities of the Registrant sold within the past three years which were not registered under the Securities Act of 1933. The only such securities issued were common stock, options and warrant granted by the Registrant at the closing of the Registrant's merger with Strategic Technologies, Inc. ("STI"), which occurred on January 22, 2007 (the "STI Merger"). Also included is the consideration, if any, received by the Registrant for such shares, options and warrant and information relating to the section of the Securities Act of 1933, as amended, under which exemption from registration will be claimed.

    In connection with the closing of the STI Merger:

  (a)
  8 former stockholders of Consonus Acquisition Corp. ("CAC") were issued 2,039,104 shares of the Registrant's common stock;

  (b)
  4 former CAC stockholders were issued 127,556 deferred shares of the Registrant's common stock, with these deferred shares of common stock vesting upon the completion of this offering;

  (c)
  179 former STI stockholders were issued 762,787 shares of the Registrant's common stock;

  (d)
  the Registrant granted a warrant to Avnet, Inc. allowing for the purchase of 231,514 shares of the Registrant's common stock at an exercise price of $0.00039 per share;

  (e)
  the Registrant granted options to purchase 172,361 shares of the Registrant's common stock which were outstanding as of the closing of the STI Merger (which as of January 8, 2008 represent options to purchase 164,568 shares of the Registrant's common stock which are exercisable at a weighted average exercise price of $24.29 per share); and

  (f)
  pursuant to the terms of the 2007 Equity Plan, the Registrant issued 75,000 restricted shares of common stock to Michael G. Shook (which as of May 31, 2008, 25,000 restricted shares of common stock remained outstanding), (ii) 58,333 restricted shares of common stock to William M. Shook (which as of May 31, 2008, 25,000 restricted shares of common stock remained outstanding), (ii) 58,333 restricted shares of common stock to William M. Shook (which as of May 31, 2008, 19,444 restricted shares of common stock remained outstanding), and (iii) 141,633 deferred shares of common stock to 7 deferred stock recipients (which as of May 31, 2008, 87,023 deferred shares of common stock remain outstanding to 6 deferred stock recipients).

        In connection with employment agreements with new employees subsequent to January 22, 2008, the Registrant issued (i) 44,870 restricted shares of common stock to John Roger in September 2006 (which as of May 31, 2008 31,409 restricted shares of common stock remain outstanding), (ii) 35,696 restricted shares of common stock to Michael Bucheit in February 2008, and (iii) 44,620 restricted shares of common stock to Robert McCarthy in May 2008.

        No underwriters will be involved in the foregoing sales of securities. The securities described in paragraphs (a) to (f) of this Item 15 will be issued in reliance upon the exemption from the registration provisions of the Securities Act of 1933, as amended, set forth in Section 3(a)(10) thereof, relating to those securities which are issued in exchange for one or more bona fide outstanding securities where the terms and conditions of such issuance and exchange are approved after a hearing upon the fairness of such terms and conditions by an applicable court of law.

Item 16. Exhibits and Financial Statement Schedules.

        (a)   Exhibits.

        The following is a list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
3.1**	Certificate of Amendment of Certificate of Incorporation of Consonus Technologies, Inc., as currently in effect
3.2**	Amended and Restated Certificate of Incorporation of Consonus Technologies, Inc. to be in effect upon the closing of this offering
3.3*	Bylaws of Consonus Technologies, Inc., as currently in effect
3.4*	Amended and Restated Bylaws of Consonus Technologies, Inc. to be in effect upon the closing of this offering
4.1*	Registration Rights Agreement between Consonus Technologies, Inc., Knox Lawrence International, LLC, Michael G. Shook and William M. Shook dated January 22, 2007
4.2*	Stockholders Agreement between Consonus Technologies, Inc., Knox Lawrence International, LLC, Michael G. Shook, William M. Shook, Irvin J. Miglietta and Thomas Colleary dated January 22, 2007
4.3*	Voting Agreement between Consonus Technologies, Inc., Knox Lawrence International, LLC, Michael G. Shook, William M. Shook, Irvin J. Miglietta and Thomas Colleary dated January 22, 2007
4.4**	Specimen Stock Certificate
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1*	Asset Purchase Agreement between Consonus Acquisition Corp. and Consonus, Inc. dated May 31, 2005

10.2*	Credit Agreement between Consonus Acquisition Corp. and U.S Bank National Association dated May 31, 2005, as amended on December 12, 2006 and as amended and restated on November 19, 2007
10.3*
Agreement and Plan of Merger and Reorganization between Consonus Technologies, Inc., Strategic Technologies, Inc., Consonus Acquisition Corp., CAC Merger Sub, Inc., STI Merger Sub, Inc., Knox Lawrence International, LLC and Irvin J. Miglietta dated October 18, 2006
10.4*	First Amendment to Agreement and Plan of Merger and Reorganization dated January 22, 2007
10.5*	Warrant Agreement between Consonus Technologies, Inc. and Avnet, Inc. dated January 22, 2007, as amended on October 8, 2007
10.6**+	Distribution Agreement between Strategic Technologies, Inc. and Avnet, Inc. dba Avnet Technology Solutions dated May 1, 2007
10.7*
Operating Agreement between Consonus Technologies, Inc., Strategic Technologies, Inc., Consonus Acquisition Corp., Knox Lawrence International, LLC, Michael G. Shook, William M. Shook and Irvin J. Miglietta dated January 22, 2007, as amended on October 8, 2007
10.8**
Form of Restricted Stock Agreement between Consonus Technologies, Inc. and each of Michael G. Shook and William M. Shook and Restricted Stock Agreement between Consonus Technologies, Inc. and John Roger dated September 19, 2007
10.9*	Form of Deferred Stock Agreement between Consonus Technologies, Inc. and each of Robert Muir, Daniel S. Milburn, Karen S. Bertaux, Mark P. Arnold and Geoffrey L.S. Sinn
10.10*
Escrow Agreement between Consonus Technologies, Inc., Strategic Technologies, Inc., Consonus Acquisition Corp., Knox Lawrence International, LLC and Branch Banking and Trust Company dated January 22, 2007
10.11*	Escrow Agreement between Consonus Technologies, Inc., Strategic Technologies, Inc., Consonus Acquisition Corp., Irvin J. Miglietta and Branch Banking and Trust Company dated January 22, 2007
10.12**
Strategic Technologies, Inc. Closing Shares Escrow Agreement between Consonus Technologies, Inc., Strategic Technologies, Inc., Irvin J. Miglietta and Wyrick Robbins Yates & Ponton LLP, as escrow agent dated January 22, 2007 as amended on January 2, 2008.
10.13**	Amended and Restated Consonus Technologies, Inc. 2007 Incentive Compensation Plan
10.14*	Employment Agreement dated January 22, 2007 between Michael G. Shook and Consonus Technologies, Inc.
10.15*	Employment Agreement dated January 22, 2007 between William M. Shook and Consonus Technologies, Inc.
10.16*	Employment Letter dated January 22, 2007 between Robert Muir and Consonus Acquisition Corp. and Employment Letter dated May 22, 2005 between Robert Muir and Consonus Acquisition Corp.
10.17*
First Amendment to Employment Agreement dated January 22, 2007 between Daniel S. Milburn, Consonus Acquisition Corp. and Consonus Technologies, Inc. and Employment Agreement dated May 31, 2005 between Daniel S. Milburn and Consonus Acquisition Corp.
10.18*	Advisory Agreement between Knox Lawrence International, LLC and Consonus Acquisition Corp. dated June 1, 2006
10.19*	Ground Lease between Questar Gas Company and Consonus, Inc. dated May 31, 2005
10.21*
Amended and Restated Refinancing Agreement between Strategic Technologies, Inc. and MRA Systems Inc. d/b/a/ Access Distribution dated May 20, 2005 as amended on June 22, 2006, May 1, 2007, August 7, 2007, September 10, 2007, September 26, 2007 and October 8, 2007

10.22*+
Sunservice Manager Agreement between Strategic Technologies, Inc. and Sun Microsystems, Inc. dated December 2, 2000 including related master terms dated February 1, 2000 and general terms dated February 1, 2003
10.23*+	Solutions Provider Agreement between Strategic Technologies, Inc. and Symantec Corporation dated June 1, 2002 as amended on January 27, 2005
10.24*	Offer Letter and Employment Agreement between John Roger and Consonus Technologies, Inc.
10.25*
Assignment and Assumption of Lease between Boyd Enterprises Utah, LLC, LabOne Inc. and Consonus Acquisition Corp. dated November 19, 2007 and Original Lease Agreement between Boyd Enterprises Utah, LLC and LabOne Inc. dated July 22, 2004
10.26**	Form of Indemnification Agreement between Consonus Technologies, Inc. and each of the Directors and Executive Officers of Consonus Technologies, Inc.
10.27**	First Amendment to Amended and Restated Credit Agreement between Consonus Acquisition Corp. and U.S. Bank National Association dated January 23, 2008
10.28**	Second Amendment to Amended and Restated Credit Agreement between Consonus Acquisition Corp. and U.S. Bank National Association dated May 21, 2008
10.29**	Loan Agreement between Proficio Bank and Consonus Acquisition Corp. dated May 21, 2008
10.30**	Promissory Note between Consonus Acquisition Corp. and Proficio Bank dated May 21, 2008
10.31**	Employment Agreement dated February 25, 2008 between Michael Bucheit and Consonus Technologies, Inc.
10.32**	Restricted Stock Agreement between Consonus Technologies, Inc. and Michael Bucheit dated February 25, 2008
10.33**	Employment Letter dated April 16, 2008 and Employment Agreement dated May 12, 2008 between Robert McCarthy and Consonus Technologies, Inc.
10.34**	Restricted Stock Agreement between Consonus Technologies, Inc. and Robert McCarthy dated May 12, 2008
21.1*	List of Subsidiaries
23.1**	Consent of Ernst & Young LLP
23.2**	Consent of Grant Thornton LLP
23.3*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
23.4**	Consent of Ernst & Young LLP
24.1*	Powers of Attorney
99.1*	Consent of Person Named to become a Director

*
Previously filed.

**
Filed herewith.

+
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed seperately with the Securities and Exchange Commission.

          (b)   Financial Statement Schedules.

        None.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 5 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary and the State of North Carolina, on the 10 day of June, 2008.

CONSONUS TECHNOLOGIES, INC.
By:	/s/ MICHAEL G. SHOOK Michael G. Shook Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL G. SHOOK Michael G. Shook	Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2008
/s/ * Robert Muir	Vice-President, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	June 10, 2008
/s/ * Nana Baffour	Director	June 10, 2008
/s/ * William M. Shook	Director	June 10, 2008
/s/ * Justin Beckett	Director	June 10, 2008
/s/ * Johnson M. Kachidza	Director	June 10, 2008

	/s/ * Robert E. Lamoureux	Director	June 10, 2008
	/s/ * Connie I. Roveto	Director	June 10, 2008
	/s/ * Jon A. Turner	Director	June 10, 2008
	/s/ * Eva T. Losacco	Director	June 10, 2008
* By:	/s/ MICHAEL G. SHOOK Michael G. Shook Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
3.1**	Certificate of Amendment of Certificate of Incorporation of Consonus Technologies, Inc., as currently in effect
3.2**	Amended and Restated Certificate of Incorporation of Consonus Technologies, Inc. to be in effect upon the closing of this offering
3.3*	Bylaws of Consonus Technologies, Inc., as currently in effect
3.4*	Amended and Restated Bylaws of Consonus Technologies, Inc. to be in effect upon the closing of this offering
4.1*	Registration Rights Agreement between Consonus Technologies, Inc., Knox Lawrence International, LLC, Michael G. Shook and William M. Shook dated January 22, 2007
4.2*	Stockholders Agreement between Consonus Technologies, Inc., Knox Lawrence International, LLC, Michael G. Shook, William M. Shook, Irvin J. Miglietta and Thomas Colleary dated January 22, 2007
4.3*	Voting Agreement between Consonus Technologies, Inc., Knox Lawrence International, LLC, Michael G. Shook, William M. Shook, Irvin J. Miglietta and Thomas Colleary dated January 22, 2007
4.4**	Specimen Stock Certificate
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1*	Asset Purchase Agreement between Consonus Acquisition Corp. and Consonus, Inc. dated May 31, 2005
10.2*	Credit Agreement between Consonus Acquisition Corp. and U.S Bank National Association dated May 31, 2005, as amended on December 12, 2006 and as amended and restated on November 19, 2007
10.3*
Agreement and Plan of Merger and Reorganization between Consonus Technologies, Inc., Strategic Technologies, Inc., Consonus Acquisition Corp., CAC Merger Sub, Inc., STI Merger Sub, Inc., Knox Lawrence International, LLC and Irvin J. Miglietta dated October 18, 2006
10.4*	First Amendment to Agreement and Plan of Merger and Reorganization dated January 22, 2007
10.5*	Warrant Agreement between Consonus Technologies, Inc. and Avnet, Inc. dated January 22, 2007, as amended on October 8, 2007
10.6**+	Distribution Agreement between Strategic Technologies, Inc. and Avnet, Inc. dba Avnet Technology Solutions dated May 1, 2007
10.7*
Operating Agreement between Consonus Technologies, Inc., Strategic Technologies, Inc., Consonus Acquisition Corp., Knox Lawrence International, LLC, Michael G. Shook, William M. Shook and Irvin J. Miglietta dated January 22, 2007, as amended on October 8, 2007
10.8**
Form of Restricted Stock Agreement between Consonus Technologies, Inc. and each of Michael G. Shook and William M. Shook and Restricted Stock Agreement between Consonus Technologies, Inc. and John Roger dated September 19, 2007
10.9*	Form of Deferred Stock Agreement between Consonus Technologies, Inc. and each of Robert Muir, Daniel S. Milburn, Karen S. Bertaux, Mark P. Arnold and Geoffrey L.S. Sinn
10.10*
Escrow Agreement between Consonus Technologies, Inc., Strategic Technologies, Inc., Consonus Acquisition Corp., Knox Lawrence International, LLC and Branch Banking and Trust Company dated January 22, 2007

10.11*	Escrow Agreement between Consonus Technologies, Inc., Strategic Technologies, Inc., Consonus Acquisition Corp., Irvin J. Miglietta and Branch Banking and Trust Company dated January 22, 2007
10.12**
Strategic Technologies, Inc. Closing Shares Escrow Agreement between Consonus Technologies, Inc., Strategic Technologies, Inc., Irvin J. Miglietta and Wyrick Robbins Yates & Ponton LLP, as escrow agent dated January 22, 2007 as amended on January 2, 2008.
10.13**	Amended and Restated Consonus Technologies, Inc. 2007 Incentive Compensation Plan
10.14*	Employment Agreement dated January 22, 2007 between Michael G. Shook and Consonus Technologies, Inc.
10.15*	Employment Agreement dated January 22, 2007 between William M. Shook and Consonus Technologies, Inc.
10.16*	Employment Letter dated January 22, 2007 between Robert Muir and Consonus Acquisition Corp. and Employment Letter dated May 22, 2005 between Robert Muir and Consonus Acquisition Corp.
10.17*
First Amendment to Employment Agreement dated January 22, 2007 between Daniel S. Milburn, Consonus Acquisition Corp. and Consonus Technologies, Inc. and Employment Agreement dated May 31, 2005 between Daniel S. Milburn and Consonus Acquisition Corp.
10.18*	Advisory Agreement between Knox Lawrence International, LLC and Consonus Acquisition Corp. dated June 1, 2006
10.19*	Ground Lease between Questar Gas Company and Consonus, Inc. dated May 31, 2005
10.21*
Amended and Restated Refinancing Agreement between Strategic Technologies, Inc. and MRA Systems Inc. d/b/a/ Access Distribution dated May 20, 2005 as amended on June 22, 2006, May 1, 2007, August 7, 2007, September 10, 2007, September 26, 2007 and October 8, 2007
10.22*+
Sunservice Manager Agreement between Strategic Technologies, Inc. and Sun Microsystems, Inc. dated December 2, 2000 including related master terms dated February 1, 2000 and general terms dated February 1, 2003
10.23*+	Solutions Provider Agreement between Strategic Technologies, Inc. and Symantec Corporation dated June 1, 2002 as amended on January 27, 2005
10.24*	Offer Letter and Employment Agreement between John Roger and Consonus Technologies, Inc.
10.25*
Assignment and Assumption of Lease between Boyd Enterprises Utah, LLC, LabOne Inc. and Consonus Acquisition Corp. dated November 19, 2007 and Original Lease Agreement between Boyd Enterprises Utah, LLC and LabOne Inc. dated July 22, 2004
10.26**	Form of Indemnification Agreement between Consonus Technologies, Inc. and each of the Directors and Executive Officers of Consonus Technologies, Inc.
10.27**	First Amendment to Amended and Restated Credit Agreement between Consonus Acquisition Corp. and U.S. Bank National Association dated January 23, 2008
10.28**	Second Amendment to Amended and Restated Credit Agreement between Consonus Acquisition Corp. and U.S. Bank National Association dated May 21, 2008
10.29**	Loan Agreement between Proficio Bank and Consonus Acquisition Corp. dated May 21, 2008
10.30**	Promissory Note between Consonus Acquisition Corp. and Proficio Bank dated May 21, 2008
10.31**	Employment Agreement dated February 25, 2008 between Michael Bucheit and Consonus Technologies, Inc.
10.32**	Restricted Stock Agreement between Consonus Technologies, Inc. and Michael Bucheit dated February 25, 2008

10.33**	Employment Letter dated April 16, 2008 and Employment Agreement dated May 12, 2008 between Robert McCarthy and Consonus Technologies, Inc.
10.34**	Restricted Stock Agreement between Consonus Technologies, Inc. and Robert McCarthy dated May 12, 2008
21.1*	List of Subsidiaries
23.1**	Consent of Ernst & Young LLP
23.2**	Consent of Grant Thornton LLP
23.3*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (Included in Exhibit 5.1)
23.4**	Consent of Ernst & Young LLP
24.1*	Powers of Attorney
99.1*	Consent of Person Named to become a Director

*
Previously filed.

**
Filed herewith.

+
Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed seperately with the Securities and Exchange Commission.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
INFORMATION ABOUT THIS PROSPECTUS
OUR COMPANY
Our History
Merger Rationale
Our Services and Solutions
Business Strengths
Growth Strategy
Risk Factors
Our Locations
COMPANY INFORMATION
THIRD PARTY AND MANAGEMENT INFORMATION
THE OFFERING
REVERSE STOCK SPLIT
SUMMARY FINANCIAL INFORMATION
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Industry and the Economy
Risks Related to this Offering and Ownership of Our Common Stock
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
CONSONUS TECHNOLOGIES, INC. CONSOLIDATED BALANCE SHEETS December 31, 2007 and March 31, 2008 (Amounts in thousands, except share and per share amounts)
CONSONUS TECHNOLOGIES, INC. UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS For the Three Months Ended March 31, 2007 and 2008 (in thousands, except share and per share amounts)
CONSONUS TECHNOLOGIES, INC. UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY For the Three Months Ended March 31, 2008 (in thousands, except share amounts)
CONSONUS TECHNOLOGIES, INC. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS For the Three Months Ended March 31, 2008 and 2007 (Amounts in thousands)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CONSONUS TECHNOLOGIES, INC. CONSOLIDATED BALANCE SHEETS (Amounts in thousands, except share and per share amounts)
CONSONUS TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts)
CONSONUS TECHNOLOGIES, INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY For the Period from March 31, 2005 through December 31, 2005 and the Years Ended December 31, 2006 and 2007 (in thousands, except share amounts)
CONSONUS TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BALANCE SHEET
STATEMENTS OF OPERATIONS
STATEMENTS OF STOCKHOLDERS' EQUITY
STATEMENTS OF CASH FLOWS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BALANCE SHEETS
STATEMENTS OF OPERATIONS
STATEMENTS OF STOCKHOLDERS' EQUITY
STATEMENTS OF CASH FLOWS